As filed with the Securities and Exchange Commission on July 15, 2011.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDW CORPORATION*

(Exact name of registrant as specified in its charter)

Delaware	5961	26-0273989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Telephone: (847) 465-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine A. Leahy

Senior Vice President, General Counsel and Corporate Secretary

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Telephone: (847) 465-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

*	The co-registrants listed on the next page are also included in this Form S-4 Registration Statement as additional registrants.

Approximate date of commencement of proposed sale of the securities to the public: Each exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.0% Senior Secured Notes due 2018, Series B	$ 500,000,000	100%	$ 500,000,000	$ 58,050.00(1)
8.5% Senior Notes due 2019, Series B	$1,175,000,000	100%	$1,175,000,000	$136,417.50(1)
Guarantees on 8.0% Senior Secured Notes due 2018, Series B	$ 500,000,000	—	—	(2)
Guarantees on 8.5% Senior Notes due 2019, Series B	$1,175,000,000	—	—	(2)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
CDW LLC	5961	Illinois	36-3310735
CDW Finance Corporation	5961	Delaware	90-0600013
CDW Technologies, Inc.	5961	Wisconsin	39-1768725
CDW Direct, LLC	5961	Illinois	36-4530079
CDW Government LLC	5961	Illinois	36-4230110
CDW Logistics, Inc.	5961	Illinois	38-3679518

*	The address for each of the additional registrants is CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061. The name, address and telephone number of the agent for service for each of the additional registrants is Christine A. Leahy, Senior Vice President, General Counsel and Corporate Secretary of CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, telephone: (847) 465-6000.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2011

PROSPECTUS

CDW LLC

CDW Finance Corporation

Exchange Offers for

8.0% Senior Secured Notes due 2018 and

8.5% Senior Notes due 2019

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $500,000,000 in aggregate principal amount of our new 8.0% Senior Secured Notes due 2018, Series B and up to $1,175,000,000 in aggregate principal amount of our new 8.5% Senior Notes due 2019, Series B (collectively, the “exchange notes”), each of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding 8.0% Senior Secured Notes due 2018 and 8.5% Senior Notes due 2019 (collectively, the “outstanding notes,” and such transactions, collectively, the “exchange offers”).

We are conducting the exchange offers in order to provide you with an opportunity to exchange the unregistered notes you hold for freely tradable notes that have been registered under the Securities Act.

The principal features of the exchange offers are as follows:

•

The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

•	You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offers. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

•

Based upon interpretations by the staff of the Securities and Exchange Commission (the “SEC”), we believe that subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided you are not an affiliate of ours.

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2011, unless extended.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange.

Except in very limited circumstances, current and future holders of outstanding notes who do not participate in the exchange offers will not be entitled to any future registration rights, and will not be permitted to transfer their outstanding notes absent an available exemption from registration.

For a discussion of certain factors that you should consider before participating in the exchange offers, see “Risk Factors” beginning on page 19 of this prospectus.

Neither the SEC nor any state securities commission has approved the exchange notes to be distributed in the exchange offers, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2011

You should rely only on the information contained in this prospectus. The prospectus may be used only for the purposes for which it has been published. We have not authorized anyone to provide any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of these documents. Requests for copies should be directed to: CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061; Attention: Investor Relations (telephone (847) 465-6000).

MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

TRADEMARKS AND SERVICE MARKS

This prospectus includes our trademarks such as “CDW,” which are protected under applicable intellectual property laws and are the property of CDW Corporation or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

i

SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus, before deciding whether to participate in the exchange offers. On October 12, 2007, CDW Corporation, an Illinois corporation (“Target”), was acquired by CDW Corporation, a Delaware corporation formerly known as VH Holdings, Inc. (“Parent”), a then-newly formed entity indirectly controlled by investment funds affiliated with Madison Dearborn Partners, LLC (“Madison Dearborn”) and Providence Equity Partners L.L.C. (“Providence Equity”), in a transaction valued at approximately $7.4 billion, including fees and expenses (the “Acquisition”). For financial reporting purposes, we refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor” and we refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.” On December 31, 2009, Target merged into CDWC LLC, a limited liability company wholly owned by Parent, with CDWC LLC as the surviving company in the merger (the “CDW LLC Merger”). On December 31, 2009, CDWC LLC was renamed CDW LLC and on August 17, 2010, VH Holdings, Inc. was renamed CDW Corporation. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “the Company,” “our,” “CDW” and other similar terms refer to the business of Parent and its consolidated subsidiaries.

Our Business

Overview

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the U.S. and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. We serve over 250,000 customers through our experienced and dedicated sales force of more than 3,400 coworkers. We offer over 100,000 products from over 1,000 brands and a multitude of advanced technology solutions. Our broad range of technology products includes leading brands such as Hewlett-Packard, Microsoft, Cisco, Lenovo, EMC, IBM, Apple and VMware. Our offerings range from discrete hardware and software products to complex technology solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. Our sales and operating results have been driven by the combination of our large and knowledgeable selling organization, highly skilled technology specialists and engineers, extensive range of product offerings, strong vendor partner relationships, and fulfillment and logistics capabilities. For the year ended December 31, 2010, our net sales and Adjusted EBITDA were $8,801.2 million and $601.8 million, respectively. For the three months ended March 31, 2011, our net sales and Adjusted EBITDA were $2,129.6 million and $155.5 million, respectively. See “—Summary Historical Financial Data” for the definition of Adjusted EBITDA and a reconciliation to net income (loss).

We have two reportable segments:

Corporate. Our Corporate segment customers are primarily in the small and medium business category, which we define as customers with up to 1,000 employees at a single location. We also serve larger customers, including FORTUNE 1000 companies, that value our broad offerings, brand selection and flexible delivery model. We have over 200,000 active accounts, well diversified across numerous industries. Our Corporate segment is divided into a small business customer channel, primarily serving customers with up to 100 employees, and a medium-large business customer channel, primarily serving customers with more than 100 employees. Our Corporate segment sales team is primarily organized by geography and customer size. We believe this enables us to better understand and serve customer needs, optimize sales resource coverage, and strengthen relationships with vendor partners to create more sales opportunities. Our Corporate segment generated net sales of $4,833.6 million and $1,279.3 million for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively.

Public. Our Public segment is divided into government, education and healthcare customer channels. The government channel serves federal as well as state and local governments. Our education channel serves higher education and K-12 customers. The healthcare channel serves customers across the healthcare provider industry. We have built sizable businesses in each of our three Public customer channels as annual net sales are equal to or exceed $1 billion for each customer channel. Our Public segment sales teams are organized by customer channel, and within each customer channel, they are generally organized by geography, except our federal government sales teams, which are organized by agency. We believe this enables our sales teams to address the specific needs of their customer channel while promoting strong customer relationships. Our Public segment generated net sales of $3,560.6 million and $723.9 million for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively.

Other. We also have two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” The CDW Advanced Services business is comprised of customized engineering services, delivered by CDW professional engineers, as well as managed services, including hosting and data center services. The other services components of solutions sales, including custom configuration and other third party services, are not recorded in “Other,” but are recorded in our Corporate and Public segment net sales. Advanced services provided by CDW professional engineers are recorded in CDW Advanced Services. Our CDW Advanced Services and Canada business segments generated net sales of $407.0 million and $126.4 million for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively.

History

CDW was founded in 1984. In 2003, we purchased selected U.S. assets and the Canadian operations of Micro Warehouse, which extended our growth platform into Canada. In 2006, we acquired Berbee Information Networks Corporation, a provider of technology products, solutions and customized engineering services in advanced technologies primarily across Cisco, IBM and Microsoft portfolios. This acquisition increased our capabilities in customized engineering services and managed services. In 2007, we were acquired by Parent. For a description of the acquisition, see “—The Acquisition Transactions and Related Financing Events.”

Industry Overview

According to International Data Corporation (“IDC”), the overall U.S. technology market generated approximately $536 billion in sales in 2010, including $176 billion in hardware sales, $144 billion in software sales and $216 billion in services sales. The channels through which these products and services are delivered are highly fragmented and served by a multitude of participants. These participants include original equipment manufacturers (“OEMs”), software publishers, wholesale distributors and resellers. Wholesale distributors, such as Ingram Micro Inc., Tech Data Corporation and SYNNEX Corporation, act as intermediaries between OEMs and software publishers, on the one hand, and resellers, on the other hand, providing logistics management and supply-chain services. Resellers, which include direct marketers, value-added resellers, e-tailers and retailers, sell products and/or services directly to the end-user customer, sourcing products sold to their customers directly from OEMs and software publishers or from wholesale distributors. CDW is a technology solutions provider with both direct marketer and value-added reseller capabilities.

Two key customer groups within our addressable market are the small and medium business market and the public sector market. The small and medium business market is highly fragmented and is generally characterized by companies that employ fewer than 1,000 employees. The public sector market is also fragmented and is generally divided into market verticals, each with specialized needs that require an adaptive and flexible sales, services and logistics model to meet customer needs. We believe that many vendors rely heavily on channel partners like CDW to efficiently serve small and medium business and public sector customers.

Our Competitive Strengths

We believe the following strengths have contributed to our success and enabled us to become an important strategic partner for both our customers and our vendor partners:

Significant Scale and Scope

We are a leading multi-brand technology solutions provider in the U.S. and Canada. Based upon publicly available information, we believe that our net sales are significantly larger than any other multi-brand direct marketer or value-added reseller in the U.S. Our significant scale and scope create competitive advantages through:

•

Breadth of solutions for our customers. The breadth and depth of knowledge that our direct selling organization, specialists and engineers have across multiple industries and technologies position us well to anticipate and meet our customers’ needs. Our size allows us to provide our customers with a broad selection of over 100,000 technology products from over 1,000 brands and a multitude of advanced technology solutions at competitive prices. We have leveraged our scale to provide a high level of customer service and a breadth of technology options, making it easy for customers to do business with us.

•

Broad market access for our vendor partners. We believe we are an attractive route to market for our vendor partners in part because we provide them with access to a cost-effective and highly knowledgeable sales and marketing organization that reaches over 250,000 customers. Our vendor partners recognize that, in addition to providing broad customer reach, our scale and scope enables us to sell, deliver and implement their products and services to customers with a high level of knowledge and consistency.

•

Operational cost efficiencies and productivity. Our large scale provides us with operational cost efficiencies across our organization, including purchasing, operations, IT, sales, marketing and other support functions. We leverage these advantages through our two modern distribution centers, our efficient business processes and constant focus on productivity improvements, and our proprietary information systems, which has enabled us to provide cost-efficient service to our customers.

Coworker Culture

Our steadfast focus on serving customers and investing in coworkers has fostered a strong, “get it done” culture at CDW. Since our founding, we have adhered to a core philosophy known as the Circle of Service, which places the customer at the center of all of our actions. We have consistently and cost effectively invested in our coworkers by providing broad and deep coworker training, supplying resources that contribute to their success, and offering them broad career development opportunities. This constant focus on customers and coworkers has created a customer-centric, highly engaged coworker base, which ultimately benefits our customers and fosters customer loyalty.

Large and Knowledgeable Direct Selling Organization

We have a large and experienced sales force, consisting of more than 3,400 coworkers, including more than 2,700 account managers and field account executives. We believe our success is due, in part, to the strength of our account managers’ dedicated relationships with customers that are developed by calling on existing and new customers, providing advice on products, responding to customer inquiries and developing solutions to our customers’ complex technology needs. The deep industry knowledge of our dedicated sales, marketing and support resources within each of our customer channels allows us to understand and solve the unique challenges and evolving technology needs of our customers. Multiple customer surveys administered by independent parties consistently show that customers view CDW as a leader in customer service compared to other multi-brand resellers and solution providers.

Highly Skilled Technology Specialists and Engineers

Our direct selling organization is supported by a team of more than 600 technology specialists and more than 500 service delivery engineers with more than 3,000 industry-recognized certifications who bring deep product and solution knowledge and experience to the technology challenges of our customers. We believe our technology specialists, who work with customers and our direct selling organization to design solutions and provide recommendations in the selection and procurement process, are an important resource and differentiator for us as we seek to expand our offerings of value-added services and solutions.

Large and Established Customer Channels

We have grown our customer channels within the Corporate and Public segments to sizeable businesses. Our government, education, healthcare and small business channels each has net sales that equal or exceed $1 billion. Our scale allows us to create specialized sales resources across multiple customer markets, which enables us to better understand and meet our customers’ evolving IT requirements. Our scale also provides us diversification benefits. For instance, our Public segment, which is comprised of our government, education and healthcare channels, has historically been less correlated to economic cycles, as evidenced by its 5% net sales growth in 2009 while overall technology spending declined in the U.S. market, according to IDC.

Strong, Established Vendor Partner Relationships

We believe that our strong vendor partner relationships differentiate us from other multi-brand technology solutions providers. In addition to providing a cost-effective route to market for vendor partners, we believe that many of our competitive strengths enhance our value proposition to our vendor partners. We believe we are an important extension of our vendor partners’ sales and marketing capabilities as we are the largest U.S. reseller for many of our vendor partners, including Hewlett-Packard. We have three vendor partners with whom we have annual $1 billion-plus relationships, and we have 14 vendor partners with whom we have relationships exceeding $100 million a year. As such, we are able to provide technology resources and insights to our customers that might otherwise be difficult for them to access independently or through other technology providers. Our direct selling organization, technology specialists and large customer channels allow us to develop intimate knowledge of our customers’ environments and their specific needs. Frequently, vendor partners will select CDW as a partner to develop and grow new customer solutions. We are regularly recognized with top awards from our vendor partners. We were recently named Microsoft’s Volume Licensing Partner of the Year for the second straight year and received Cisco’s Partner Summit global awards for U.S. and Canada Partner of the Year.

Our Business Strategies

Our goal is to continue to strengthen our position as a leading multi-brand national provider of technology products and solutions by growing our revenues and driving profitability. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:

Focus on Customer Requirements and Market Segmentation

We have grown our revenues faster than the market, which we attribute in large part to our focus on customer requirements and market segmentation. We believe our customer intimacy enables us to better understand our customers’ needs and to better identify profitable growth opportunities. We intend to maintain this focus with a goal of continuing to outpace our competitors in revenue growth in the markets we serve through increased “share of wallet” from existing customers, sales to new customers and expanded IT services offerings to both new and existing customers. We believe our efforts in these areas will be augmented as we improve our sales coverage and further segment our customer base, further leverage our knowledge of our customers’ environments and continue to help our customers adopt proven technologies that meet their needs and make the most of their IT investments.

Leverage our Superior Sales and Marketing Model

We intend to continue to leverage our large, highly productive sales and marketing organization to serve existing customer requirements, effectively target new customer prospects, improve our product and solutions offerings, maximize sales resource coverage, strategically deploy internal sales teams, technology specialists and field sales account executives, and strengthen vendor partner relationships, all with the end goal of creating profitable sales opportunities. Some of the initiatives we have implemented within the last few years, including our realignment of our medium and large corporate account managers into geographic regions, our addition of selling resources to our federal and healthcare customer channels and our addition of more technology specialists to facilitate sales of newer and more profitable technology solutions, have contributed to an increase in our annualized net sales per coworker from $1.338 million for the quarter ended March 31, 2007 to $1.348 million for the quarter ended March 31, 2011. We plan to continue to identify and pursue opportunities that further enhance productivity. Recently, we have added sales operations supervisors to handle administrative tasks for our direct sales force coworkers, which we believe will further enhance their productivity, and we have continued to align our compensation programs to drive profitable revenue growth.

Meet our Customers’ Changing Needs through Expanded Service Offerings and Solutions

We intend to expand the range of technology solutions we offer to continue to keep pace with the technology marketplace. As customers increasingly demand more elaborate services and solutions in addition to traditional hardware and software products, we believe that expanding the range of technology solutions that we offer will enhance our value proposition to our customers and help us to maximize our revenue and profit growth potential. We have tripled our number of technology specialists since mid-2004 and added over 400 services delivery engineers since mid-2006. CDW currently has more than 600 technology specialists, organized around core solutions and aligned with our selling organization, and more than 1,000 coworkers in 18 geographic markets across the U.S. focused on delivering customized engineering solutions. We plan to continue to invest resources and training in our technology specialists and services delivery coworkers to provide our customers with the expert advice and experience they need to make the most of their technology expenditures.

Leverage Relationships with Leading Vendor Partners

We intend to continue to leverage our long-standing relationships with major vendor partners to support the growth and profitability of our business. We plan to use our vendor partner relationships to ensure that our sales organization remains well-positioned and well-trained to market new and emerging technologies to end users. As one example, we are currently working with several large vendor partners to assist them in the development and sales of cloud solutions to the small and medium business marketplace. We believe our strong vendor partner relationships will also provide collaborative opportunities for our sales organization and vendor field sales representatives to identify and fulfill additional customer requirements, creating increased sales to both new and existing customers. In addition, we plan to leverage our significant scale to maximize the benefits from volume discounts, purchase or sales rebates, vendor incentive programs and marketing development funds.

The Acquisition Transactions and Related Financing Events

On October 12, 2007, Parent acquired Target in the Acquisition, a transaction having an aggregate value of approximately $7.4 billion, including fees and expenses. Parent is owned directly by CDW Holdings LLC (“CDW Holdings”), a company controlled by investment funds affiliated with Madison Dearborn and Providence Equity (collectively, the “Equity

Sponsors”). The Acquisition was effected through the merger of VH MergerSub, Inc. (“MergerSub”), a newly formed, wholly owned subsidiary of Parent, with and into Target, which was the surviving corporation. Immediately following the merger, Target became a wholly owned direct subsidiary of Parent.

Substantially all of the equity interests of CDW Holdings are owned by investment funds affiliated with the Equity Sponsors, certain other co-investors and certain members of our management (the “Management Investors,” and together with the Equity Sponsors and certain other co-investors, the “Equity Investors”).

In order to fund the Acquisition, on October 12, 2007, MergerSub entered into an $800.0 million senior secured revolving credit facility (as in effect at the time of the Acquisition and as subsequently refinanced, the “ABL Facility”), a $2,200.0 million senior secured term loan facility (as in effect at the time of the Acquisition and as subsequently amended, the “Term Loan Facility,” and together with the ABL Facility, the “Senior Credit Facilities”), a $1,040.0 million senior bridge loan agreement (the “Senior Bridge Loans”) and a $940.0 million senior subordinated bridge loan agreement (the “Senior Subordinated Bridge Loans,” and together with the Senior Bridge Loans, the “Bridge Loans”). CDW has subsequently assumed this indebtedness as successor in interest to MergerSub. We were required to pay cash interest on $520.0 million of the outstanding principal of the Senior Bridge Loans (the “Senior Cash Pay Loans”) and could elect to pay cash or PIK interest on the remaining $520.0 million of the outstanding principal amount (the “Senior PIK Election Loans”). In 2011, we refinanced the ABL Facility, which, among other things, extended the final maturity of the ABL Facility from 2012 to 2016 and increased the size of the facility from $800.0 million to $900.0 million (the “ABL Facility Refinancing”). For a summary of the material terms of the ABL Facility, see “Description of Certain Indebtedness.” In 2008, we amended and restated the Term Loan Facility and in 2009, we entered into an additional amendment. In 2010, we entered into a further amendment of the Term Loan Facility to, among other things, extend the final maturity of a portion of the Term Loan Facility (the “Extended Loans”) and reduce the principal amounts outstanding thereunder, and in connection with this amendment, we issued $500.0 million of 8.0% senior secured notes due 2018 (the “Senior Secured Notes”) and used the proceeds to prepay a portion of indebtedness under the Term Loan Facility. For a summary of the material terms of the Term Loan Facility, see “Description of Certain Indebtedness.” In 2008, we amended and restated the Bridge Loans to, among other things, change the principal amounts outstanding thereunder, and in connection with these amendments, we prepaid a portion of our Senior Subordinated Bridge Loans. Under the terms of the Bridge Loans, holders were entitled to request the conversion of their Bridge Loans into notes. At the request of these holders, we issued $890.0 million of 11.00% senior cash pay exchange notes due 2015 (the “Existing Senior Cash Pay Notes”), $317.0 million of 11.50%/12.25% senior PIK election exchange notes due 2015 (the “Existing Senior PIK Election Notes,” and together with the Existing Senior Cash Pay Notes, the “Existing Senior Notes”) and $721.5 million of 12.535% senior subordinated exchange notes due 2017 (the “Existing Senior Subordinated Notes,” and together with the Existing Senior Notes, the “Existing Notes”) in exchange for all of our outstanding Bridge Loans, a process we completed on October 14, 2010. For a summary of the material terms of our Existing Notes, see “Description of Certain Indebtedness.”

On April 13, 2011, we completed a tender offer to purchase a total of $665.1 million in aggregate principal amount of the Existing Senior Notes. In connection with the tender offer, CDW Escrow Corporation, a wholly owned subsidiary of Parent (the “Original Escrow Issuer”), issued $725.0 million in aggregate principal amount of 8.5% senior notes due 2019 (the “Senior Notes”) in order to pay the consideration in the tender offer. On May 20, 2011, we completed a tender offer to purchase a total of $412.8 million in aggregate principal amount of the Existing Senior Notes. In connection with this tender offer, CDW Escrow Corporation, a newly formed, wholly owned subsidiary of Parent (the “New Escrow Issuer,” and together with the Original Escrow Issuer, the “Escrow Issuers”), issued an additional $450.0 million in aggregate principal amount of Senior Notes in order to pay the consideration in the tender offer. Following each issuance of Senior Notes, CDW LLC and CDW Finance Corporation (“CDW Finance”) assumed the Escrow Issuers’ respective obligations under the Senior Notes. The ABL Facility Refinancing, the tender offers, the purchase of Existing Senior Notes pursuant thereto and the issuances of the Senior Notes are collectively referred to herein as the “2011 Refinancing Transactions.” The indentures governing the Existing Notes, the Senior Secured Notes and the Senior Notes are collectively referred to herein as the “Indentures.”

Corporate Structure

The following chart summarizes our current corporate structure and our indebtedness as of March 31, 2011, after giving effect to the 2011 Refinancing Transactions.

(1)	Investment funds affiliated with Madison Dearborn and Providence Equity, along with two limited partnerships created by the Equity Sponsors to facilitate an investment in CDW Holdings, own approximately 94.3% of the outstanding voting interests of CDW Holdings as of May 31, 2011.

(2)	After giving effect to the 2011 Refinancing Transactions, as of March 31, 2011, we would have had approximately $197.0 million of outstanding indebtedness under our $900.0 million ABL Facility, could have borrowed an additional $658.5 million under this facility and would have had $21.8 million of issued and undrawn letters of credit.

(3)	Gives effect to the issuance of $725.0 million of Senior Notes on April 13, 2011 and the issuance of $450.0 million of Senior Notes on May 20, 2011.

(4)	Gives effect to the repurchase of $665.1 million of our Existing Senior Notes on April 13, 2011 and the repurchase of $412.8 million of Existing Senior Notes on May 20, 2011.

(5)	Formed in 2010 for the sole purpose of serving as a corporate co-issuer, CDW Finance is a co-issuer of the Existing Notes and the outstanding notes and will be a co-issuer of the exchange notes offered hereby. CDW Finance does not hold any material assets or engage in any business activities or operations.

(6)	Our non-guarantor subsidiary, CDW Canada, Inc., held approximately 2.1% of our total assets as of March 31, 2011 and generated approximately 4.6% of our net sales and approximately 3.0% of our Adjusted EBITDA (as defined below in “—Summary Historical Financial Data”) for the three months ended March 31, 2011.

Corporate Information

CDW LLC is an Illinois limited liability company and a subsidiary of CDW Corporation, a Delaware corporation. CDW Finance is a Delaware corporation and a subsidiary of CDW Corporation.

Our principal executive offices are located at 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information on our website is not part of this prospectus.

Equity Sponsors

Madison Dearborn, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. Madison Dearborn has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. Madison Dearborn-affiliated investment funds invest in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services and health care.

Providence Equity is a leading global private equity firm focused on media, entertainment, communications and information investments. Providence Equity has over $22 billion of equity under management and has invested in more than 100 companies over its 20-year history. Providence Equity is headquartered in Providence, Rhode Island and has offices in New York, Los Angeles, London, Hong Kong and New Delhi.

Summary of the Exchange Offers

The Initial Offerings of Outstanding Notes	We sold the Senior Secured Notes on December 17, 2010 to J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Barclays Capital Inc. and Morgan Stanley & Co. Incorporated. We sold $725,000,000 in aggregate principal amount of Senior Notes on April 13, 2011 to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated. We sold an additional $450,000,000 in aggregate principal amount of Senior Notes on May 20, 2011 to J.P. Morgan Securities LLC. Both issuances of Senior Notes have identical terms and are treated as a single class of notes. We refer to the initial purchasers of the outstanding notes in this prospectus collectively as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act.

Registration Rights Agreements	Simultaneously with the initial sales of the outstanding notes, we entered into three registration rights agreements (together, the “Registration Rights Agreements”), one with respect to each issuance of outstanding notes, pursuant to which we have agreed, among other things, to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the outstanding notes for SEC-registered notes with terms identical to the outstanding notes. The exchange offers are intended to satisfy your rights under the applicable Registration Rights Agreement. After the exchange offers are complete, you will, subject to only limited exceptions in limited circumstances, no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offers	We are offering to exchange:

•

up to $500,000,000 aggregate principal amount of our new 8.0% Senior Secured Notes due 2018, Series B, which have been registered under the Securities Act (“Senior Secured Exchange Notes”), for any and all of our outstanding Senior Secured Notes; and

•

up to $1,175,000,000 aggregate principal amount of our new 8.5% Senior Notes due 2019, Series B, which have been registered under the Securities Act (“Senior Exchange Notes”), for any and all of our outstanding Senior Notes.

In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offers.

Interest on the outstanding notes accepted for exchange in the exchange offers will cease to accrue upon the issuance of the exchange notes. The exchange notes will bear interest from the date of issuance, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, on the first interest payment date following the closing of the exchange offers. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in the exchange offers.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued to you in the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	the exchange notes are being acquired by you in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offers; and

•	you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offers without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offers for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offers.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend the expiration date.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which we may waive. See “Exchange Offers—Conditions.”

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange in the exchange offers, you must transmit to the exchange agent on or before the expiration date either:

•

an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•	if the outstanding notes you own are held of record by

The Depository Trust Company (“DTC”) in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC (“ATOP”), in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your outstanding notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offers to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•	a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•	if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offers, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2011.

Effect of Not Tendering in the Exchange Offers	Any notes now outstanding that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer set forth in the outstanding notes and the Indenture under which they were issued. Since the outstanding notes have not been registered under the federal securities laws, they may bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the exchange offers, we will have no further obligation to register, and currently we do not anticipate that we will register, the outstanding notes under the Securities Act except in limited circumstances with respect to specific types of holders of outstanding notes.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offers. We will pay all of our expenses incident to the exchange offers.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offers.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indentures. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuers	CDW LLC, an Illinois limited liability company, and CDW Finance Corporation, a Delaware corporation, as co-issuers.

Securities	Up to $500,000,000 in aggregate principal amount of Senior Secured Exchange Notes and up to $1,175,000,000 in aggregate principal amount of Senior Exchange Notes.

Maturity	The Senior Secured Exchange Notes will mature on December 15, 2018 and the Senior Exchange Notes will mature on April 1, 2019.

Interest	The Senior Secured Exchange Notes will bear interest at 8.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year until maturity, beginning on .

The Senior Exchange Notes will bear interest at 8.5% per annum, payable semi-annually in arrears on April 1 and October 1 of each year until maturity, beginning on .

Security	The Senior Secured Exchange Notes and the guarantees will initially be secured equally and ratably with the Term Loan Facility by a first priority security interest in substantially all of our and the Guarantors’ assets, other than (i) cash, accounts receivable, deposit accounts, inventory and proceeds thereof (the “ABL Priority Collateral”), as to which the notes will be secured by a second priority security interest, (ii) certain accounts receivable and inventory securing certain trade financing agreements, as to which the notes will be secured by a third priority security interest, and (iii) certain excluded assets. We refer to the collateral securing the notes offered hereby as the “Non-ABL Priority Collateral.” See “Description of Senior Secured Exchange Notes—Security.”

Optional Redemption	In the case of Senior Secured Exchange Notes:

•

We may redeem all or part of the Senior Secured Exchange Notes at any time prior to December 15, 2014 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described under “Description of Senior Secured Exchange Notes—Optional Redemption.”

•

We may redeem all or part of the Senior Secured Exchange Notes at any time on or after December 15, 2014 at the redemption prices specified in “Description of Senior Secured Exchange Notes—Optional Redemption.”

•

In addition at any time prior to December 15, 2013, we may redeem up to 35% of the aggregate principal amount of the Senior Secured Exchange Notes at a redemption price equal to 108.0% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that we raise in one or more equity offerings.

In the case of Senior Exchange Notes:

•

We may redeem all or part of the Senior Exchange Notes at any time prior to April 1, 2015 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described under “Description of Senior Exchange Notes—Optional Redemption.”

•	We may redeem all or part of the Senior Exchange Notes at any time on or after April 1, 2015 at the redemption prices specified in “Description of Senior Exchange Notes—Optional Redemption.”

•

In addition at any time prior to April 1, 2014, we may redeem up to 40% of the aggregate principal amount of the Senior Exchange Notes at a redemption price equal to 108.5% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that we raise in one or more equity offerings.

Mandatory Offers to Purchase	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest, if any, to the repurchase date.

If we sell assets following the issue date, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase the notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the repurchase date.

Guarantees	On the issue date, our obligations under the Senior Secured Exchange Notes will be fully and unconditionally guaranteed on a joint and several and senior secured basis, and our obligations under the Senior Exchange Notes will be fully and unconditionally guaranteed on a joint and several and senior unsecured basis, in each case, by Parent and each of our direct and indirect wholly owned domestic subsidiaries that guarantees our existing indebtedness or the existing indebtedness of the guarantors. If we fail to make payments on any series of the notes, our guarantors must make the payments instead. Each person that guarantees our obligations under the notes and the indentures is referred to as a “Guarantor.”

As of and for the three months ended March 31, 2011, our non-guarantor subsidiary represented 2.1% of our total assets, 0.7% of our total liabilities, including trade payables, 4.6% of our net sales and 3.0% of our Adjusted EBITDA, in each case after intercompany eliminations.

Ranking	The Senior Secured Exchange Notes and the guarantees thereof will be our and the Guarantors’ senior secured obligations and will:

•	rank senior in right of payment to any of our and the Guarantors’ existing and future subordinated indebtedness, including our Existing Senior Subordinated Notes and the associated guarantees;

•

rank equal in right of payment with all of our and the Guarantors’ existing and future senior indebtedness, including our Term Loan Facility, ABL Facility, Existing Senior Notes and Senior Notes and the associated guarantees;

•	be secured equally and ratably with indebtedness under our Term Loan Facility and effectively senior to all other indebtedness to the extent of the value of the Non-ABL Priority Collateral;

•

be effectively subordinated to indebtedness under our ABL Facility to the extent of the value of the ABL Priority Collateral securing such indebtedness on a first-priority basis and to obligations under our trade financing agreements to the extent of the value of the inventory securing such arrangements on a first-priority basis and the value of the accounts receivable securing such arrangements on a second-priority basis; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of the issuers’ non-guarantor subsidiaries.

The Senior Exchange Notes and the guarantees thereof will be our and the Guarantors’ unsecured senior obligations and will:

•

be effectively subordinated to all of our and the Guarantors’ existing and future secured debt, including our Senior Secured Notes, our ABL Facility and our Term Loan Facility, and to our two trade financing agreements we have entered into with certain financial institutions in order to facilitate the purchase of certain inventory, in each case to the extent of the value of the assets securing such debt or other obligations;

•	be structurally subordinated to all existing and future indebtedness and other liabilities of the issuers’ non-guarantor subsidiaries;

•	rank equal in right of payment with all of our and the Guarantors’ existing and future unsecured senior debt, including our Existing Senior Notes and the related guarantees; and

•	rank senior in right of payment to all of our and the Guarantors’ existing and future subordinated debt, including our Existing Senior Subordinated Notes and the related guarantees.

In addition, the exchange notes and the guarantees of our obligations under the exchange notes will be effectively subordinated to all of the existing and future liabilities and obligations (including trade payables, but excluding intercompany liabilities) of each of our non-guarantor subsidiaries.

Covenants	The indentures under which the outstanding notes were issued will govern the exchange notes. These indentures contain certain covenants that, among other things, limit our ability to:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	pay dividends on or make other distributions in respect of our membership interests or capital stock or make other restricted payments;

•	create liens on certain assets to secure debt;

•	make certain investments;

•	sell certain assets;

•	place restrictions on the ability of restricted subsidiaries to make payments to us;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Senior Secured Exchange Notes” and “Description of Senior Exchange Notes.”

If the exchange notes are assigned an investment grade rating by Standard & Poor’s Rating Services (“Standard & Poor’s”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default has occurred or is continuing, certain covenants will be suspended. If either rating on the exchange notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

Summary Historical Financial Data

The following table sets forth our summary historical financial data for the periods ended and as of dates indicated below. We have derived the summary historical financial data presented below as of December 31, 2009 and December 31, 2010 and for the years ended December 31, 2008, December 31, 2009 and December 31, 2010 from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The summary historical financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 have been derived from the unaudited consolidated financial statements included elsewhere in this prospectus. Our summary historical financial data may not be a reliable indicator of future results of operations.

The summary historical financial data set forth below is only a summary and should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2008	2009	2010	2010	2011
Statement of Operations Data:
Net sales	$8,071.2	$7,162.6	$8,801.2	$1,934.1	$2,129.6
Cost of sales	6,710.2	6,029.7	7,410.4	1,628.2	1,778.1

Gross profit	1,361.0	1,132.9	1,390.8	305.9	351.5
Selling and administrative expenses	894.8	821.1	932.1	214.4	230.4
Advertising expense	141.3	101.9	106.0	20.2	29.4
Goodwill impairment	1,712.0	241.8	—	—	—

(Loss) income from operations	(1,387.1)	(31.9)	352.7	71.3	91.7
Interest expense, net	(390.3)	(431.7)	(391.9)	(77.1)	(92.1)
Net gain (loss) on extinguishments of long-term debt	—	—	2.0	9.2	(3.2)
Other income, net	0.2	2.4	0.2	0.1	0.5

(Loss) income before income taxes	(1,777.2)	(461.2)	(37.0)	3.5	(3.1)
Income tax benefit (expense)	12.1	87.8	7.8	(1.3)	(1.1)

Net (loss) income	$(1,765.1)	$(373.4)	$(29.2)	$2.2	$(4.2)

Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities	$94.4	$88.0	$36.6	$67.7	$73.7
Working capital	877.6	923.2	675.4	639.7	686.4
Total assets	6,276.3	5,976.0	5,943.8	5,879.3	5,924.6
Total secured debt (1)	2,693.5	2,681.9	2,361.5	2,391.0	2,217.2
Total debt and capitalized lease obligations (1)	4,633.5	4,621.9	4,290.0	4,302.5	4,145.7
Total shareholders’ equity (deficit)	262.2	(44.7)	(43.5)	(54.0)	(39.6)

Other Financial Data:
Capital expenditures	$41.1	$15.6	$41.5	$4.2	$8.4
Depreciation and amortization	218.4	218.2	209.4	52.4	51.6
Gross profit as a percentage of net sales	16.9%	15.8%	15.8%	15.8%	16.5%
Ratio of earnings to fixed charges (2)	(a )	(a )	(a )	1:1	(a )
EBITDA (3)	(1,168.5)	188.7	564.3	133.0	140.6
Adjusted EBITDA (3)	570.6	465.4	601.8	133.3	155.5

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$174.2	$98.5	$426.9	$313.3	$196.3
Investing activities	(60.3)	(82.6)	(125.4)	(24.4)	(16.2)
Financing activities	(34.6)	(22.8)	(353.3)	(309.5)	(143.5)

(1)	Excludes borrowings of $34.1 million, $25.0 million, $9.6 million, $103.1 million and $50.7 million, as of December 31, 2008, December 31, 2009, December 31, 2010, March 31, 2010 and March 31, 2011, respectively, under our trade financing agreements. We do not include these borrowings in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements. For more information, see “Description of Certain Indebtedness.”

(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes minus income from equity investees plus fixed charges. Fixed charges consist of interest expensed and the portion of rental expense we believe is representative of the interest component of rental expense.

(a) For the years ended December 31, 2008, 2009 and 2010, and the three months ended March 31, 2011, earnings available for fixed charges were inadequate to cover fixed charges by $1,777.2 million, $461.2 million, $37.0 million, and $3.1 million, respectively.

(3)	EBITDA is defined as consolidated net income (loss) before interest income (expense), income tax benefit (expense), depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, is calculated by adjusting EBITDA for certain items of income and expense including (but not limited to) the following: (a) non-cash equity-based compensation; (b) goodwill impairment charges; (c) sponsor fees; (d) certain consulting fees; (e) debt-related legal and accounting costs; (f) equity investment gains and losses; (g) certain severance and retention costs; (h) gains and losses from the early extinguishment of debt; (i) gains and losses from asset dispositions outside the ordinary course of business; (j) Acquisition-related costs; (k) equity compensation payroll taxes; and (l) non-recurring, extraordinary or unusual gains or losses or expenses.

We have included a reconciliation of EBITDA and Adjusted EBITDA in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

The following unaudited table sets forth reconciliations of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2008	2009	2010	2010	2011

Net (loss) income	$(1,765.1)	$(373.4)	$(29.2)	$2.2	$(4.2)
Depreciation and amortization	218.4	218.2	209.4	52.4	51.6
Income tax (benefit) expense	(12.1)	(87.8)	(7.8)	1.3	1.1
Interest expense, net	390.3	431.7	391.9	77.1	92.1

EBITDA	(1,168.5)	188.7	564.3	133.0	140.6

Non-cash equity-based compensation	17.8	15.9	11.5	4.3	4.0
Sponsor fees	5.0	5.0	5.0	1.3	1.3
Consulting and debt-related professional fees	4.3	14.1	15.1	2.7	4.0
Goodwill impairment	1,712.0	241.8	—	—	—
Net (gain) loss on extinguishments of long-term debt	—	—	(2.0)	(9.2)	3.2
Other adjustments (a)	—	(0.1)	7.9	1.2	2.4

Adjusted EBITDA	$570.6	$465.4	$601.8	$133.3	$155.5

(a)	Other adjustments include certain severance and retention costs, equity investment gains and losses and the gain related to the sale of Informacast software and equipment in 2009.

The following unaudited table sets forth a reconciliation of EBITDA to net cash provided by operating activities for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2008	2009	2010	2010	2011
EBITDA	$(1,168.5)	$188.7	$564.3	$133.0	$140.6
Depreciation and amortization	(218.4)	(218.2)	(209.4)	(52.4)	(51.6)
Income tax benefit (expense)	12.1	87.8	7.8	(1.3)	(1.1)
Interest expense, net	(390.3)	(431.7)	(391.9)	(77.1)	(92.1)

Net (loss) income	(1,765.1)	(373.4)	(29.2)	2.2	(4.2)

Depreciation and amortization	218.4	218.2	209.4	52.4	51.6
Goodwill impairment	1,712.0	241.8	—	—	—
Equity-based compensation expense	17.8	15.9	11.5	4.3	4.0
Amortization of deferred financing costs	38.6	16.2	18.0	4.5	4.0
Allowance for doubtful accounts	0.4	(0.2)	(1.3)	(1.3)	—
Deferred income taxes	(39.9)	(94.4)	(4.3)	(14.6)	(8.1)
Realized loss (gain) on interest rate swap agreements	18.6	103.2	51.5	(6.3)	2.8
Mark to market loss on interest rate derivatives	—	—	4.7	—	0.2
Net (gain) loss on extinguishment of long-term debt	—	—	(2.0)	(9.2)	3.2
Net loss (gain) on sale and disposals of assets	0.5	(1.7)	0.7	—	—
Changes in assets and liabilities	(27.1)	(27.1)	168.5	281.3	143.4
Other	—	—	(0.6)	—	(0.6)

Net cash provided by (used in) operating activities	$174.2	$98.5	$426.9	$313.3	$196.3

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus prior to participating in the applicable exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. They are not, however, the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe not to be material may also adversely affect our business, financial condition or results of operations. If that were to occur, the trading price of the notes would likely decline and we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Relating to the Exchange Offers

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any holder of outstanding notes who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the proper exchange offer procedures. We will issue exchange notes as part of the exchange offers only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offers, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “Exchange Offers—Procedures for Tendering.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offers, except in the case of outstanding notes held by any of our affiliates. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes exchanged for exchange notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offers, you may not be able to sell your outstanding notes.

Risks Relating to the Exchange Notes

Our substantial indebtedness could have a material adverse effect on our financial condition and prevent us from fulfilling our obligations under the notes.

We are a highly leveraged company, and our substantial level of indebtedness increases the risk that we may be unable to generate sufficient cash to pay amounts due in respect to our indebtedness. As of March 31, 2011, after giving effect to the 2011 Refinancing Transactions, we would have had $4.3 billion of total debt and capitalized lease obligations outstanding and $50.7 million of obligations outstanding under our trade financing agreements and the ability to borrow an additional $658.5 million under our ABL Facility. Subject to the limits contained in our Senior Credit Facilities and the Indentures, we may be able to incur additional debt from time to time, including drawing on our ABL Facility, to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our business associated with our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	requiring us to comply with restrictive covenants in our Senior Credit Facilities and Indentures, which limit the manner in which we conduct our business;

•	making it more difficult for us to obtain vendor financing from our vendor partners;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•

limiting our ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our net interest expense for the year ended December 31, 2010 was $391.9 million. Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Senior Credit Facilities or the Indentures. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Senior Credit Facilities and the Indentures restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Certain Indebtedness,” “Description of Senior Secured Exchange Notes” and “Description of Senior Exchange Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our Senior Credit Facilities could terminate their commitments to lend us money and foreclose against the assets securing our borrowings from them; and

•	we could be forced into bankruptcy or liquidation, which could result in holders of notes losing their investment in the notes.

Despite our indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our Senior Credit Facilities and the Indentures do not fully prohibit us or our subsidiaries from doing so. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase. As of March 31, 2011, after giving effect to the 2011 Refinancing Transactions, we would have had approximately $658.5 million available for additional borrowing under our ABL Facility after taking into account borrowing base limitations (net of $21.8 million of issued and undrawn letters of credit). See “Description of Certain Indebtedness.”

Restrictive covenants under our Senior Credit Facilities and the Indentures may adversely affect our operations and liquidity.

Our Senior Credit Facilities and the Indentures contain, and any future indebtedness we incur may contain, various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to our Existing Senior Subordinated Notes;

•	pay dividends or make distributions to holders of our capital stock or to make certain other restricted payments or investments;

•	repurchase or redeem capital stock;

•	make loans, capital expenditures or investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, the restrictive covenants in our Term Loan Facility require us to maintain a specified senior secured leverage ratio. A breach of any of these covenants or any of the other restrictive covenants would result in a default under our Senior Credit Facilities. Upon the occurrence of an event of default under our Senior Credit Facilities, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making payments on our Existing Senior Subordinated Notes;

•	any of which could result in an event of default under the notes.

If we were unable to repay those amounts, the lenders under our Senior Credit Facilities could proceed against the collateral granted to them to secure our borrowings thereunder. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities and our Senior Secured Notes. If the lenders under our Senior Credit Facilities or our Senior Secured Notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Credit Facilities and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Certain Indebtedness.”

In addition, under our ABL Facility we are permitted to borrow an aggregate amount of up to $900 million; however, our ability to borrow thereunder is limited by a borrowing base, which at any time will equal the sum of up to 85% of our and our subsidiary guarantors’ eligible accounts receivable (net of accounts reserves) (up to 30% of such eligible accounts receivable which can consist of federal government accounts receivable) plus the lesser of (i) 70% of our and our subsidiary guarantors’ eligible inventory (valued at cost and net of inventory reserves) and (ii) the product of 85% multiplied by the net orderly liquidation value percentage multiplied by eligible inventory (valued at cost and net of inventory reserves), less reserves (other than accounts reserves and inventory reserves).

After giving effect to the 2011 Refinancing Transactions, our borrowing base in effect as of March 31, 2011 would have been $877.2 million. Our ability to borrow under this facility is limited by a minimum liquidity condition, which provides that, if excess availability is less than the lesser of (i) $90 million or (ii) the greater of (A) ten percent (10%) of the borrowing base or (B) $60 million for more than five business days, the lenders are not required to lend any additional amounts under the ABL Facility (i) unless our pro forma consolidated fixed charge coverage ratio (as defined in the credit agreement for our ABL Facility) is at least 1.0 to 1.0 or (ii) until the availability exceeds the lesser of (i) $90 million or (ii) the greater of (A) ten percent (10%) of the borrowing base or (B) $60 million for 30 consecutive business days. Moreover, our ABL Facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability reserves, which could materially impair the amount of borrowings that would otherwise be available to us. We cannot assure you that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

The Senior Exchange Notes will be unsecured and will be effectively subordinated to our and the Guarantors’ secured debt and indebtedness of non-guarantor subsidiaries.

Our obligations under the Senior Exchange Notes and the Guarantors’ obligations under the guarantees of the Senior Exchange Notes will not be secured by any of our or our subsidiaries’ assets. Borrowings under our ABL Facility, our Term Loan Facility and our Senior Secured Notes are secured by a security interest in substantially all of our assets and the assets of the Guarantors. In addition, the Indentures permit us and our subsidiaries to incur additional secured debt. As a result, the Senior Exchange Notes and the guarantees will be effectively subordinated to all of our and the Guarantors’ secured debt and other obligations to the extent of the value of the assets securing such obligations. As of March 31, 2011, after giving effect to the 2011 Refinancing Transactions, we would have had $2,237.5 million of secured debt outstanding under our ABL Facility, our Term Loan Facility and our Senior Secured Notes, and an additional $658.5 million of availability under our ABL Facility after taking into account borrowing base limitations (net of $21.8 million of issued and undrawn letters of credit). If we and the Guarantors were to become insolvent or otherwise fail to make payments on the notes, holders of our and the Guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the Senior Exchange Notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

The Senior Exchange Notes may not be guaranteed by all of our subsidiaries. For example, our immaterial subsidiaries are not required to guarantee the Senior Exchange Notes. Accordingly, claims of holders of the Senior Exchange Notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a Guarantor of the Senior Exchange Notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, are at variable rates of interest and expose us to interest rate risk. As of March 31, 2011, after giving effect to the 2011 Refinancing Transactions, we would have had $1,737.5 million of variable rate debt outstanding. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate cap agreements on our Term Loan Facility to reduce interest rate volatility, we cannot assure you we will be able to do so in the future on acceptable terms or that such caps or the caps we have in place now will be effective.

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that are not or do not become Guarantors of the notes.

Holders of the notes do not have any claim as a creditor against any of our existing subsidiaries that are not Guarantors of the notes or against any of our future subsidiaries that do not become Guarantors of the notes. Indebtedness and other liabilities, including trade payables of those subsidiaries, are structurally senior to claims of holders of the notes against those subsidiaries. As of March 31, 2011, our non-guarantor subsidiary had approximately $41.7 million of total liabilities, all of which were effectively senior to the notes.

The notes are not guaranteed by our foreign subsidiary and will not be guaranteed by any future foreign subsidiaries. Our non-guarantor subsidiary is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

In the event of a bankruptcy, liquidation, reorganization or other winding up of this non-guarantor subsidiary or any future subsidiary that is not a Guarantor of the notes, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-guarantor subsidiary). Any right that we or the subsidiary Guarantors have to receive any assets of any non-guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the three months ended March 31, 2011, our non-guarantor subsidiary represented 2.1% of our total assets, less than 1% of our total liabilities, including trade payables, 4.6% of our net sales and 3.0% of our Adjusted EBITDA, respectively, in each case after intercompany eliminations.

In addition, the Indentures, subject to some limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of certain other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations and meet our cash requirements for the foreseeable future will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. See “Risk Factors—Risks Relating to our Business.” If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plan.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our Senior Credit Facilities and the Indentures. In addition, our Senior Credit Facilities and the Indentures restrict our ability to sell assets and to use the proceeds from the sales. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, the Equity Sponsors have no obligation to provide us with debt or equity financing. Therefore, it may be difficult for us to make required payments on the notes in the event of an acceleration of the maturity of the notes.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or, in the case of foreign subsidiaries, restrictions on repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the Indentures, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that will be Guarantors of the notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the Indentures and our Senior Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Credit Facilities and the Indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder and cease making further loans and lenders under our Senior Credit Facilities and holders of our Senior Secured Exchange Notes could institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness,” “Description of Senior Secured Exchange Notes” and “Description of Senior Exchange Notes.”

We may be unable to purchase the notes upon a change of control which would result in a default in the Indentures and would adversely affect our business.

Upon a change of control, as defined in the Indentures, we are required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof, together with accrued and unpaid interest. If a change of control occurs under the Indentures, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Further, we may be contractually restricted under the terms of our Senior Credit Facilities from repurchasing all of the notes tendered by holders of the notes upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Senior Credit Facilities. Our failure to repurchase the notes upon a change of control would cause a default under the Indentures and a cross-default under the Senior Credit Facilities and the Indentures. Our Senior Credit Facilities and the Indentures also provide that a change of control, as defined in such agreements, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, in the case of our Senior Credit Facilities and our Senior Secured Exchange Notes, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes.

The change of control provisions in the Indentures may not protect holders of the notes in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the Indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the Indentures to trigger our obligation to repurchase the notes. Except as otherwise described above, the Indentures do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a “Change of Control” as defined in the Indentures, we will not be required to make an offer to repurchase the notes and holders may be required to continue to hold notes despite the event. See “Description of Certain Indebtedness,” “Description of Senior Secured Exchange Notes—Repurchase at the Option of Holders” and “Description of Senior Exchange Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.

The issuance of, and payments made under, the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, generally under such laws the incurrence of an obligation (such as under the notes or guarantees) or the making of a payment or other transfer will be a fraudulent conveyance if (1) we or any of our Guarantors, as applicable, incurred such obligation or made such payment with the intent of hindering, delaying or defrauding creditors or (2) we or any of our Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for incurring such obligation or making such payment and, in the case of (2) only, one of the following is also true:

•	we or the applicable Guarantor were insolvent at the time of or rendered insolvent by reason of the incurrence of the obligation or the making of such payment; or

•	the incurrence of the obligation or the making of such payment of the consideration left us or the applicable Guarantor with an unreasonably small amount of capital to carry on our or its business; or

•	we or the applicable Guarantor intended to, or believed that we or it would, incur debts beyond our or its ability to pay them as they mature.

If a court were to find that the issuance of the notes or guarantees, or a payment made under the notes or guarantees, was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantees or subordinate the notes or such guarantees to presently existing and future indebtedness of ours or any such Guarantor, and require the holders of the notes to repay particular amounts or any amounts received with respect to the notes or such guarantees. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voiding of the notes or the guarantees could result in an event of default with respect to our other debt and that of our Guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a Guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than all of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent unliquidated liabilities, as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the notes and the guarantees would not be subordinated to our or any Guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable Guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the Guarantor’s obligation to an amount that effectively makes the guarantee worthless. A recent Florida bankruptcy court decision found that this kind of provision was ineffective to protect the guarantees.

We are controlled by the Equity Sponsors who will be able to make important decisions about our business and capital structure; their interests may differ from the interests of noteholders.

Substantially all of the common stock of Parent is held indirectly by investment funds affiliated with, or co-investment vehicles controlled by, the Equity Sponsors. As a result, the Equity Sponsors control us and have the power to elect all of the members of Parent’s board of directors and approve any action requiring the approval of the holders of Parent’s stock, including approving acquisitions or sales of all or substantially all of our assets. The directors appointed by the Equity Sponsors have the ability to control decisions affecting our capital structure, including the issuance of additional debt and capital stock, the declaration of dividends, and to appoint new management. The interests of the Equity Sponsors and our other equity holders may not be aligned with those of the holders of the notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of the Equity Sponsors and our other equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Equity Sponsors or other investors to reduce our leverage and pay our debts, while the Equity Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. The Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Additionally, the Equity Sponsors are in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Equity Sponsors may also separately pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Since our equity securities, which are not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are not listed on any U.S. securities exchange, we are not subject to any of the corporate governance requirements of any U.S. securities exchange.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, including us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Risks Relating to our Business

General economic conditions could negatively affect technology spending by our customers and put downward pressure on prices, which may have an adverse impact on our business, results of operations or cash flows.

Weak economic conditions generally, sustained uncertainty about global economic conditions or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. For example, during the economic downturn at the end of 2008 and in 2009, due to a number of factors, including declines in the availability of credit, weakening consumer and business confidence and increased unemployment, we experienced significantly reduced revenue and gross margins when our customers and potential customers reduced their spending on technology and put downward pressure on prices.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our Public segment customers.

Our sales to our Public segment customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for 11.0% of 2010 net sales. An adverse change in government spending policies, budget priorities or revenue levels could cause our Public segment customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business depends on our vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs and software publishers, and wholesale distributors. For the year ended December 31, 2010, we purchased approximately 47% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies, purchase discounts and vendor incentive programs, including purchase rebates, sales volume rebates and cooperative advertising reimbursements. However, we do not have any long-term contracts with our vendor partners and many of these arrangements are terminable upon notice by either party. In addition, a reduction in the amount of credit granted to us by our vendor partners could increase our need for, and the cost of, working capital and could have an adverse effect on our business, results of operations or cash flows.

From time to time, vendor partners may terminate or limit our right to sell some or all of their products or change the terms and conditions or reduce or discontinue the incentives that they offer us. For example, there is no assurance that, as our vendor partners continue to sell directly to end users and through resellers, they will not limit or curtail the availability of their products to resellers like us. Any such termination or limitation or the implementation of such changes could have a negative impact on our business, results of operations or cash flows.

Although we purchase from a diverse vendor base, in 2010, products we purchased from distributors Ingram Micro, Tech Data and SYNNEX represented approximately 13%, 12% and 11%, respectively, of our total purchases. In addition, sales of Apple, Cisco, Hewlett-Packard, Lenovo and Microsoft products comprise a substantial portion of our sales, representing approximately 50% of net sales in 2010. Sales of products manufactured by Hewlett-Packard represented approximately 24% of our 2010 net sales. The loss of, or change in business relationship with, any of these or any other key vendor partners, the diminished availability of their products, or backlogs for their products leading to manufacturer allocation, could reduce the supply and increase the cost of products we sell and negatively impact our competitive position. Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows. Further, mergers among manufacturers could have an adverse impact on our business, results of operations or cash flows.

Our sales are dependent on continued innovations in hardware, software and services offerings by our vendor partners and the competitiveness of their offerings.

The technology industry is characterized by rapid innovation and the frequent introduction of new and enhanced hardware, software and services offerings. We have been and will continue to be dependent on innovations in hardware, software and services offerings, as well as the acceptance of those innovations by customers. A decrease in the rate of innovation, or the lack of acceptance of innovations by customers, could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example by providing the appropriate training to our account managers, sales technology specialists and engineers to enable them to effectively sell such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of hardware, software and services to compete effectively with hardware, software and services of vendors whose products and services we do not currently offer or that we are not authorized to offer in one or more customer channels. To the extent that a vendor’s offering that is highly in demand is not available to us for resale in one or more customer channels, and there is not a competitive offering from another vendor that we are authorized to sell in such customer channels, our business, results of operations or cash flows could be adversely impacted.

Substantial competition could reduce our market share and significantly harm our financial performance.

Our current competition includes:

•	direct marketers, such as Insight Enterprises, PC Connection, PC Mall, Softchoice and GTSI;

•	value-added resellers, including larger ones such as Logicalis, Agilysis, Sirius and many regional and local value-added resellers;

•	manufacturers, such as Dell, Hewlett-Packard and Apple, who sell directly to customers;

•	e-tailers, such as Tiger Direct, Buy.com, Amazon and Newegg;

•	large service providers and system integrators, such as IBM, Accenture, HP/EDS and Dell/Perot; and

•	retailers, such as Best Buy, Office Depot, Office Max, Staples, Wal-Mart, Sam’s Club and Costco.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors.

Some of our hardware and software vendor partners sell, and could intensify their efforts to sell, their products directly to customers. In addition, traditional OEMs are increasing their services capabilities through mergers and acquisitions with service providers, which could potentially increase competition in the market to provide comprehensive technology solutions to customers. Moreover, newer, potentially disruptive technologies exist and are being developed that deliver technology solutions as a service, for example, software as a service (“SaaS”) and hardware as a service (“HaaS”). These technologies could increase the amount of sales directly to customers rather than through resellers like us, or could lead to a reduction in our profitability. If any of these trends becomes more prevalent, it could adversely affect our business, results of operations or cash flows.

We focus on offering a high level of service to gain new customers and retain existing customers. To the extent we face increased competition to gain and retain customers, we may be required to reduce prices, increase advertising expenditures or take other actions which could adversely affect our business, results of operations or cash flows. Additionally, some of our competitors may reduce their prices in an attempt to stimulate sales, which may require us to reduce prices. This would require us to sell a greater number of products to achieve the same level of net sales and gross profit. If such a reduction in prices occurs and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

Our success is dependent on the accuracy, proper utilization and continuing development of our information technology systems, including our business systems, Web servers and voice and data networks. The quality and our utilization of the information generated by our information technology systems, and our success in implementing new systems and upgrades, affects, among other things, our ability to:

•	conduct business with our customers;

•	manage our inventory and accounts receivable;

•	purchase, sell, ship and invoice our hardware and software products and provide and invoice our services efficiently and on a timely basis; and

•	maintain our cost-efficient operating model.

The integrity of our information technology systems is vulnerable to disruption due to forces beyond our control. While we have taken steps to protect our information technology systems from a variety of threats, including computer viruses and malicious hackers, there can be no guarantee that those steps will be effective. Furthermore, although we have redundant systems at a separate location to back up our primary systems, there can be no assurance that these redundant systems will operate properly if and when required. Any disruption to or infiltration of our information technology systems could significantly harm our business and results of operations.

Breaches of data security could impact our business.

Our business involves the storage and transmission of proprietary information and sensitive or confidential data, including personal information of coworkers, customers and others. In addition, we operate three customer data centers which may contain both business-critical data and confidential information of our customers. In connection with our services business, our coworkers also have access to our customers’ confidential data and other information. We have privacy and data security policies in place that are designed to prevent security breaches; however, breaches in security could expose us, our customers or other individuals to a risk of loss or misuse of this information, resulting in litigation and potential liability for us, as well as the loss of existing or potential customers and damage to our brand and reputation. In addition, the cost and operational consequences of implementing further data protection measures could be significant. Such breaches, costs and consequences could adversely affect our business, results of operations or cash flows.

The failure to comply with our Public segment contracts or applicable laws and regulations could result in, among other things, fines or other liabilities, and changes in procurement regulations could adversely impact our business, results of operations or cash flows.

Revenues from our Public segment customers are derived from sales to governmental departments and agencies, educational institutions and healthcare customers, through various contracts and open market sales. Sales to Public segment customers are highly regulated. Noncompliance with contract provisions, government procurement regulations or other applicable laws or regulations (including but not limited to the False Claims Act and the Medicare and Medicaid Anti-Kickback Statute) could result in civil, criminal and administrative liability, including substantial monetary fines or damages, termination of government contracts or other Public segment customer contracts, and suspension, debarment or ineligibility from doing business with the government and other customers in the Public segment. In addition, generally contracts in the Public segment are terminable at any time for convenience of the contracting agency or upon default. The effect of any of these possible actions by any governmental department or agency could adversely affect our business, results of operations or cash flows. In addition, the adoption of new or modified procurement regulations and other requirements may increase our compliance costs and reduce our gross margins, which could have a negative effect on our business, results of operations or cash flows.

If we fail to provide high-quality services to our customers, or if our third-party service providers fail to provide high-quality services to our customers, our reputation, business, results of operations or cash flows could be adversely affected.

Our service offerings include field services, managed services, warranties, configuration services and partner services. Additionally, we deliver and manage mission critical software, systems and network solutions for our customers. Finally, we also offer certain services, such as implementation and installation services and repair services, to our customers through various third-party service providers engaged to perform these services on our behalf. If we or our third-party service providers fail to provide high quality services to our customers or such services result in a disruption of our customers’ businesses, our reputation with our customers and our business, results of operations or cash flows could be adversely affected.

If we lose any of our key personnel, or are unable to attract and retain the talent required for our business, our business could be disrupted and our financial performance could suffer.

Our success is in part dependent upon our ability to attract, develop and retain key personnel to manage and grow our business, including executive, management, sales, service and technical coworkers. If we are unable to do so, our operating results could be negatively impacted. We cannot guarantee that we will be able to attract, develop and retain personnel as and when necessary in the future. Further, we make a significant investment in the training of our sales and services personnel. Our inability to retain such personnel or to train them effectively to meet our needs could cause a decrease in the overall quality and efficiency of our sales and services personnel, which could have an adverse effect on our business, results of operations or cash flows.

The interruption of the flow of products from international suppliers could disrupt our supply chain.

A significant portion of the products we sell are manufactured or purchased by our vendor partners outside of the U.S., primarily in Asia. Political, social or economic instability in Asia, or in other regions in which our vendor partners purchase or manufacture the products we sell, could cause disruptions in trade, including exports to the U.S. Other events that could also cause disruptions to exports to the U.S. include:

•	the imposition of additional trade law provisions or regulations;

•	the imposition of additional duties, tariffs and other charges on imports and exports;

•	foreign currency fluctuations;

•	natural disasters or other adverse occurrences at any of our suppliers’ facilities;

•	restrictions on the transfer of funds;

•	the financial instability or bankruptcy of manufacturers; and

•	significant labor disputes, such as strikes.

We cannot predict whether the countries in which the products we sell are purchased or manufactured, or may be purchased or manufactured in the future, will be subject to new or additional trade restrictions imposed by the U.S. or foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including new or increased tariffs or quotas, embargos, safeguards and customs restrictions against the products we sell, as well as foreign labor strikes and work stoppages or boycotts, could increase the cost or reduce the supply of product available to us and adversely affect our business, results of operations or cash flows.

A natural disaster or other adverse occurrence at one of our primary facilities or customer data centers could damage our business.

Substantially all of our corporate, warehouse and distribution functions are located at our Vernon Hills, Illinois facilities and our second distribution center in North Las Vegas, Nevada. If the warehouse and distribution equipment at one of our distribution centers were to be seriously damaged by a natural disaster or other adverse occurrence, we could utilize the other distribution center or third-party distributors to ship products to our customers. However, this may not be sufficient to avoid interruptions in our service and may not enable us to meet all of the needs of our customers and would cause us to incur incremental operating costs. In addition, we operate three customer data centers and numerous sales offices which may contain both business-critical data and confidential information of our customers. A natural disaster or other adverse occurrence at any of the customer data centers or at any of our major sales offices could negatively impact our business, results of operations or cash flows.

We are heavily dependent on commercial delivery services.

We generally ship hardware products to our customers by FedEx, United Parcel Service and other commercial delivery services and invoice customers for delivery charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services, our profitability could be adversely affected. Additionally, strikes or other service interruptions by such shippers could adversely affect our ability to deliver products on a timely basis.

We are exposed to accounts receivable and inventory risks.

We extend credit to our customers for a significant portion of our net sales, typically on 30-day payment terms. We are subject to the risk that our customers may not pay for the products they have purchased, or may pay at a slower rate than we have historically experienced, the risk of which is heightened during periods of economic downturn or, in the case of Public segment customers, during periods of budget constraints.

We are also exposed to inventory risks as a result of the rapid technological changes that affect the market and pricing for the products we sell. We seek to minimize our inventory exposure through a variety of inventory management procedures and policies, including our rapid-turn inventory model, as well as vendor price protection and product return programs. However, if we were unable to maintain our rapid-turn inventory model, if there were unforeseen product developments that created more rapid obsolescence or if our vendor partners were to change their terms and conditions, our inventory risks could increase. We also periodically take advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by our vendor partners or we may decide to carry high inventory levels of certain products that have limited or no return privileges due to customer demand. These bulk purchases could increase our exposure to inventory obsolescence.

We could be exposed to additional risks if we make acquisitions or enter into alliances.

We may pursue transactions, including acquisitions or alliances, in an effort to extend or complement our existing business. These types of transactions involve numerous risks, including finding suitable transaction partners and negotiating terms that are acceptable to us, the diversion of management’s attention from other business concerns, extending our product or service offerings into areas in which we have limited experience, entering into new geographic markets, the potential loss of key coworkers or business relationships and successfully integrating acquired businesses, any of which could adversely affect our operations.

Our future operating results may fluctuate significantly.

We may experience significant variations in our future quarterly results of operations. These fluctuations may result from many factors, including the condition of the technology industry in general, shifts in demand and pricing for hardware, software and services and the introduction of new products or upgrades.

Our operating results are also highly dependent on our level of gross profit as a percentage of net sales. Our gross profit percentage fluctuates due to numerous factors, some of which may be outside of our control, including pricing pressures; changes in product costs from our vendor partners; the availability of price protection, purchase discounts and incentive programs from our vendor partners; changes in product, order size and customer mix; the risk of some items in our inventory becoming obsolete; increases in delivery costs that we cannot pass on to customers; and general market and competitive conditions.

In addition, our cost structure is based, in part, on anticipated sales and gross margins. Therefore, we may not be able to adjust our cost structure quickly enough to compensate for any unexpected sales or gross margin shortfall, and any such inability could have an adverse effect on our business, results of operations or cash flows.

We may have higher than anticipated tax liabilities.

We are subject to various taxes in the U.S. and Canada. Our effective income tax rate and overall tax expenses may be adversely impacted by various factors, many of which our outside or our control, including:

•	changes in the proportion of pre-tax income in the various jurisdictions in which we operate that have differing statutory rates;

•	changes in the jurisdictions in which we operate;

•	changes in our corporate structure that would change the amount of pre-tax income subject to taxation in various jurisdictions;

•	changes in tax rates in the jurisdictions in which we are subject to tax;

•	changes in tax laws, regulations, and/or interpretations of such tax laws in the jurisdictions in which we are subject to tax;

•	imposition of new taxes;

•	resolutions of tax issues that are being disputed or under examination and any related interest and penalties;

•

expiration of tax incentives or changes in our business that reduce the level of activity or base subject to the tax incentive and changes in the level of our business that impact the amounts received under; and

•	tax effects related to purchase accounting for acquisitions.

We report our results based on our determination of the amount of taxes we owe in various tax jurisdictions in which we operate. The determination of our provision for income taxes and other tax related liabilities requires estimation, judgment and calculations where the ultimate tax determination may not be certain. Our determination of tax liability is subject to review or examination by tax authorities in various tax jurisdictions. Any adverse outcome of such review or examination could have a negative impact on our results and financial condition. The resolution of various tax examinations, audits and disputes may differ from the liabilities recorded in our financial statements and may adversely affect our financial results and cash flows.

We may not be able to protect our intellectual property adequately, and we may be subject to intellectual property infringement claims.

We rely on copyright, trademark, trade secret and patent laws, as well as confidentiality, invention assignment, nonsolicitation and noncompetition agreements to protect our intellectual property. There can be no assurance that these laws and agreements will provide sufficient protection of our intellectual property, and it is possible that third parties may obtain and use our confidential information and trade secrets without authorization or infringe on our intellectual property rights, which could impair our competitive position and adversely affect our business, results of operations or cash flows.

From time to time in the ordinary course of business, parties assert various intellectual property infringement claims against us, including allegations of patent infringement, either because of our business systems or because we resell allegedly infringing hardware, software or services. If there is a determination that we have infringed the intellectual property rights of others, we could incur substantial monetary liability, be forced to stop selling infringing products or providing infringing services, be required to enter into costly royalty or licensing agreements, if available, or be prevented from using the intellectual property rights, which could force us to change our business systems or hardware, software or services offerings in the future.

We are exposed to risks from legal proceedings and audits.

We are party to various legal proceedings that arise from time to time in the ordinary course of our business. We are also subject to audits by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. Current and future litigation, governmental proceedings and audits that we face may result in substantial costs and expenses and significantly divert the attention of our management regardless of the outcome. In addition, current and future litigation, governmental proceedings or audits could lead to increased costs or interruptions of our normal business operations. Litigation, governmental proceedings and audits involve uncertainties and it is possible that the eventual outcome of any litigation, governmental proceeding or audit could adversely affect our business, results of operations or cash flows.

Risks Relating to the Collateral Securing the Senior Secured Exchange Notes

The liens on the ABL Priority Collateral securing the Senior Secured Exchange Notes (as well as the Term Loan Facility) will be junior and subordinate to the liens on the ABL Priority Collateral securing our obligations under the ABL Facility and certain permitted additional secured indebtedness. If there is a default, the value of the ABL Priority Collateral may not be sufficient to repay the holders of the Senior Secured Exchange Notes, the lenders under the Term Loan Facility and any other lenders or debt holders whose debt is secured senior to or on a pari passu basis with the Senior Secured Exchange Notes.

Obligations under the Senior Secured Notes and the Term Loan Facility are secured by a first-priority lien on the Non-ABL Priority Collateral, a second-priority lien on the ABL Priority Collateral and a third-priority lien on certain assets securing trade financing agreements. No appraisal of the value of the collateral (as defined in the “Description of Senior Secured Exchange Notes”) has been made in connection with this offering, and the fair market value is subject to fluctuations based on factors that include, among others, changing economic conditions, competition and other future trends. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Senior Secured Exchange Notes, in full or at all, after first satisfying our obligations in full under applicable first-priority claims. See “—The rights of holders of the Senior Secured Exchange Notes with respect to the ABL Priority Collateral will be substantially limited by the terms of the ABL Intercreditor Agreement” and “—The rights of holders of Senior Secured Exchange Notes in the collateral may be adversely affected by the First Lien Intercreditor Agreement.” There also can be no assurance that the collateral will be saleable, and even if saleable, the timing of its liquidation would be uncertain. In addition, with respect to certain of our owned real property, we may not obtain title insurance or legal opinions with respect to the mortgages securing the Senior Secured Exchange Notes offered hereby. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

Under the terms of the indenture governing the Senior Secured Exchange Notes, we are permitted to incur indebtedness in amounts in excess of the current commitments under our ABL Facility, all of which can be secured by the ABL Priority Collateral on a first-priority lien basis and which will be entitled to payment out of the proceeds of any sale of such ABL Priority Collateral before the holders of the Senior Secured Exchange Notes are entitled to any recovery from such ABL Priority Collateral. Furthermore, under the indenture governing the Senior Secured Exchange Notes, we are permitted to incur indebtedness in amounts in excess of the current outstanding indebtedness under the term loan facility, all of which can be secured by the collateral on a pari passu basis with the Senior Secured Exchange Notes and which will be entitled to payment out of the proceeds of any sale of the collateral in accordance with the terms of the First Lien Intercreditor Agreement (as defined in the “Description of Senior Secured Exchange Notes”).

In addition, the indenture governing the Senior Secured Exchange Notes permits the Issuers and the Guarantors to create additional liens on the collateral under specified circumstances, some of which liens may be pari passu with the liens securing the Senior Secured Exchange Notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the Senior Secured Exchange Notes. See “Description of Senior Secured Exchange Notes—Certain Covenants—Liens.”

The rights of holders of the Senior Secured Exchange Notes with respect to the ABL Priority Collateral will be substantially limited by the terms of the ABL Intercreditor Agreement.

The collateral agent for the Senior Secured Exchange Notes and the Term Loan Facility and the agent under our ABL Facility have entered into an amendment to the ABL Intercreditor Agreement (as defined in the “Description of Senior Secured Exchange Notes.” The ABL Intercreditor Agreement significantly restricts any action that may be taken by the collateral agent with respect to the ABL Priority Collateral. Under the terms of the ABL Intercreditor Agreement, at any time that obligations under our ABL Facility are outstanding, any actions that may be taken with respect to (or in respect of) the ABL Priority Collateral that secures obligations under our ABL Facility on a first-priority basis, including the ability to cause the commencement of enforcement proceedings against such ABL Priority Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such ABL Priority Collateral from the lien of, and waivers of past defaults under, such documents relating to such ABL Priority Collateral, will be at the direction of the holders of the obligations under our ABL Facility, and the holders of the Senior Secured Exchange Notes and the lenders under our Term Loan Facility, which are secured on a second-priority basis on such ABL Priority Collateral, may be adversely affected. See “Description of Senior Secured Exchange Notes—Security.” The ABL Priority Collateral so released will no longer secure our and the Guarantors’ obligations under the Senior Secured Exchange Notes and the guarantees. In addition, because the holders of the indebtedness under our ABL Facility control the disposition of such ABL Priority Collateral, such holders could decide not to proceed against such ABL Priority Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the Senior Secured Exchange Notes. In such event, the only remedy available to the holders of the Senior Secured Exchange Notes would be to sue for payment on the notes and the related guarantees. In addition, under the ABL Intercreditor Agreement, the collateral agent for the notes may not assert any right of marshalling that may be available under applicable law with respect to such ABL Priority Collateral. Without this waiver of the right of marshalling, holders of indebtedness secured by first-priority liens in the ABL Priority Collateral would likely be required to liquidate collateral on which the Senior Secured Exchange Notes did not have a lien, if any, prior to liquidating the collateral securing the Senior Secured Exchange Notes, thereby maximizing the proceeds of the collateral that would be available to repay obligations under the Senior Secured Exchange Notes. As a result of this waiver, the proceeds of sales of such ABL Priority Collateral could be applied to repay any indebtedness secured by first-priority liens in such ABL Priority Collateral before applying proceeds of other collateral securing indebtedness, and the holders of Senior Secured Exchange Notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the Senior Secured Exchange Notes.

In addition, because the holders of the indebtedness secured by first-priority liens in the ABL Priority Collateral will control the disposition of the ABL Priority Collateral, such holders could decide not to proceed against the ABL Priority Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the Senior Secured Exchange Notes. The indenture and the ABL Intercreditor Agreement contain certain provisions benefiting holders of indebtedness under our ABL Facility, including provisions prohibiting the trustee and the Non-ABL Priority collateral agent from objecting following the filing of a bankruptcy petition to a number of important matters regarding the collateral and the financing to be provided to us. After such filing, the value of this collateral could materially deteriorate and holders of the Senior Secured Exchange Notes would be unable to raise an objection. In addition, the right of holders of obligations secured by first priority liens to foreclose upon and sell such collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. The ABL Intercreditor Agreement also gives the holders of first-priority liens on the ABL Priority Collateral the right to access and use the collateral that secures the Senior Secured Exchange Notes to allow those holders to protect the ABL Priority Collateral and to process, store and dispose of the ABL Priority Collateral.

The ABL Priority Collateral is also subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our ABL Facility and other creditors that have the benefit of first-priority liens on such collateral from time to time, whether on or after the date the Senior Secured Exchange Notes and guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Senior Secured Exchange Notes as well as the ability of the collateral agent with respect to the Non-ABL Priority Collateral to realize or foreclose on such collateral.

The rights of holders of Senior Secured Exchange Notes in the collateral may be adversely affected by the First Lien Intercreditor Agreement.

Under the terms of the First Lien Intercreditor Agreement by and among the collateral agent for the holders of the Senior Secured Exchange Notes, the collateral agent under the Term Loan Facility and the other parties from time to time thereto, the liens securing the obligations under the Term Loan Facility on any assets of ours or the Guarantors generally rank equally with the liens on such assets securing our and the Guarantors’ obligations under the Senior Secured Exchange Notes. The Intercreditor Agreement generally permits each of the collateral agent for the holders of the Senior Secured Exchange Notes and the collateral agent for the lenders under the Term Loan Facility to independently enforce their liens on the collateral (provided that distributions received on enforcement are applied as provided in the First Lien Intercreditor Agreement). However, the collateral agent for the Term Loan Facility lenders generally have the sole right to vote pledged securities included in the collateral and to provide notices under control agreements with respect to any deposit accounts or securities accounts included in the collateral. It is possible that disputes may occur between the holders of the Senior Secured Exchange Notes and lenders under our Term Loan Facility or other secured parties as to the appropriate manner of pursuing enforcement remedies with respect to the collateral which may delay enforcement of the collateral, result in litigation and/or result in enforcement actions against the collateral that are not approved by the holders of the Senior Secured Exchange Notes. See “Description of Senior Secured Exchange Notes—Security—First Lien Intercreditor Agreement.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the Senior Secured Exchange Notes and the guarantees. There are also certain other categories of property that are also excluded from the collateral.

The indenture governing the Senior Secured Exchange Notes permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capitalized lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the Senior Secured Exchange Notes and the guarantees to the extent the agreements governing such indebtedness prohibit additional liens. In addition, certain categories of assets are excluded from the collateral securing the Senior Secured Exchange Notes and the guarantees. See “Description of Senior Secured Exchange Notes.” Excluded assets include, but are not limited to, among other things, the assets of our non-guarantor subsidiaries, leaseholds or other non-fee simple interests in real property, fee simple interests in real property having a book value of $5,000,000 or less, and the proceeds from any of the foregoing. If an event of default occurs and the Senior Secured Exchange Notes are accelerated, the Senior Secured Exchange Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

Your right to receive proceeds from the sale of collateral securing the Senior Secured Exchange Notes are pari passu with the claims of lenders and counterparties under our Senior Credit Facilities and certain future indebtedness.

The loans under our Term Loan Facility and the Senior Secured Exchange Notes are, and certain future indebtedness may be, secured on a pari passu basis by the same collateral consisting of a first priority perfected lien and security interest in, substantially all of our and the Guarantors’ assets, subject to certain exceptions (except for cash, accounts, deposit accounts, inventory and proceeds thereof, as to which the Senior Secured Exchange Notes and the Term Loan Facility are secured by a second priority lien). As a result, holders of the Senior Secured Exchange Notes will receive distributions from any foreclosure proceeds of any of our and the Guarantors’ assets constituting collateral for the Senior Secured Exchange Notes on a pro rata basis with the lenders under our Senior Credit Facilities and certain future indebtedness.

There may not be sufficient collateral to pay all or any portion of the Senior Secured Exchange Notes and the collateral securing the Senior Secured Exchange Notes may be reduced or released under certain circumstances.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the Senior Secured Exchange Notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Senior Secured Exchange Notes, in full or at all. Also, we cannot assure you that the fair market value of the collateral securing the Senior Secured Exchange Notes would be sufficient to pay any amounts due under the Senior Secured Exchange Notes and other debt secured on a pari passu basis following their acceleration. If the proceeds of any sale of collateral allocable to the Senior Secured Exchange Notes are not sufficient to repay all amounts due on the Senior Secured Exchange Notes, the holders of the Senior Secured Exchange Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our and the Guarantors’ remaining assets and in the context of a bankruptcy case by or against us, you may not be entitled to receive interest payments or reasonable fees, costs or charges due under the notes, and may be required to repay any such amounts already received by you. Any claim for the difference between the amount, if any, realized by holders of the Senior Secured Exchange Notes from the sale of the collateral securing the Senior Secured Exchange Notes and the obligations under the Senior Secured Exchange Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the indenture that governs the Senior Secured Exchange Notes allows us to issue additional notes and other debt secured on a pari passu basis with the Senior Secured Exchange Notes in certain circumstances. The indenture that governs the Senior Secured Exchange Notes does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Under the indenture that governs the Senior Secured Exchange Notes, any additional notes issued pursuant to the indenture will rank pari passu with the Senior Secured Exchange Notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture that governs the Senior Secured Exchange Notes may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. Releases of collateral from the liens securing the Senior Secured Exchange Notes will be permitted under some circumstances.

Sales of assets by us or our subsidiary Guarantors could reduce the pool of assets securing the Senior Secured Exchange Notes and the guarantees.

The security documents allow us and the Guarantors to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from, the collateral securing the Senior Secured Exchange Notes. To the extent we sell any assets that constitute such collateral, the proceeds from such sale will be subject to the liens securing the Senior Secured Exchange Notes only to the extent such proceeds would otherwise constitute “collateral” securing the Senior Secured Exchange Notes and the guarantees under the security documents. Such proceeds will also be subject to the security interest of creditors other than the holders of the Senior Secured Exchange Notes, some of which, including the lenders under the Term Loan Facility, may be senior or prior to the liens held by the holders of the Senior Secured Exchange Notes or may have a lien on those assets that is pari passu with the lien of the holders of the Senior Secured Exchange Notes. For example, the lenders under our ABL Facility will share a first-priority lien on the ABL Priority Collateral, and the holders of the Senior Secured Exchange Notes will have a second-priority lien with the lenders under our Term Loan Facility in such ABL Priority Collateral; the lenders under our Term Loan Facility will have a first-priority lien on the Non-ABL Priority Collateral that will rank pari passu with the first-priority lien on the Non-ABL Priority Collateral that secures the Senior Secured Exchange Notes to the extent the proceeds from any sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the Senior Secured Exchange Notes and the guarantees would be reduced, and the Senior Secured Exchange Notes and the guarantees would not be secured by such proceeds.

The collateral securing the Senior Secured Exchange Notes may be diluted under certain circumstances.

The collateral that secures the Senior Secured Exchange Notes also secures the Term Loan Facility and other obligations under our ABL Facility. The collateral may also secure additional indebtedness that we incur in the future, subject to restrictions on our ability to incur debt and liens under our ABL Facility, Term Loan Facility and the indenture governing the Senior Secured Exchange Notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral or portions thereof.

The pledge of the capital stock, other securities and similar items of ours and the Guarantors that secure the Senior Secured Exchange Notes are automatically excluded from the collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The Senior Secured Exchange Notes and the guarantees are secured by a pledge of our capital stock and the capital stock of the Guarantors. However, the collateral does not include the capital stock and other securities of any subsidiary to the extent that the pledge of such capital stock and other securities results in us being required to file separate financial statements of such subsidiary with the SEC pursuant to Rule 3-16 of SEC Regulation S-X. Rule 3-16 of Regulation S-X, promulgated pursuant to the Securities Act, requires the presentation of a company’s stand-alone, audited financial statements if that company’s capital stock or other securities are pledged to secure the securities of another issuer, and the greatest of the principal amount, par value, book value and market value of the pledged stock or securities equals or exceeds 20% of the principal amount of the securities secured by such pledge. Accordingly, the collateral may in the future exclude the capital stock and securities of ours and certain of the Guarantors, in each case to the extent necessary to not be subject to such requirement. As a result, holders of the Senior Secured Exchange Notes could lose a portion or all of their security interest in the capital stock or other securities of those entities. It may be more difficult, costly and time-consuming for holders of the Senior Secured Exchange Notes to foreclose on the assets of an Issuer or Guarantor than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of Senior Secured Exchange Notes—Security—Limitations on Stock Collateral.” The collateral securing our ABL Facility is not so limited to exclude collateral that would otherwise require the additional financial statements under Rule 3-16.

There are circumstances, other than repayment or discharge of the Senior Secured Exchange Notes, under which the collateral securing the Senior Secured Exchange Notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, all or a portion of the collateral may be released, including:

•	in whole or in part, as applicable, as to all or any portion of property subject to such liens which have been taken by eminent domain, condemnation or other similar circumstances;

•	in whole upon:

•	satisfaction and discharge of the indenture governing the Senior Secured Exchange Notes as set forth below under “Description of Senior Secured Exchange Notes—Satisfaction and Discharge”; or

•

a legal defeasance or covenant defeasance of the indenture governing the Senior Secured Exchange Notes as described below under “Description of Senior Secured Exchange Notes—Legal Defeasance and Covenant Defeasance”;

•

in part, as to any property that (a) is sold, transferred or otherwise disposed of by us or any guarantor (other than to us or another guarantor) in a transaction not prohibited by the indenture governing the Senior Secured Exchange Notes at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its guarantee in accordance with the indenture, concurrently with the release of such guarantee; and

•	as provided in the Intercreditor Agreement.

In addition, the guarantee of a Guarantor will be released in connection with a sale or merger of such guarantor in a transaction not prohibited by the indenture governing the Senior Secured Exchange Notes.

The indenture governing the Senior Secured Exchange Notes also permits us to designate one or more of our restricted subsidiaries that is a Guarantor of the Senior Secured Exchange Notes as an unrestricted subsidiary. If we designate a Guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Senior Secured Exchange Notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Senior Secured Exchange Notes—Guarantees.”

The collateral is subject to casualty risks.

Our inventory is subject to catastrophic loss due to fires, earthquakes, severe weather conditions and other natural disasters. Although we maintain insurance policies to insure against losses, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses in the event of a catastrophic loss. We cannot assure you that any insurance proceeds received by us upon the total or partial loss of the pledged collateral will be sufficient to satisfy all of our secured obligations, including the Senior Secured Exchange Notes.

Rights of holders of Senior Secured Exchange Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the Senior Secured Exchange Notes to repossess and dispose of the collateral securing the Senior Secured Exchange Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the Senior Secured Exchange Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Secured Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Senior Secured Exchange Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Senior Secured Exchange Notes, the holders of the Senior Secured Exchange Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest (including accretion of original issue discount), costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, the trustee’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the trustee’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Senior Secured Exchange Notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the Senior Secured Exchange Notes that have a security interest in the collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code.

Certain laws and regulations may impose restrictions or limitations on foreclosure.

Our obligations under the Senior Secured Exchange Notes and the Guarantors’ obligations under the guarantees are secured only by the collateral described in this prospectus. The collateral agent’s ability to foreclose on the collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the collateral agent’s security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, obtaining third party consents, making additional filings, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the collateral will be sufficient to make all payments on the Senior Secured Exchange Notes.

In addition, our business requires various registrations, licenses and permits. Continued operation of our distribution centers that are significant to the value of the collateral for the Senior Secured Exchange Notes depends on the maintenance of such registrations, licenses and permits. Our business may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such registrations, licenses and permits may be prohibited and may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of such registrations, licenses and permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

In the event of a bankruptcy of the Issuers or any of the Guarantors, holders of the Senior Secured Exchange Notes may be deemed to have an unsecured claim to the extent that the Issuers’ obligations in respect of the notes exceed the fair market value of the collateral securing the Senior Secured Exchange Notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the Senior Secured Exchange Notes on the date of the bankruptcy filing was less than the then current principal amount of the Senior Secured Exchange Notes. Upon a finding by the bankruptcy court that the Senior Secured Exchange Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Senior Secured Exchange Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the Senior Secured Exchange Notes would be limited to the value of the collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the Senior Secured Exchange Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Senior Secured Exchange Notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Senior Secured Exchange Notes.

State law may limit the ability of the collateral agent to foreclose on the real property included in the collateral.

The Senior Secured Exchange Notes are secured by, among other things, liens on real property located in the states of Illinois and Nevada. The laws of those states may limit the ability of the trustee and the noteholders to foreclose on the real property collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Senior Secured Exchange Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts, and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

Rights of holders of Senior Secured Exchange Notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral.

The liens securing the Senior Secured Exchange Notes cover substantially all of our and the Guarantors’ assets, whether now owned or acquired or arising in the future, other than certain excluded assets. Applicable law requires that a security interest in tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Senior Secured Exchange Notes and guarantees may not be perfected with respect to the claims of Senior Secured Exchange Notes if the collateral agent does not or is not able to take the actions necessary to perfect any of these liens. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. The trustee and the collateral agent for the Senior Secured Exchange Notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. There can be no assurance that the trustee or the collateral agent will monitor the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly or timely perfect the lien on such after-acquired collateral. Such failure may result in the loss of the practical benefits of the lien thereon or of the priority of the lien securing the Senior Secured Exchange Notes.

Additionally, the indenture and the security documents entered into in connection with the Senior Secured Notes do not require us to take a number of actions that might improve the perfection or priority of the liens of the collateral agent in the collateral. With limited exceptions, such actions are limited to (i) the filing of UCC-1 financing statements in the jurisdictions of incorporation of the Issuer and the subsidiary guarantors, (ii) the filing of U.S. intellectual property security agreements at closing (with periodic supplements thereafter) with respect to material U.S. registered intellectual property included in the collateral, and (iii) at any time when such items are not required to be taken in favor of the collateral agent under our Senior Credit Facilities, the delivery of stock certificates of domestic subsidiaries and the entry into control agreements over certain deposit accounts and securities accounts. As a result of these limitations, the security interest of the collateral agent in a portion of the collateral may not be perfected or enforceable (or may be subject to other liens) under applicable U.S. law or foreign law.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the trustee or collateral agent, including pursuant to security documents delivered after the date of our indenture pertaining to the Senior Secured Exchange Notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the Senior Secured Exchange Notes to receive a greater recovery than if the pledge had not been given and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. These statements are contained in many sections of this prospectus, including those entitled “Summary,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus under the heading “Risk Factors,” as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We and the Guarantors entered into a registration rights agreement in connection with the issuance of the Senior Secured Notes on December 17, 2010 and into registration rights agreements in connection with the issuances of the Senior Notes on April 13, 2011 and May 20, 2011 (collectively, the “Registration Rights Agreements”). Under the Registration Rights Agreements, we have agreed that we will:

•

use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below);

•	keep the exchange offers open for at least 20 business days after the date we mail notice of such exchange offers to holders; and

•	file and use our reasonable best efforts to cause to become effective a shelf registration statement for the resale of outstanding notes in certain circumstances.

We will pay additional interest on the Senior Secured Notes for the periods described below if the exchange offer with respect to the Senior Secured Notes is not completed on or before October 13, 2011. We will pay additional interest on the Senior Notes for the periods described below if the exchange offer with respect to the Senior Notes is not completed on or before February 7, 2012. Where there is a registration default, the annual interest rate borne by the outstanding notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by 0.50% per annum thereafter until the exchange offers are completed or the shelf registration statement is declared effective.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offers. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offers. Any holder may tender some or all of its outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•

the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreements, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offers, all of which rights will terminate when the exchange offers to which this prospectus relates are terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the Indenture relating to the outstanding notes.

As of the date of this prospectus, $500.0 million and $1,175.0 million in aggregate principal amount of Senior Secured Notes and Senior Notes, respectively, are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the Indentures in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offers.

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offers. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offers. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2011, unless we, in our sole discretion, extend one or more of the exchange offers, in which case the term “expiration date” will mean the latest date and time to which such exchange offer is extended.

In order to extend one or more of the exchange offers we will promptly make a press release or other public announcement and notify the exchange agent of any extension by oral or written notice, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend one or more of the exchange offers or to terminate one or more of the exchange offers if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offers in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the Senior Secured Exchange Notes and the Senior Exchange Notes             on and                     , respectively. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the Senior Secured Exchange Notes is payable semi-annually on each June 15 and December 15, commencing on            . Interest on the Senior Exchange Notes is payable semi-annually on each April 1 and October 1, commencing on            .

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offers. To tender in the exchange offers, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the exchange offers, each holder will be required to make the following representations to us:

•	Any exchange notes to be received by the holder will be acquired in the ordinary course of its business.

•

At the time of the commencement of the exchange offers, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of Securities Act, of the exchange notes in violation of the Securities Act.

•	The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•	If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes.

•

If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

•	The holder is not a broker-dealer tendering outstanding notes directly acquired from us for its own account.

•	The holder is not acting on behalf of any person or entity that could not truthfully make these representations.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or

“Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offers, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

1.	the tender is made through a member firm of the Medallion System;

2.

prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

3.	the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offers, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

1.	specify the name of the person having deposited the outstanding notes to be withdrawn;

2.	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

3.	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

4.	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offers, terminate or amend the exchange offers as provided in this prospectus before the acceptance of the outstanding notes, if:

1.	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offers; or

2.	any material adverse development has occurred with respect to us or any of our subsidiaries which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offers; or

3.	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offers or materially impair the contemplated benefits of the exchange offers to us; or

4.	any governmental approval has not been obtained, which approval we, in our sole judgment, believe to be necessary for the consummation of the exchange offers as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offers and retain all outstanding notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offers and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:	Facsimile Transmission:

U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Department	(651) 495-8145 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, in person or by other means by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred by us in connection with the exchange offers. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offers.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offers (or any outstanding notes issued subsequent to the expiration date) will remain restricted securities. Accordingly, the outstanding notes may be resold only:

1.	to us upon redemption thereof or otherwise;

2.	so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

3.	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

4.	pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

After completion of the exchange offers, we will have no further obligation to provide for the registration under the Securities Act of any outstanding notes (or notes subsequently issued) except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register any remaining outstanding notes (or subsequently issued notes) under the Securities Act.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder of outstanding notes acquires exchange notes in the exchange offers for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

This exchange offers are intended to satisfy certain of our obligations under the Registration Rights Agreements. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2011 on an actual basis and as adjusted to give effect to the 2011 Refinancing Transactions. This information should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2011 (unaudited)
(in millions)	Actual	As Adjusted
Cash and cash equivalents (1)	$73.7	$26.4

Total debt (including current portion):
ABL Facility (2)	$176.7	$197.0
Term Loan Facility	1,540.5	1,540.5
Senior Secured Notes	500.0	500.0
Senior Notes (3)	—	1,175.0
Existing Senior Notes (4)	1,207.0	129.0
Existing Senior Subordinated Notes	721.5	721.5
Capital Leases	—	—

Total debt (including current portion) (5)	4,145.7	4,263.0

Shareholders’ deficit	(39.6)	(39.6)

Total capitalization	$4,106.1	$4,223.4

(1)	As adjusted figure gives effect to the use of cash to (a) pay estimated transaction fees and expenses and accrued interest in connection with the ABL Facility Refinancing and (b) pay down a portion of the balance of the ABL Facility in connection with the ABL Facility Refinancing.
(2)	In connection with the Acquisition, we entered into the ABL Facility, which consists of a five-year senior secured revolving credit facility maturing on October 12, 2012 providing for borrowings and issuances of letters of credit of up to $800 million, subject to borrowing base limitations. On June 24, 2011, we refinanced the ABL Facility to provide for borrowings and issuances of letters of credit of up to $900.0 million, subject to borrowing base limitations. As of March 31, 2011, after giving effect to the 2011 Refinancing Transactions, we would have had approximately $658.5 million available for additional borrowing under our ABL Facility after taking into account borrowing base limitations (net of $21.8 million of issued and undrawn letters of credit).
(3)	As adjusted figure gives effect to the issuance of $725.0 million of Senior Notes on April 13, 2011 and the issuance of $450.0 million of Senior Notes on May 20, 2011.
(4)	As adjusted figure gives effect to the repurchase of $665.1 million of Existing Senior Notes on April 13, 2011 and the repurchase of $412.8 million of Existing Senior Notes on May 20, 2011.
(5)	This amount does not include any of the $50.7 million in obligations outstanding under our trade financing agreements as of March 31, 2011. We include these obligations in trade accounts payable and not in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these arrangements. For more information, see “Description of Certain Indebtedness.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected historical consolidated financial and operating data for the periods ended and as of the dates indicated below. The application of purchase accounting in connection with the Acquisition resulted in a new entity for financial reporting purposes. We refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor.” We refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.” We have derived the selected historical consolidated financial and operating data presented below as of December 31, 2009 and December 31, 2010 and for the years ended December 31, 2008, 2009 and 2010 from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The selected historical consolidated financial and operating data presented below as of March 31, 2011 and for the three months ended March 31, 2010 and 2011 have been derived from the unaudited financial statements included elsewhere in this prospectus. The selected historical consolidated financial and operating data as of December 31, 2007 and December 31, 2008 and for the period October 12, 2007 through December 31, 2007 have been derived from Successor’s audited consolidated financial statements as of and for those periods, which are not included in this prospectus. The selected historical consolidated financial and operating data as of December 31, 2006 and October 11, 2007 and for the year ended December 31, 2006 and the period January 1, 2007 through October 11, 2007 have been derived from Predecessor’s audited consolidated financial statements as of and for those periods, which are not included in this prospectus. As part of the Acquisition on October 12, 2007, we entered into various financing arrangements and, as a result, we now have a different capital structure than we had prior to the Acquisition. Accordingly, the results of operations for periods subsequent to the Acquisition will not necessarily be comparable to prior periods.

The selected historical consolidated financial and operating data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Use of Proceeds,” “Capitalization” and our historical financial statements and the related notes and other information included elsewhere in this prospectus.

The following are some of the items affecting comparability of the selected historical consolidated financial and operating data for the periods presented:

•

In connection with the Acquisition, the purchase price of Predecessor was allocated to the assets acquired and liabilities assumed based on their estimated fair market values on October 12, 2007. This purchase price allocation resulted in significant changes to certain balance sheet items, including deferred income tax assets and liabilities, property and equipment, intangible assets and goodwill.

•

In connection with the Acquisition, we entered into various financing arrangements on October 12, 2007, of which $4,640.0 million was funded at closing of the Acquisition. This resulted in significantly increased interest expense for all periods subsequent to the Acquisition. See “Summary—The Acquisition Transactions and Related Financing Events.”

•

In connection with the Acquisition, we recorded customer relationships, trade names, internally developed software and other intangible assets with an estimated fair value of $2,323.8 million. These assets are amortized on a straight-line basis over their estimated useful lives which range from five to twenty years. This resulted in significantly increased amortization expense for all periods subsequent to the Acquisition.

•

In connection with the Acquisition, we incurred certain Acquisition-related costs. This included investment banking, legal and other third-party costs, along with non-cash equity-based compensation expense resulting from the accelerated vesting of stock options and restricted stock units in connection with the Acquisition. During the periods January 1, 2007 to October 11, 2007, and October 12, 2007 to December 31, 2007 we incurred $144.4 million and $26.7 million, respectively, of these Acquisition-related costs.

•

During the years ended December 31, 2008 and 2009, we recorded goodwill impairment charges of $1,712.0 million and $241.8 million, respectively. These impairments were primarily attributable to deterioration in macroeconomic conditions and overall declines in net sales.

	Predecessor		Successor
(in millions)	Year Ended December 31, 2006	Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31,			Three Months Ended March 31,
				2008	2009	2010	2010	2011
Statement of Operations Data:
Net sales	$6,785.5	$6,344.3	$1,800.2	$8,071.2	$7,162.6	$8,801.2	$1,934.1	$2,129.6
Cost of sales	5,715.7	5,320.8	1,505.8	6,710.2	6,029.7	7,410.4	1,628.2	1.778.1

Gross profit	1,069.8	1,023.5	294.4	1,361.0	1,132.9	1,390.8	305.9	351.5
Selling and administrative expenses	530.1	656.0	221.8	894.8	821.1	932.1	214.4	230.4
Advertising expense	118.3	97.3	27.0	141.3	101.9	106.0	20.2	29.4
Litigation settlement	25.0	—	—	—	—	—	—	—
Goodwill impairment	—	—	—	1,712.0	241.8	—	—	—

Income (loss) from operations	396.4	270.2	45.6	(1,387.1)	(31.9)	352.7	71.3	91.7
Interest income (expense), net	19.8	16.8	(104.6)	(390.3)	(431.7)	(391.9)	(77.1)	(92.1)
Net gain (loss) on extinguishments of long-term debt	—	—	—	—	—	2.0	9.2	(3.2)
Other (expense) income, net	(1.8)	(0.6)	0.2	0.2	2.4	0.2	0.1	0.5

Income (loss) before income taxes	414.4	286.4	(58.8)	(1,777.2)	(461.2)	(37.0)	3.5	(3.1)
Income tax (expense) benefit	(148.3)	(112.1)	18.5	12.1	87.8	7.8	(1.3)	(1.1)

Net income (loss)	$266.1	$174.3	$(40.3)	$(1,765.1)	$(373.4)	$(29.2)	$2.2	$(4.2)

Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities	$391.6	$664.3	$15.6	$94.4	$88.0	$36.6	$67.7	$73.7
Working capital	1,020.2	1,418.3	836.0	877.6	923.2	675.4	639.7	686.4
Total assets (1)	2,008.1	2,615.2	8,296.4	6,276.3	5,976.0	5,943.8	5,879.3	5,924.6
Total debt and capitalized lease obligations (2)	0.8	0.3	4,617.7	4,633.5	4,621.9	4,290.0	4,302.5	4,145.7
Total shareholders’ equity (deficit)	1,387.2	1,737.4	2,068.9	262.2	(44.7)	(43.5)	(54.0)	(39.6)
Other Financial Data:
Capital expenditures	$85.6 (3)	$38.7	$8.0	$41.1	$15.6	$41.5	$4.2	$8.4
Depreciation and amortization	28.1	33.7	46.3	218.4	218.2	209.4	52.4	51.6
Gross profit as a percentage of net sales	15.8%	16.1%	16.4%	16.9%	15.8%	15.8%	15.8%	16.5%
Ratio of earnings to fixed charges (4)	84:1	63:1	(a )	(a )	(a )	(a )	1:1	(a )
EBITDA (5)	422.7	303.3	92.1	(1,168.5)	188.7	564.3	133.0	140.6
Adjusted EBITDA (5)	471.4	456.9	125.0	570.6	465.4	601.8	133.3	155.5
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities (1)	$219.5	$213.5	$(171.2)	$174.2	$98.5	$426.9	$313.3	$196.3
Investing activities	(99.6)	200.0	(6,399.6)	(60.3)	(82.6)	(125.4)	(24.4)	(16.2)
Financing activities (1)	(173.0)	101.2	6,586.5	(34.6)	(22.8)	(353.3)	(309.5)	(143.5)

(1)	Reclassifications have been made to historical amounts to conform to the current presentation.
(2)	Excludes borrowings of $108.1 million, $122.8 million, $75.3 million, $34.1 million, $25.0 million, $9.6 million, $103.1 million and $50.7 million, as of December 31, 2006, October 11, 2007, December 31, 2007, December 31, 2008, December 31, 2009, December 31, 2010, March 31, 2010 and March 31, 2011, respectively, under our trade financing agreements. We do not include these borrowings in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements. For more information, see “Description of Certain Indebtedness.”
(3)	Includes $29.6 million for the purchase of our North Las Vegas, Nevada distribution center in December 2006.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes minus income from equity investees plus fixed charges. Fixed charges consist of interest expensed and the portion of rental expense we believe is representative of the interest component of rental expense.

(a)	For the period October 12, 2007 to December 31, 2007, the years ended December 31, 2008, 2009 and 2010, and the three months ended March 31, 2011, earnings available for fixed charges were inadequate to cover fixed charges by $58.8 million, $1,777.2 million, $461.2 million, $37.0 million, and $3.1 million, respectively.

(5)	EBITDA is defined as consolidated net income (loss) before interest income (expense), income tax benefit (expense), depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, is calculated by adjusting EBITDA for certain items of income and expense including (but not limited to) the following: (a) non-cash equity-based compensation; (b) goodwill impairment charges; (c) sponsor fees; (d) certain consulting fees; (e) debt-related legal and accounting costs; (f) equity investment gains and losses; (g) certain severance and retention costs; (h) gains and losses from the early extinguishment of debt; (i) gains and losses from asset dispositions outside the ordinary course of business; (j) Acquisition-related costs; (k) equity compensation payroll taxes; and (l) non-recurring, extraordinary or unusual gains or losses or expenses.

We have included a reconciliation of EBITDA and Adjusted EBITDA in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

The following unaudited table sets forth reconciliations of GAAP net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Historical
	Predecessor		Successor
(in millions)	Year Ended December 31, 2006	Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31,			Three Months Ended March 31,
				2008	2009	2010	2010	2011
Net income (loss)	$266.1	$174.3	$(40.3)	$(1,765.1)	$(373.4)	$(29.2)	$2.2	$(4.2)
Depreciation and amortization	28.1	33.7	46.3	218.4	218.2	209.4	52.4	51.6
Income tax expense (benefit)	148.3	112.1	(18.5)	(12.1)	(87.8)	(7.8)	1.3	1.1
Interest (income) expense, net	(19.8)	(16.8)	104.6	390.3	431.7	391.9	77.1	92.1

EBITDA	422.7	303.3	92.1	(1,168.5)	188.7	564.3	133.0	140.6

Non-cash equity-based compensation	15.8	7.5	4.2	17.8	15.9	11.5	4.3	4.0
Acquisition-related costs (1)	—	144.4	26.7	—	—	—	—	—
Sponsor fees	—	—	2.0	5.0	5.0	5.0	1.3	1.3
Goodwill impairment	—	—	—	1,712.0	241.8	—	—	—
Consulting and debt-related professional fees	—	—	—	4.3	14.1	15.1	2.7	4.0
Net (gain) loss on extinguishments of long-term debt	—	—	—	—	—	(2.0)	(9.2)	3.2
Litigation settlement	25.0	—	—	—	—	—	—	—
Other adjustments (2)	7.9	1.7	—	—	(0.1)	7.9	1.2	2.4

Adjusted EBITDA	$471.4	$456.9	$125.0	$570.6	$465.4	$601.8	$133.3	$155.5

(1)	Non-cash equity-based compensation expense of $25.3 million related to the Acquisition is included in Acquisition-related costs in the Predecessor period from January 1, 2007 to October 11, 2007.
(2)	Includes certain severance and retention costs, certain consulting fees, debt-related legal and accounting costs, equity investment gains and losses and the gain related to the sale of the Informacast software and equipment for periods subsequent to the Acquisition. Includes equity compensation payroll taxes and certain severance costs for periods prior to the Acquisition.

The following unaudited table sets forth a reconciliation of EBITDA to net cash provided by (used in) operating activities for the periods presented:

	Historical
	Predecessor		Successor
(in millions)	Year Ended December 31, 2006	Period from January 1, 2007 to October 11, 2007	Period from October 12, 2007 to December 31, 2007	Year Ended December 31,			Three Months Ended March 31,
				2008	2009	2010	2010	2011
EBITDA	$422.7	$303.3	$92.1	$(1,168.5)	$188.7	$564.3	$133.0	$140.6
Depreciation and amortization	(28.1)	(33.7)	(46.3)	(218.4)	(218.2)	(209.4)	(52.4)	(51.6)
Income tax benefit (expense)	(148.3)	(112.1)	18.5	12.1	87.8	7.8	(1.3)	(1.1)
Interest income (expense), net	19.8	16.8	(104.6)	(390.3)	(431.7)	(391.9)	(77.1)	(92.1)

Net income (loss)	266.1	174.3	(40.3)	(1,765.1)	(373.4)	(29.2)	2.2	(4.2)

Depreciation and amortization	28.1	33.7	46.3	218.4	218.2	209.4	52.4	51.6
Goodwill impairment	—	—	—	1,712.0	241.8	—	—	—
Equity-based compensation expense	15.8	32.8	4.2	17.8	15.9	11.5	4.3	4.0
Amortization of deferred financing costs	—	—	13.4	38.6	16.2	18.0	4.5	4.0
Deferred income taxes	(13.7)	(24.1)	(12.6)	(39.9)	(94.4)	(4.3)	(14.6)	(8.1)
Allowance for doubtful accounts	—	(3.9)	—	0.4	(0.2)	(1.3)	(1.3)	—
Realized loss (gain) on interest rate swap agreements	—	—	—	18.6	103.2	51.5	(6.3)	2.8
Mark to market loss on interest rate derivatives	—	—	—	—	—	4.7	—	0.2
Net (gain) loss on extinguishments of long-term debt	—	—	—	—	—	(2.0)	(9.2)	3.2
Gross excess tax benefits from equity-based compensation	17.1	(73.6)	—	—	—	—	—	—
Net loss (gain) on sale and disposals of assets	—	0.6	—	0.5	(1.7)	0.7	—	—
Changes in assets and liabilities	(59.5)	73.7	(182.3)	(27.1)	(27.1)	168.5	281.3	143.4
Other non-cash items	(0.2)	—	0.1	—	—	(0.6)	—	(0.6)

Net cash provided by (used in) operating activities	$219.5	$213.5	$(171.2)	$174.2	$98.5	$426.9	$313.3	$196.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section entitled “Selected Historical Consolidated Financial and Operating Data” and our historical audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to numerous risks and uncertainties, including but not limited to those described in the section entitled “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the U.S. and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. Our breadth of offerings allows our customers to streamline their procurement processes by partnering with us as a complete technology solutions provider. Our hardware offerings include products with leading brands across multiple categories such as network communications, notebooks/mobile devices, data storage, video monitors, printers, desktops and servers, among others. Our software offerings include licensing, licensing management and software solutions and services that help our customers to optimize their software investments. We offer a full suite of value-added services, which typically are delivered as part of a technology solution, to help our customers meet their specific needs. Our solutions range from configuration services for computer devices to fully integrated solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. We also offer complementary services including installations, sales of warranties and managed services such as remote network and data center monitoring. We believe both software and service offerings will be important growth areas for us in the future.

We have two reportable segments: Corporate, which is comprised primarily of business customers, and Public, which is comprised of government entities and education and healthcare institutions. Our Corporate segment is divided into a medium-large business customer channel, primarily serving customers having between 100 and 1,000 employees, and a small business customer channel, primarily serving customers with up to 100 employees. We also have two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” The CDW Advanced Services business consists primarily of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. Revenues from the sale of hardware, software, custom configuration and third-party provided services are recorded within our Corporate and Public segments.

Our business is well-diversified across customers, product and service offerings and vendors from whom we purchase products for resale. We have aligned our sales and marketing functions around customer channels to retain and increase our sales to existing customers and to acquire new customers. We have an experienced and dedicated direct selling organization consisting of account managers who provide inside sales coverage, and field account executives who work within an assigned territory and interact with customers in person. Our direct selling organization is supported by a team of technology specialists who design solutions and provide recommendations in the selection and procurement processes. We purchase products for resale from OEMs and distributors. We believe that effective purchasing from a diverse vendor base is a key element of our business strategy. We are authorized by OEMs to sell via direct marketing all or selected products offered by the manufacturer. We also operate as a reseller for major software publishers that allows the end-user customer to acquire packaged software or licensed products and services. Our authorization with each OEM or software publisher may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as volume rebates and cooperative advertising reimbursements.

We market the CDW brand on a national basis through a variety of public and community relations and corporate communications efforts, and through brand advertising that includes the use of print, broadcast, online, social and other media. We also market to current and prospective customers through integrated marketing programs that include print and online media, events and sponsorships. As a result of our relationships with our vendors, a substantial portion of our advertising and marketing expenses are reimbursed through cooperative advertising reimbursement programs. Such programs are at the discretion of our vendors and are typically tied to sales or purchasing volumes or other commitments to be met by us within a specified period of time.

An important factor affecting our ability to generate sales and achieve our targeted operating results is the impact of general economic conditions on our customers’ willingness to spend on information technology. During the recent economic downturn beginning in late 2008 and into 2009, we experienced significantly lower sales and gross profit as our customers generally reduced spending on information technology products and services. During 2010, we experienced significant increases in sales, gross profit and operating income compared to 2009. While general economic conditions and our recent operating results have generally improved, competitive pricing pressures continue in the market. Downturns in the global economy, declines in the availability of credit, weakening consumer and business confidence or increased unemployment could result in reduced spending by our customers on information technology products and services and increased competitive pricing pressures. Our Public segment sales are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for 11.0% of our net sales in 2010. Further, our sales to state and local governments accounted for 4.6% of our net sales in 2010. An adverse change in any of these factors could cause our Public segment customers to reduce their purchases or to terminate or not renew contracts with us, which could adversely affect our business, results of operations or cash flows. See “Risk Factors—Risks Relating to our Business” for further discussion.

Our management monitors a number of financial and non-financial measures and ratios on a regular basis in order to track the progress of our business and make adjustments as necessary. We believe that the most important of these measures and ratios include average daily sales, gross margin, operating margin, EBITDA and Adjusted EBITDA, cash and cash equivalents, net working capital, cash conversion cycle (defined to be days of sales outstanding in accounts receivable plus days of supply in inventory minus days of purchases outstanding in accounts payable), debt levels including available credit and leverage ratios, sales per coworker and coworker turnover. These measures and ratios are compared to standards or objectives set by management, so that actions can be taken, as necessary, in order to achieve the standards and objectives. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

Background and Basis of Presentation

Corporate and Capital Structure

On October 12, 2007, Parent completed the Acquisition pursuant to which it acquired Target. For financial reporting purposes, we refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor” and we refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.”

Upon completion of the Acquisition, the outstanding common stock of Target was converted into the right to receive cash, the common stock was delisted and deregistered and Target became a wholly owned subsidiary of Parent. Parent is owned directly by CDW Holdings. CDW Holdings is controlled by investment funds affiliated with the Equity Sponsors, certain other co-investors and the Management Investors. On December 31, 2009, Target merged into CDWC LLC, a limited liability company wholly owned by Parent with CDWC LLC as the surviving company in the merger. This change had no impact on operations or management. On December 31, 2009, CDWC LLC was renamed CDW LLC. On August 17, 2010, Parent was renamed CDW Corporation.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “the company,” “our,” “CDW” and similar terms refer to Parent and its wholly owned subsidiaries.

Accompanying Financial Statements

Throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations, data for all periods are derived from our consolidated financial statements included elsewhere in this prospectus, which include:

•

Unaudited Interim Financial Statements: the unaudited consolidated financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 (the “Unaudited Interim Financial Statements”); and

•

Audited Financial Statements: the audited consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 (the “Audited Financial Statements”).

Results of Operations

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

The following table presents our results of operations, in dollars and as a percentage of net sales, for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$2,129.6	100.0%	$1,934.1	100.0%
Cost of sales	1,778.1	83.5	1,628.2	84.2

Gross profit	351.5	16.5	305.9	15.8
Selling and administrative expenses	230.4	10.8	214.4	11.1
Advertising expense	29.4	1.4	20.2	1.0

Income from operations	91.7	4.3	71.3	3.7
Interest expense, net	(92.1)	(4.3)	(77.1)	(4.0)
Net (loss) gain on extinguishments of long-term debt	(3.2)	(0.1)	9.2	0.5
Other income, net	0.5	—	0.1	—

(Loss) income before income taxes	(3.1)	(0.1)	3.5	0.2
Income tax expense	(1.1)	(0.1)	(1.3)	(0.1)

Net (loss) income	$(4.2)	(0.2)%	$2.2	0.1%

Net sales

The following table presents our net sales by segment, in dollars and as a percentage of total net sales, and the year-over-year dollar and percentage change in net sales for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011		2010
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Dollar Change	Percent Change (1)
Corporate	$1,279.3	60.1%	$1,116.7	57.7%	$162.6	14.6%
Public	723.9	34.0	720.3	37.3	3.6	0.5
Other	126.4	5.9	97.1	5.0	29.3	30.1

Total net sales	$2,129.6	100.0%	$1,934.1	100.0%	$195.5	10.1%

(1)	There were 64 selling days for the three months ended March 31, 2011, compared to 63 selling days for the three months ended March 31, 2010. On an average daily basis, total net sales increased 8.4%.

The following table presents our net sales by customer channel for our Corporate and Public segments and the year-over-year dollar and percentage change in net sales for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
(in millions)	2011	2010	Dollar Change	Percent Change
Corporate:
Medium / Large	$1,022.9	$893.0	$129.9	14.6%
Small Business	256.4	223.7	32.7	14.6

Total Corporate	$1,279.3	$1,116.7	$162.6	14.6%

Public:
Government	$231.9	$280.5	$(48.6)	(17.3)%
Education	214.6	227.8	(13.2)	(5.8)
Healthcare	277.4	212.0	65.4	30.8

Total Public	$723.9	$720.3	$3.6	0.5%

Total net sales for the three months ended March 31, 2011 increased $195.5 million, or 10.1%, to $2,129.6 million, compared to $1,934.1 million for the three months ended March 31, 2010. There were 64 selling days for the three months ended March 31, 2011, compared to 63 selling days for the three months ended March 31, 2010. On an average daily basis, total net sales increased 8.4%. The increase in total net sales was the result of general growth and increased demand in the information technology industry overall, in addition to our focus on growing our market share. The most significant driver of sales growth for the three months ended March 31, 2011 was the growth in our Corporate segment.

Corporate segment net sales for the three months ended March 31, 2011 increased $162.6 million, or 14.6%, compared to the three months ended March 31, 2010. Within our Corporate segment, net sales growth was evenly distributed between the two customer channels, with net sales to both medium / large customers and small business customers increasing 14.6% between periods. The increase was primarily driven by hardware unit volume growth. Public segment net sales for the three months ended March 31, 2011 increased $3.6 million, or 0.5%, between periods as strong growth in the healthcare customer channel offset declines in the government and education customer channels. Net sales to healthcare customers increased $65.4 million, or 30.8%, between periods driven by volume increases and additional sales from an expanded relationship with a group purchasing organization beginning in the fourth quarter of 2009. Within our Public segment, net sales to government customers decreased $48.6 million, or 17.3%, between periods, driven by a decline in net sales to Federal government customers. Net sales to education customers decreased $13.2 million, or 5.8%, between periods.

Gross profit

Gross profit increased $45.6 million, or 14.9%, to $351.5 million for the three months ended March 31, 2011, compared to $305.9 million for the three months ended March 31, 2010. As a percentage of total net sales, gross profit was 16.5% for the three months ended March 31, 2011, up from 15.8% for the three months ended March 31, 2010. The gross profit margin improvement was primarily driven by favorable price/mix in product margin, including customer channel mix as our Federal government business declined as a percentage of total sales. Increased vendor funding, including purchase discounts, volume rebates and cooperative advertising, also had a favorable impact on gross margin.

The gross profit margin may fluctuate based on various factors, including vendor incentive and inventory price protection programs, cooperative advertising funds classified as a reduction of cost of sales, product mix, net service contract revenue, commission revenue, pricing strategies, market conditions, and other factors, any of which could result in changes in gross profit margins.

Selling and administrative expenses

Selling and administrative expenses increased $16.0 million, or 7.5%, to $230.4 million for the three months ended March 31, 2011, compared to $214.4 million for the three months ended March 31, 2010. The increase was primarily due to higher payroll costs of $10.2 million driven by increased sales compensation and increases in other variable compensation costs, such as incentive bonuses, consistent with stronger sales and gross profit. In addition, our sales force increased to 3,453 coworkers at March 31, 2011, compared to 3,384 coworkers at March 31, 2010, while total coworker count increased to 6,372 coworkers at March 31, 2011, compared to 6,181 coworkers at March 31,

2010. We also had increases in travel and entertainment expense of $1.4 million, consulting and debt-related professional fees of $1.3 million, bad debt expense of $1.2 million and profit sharing/401(k) expense of $0.9 million. These increases were partially offset by lower depreciation expense of $1.1 million and lower healthcare benefits expense of $1.0 million.

Advertising expense

Advertising expense increased $9.2 million, or 45.5%, to $29.4 million for the three months ended March 31, 2011, compared to $20.2 million for the three months ended March 31, 2010. Higher expenses were due to the launch of our new national ad campaign during the first three months of 2011, e-commerce support and customer-focused marketing events. In addition, advertising expense in the first three months of 2010 was lower due to timing, as spending was more heavily weighted toward the second half of 2010. As a percentage of net sales, advertising expense was 1.4% for the three months ended March 31, 2011, compared to 1.0% for the same period in 2010.

Income (loss) from operations

The following table presents income (loss) from operations by segment, in dollars and as a percentage of net sales, and the year-over-year percentage change in income (loss) from operations for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010
	Dollars in Millions	Operating Margin Percentage	Dollars in Millions	Operating Margin Percentage	Percent Change in Income (Loss) from Operations
Segments: (1)
Corporate	$78.3	6.1%	$58.9	5.3%	32.9%
Public	37.1	5.1	34.1	4.7	9.1
Other	3.6	2.8	3.1	3.2	14.7
Headquarters (2)	(27.3)	N/A	(24.8)	N/A	10.5

Total income (loss) from operations	$91.7	4.3%	$71.3	3.7%	28.6%

(1)	Segment income (loss) from operations includes the segment’s direct operating income (loss) and allocations for Headquarters’ costs, allocations for logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.
(2)	Includes Headquarters’ function costs that are not allocated to the segments.

Income from operations was $91.7 million for the three months ended March 31, 2011, an increase of $20.4 million, or 28.6%, compared to $71.3 million for the three months ended March 31, 2010. This increase was driven by higher net sales and gross profit, partially offset by higher advertising expense and selling and administrative expenses.

Corporate segment income from operations was $78.3 million for the three months ended March 31, 2011, an increase of $19.4 million, or 32.9%, compared to $58.9 million for the three months ended March 31, 2010. The increase in our Corporate segment’s income from operations was primarily driven by higher net sales and gross profit margin, partially offset by higher selling and administrative costs, resulting in a net increase of $12.3 million in 2011 compared to 2010. In addition, our Corporate segment income from operations benefited from an increase of $10.7 million in income allocations from our logistics operations for the first three months of 2011 compared to the first three months of 2010. The improved profitability of our logistics operations was driven by stronger operating leverage given higher purchase volumes while support structure costs declined. Partially offsetting the above items was an increase in Headquarters’ allocations of $3.5 million.

Public segment income from operations was $37.1 million for the three months ended March 31, 2011, an increase of $3.1 million, or 9.1%, compared to $34.1 million for the three months ended March 31, 2010. The increase reflected higher operating income of $1.7 million as a result of stronger net sales and gross profit dollars, partially offset by higher selling and administrative costs. In addition, our Public segment income from operations benefited from an increase of $4.1 million in income allocations from our logistics operations for the first three months of 2011 compared to the first three months of 2010. Partially offsetting the above items was an increase in Headquarters’ allocations of $2.7 million.

The loss from operations for our Headquarters’ function of $27.3 million for the three months ended March 31, 2011 was $2.6 million higher than the loss from operations of $24.8 million for the same period of the prior year. The incremental loss of $2.6 million reflected an increase in costs of $9.0 million, partially offset by higher intercompany allocations to the operating segments of $6.4 million. The $9.0 million cost increase was primarily driven by higher advertising expense and increased consulting and debt-related professional fees.

Interest expense, net

At March 31, 2011, our outstanding long-term debt, excluding capital leases, totaled $4,145.7 million. Net interest expense for the three months ended March 31, 2011 was $92.1 million, compared to $77.1 million for the three months ended March 31, 2010. The increase in interest expense was primarily due to a gain of $25.9 million recorded in the first three months of 2010 that did not repeat in 2011, reflecting the net non-cash impact of hedge ineffectiveness recorded in interest expense on the interest rate swap agreements, as described in Note 5 to the Unaudited Interim Financial Statements. Interest expense for our Term Loan Facility was $20.2 million lower for the three months ended March 31, 2011, compared to the same period of the prior year. This decrease was due to lower interest rates as a result of the termination of our interest rate swaps in January 2011, and a lower outstanding principal balance. Partially offsetting this decrease was additional interest expense of $10.0 million in the first three months of 2011 for the $500.0 million Senior Secured Notes issued in December 2010.

Net (loss) gain on extinguishments of long-term debt

In March 2011, we amended our Term Loan Facility and recorded a loss on extinguishment of long-term debt of $3.2 million in our consolidated statement of operations. This loss represents a write-off of a portion of the unamortized deferred financing costs on this facility.

In March 2010, we repurchased $28.5 million of principal amount of Senior Subordinated Bridge Loans for a purchase price of $18.6 million. We recorded a gain of $9.2 million on the extinguishment of this debt in our consolidated statement of operations during the first quarter of 2010. The gain represents the difference between the purchase price, including expenses paid to the debt holders and agent, and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs. The $28.5 million in principal amount of loans that were repurchased were exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation.

Income tax expense

Income tax expense was $1.1 million for the three months ended March 31, 2011, compared to $1.3 million of expense for the same period of the prior year. Despite the $3.1 million pre-tax loss for the first three months of 2011, we recorded income tax expense primarily due to an increase in the deferred tax rate as a result of state tax law changes enacted during the first quarter of 2011. The effective income tax rate, expressed by calculating income tax expense as a percentage of income (loss) before income taxes, was (35.6)% for the three months ended March 31, 2011, compared to 37.7% for the three months ended March 31, 2010.

Net (loss) income

The net loss was $4.2 million for the three months ended March 31, 2011, compared to net income of $2.2 million for the three months ended March 31, 2010.

Adjusted EBITDA

Adjusted EBITDA was $155.5 million for the three months ended March 31, 2011, an increase of $22.2 million, or 16.7%, compared to $133.3 million for the three months ended March 31, 2010. As a percentage of net sales, Adjusted EBITDA was 7.3% and 6.9% for the three months ended March 31, 2011 and 2010, respectively.

We have included a reconciliation of EBITDA and Adjusted EBITDA for the three months ended March 31, 2011 and 2010 in the table below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

	Three Months Ended March 31,
(in millions)	2011	2010
Net (loss) income	$(4.2)	$2.2
Depreciation and amortization	51.6	52.4
Income tax expense	1.1	1.3
Interest expense, net	92.1	77.1

EBITDA	140.6	133.0

Adjustments:
Non-cash equity-based compensation	4.0	4.3
Sponsor fee	1.3	1.3
Consulting and debt-related professional fees	4.0	2.7
Net loss (gain) on extinguishments of long-term debt	3.2	(9.2)
Other adjustments (1)	2.4	1.2

Total adjustments	14.9	0.3

Adjusted EBITDA	$155.5	$133.3

(1)	Other adjustments include certain severance and retention costs and equity investment losses.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The following table presents our results of operations, in dollars and as a percentage of net sales, for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010		Year Ended December 31, 2009
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$8,801.2	100.0%	$7,162.6	100.0%
Cost of sales	7,410.4	84.2	6,029.7	84.2

Gross profit	1,390.8	15.8	1,132.9	15.8
Selling and administrative expenses	932.1	10.6	821.1	11.4
Advertising expense	106.0	1.2	101.9	1.4
Goodwill impairment	—	—	241.8	3.4

Income (loss) from operations	352.7	4.0	(31.9)	(0.4)
Interest expense, net	(391.9)	(4.4)	(431.7)	(6.0)
Net gain on extinguishments of long-term debt	2.0	—	—	—
Other income, net	0.2	—	2.4	—

Loss before income taxes	(37.0)	(0.4)	(461.2)	(6.4)
Income tax benefit	7.8	0.1	87.8	1.2

Net loss	$(29.2)	(0.3)%	$(373.4)	(5.2)%

Net sales

The following table presents our net sales by segment, in dollars and as a percentage of total net sales, and the year-over-year dollar and percentage change in net sales for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010		Year Ended December 31, 2009
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Dollar Change	Percent Change (1)
Corporate	$4,833.6	54.9%	$3,818.2	53.3%	$1,015.4	26.6%
Public	3,560.6	40.5	3,035.5	42.4	525.1	17.3
Other	407.0	4.6	308.9	4.3	98.0	31.8

Total net sales	$8,801.2	100.0%	$7,162.6	100.0%	$1,638.5	22.9%

(1)	There were 254 selling days in both the years ended December 31, 2010 and 2009.

The following table presents our net sales by customer channel for our Corporate and Public segments and the dollar and percentage change between periods in net sales for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
(in millions)	2010	2009	Dollar Change	Percent Change
Corporate:
Medium / Large	$3,867.3	$3,014.8	$852.5	28.3%
Small Business	966.3	803.4	162.9	20.3

Total Corporate	$4,833.6	$3,818.2	$1,015.4	26.6%

Public:
Government	$1,368.6	$1,270.7	$97.9	7.7%
Education	1,200.6	1,040.5	160.1	15.4
Healthcare	991.4	724.3	267.1	36.9

Total Public	$3,560.6	$3,035.5	$525.1	17.3%

Total net sales in 2010 increased $1,638.5 million, or 22.9%, to $8,801.2 million, compared to $7,162.6 million in 2009. There were 254 selling days in both 2010 and 2009. The increase in total net sales was the result of general growth and increased demand in the information technology industry overall, in addition to our focus on growing our market share. The most significant driver of sales growth in 2010 was the rebound by our Corporate segment, which was significantly impacted by the recent economic downturn.

Corporate segment net sales in 2010 increased $1,015.4 million, or 26.6%, compared to 2009. Within our Corporate segment, net sales to medium / large customers increased 28.3% between years, while net sales to small business customers increased 20.3%. Public segment net sales in 2010 increased $525.1 million, or 17.3%, between years driven by growth across all customer channels. Net sales to healthcare customers increased $267.1 million, or 36.9%, between years driven by volume increases and additional sales resulting from an expanded relationship with a group purchasing organization beginning in the fourth quarter of 2009.

Gross profit

Gross profit increased $258.0 million, or 22.8%, to $1,390.8 million in 2010, compared to $1,132.9 million in 2009, which reflected increased sales across our hardware, software and services categories. The increase in gross profit dollars was driven primarily by unit growth and favorable price/mix within the hardware category, though hardware product margin remained relatively flat between years. As a percentage of total net sales, gross profit was 15.8% in both 2010 and 2009, driven by continued competitive pressures in the marketplace. Vendor funding, including purchase discounts, volume rebates and cooperative advertising, increased in 2010, but was relatively flat as a percentage of net sales between years. Following the first quarter of 2010, gross profit margin by quarter improved on a year-over-year basis, as general economic conditions improved.

The gross profit margin may fluctuate based on various factors, including vendor incentive and inventory price protection programs, cooperative advertising funds classified as a reduction of cost of sales, product mix, net service contract revenue, commission revenue, pricing strategies, market conditions and other factors, any of which could result in changes in gross profit margins.

Selling and administrative expenses

Selling and administrative expenses increased $111.0 million, or 13.5%, to $932.1 million in 2010, compared to $821.1 million in 2009. The increase was primarily due to higher payroll costs of $100.6 million as a result of higher sales compensation and increases in other variable compensation costs such as incentive bonuses consistent with higher sales and gross profit. In addition, coworker-related costs increased $15.5 million in 2010 compared to 2009, primarily due to an increase of $11.9 million in profit sharing/401(k) costs, while travel and entertainment expense increased $2.5 million and sales and use tax expense increased $2.1 million. These increases were partially offset by lower depreciation expense of $8.2 million and lower bad debt expense of $3.0 million in 2010 compared to 2009. Throughout 2010, we continued to cautiously make selective investments in our coworkers as our outlook improved. Our sales force increased to 3,405 coworkers at December 31, 2010, compared to 3,307 coworkers at December 31, 2009, and total coworker count also increased to 6,268 coworkers at December 31, 2010, compared to 6,173 coworkers at December 31, 2009.

Advertising expense

Advertising expense increased $4.0 million, or 4.0%, to $106.0 million in 2010, compared to $101.9 million in 2009. Increased expenses related to the production of a new advertising campaign, e-commerce support and customer-focused marketing events were partially offset by decreased spending in catalog production and circulation. As a percentage of net sales, advertising expense was 1.2% in 2010, compared to 1.4% in 2009.

Goodwill impairment

We did not record any goodwill impairment charges in 2010, as we performed and passed the annual evaluation of goodwill as of December 1, 2010. The goodwill balances at December 31, 2010 for our Corporate, Public and Other segments were $1,223.0 million, $907.3 million and $78.8 million, respectively.

We recorded goodwill impairment charges of $241.8 million in 2009. Continued deterioration in macroeconomic conditions and the overall decline in our net sales during the first half of 2009 indicated that it was more likely than not that the fair value of certain of our reporting units was reduced to below the respective carrying amount. We considered this a triggering event under GAAP and performed an interim evaluation of goodwill as of June 1, 2009. As a result of that goodwill impairment evaluation, we recorded a goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for our Corporate segment, or 14% of the total goodwill for that segment, and $28.0 million for the CDW Advanced Services business, or 38% of the total goodwill for that operating segment. In addition to the goodwill evaluation noted above, we recorded $6.8 million of goodwill in the fourth quarter of 2009 for certain trade credits for periods prior to the Acquisition which was immediately impaired upon recognition.

Income (loss) from operations

The following table presents income (loss) from operations by segment, in dollars and as a percentage of net sales, and the year-over-year percentage change in income (loss) from operations for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010		Year Ended December 31, 2009
	Dollars in Millions	Operating Margin Percentage	Dollars in Millions	Operating Margin Percentage	Percent Change in Income (Loss) from Operations
Segments: (1)
Corporate	$256.2	5.3%	$(56.7)	(1.5)%	551.8%
Public	193.0	5.4	150.7	5.0	28.0
Other	14.3	3.5	(23.2)	(7.5)	161.6
Headquarters (2)	(110.8)	N/A	(102.7)	N/A	(7.8)

Total income (loss) from operations	$352.7	4.0%	$(31.9)	(0.4)%	1,205.3%

Goodwill impairment included in loss from operations:
Corporate	$—	—%	$(212.4)	(5.6)%	N/A
Public	—	—	(1.1)	—	N/A
Other	—	—	(28.3)	(9.2)	N/A

Total goodwill impairment	$—	—%	$(241.8)	(3.4)%	N/A

(1)	Segment income (loss) from operations includes the segment’s direct operating income (loss) and allocations for Headquarters’ costs, allocations for logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.
(2)	Includes Headquarters’ function costs that are not allocated to the segments.

Income from operations was $352.7 million in 2010, an increase of $384.6 million compared to a loss from operations of $31.9 million in 2009. This increase was primarily due to the prior period containing the previously discussed goodwill impairment charge of $241.8 million. Excluding the goodwill impairment charge, operating income increased $142.9 million, or 68.1% in 2010, compared to 2009. This increase was driven by higher net sales and gross profit dollars, partially offset by higher selling and administrative expenses, although we continued to contain our selling and administrative expenses through tight cost control.

Corporate segment income from operations was $256.2 million in 2010, an increase of $313.0 million compared to a loss from operations of $56.7 million in 2009. The operating loss in 2009 was due to the goodwill impairment charge of $212.4 million. Excluding the goodwill impairment charge, Corporate segment income from operations increased $100.6 million, or 64.6%, between years. The most significant driver of our Corporate segment’s increase in operating income between years was the rebound in net sales, which increased 26.6% in 2010 compared to 2009 following the economic downturn. The combination of the increased net sales and the associated gross profit dollars along with continued control of selling and administrative costs increased operating income by $60.8 million. Selling and administrative expenses were lower as a percentage of net sales in 2010 compared to 2009 despite the increased investment in coworkers discussed above. In addition, our Corporate segment income from operations benefited in 2010 from an increase of $46.0 million in income allocations from our logistics operations compared to 2009. The improved profitability of our logistics operations was driven by increased operating leverage given higher purchase volumes in 2010 while support structure costs decreased between years. Partially offsetting the above items was an increase in Headquarters’ allocations of $6.2 million.

Public segment income from operations was $193.0 million in 2010, an increase of $42.3 million, or 28.0%, compared to $150.7 million in 2009. This increase reflected higher operating income of $20.4 million as a result of higher net sales and gross profit dollars, while continuing to control selling and administrative costs. Selling and administrative expenses were lower as a percentage of net sales in 2010 compared to 2009 despite the increased investment in coworkers discussed above. In addition, our Public segment income from operations benefited in 2010 from an increase of $28.9 million in income allocations from our logistics operations compared to 2009. Partially offsetting the above items was an increase in Headquarters’ allocations of $7.0 million.

The income from operations within our Other segment was $14.3 million in 2010, compared to a loss from operations of $23.2 million in 2009. The operating loss for 2009 was a result of the goodwill impairment charge of $28.3 million for the CDW Advanced Services business.

The loss from operations for our Headquarters’ function of $110.8 million was $8.1 million higher than the loss of $102.7 million in 2009. The incremental loss of $8.1 million in 2010 reflected an increase in costs of $23.0 million, partially offset by higher intercompany allocations to the operating segments of $14.9 million. The $23.0 million cost increase in 2010 was driven by additional investments in coworkers primarily related to incentive compensation and profit sharing/401(k).

Interest expense, net

At December 31, 2010, our outstanding long-term debt, excluding capital leases, totaled $4,289.1 million. Net interest expense was $391.9 million in 2010, compared to $431.7 million in 2009. The decrease in interest expense was primarily due to the year-over-year change in the net non-cash impact of hedge ineffectiveness recorded in interest expense on the interest rate swap agreements, as described in Note 8 to the Audited Financial Statements, which resulted in a gain of $25.8 million in 2010, compared to a loss of $28.7 million in 2009. Also contributing to the decrease were lower average outstanding debt balances during 2010 compared to 2009. Partially offsetting these items was a higher interest rate on the Term Loan Facility as a result of the November 2009 amendment to this facility and increased expense due to changes in the fair value of the interest rate cap agreements, as described in Note 8 to the Audited Financial Statements.

Net gain on extinguishments of long-term debt

We recorded a net gain of $2.0 million on the extinguishment of long-term debt resulting from two transactions during 2010.

In March 2010, we repurchased $28.5 million of principal amount of Senior Subordinated Bridge Loans for a purchase price of $18.6 million. We recorded a gain of $9.2 million on the extinguishment of this debt in our consolidated statement of operations during the first quarter of 2010. The gain represents the difference between the purchase price, including expenses paid to the debt holders and agent, and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs. The $28.5 million in principal amount of loans was exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation.

In December 2010, we extinguished $500.0 million of the outstanding principal balance of our Term Loan Facility as described in Note 7 to the Audited Financial Statements. We recorded a loss of $7.2 million on the extinguishment of this debt in our consolidated statement of operations during the fourth quarter of 2010. This loss represents a write-off of a portion of the unamortized deferred financing costs on the Term Loan Facility. There was no additional gain or loss resulting from the paydown of the debt balance, as the cash paid equaled the par value of the debt principal extinguished.

Income tax benefit

The income tax benefit was $7.8 million in 2010, compared to $87.8 million in 2009. The effective income tax rate, expressed by calculating the income tax benefit as a percentage of loss before income taxes, was 21.1% in 2010, compared to 19.0% in 2009. The change in the effective rate from 2009 to 2010 was due to the nondeductible goodwill charge in 2009 and a relatively higher impact on the effective tax rate of permanent items in 2010 due to the relatively small pre-tax loss. In addition, state taxes in 2010 were higher due to changes in state rates and apportionment.

Net loss

The net loss was $29.2 million in 2010, compared to a net loss of $373.4 million in 2009. The year-over-year change was primarily due to the impairment charges discussed above.

Adjusted EBITDA

Adjusted EBITDA was $601.8 million in 2010, an increase of $136.5 million, or 29.3%, compared to $465.4 million in 2009. As a percentage of net sales, Adjusted EBITDA was 6.8% in 2010, compared to 6.5% in 2009.

We have included a reconciliation of EBITDA and Adjusted EBITDA for 2010 and 2009 in the table below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. See “Selected Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to cash flows from operating activities.

	Year Ended December 31,
(in millions)	2010	2009
Net loss	$(29.2)	$(373.4)
Depreciation and amortization	209.4	218.2
Income tax benefit	(7.8)	(87.8)
Interest expense, net	391.9	431.7

EBITDA	564.3	188.7

Adjustments:
Goodwill impairment	—	241.8
Non-cash equity-based compensation	11.5	15.9
Sponsor fee	5.0	5.0
Consulting and debt-related professional fees	15.1	14.1
Net gain on extinguishments of long-term debt	(2.0)	—
Other adjustments (1)	7.9	(0.1)

Total adjustments	37.5	276.7

Adjusted EBITDA	$601.8	$465.4

(1)	Other adjustments include certain severance and retention costs, equity investment gains and losses and the gain related to the sale of Informacast software and equipment in 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table presents our results of operations, in dollars and as a percentage of net sales, for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$7,162.6	100.0%	$8,071.2	100.0%
Cost of sales	6,029.7	84.2	6,710.2	83.1

Gross profit	1,132.9	15.8	1,361.0	16.9
Selling and administrative expenses	821.1	11.4	894.8	11.1
Advertising expense	101.9	1.4	141.3	1.8
Goodwill impairment	241.8	3.4	1,712.0	21.2

Loss from operations	(31.9)	(0.4)	(1,387.1)	(17.2)
Interest expense, net	(431.7)	(6.0)	(390.3)	(4.8)
Other income, net	2.4	—	0.2	—

Loss before income taxes	(461.2)	(6.4)	(1,777.2)	(22.0)
Income tax benefit	87.8	1.2	12.1	0.1

Net loss	$(373.4)	(5.2)%	$(1,765.1)	(21.9)%

Net sales

The following table presents our net sales by segment, in dollars and as a percentage of total net sales, and the year-over-year dollar and percentage change in net sales for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Dollar Change	Percent Change (1)
Corporate	$3,818.2	53.3%	$4,852.2	60.1%	$(1,034.0)	(21.3)%
Public	3,035.5	42.4	2,894.7	35.9	140.8	4.9
Other	308.9	4.3	324.3	4.0	(15.4)	(4.7)

Total net sales	$7,162.6	100.0%	$8,071.2	100.0%	$(908.6)	(11.3)%

(1)	There were 254 selling days in 2009, compared to 255 selling days in 2008. On an average daily basis, total net sales decreased 10.9%.

The following table presents our net sales by customer channel for our Corporate and Public segments and the year-over-year dollar and percentage change in net sales for the years ended December 31, 2009 and 2008:

(in millions)	Years Ended December 31,
	2009	2008	Dollar Change	Percent Change
Corporate:
Medium / Large	$3,014.8	$3,898.6	$(883.8)	(22.7)%
Small Business	803.4	953.6	(150.2)	(15.7)

Total Corporate	$3,818.2	$4,852.2	$(1,034.0)	(21.3)%

Public:
Government	$1,270.7	$1,114.7	$156.0	14.0%
Education	1,040.5	1,034.7	5.8	0.6
Healthcare	724.3	745.3	(21.0)	(2.8)

Total Public	$3,035.5	$2,894.7	$140.8	4.9%

Total net sales in 2009 decreased $908.6 million, or 11.3%, to $7,162.6 million, compared to $8,071.2 million in 2008. There were 254 selling days in 2009, compared to 255 selling days in 2008. On an average daily basis, total net sales decreased 10.9%. The decline in total net sales between years was primarily the result of soft demand within our Corporate segment due to the general economic conditions that existed in the U.S. On a sequential quarterly basis, the year-over-year percentage decline in total net sales lessened each quarter as we progressed through the first three quarters of 2009, and we experienced modest net sales growth of 1.7% for the fourth quarter of 2009.

Corporate segment net sales in 2009 decreased $1,034.0 million, or 21.3%, compared to 2008. Within our Corporate segment, net sales to our medium / large customers decreased 22.7% between years, while net sales to our small business customers decreased at a lesser rate of 15.7%. The decline in Corporate segment net sales was the result of overall weak customer demand as hardware sales in particular succumbed to a widespread recession beginning in late 2008. Public segment net sales in 2009 increased $140.8 million between years, or 4.9%, almost entirely due to sales growth within our government channel. The increase in government net sales was driven by an increase in large orders (defined to be in excess of $100,000) to our federal customers.

Gross profit

Gross profit decreased $228.1 million, or 16.8%, to $1,132.9 million in 2009, compared to $1,361.0 million in 2008. This decrease was driven by a decline in hardware sales which reflected both lower volumes and unfavorable changes in price/mix. As a percentage of net sales, gross profit was 15.8% in 2009, compared to 16.9% in 2008. The decrease in gross profit margin between years was driven by lower product margin and, to a lesser extent, lower cooperative advertising from vendors as a percentage of net sales. The decline in product margin was driven by competitive pressures in the marketplace. Product margin also generally declines as the proportion of Public segment net sales to total net sales increases. On a sequential quarterly basis, gross profit margin declined each quarter as we progressed through the first three quarters of 2009, and moderated at 15.4% in the fourth quarter of 2009.

Selling and administrative expenses

Selling and administrative expenses decreased $73.7 million, or 8.2%, to $821.1 million in 2009, compared to $894.8 million in 2008. This was driven by a decrease of $61.7 million in payroll costs that resulted primarily from lower sales commissions and lower other variable incentive compensation, as well as a decrease in the number of sales and non-sales coworkers. Our sales force decreased to 3,307 coworkers at December 31, 2009, compared to 3,593 coworkers at December 31, 2008. In addition to implementing cost saving actions such as cancelling certain merit compensation increases and suspending the 401(k) match for 2009, we eliminated approximately 200 coworkers in mostly non-sales force positions in January 2009. Selling and administrative expenses in 2009 also reflected reduced profit sharing/401(k) expense. For 2008, the amount charged to expense for the profit sharing/401(k) plan totaled $11.9 million. Of this amount, we reversed $8.0 million to income in the second quarter of 2009, as the payout of this amount was partially based upon certain financial objectives in 2009 that were not achieved. This reversal was partially offset by $6.4 million of plan expense recorded in 2009, resulting in a net credit of $1.6 million attributed to the profit sharing/401(k) plan for 2009. These decreases were partially offset by an increase of $9.9 million in consulting and advisory fees and expenses in 2009 compared to 2008.

Advertising expense

Advertising expense decreased $39.4 million, or 27.9%, to $101.9 million in 2009, compared to $141.3 million in 2008. As a percentage of net sales, advertising expense decreased to 1.4% in 2009, compared to 1.8% in 2008. The decrease in advertising expense was primarily the result of less national TV and magazine advertising.

Goodwill impairment

We recorded goodwill impairment charges of $241.8 million in 2009 and $1,712.0 million in 2008. Continued deterioration in macroeconomic conditions and the overall decline in our net sales during the first half of 2009 indicated that it was more likely than not that the fair value of certain of our reporting units was reduced to below the respective carrying amount. We considered this a triggering event under GAAP and performed an interim evaluation of goodwill as of June 1, 2009. As a result of that goodwill impairment evaluation, we recorded a goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for our Corporate segment and $28.0 million for the CDW Advanced Services business. For financial reporting purposes, the CDW Advanced Services business is combined with Canada and shown as “Other.” We performed our annual evaluation of goodwill for 2009 as of December 1. Our Public segment, Canada and the CDW Advanced Services reporting units passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 9%, 30%, and 35%, respectively) while our Corporate segment reporting unit did not pass the first step. Accordingly, we performed the second step of the goodwill evaluation for our Corporate segment reporting unit, the results of which did not require us to record an impairment charge as the implied fair value of goodwill of this reporting unit exceeded the carrying value of goodwill by 10%.

In addition to the goodwill evaluations noted above, we recorded $6.8 million of goodwill in the fourth quarter of 2009 for certain trade credits for periods prior to the Acquisition which was immediately impaired upon recognition. The goodwill balances at December 31, 2009 for our Corporate, Public and Other segments were $1,223.0 million, $907.3 million and $77.1 million, respectively.

The total goodwill impairment charge of $1,712.0 million in 2008 was comprised of $1,359.0 million for our Corporate segment and $353.0 million for our Public segment, and was primarily the result of deteriorating macroeconomic conditions during the fourth quarter of 2008. See Note 4 to the Audited Financial Statements for further information on goodwill and the related impairment charges. The goodwill balances at December 31, 2008 for our Corporate, Public and Other segments were $1,430.0 million, $907.3 million and $104.7 million, respectively.

Loss from operations

The following table presents loss from operations by segment, in dollars and as a percentage of net sales, and the year-over-year percentage change in loss from operations for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Operating Margin Percentage	Dollars in Millions	Operating Margin Percentage	Percent Change in Loss from Operations
Segments: (1)
Corporate	$(56.7)	(1.5)%	$(1,104.2)	(22.8)%	94.9%
Public	150.7	5.0	(216.4)	(7.5)	169.6
Other	(23.2)	(7.5)	10.2	3.1	(328.2)
Headquarters (2)	(102.7)	N/A	(76.7)	N/A	(34.0)

Total loss from operations	$(31.9)	(0.4)%	$(1,387.1)	(17.2)%	97.7%

Goodwill impairment included in loss from operations:
Corporate	$(212.4)	(5.6)%	$(1,359.0)	(28.0)%	84.4%
Public	(1.1)	—	(353.0)	(12.2)	99.7
Other	(28.3)	(9.2)	—	—	N/A

Total goodwill impairment	$(241.8)	(3.4)%	$(1,712.0)	(21.2)%	85.9%

(1)	Segment loss from operations includes the segment’s direct operating income (loss) and allocations for Headquarters’ costs and expenses, allocations for logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.
(2)	Includes Headquarters’ function costs that are not allocated to the segments.

The loss from operations was $31.9 million in 2009, compared to a loss of $1,387.1 million in 2008. The operating losses were due to the previously discussed goodwill impairment charges of $241.8 million in 2009 and $1,712.0 million in 2008. Excluding goodwill impairment charges, operating income decreased $115.0 million, or 35.4%, in 2009 compared to 2008. This decrease was driven by lower gross profit from lower margins on the 11.3% net sales decline for 2009 due to the economic slowdown, partially offset by reduced advertising costs and lower selling and administrative expenses as a result of our overall cost savings strategy.

Corporate segment loss from operations was $56.7 million in 2009, compared to $1,104.2 million in 2008. The operating losses were due to the goodwill impairment charges of $212.4 million in 2009 and $1,359.0 million in 2008. Excluding goodwill impairment charges, operating income decreased $99.1 million, or 38.9%, in 2009 compared to 2008. Our Corporate segment was most significantly impacted by the economic slowdown as ensuing competitive pricing pressures resulted in lower margins on the 21.3% net sales decline for 2009. This was partially offset by lower selling and administrative expenses, mainly payroll costs for our sales force that resulted from reduced commissions and lower other variable incentive compensation and a lower number of sales coworkers.

Public segment income from operations was $150.7 million in 2009, compared to a loss from operations of $216.4 million in 2008. Public segment goodwill impairment charges were $1.1 million in 2009 and $353.0 million in 2008. Excluding goodwill impairment charges, income from operations increased $15.2 million, or 11.2%, in 2009 compared to 2008. While pricing pressures and an increase in low margin large orders for our Public segment resulted in lower gross profit between years, this impact was largely offset by reduced selling and administrative expenses. Our Public segment income from operations benefited in 2009 from an increase of $15.3 million in income allocations from our logistics operations compared to 2008. This allocation was primarily based on our Public segment’s proportionate share of total net sales, which increased between years.

The loss from operations within our Other segment was $23.2 million in 2009, compared to income from operations of $10.2 million in 2008. The operating loss for 2009 was a result of the goodwill impairment charge of $28.3 million for the CDW Advanced Services business.

The loss from operations for our Headquarters’ function of $102.7 million in 2009 was $26.0 million higher than the loss of $76.7 million in 2008. The incremental loss of $26.0 million in 2009 reflected an increase in costs of $5.0 million and lower intercompany allocations to the segments of $21.0 million compared to 2008. The $5.0 million cost increase in 2009 was primarily due to an increase of $9.9 million in consulting and advisory fees and expenses previously discussed and $5.3 million of higher occupancy expenses related to sales office expansion, partially offset by reductions in other areas as a result of cost savings actions.

Interest expense, net

At December 31, 2009, our outstanding long-term debt, excluding capital leases, totaled $4,620.4 million. Net interest expense in 2009 was $431.7 million, compared to $390.3 million in 2008. The increase in interest expense was primarily due to increasing interest rates under the Bridge Loans. This increase was partially offset by lower interest rates under the ABL Facility, which is based on LIBOR. For interest periods beginning prior to October 15, 2009, we had made all interest payments in cash. For the interest period from October 15, 2009 through April 14, 2010, we elected to defer interest payments on the $300.0 million principal amount of Senior PIK Election Loans, and to add the deferred interest to the principal balance so that the deferred interest, together with the principal, would be due at maturity of such loans. The principal amount on the loans, all of which have subsequently been exchanged for Existing Senior PIK Election Notes, increased by approximately $17.0 million on April 15, 2010, and we will incur incremental interest expense of approximately $10.7 million over the remaining term as a result.

Income tax benefit

The income tax benefit was $87.8 million in 2009 compared to $12.1 million in 2008. The effective income tax rate, expressed by calculating the income tax benefit as a percentage of loss before income taxes, was 19.0% in 2009. This rate differs from the rate of 0.7% in 2008 primarily due to the nondeductible nature of the goodwill impairment charges of $241.8 million and $1,712.0 million in 2009 and 2008, respectively. The effective income tax rate was also lower in 2008 due to adjustments to deferred state income taxes primarily to reflect a change in tax filing status of one of our subsidiaries and tax expense in certain jurisdictions where various subsidiaries were taxable.

Net loss

Net loss was $373.4 million in 2009, compared to $1,765.1 million in 2008. The year-over-year change was primarily due to the impairment charges discussed above.

Adjusted EBITDA

Adjusted EBITDA was $465.4 million in 2009, a decrease of $105.2 million, or 18.4%, from $570.6 million in 2008. As a percentage of net sales, Adjusted EBITDA was 6.5% in 2009, compared to 7.1% in 2008.

We have included a reconciliation of EBITDA and Adjusted EBITDA for 2009 and 2008 in the table below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows, including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. See “Selected Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to cash flows from operating activities.

	Year Ended December 31,
(in millions)	2009	2008
Net loss	$(373.4)	$(1,765.1)
Depreciation and amortization	218.2	218.4
Income tax benefit	(87.8)	(12.1)
Interest expense, net	431.7	390.3

EBITDA	188.7	(1,168.5)

Adjustments:
Goodwill impairment	241.8	1,712.0
Non-cash equity-based compensation	15.9	17.8
Sponsor fee	5.0	5.0
Consulting and debt-related professional fees	14.1	4.3
Other adjustments (1)	(0.1)	—

Total adjustments	276.7	1,739.1

Adjusted EBITDA	$465.4	$570.6

(1)	Other adjustments include certain severance costs, and the gain related to the sale of the Informacast software and equipment in 2009.

Seasonality

While we have not historically experienced significant seasonality throughout the year, sales in our Corporate segment, which primarily serves business customers, are typically higher in the fourth quarter than in other quarters due to customers spending their remaining technology budget dollars at the end of the year. Additionally, sales in our Public segment have historically been higher in the third quarter than in other quarters primarily due to the buying patterns of the federal government.

Liquidity and Capital Resources

Overview

We finance our operations and capital expenditures through a combination of internally generated cash from operations and from borrowings under our ABL Facility. We believe that our current sources of funds will be sufficient to fund our cash operating requirements for the next year. In addition, we believe that, in spite of the uncertainty of future macroeconomic conditions, we have adequate sources of liquidity and funding available to meet our longer-term needs. However, there are a number of factors that may negatively impact our available sources of funds. The amount of cash generated from operations will be dependent upon factors such as the successful execution of our business plan and general economic conditions.

Cash Flows

Cash flows from operating, investing and financing activities were as follows:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2011	2010	2010	2009	2008
Net cash provided by (used in):
Operating activities	$196.3	$313.3	$426.9	$98.5	$174.2
Investing activities	(16.2)	(24.4)	(125.4)	(82.6)	(60.3)
Financing activities	(143.5)	(309.5)	(353.3)	(22.8)	(34.6)
Effect of exchange rate changes on cash and cash equivalents	0.5	0.3	0.4	0.5	(0.5)

Net increase (decrease) in cash and cash equivalents	$37.1	$(20.3)	$(51.4)	$(6.4)	$78.8

Operating Activities

Net cash provided by operating activities for the three months ended March 31, 2011 decreased $117.0 million compared to the same period for the prior year. For the first three months of 2011, changes in assets and liabilities, excluding cash and cash equivalents, contributed $143.4 million to net cash provided by operating activities compared to a contribution of $281.3 million for the first three months of 2010, driven by accounts payable. The increase in accounts payable from December 31, 2010 to March 31, 2011 was $72.7 million compared to an increase of $173.9 million for the same period of the prior year. At the end of 2009, we accelerated a substantial amount of payments to take advantage of early pay discounts, resulting in a significant cash inflow during the first three months of 2010. We accelerated a considerably lower amount of payments at the end of 2010 compared to 2009, which resulted in a lower cash inflow during the first three months of 2011. Net income as adjusted for non-cash items increased $20.9 million between periods reflecting our improved operating results.

Net cash provided by operating activities for 2010 increased $328.4 million compared to 2009. This increase was driven primarily by changes in our investment in working capital between periods. For 2010, the change in net working capital, excluding cash and cash equivalents, contributed $168.5 million to cash compared to a change in net working capital for 2009 that decreased cash by $27.1 million. Our investment in working capital, excluding cash and cash equivalents, was lower at December 31, 2010 compared to the prior year primarily due to an increase in accounts payable as we reduced the amount of accelerated payments we made in exchange for early pay discounts at December 31, 2010 compared to the prior year end. Accounts payable also increased more significantly in 2010 compared to 2009 to support the growth of the business and increased inventory levels. Net income as adjusted for non-cash items also increased $132.8 million between years given the improved operating performance in 2010.

Net cash provided by operating activities for 2009 decreased $75.8 million compared to 2008. This decrease was the result of a $75.7 million decrease between years in net income as adjusted for non-cash items, as the 11.3% decline in net sales for 2009 led to lower earnings in 2009 compared to 2008. The impact of our investment in working capital on cash was essentially flat between years; however, there were significant changes in the relative levels of certain components. Accounts receivable increased $131.3 million during 2009 which reflected the fourth quarter 2009 increase in net sales of 1.7% between periods and an increase in days sales outstanding primarily for our Public segment. Accounts receivable decreased $116.7 million during 2008 primarily due to a fourth quarter 2008 decline in net sales of 9.4% between periods, reflecting the slowdown in the economy. Inventory levels similarly increased slightly during 2009 to support year-end sales growth and decreased $78.6 million during 2008 in response to the economic slowdown. Partially offsetting these factors were changes in accounts payable. Accounts payable increased $67.4 million during 2009 primarily as a result of lower early pay discounts taken than as of the previous year end. Accounts payable decreased $199.1 million during 2008 in response to lower inventory levels as sales declined and payments made to take advantage of incremental early pay discounts.

In order to manage our working capital and operating cash needs, we monitor our cash conversion cycle, defined as days of sales outstanding in accounts receivable plus days of supply in inventory, less days of purchases outstanding in accounts payable. The following table presents the components of our cash conversion cycle:

	March 31,		December 31,
	2011	2010	2010	2009	2008
Days of sales outstanding (DSO) (1)	43	47	43	46	44
Days of supply in inventory (DIO) (2)	15	14	15	15	15
Days of purchases outstanding (DPO) (3)	(27)	(25)	(26)	(20)	(20)

Cash conversion cycle	31	36	32	41	39

(1)	Represents the rolling three month average of the balance of trade accounts receivable, net at the end of the period divided by average daily net sales. Also incorporates components of other miscellaneous receivables.
(2)	Represents the rolling three month average of the balance of inventory at the end of the period divided by average daily cost of goods sold.
(3)	Represents the rolling three month average of the balance of accounts payable, excluding cash overdrafts, at the end of the period divided by average daily cost of goods sold.

The cash conversion cycle decreased to 31 days at March 31, 2011 compared to 36 days at March 31, 2010. This decrease was primarily due to a four-day decline in DSO, driven by lower federal government sales within the Public segment. Also, a higher accounts payable balance at March 31, 2011 compared to March 31, 2010 contributed to a two-day increase in DPO. The one-day increase in DIO was driven by a higher inventory balance primarily to support the growth of the business. The higher inventory balance at March 31, 2011 also resulted from increased purchases of certain products from vendor partners whose operations may have been impacted by the earthquake and tsunami in Japan, in anticipation of possible future supply shortages. We are closely monitoring our sources of supply and will continue to make additional purchases and maintain a larger stock of products if there is an indication of disruption in the supply chain.

The cash conversion cycle decreased to 32 days at December 31, 2010 compared to 41 days at December 31, 2009. This decrease was primarily due to a six-day increase in DPO reflecting a higher accounts payable balance as we reduced the amount of accelerated payments we made in exchange for early pay discounts at December 31, 2010 compared to the prior year end. A three-day decrease in DSO, due primarily to lower federal government sales within the Public segment, also contributed to the decrease in the cash conversion cycle.

The cash conversion cycle increased from 39 days at December 31, 2008 to 41 days at December 31, 2009. The two-day increase was a result of an increase in DSO from 44 days to 46 days at December 31, 2008 and 2009, respectively. This increase in DSO was primarily driven by higher federal government sales within the Public segment.

We were deemed, for tax purposes, to have paid a redemption premium in connection with the December 2010 amendment to our Term Loan Facility, in addition to certain expenses, which is deductible in determining taxable income. As a result, we incurred a net operating loss for tax purposes that is expected to result in $54 million of refunds in 2011 of previously paid income taxes. As of March 31, 2011, we had received refunds totaling $37.5 million of this amount.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2011 decreased $8.2 million compared to the same period of the prior year. This was primarily due to a decrease of $13.6 million in cash payments under our interest rate swap agreements, as the $6.6 million paid in the first three months of 2011 reflected the final payment upon termination of the swap agreements on January 14, 2011. Capital expenditures were $8.4 million for the three months ended March 31, 2011 and $4.2 million for the three months ended March 31, 2010, primarily for improvements to our information technology systems during both periods. During the first three months of 2011, we paid $1.2 million for a new interest rate cap agreement.

Net cash used in investing activities in 2010 increased $42.8 million compared to 2009. This was primarily due to an increase of $25.9 million in capital expenditures in 2010 compared to 2009. Capital expenditures in 2010 consisted mainly of improvements to our information technology systems. In addition, cash payments under our interest rate swap agreements in 2010 increased $6.0 million, as a result of increases in the spread between the variable rate of the underlying debt and the fixed rate of the swap agreements. We made premium payments totaling $5.9 million during 2010 for four forward-starting interest rate cap agreements. During 2009, we received cash proceeds of $5.2 million from the sale of the Informacast assets.

Net cash used in investing activities for 2009 increased $22.3 million compared to 2008. An increase of $53.0 million in cash payments under our interest rate swap agreements in 2009 was partially offset by lower capital expenditures of $25.5 million in 2009 compared to 2008. The increase in cash payments under the swap agreements was primarily due to increases in the spread between the variable rate of the underlying debt and the fixed rate of the swap agreements. Capital expenditures were lower in 2009 as part of the overall focus on cost containment during 2009.

Financing Activities

Net cash used in financing activities decreased $166.0 million for the three months ended March 31, 2011 compared to the same period of 2010. This change was primarily driven by lower net repayments of $273.9 million under our ABL Facility during the first three months of 2011 compared to 2010. The impact of this decrease was partially offset by an increase of $126.5 million in repayments under our Term Loan Facility. In March 2010, we paid $18.6 million to extinguish a portion of our Existing Senior Subordinated Notes.

Net cash used in financing activities increased $330.5 million for 2010 compared to 2009. This change was primarily due to net repayments of $303.3 million that reduced our outstanding balance under our ABL Facility. We did not make any repayments under that facility in 2009.

Net cash used in financing activities decreased $11.8 million for 2009 compared to 2008. We repaid $11.0 million under our Term Loan Facility in 2009, compared to net debt proceeds of $13.9 million from additional borrowings in 2008. In addition, we paid $11.3 million of deferred financing costs related to the amendment of our Term Loan Facility in 2009, compared to $45.5 million of costs paid in 2008.

Long-Term Debt and Financing Arrangements

Long-term debt, excluding capital leases, was as follows:

(in millions)	March 31, 2011	December 31, 2010	December 31, 2009
ABL Facility	$176.7	$188.1	$491.4
Term Loan Facility	1,540.5	1,672.5	2,189.0
Senior Secured Notes	500.0	500.0	—
Senior Bridge Loans and Existing Senior Notes	1,207.0	1,207.0	1,190.0
Senior Subordinated Bridge Loans and Existing Senior Subordinated Notes	721.5	721.5	750.0

Total long-term debt	4,145.7	4,289.1	4,620.4
Less current maturities of long-term debt	(21.0)	(132.0)	(22.0)

Long-term debt, excluding current maturities	$4,124.7	$4,157.1	$4,598.4

As of March 31, 2011, we were in compliance with the covenants under our various credit facilities, which are described below.

ABL Facility

At March 31, 2011, we had an $800.0 million senior secured revolving credit facility available for borrowings and issuance of letters of credit of which we had outstanding borrowings of $176.7 million (at an effective weighted-average interest rate of approximately 1.27% per annum) and $21.8 million of undrawn letters of credit. Borrowings under this facility bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR, or (ii) the alternate base rate (“ABR”) with the ABR being the greater of (a) the prime rate and (b) the federal funds effective rate plus 50 basis points. The applicable margin varied (1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings) depending upon our average daily excess cash availability under the agreement.

On June 24, 2011, we refinanced the ABL Facility. The ABL Facility Refinancing, among other things: (i) increased the overall revolving credit facility from $800.0 million to $900.0 million, (ii) increased the maximum aggregate amount of incremental increases that may be made to the revolving credit facility from $100.0 million to $200.0 million, (iii) added a new springing maturity covenant if we fail to meet an excess cash availability threshold on the applicable testing date whereby the ABL Facility may mature 45 days prior to each of (x) the maturity of the non-extended portion of the Term Loan Facility and (y) the maturity of the Existing Senior Notes, (iv) increased the commitment fee on the unutilized portion of the ABL Facility from 25 basis points to either 37.5 or 50 basis points (depending on the amount of unutilized commitments), (v) increased the pricing grid by 100 basis points and (vi) added a floorplan subfacility in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. After giving effect to the ABL Facility Refinancing, the ABL Facility matures on June 24, 2016. Availability under the ABL Facility is limited to the lesser of the revolving commitment of $900.0 million and the amount of the borrowing base. As of March 31, 2011, after giving effect to the 2011 Refinancing Transactions, we would have had approximately $658.5 million available for additional borrowing under our ABL Facility after taking into account borrowing base limitations (net of $21.8 million of issued and undrawn letters of credit). The borrowing base is based upon a formula involving certain percentages of eligible inventory and eligible accounts receivable owned by us and our subsidiary guarantors. After giving effect to the 2011 Refinancing Transactions, at March 31, 2011, the borrowing base would have been $877.2 million.

CDW LLC is the borrower under the ABL Facility. All obligations under the ABL Facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. Borrowings under this facility are collateralized by a first priority interest in inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3 to the Unaudited Interim Financial Statements), deposits, and accounts receivable, and a second priority interest in substantially all other assets. The ABL Facility contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. This facility also includes maintenance of a minimum average daily excess cash availability requirement. Should we fall below the minimum average daily excess cash availability requirement for ten consecutive business days, we become subject to a fixed charge coverage ratio until such time as the daily excess cash availability requirement is met for 30 consecutive business days.

Term Loan Facility

At March 31, 2011, the outstanding principal balance of our Term Loan Facility was $1,540.5 million, with $484.5 million of non-extended loans and $1,056.0 million of Extended Loans. The effective weighted-average interest rate on Term Loan Facility principal amounts outstanding at March 31, 2011 was 4.40% per annum. For the three months ended March 31, 2011, the effective weighted-average interest rate without giving effect to the interest rate swap agreements (see Note 5 to the Unaudited Interim Financial Statements) was 4.81% per annum. For the three months ended March 31, 2011, the effective weighted-average interest rate including the effect of the interest rate swap agreements was 5.48% per annum. The interest rate swap agreements terminated on January 14, 2011.

Borrowings under the Term Loan Facility bear interest at either (a) the ABR plus a rate spread; or (b) LIBOR plus a rate spread. The rate spread is based on our senior secured leverage ratio, as defined in the amended agreement evidencing the Term Loan Facility. Effective with the March 2011 amendment discussed below, the rate spreads were reduced on Extended Loans. For ABR borrowings, the applicable rate spread varies within a range of 2.50% to 3.00% for non-extended loans and 1.75% to 2.25% for Extended Loans. For LIBOR borrowings, the applicable rate spread varies within a range of 3.50% to 4.00% for non-extended loans and 2.75% to 3.25% for Extended Loans. The non-extended loans under the Term Loan Facility mature on October 10, 2014. The maturity on the Extended Loans is July 15, 2017 subject to acceleration to July 15, 2015 if, as of July 14, 2015, (i) the senior secured leverage ratio is greater than or equal to 3.00 to 1.00 and (ii) the outstanding principal amount of Existing Senior Notes with a maturity date of October 12, 2015 is greater than or equal to $500.0 million.

On March 11, 2011, we entered into an amendment to the Term Loan Facility, which became effective on March 14, 2011. This amendment, among other things: (i) reduced the spreads with respect to the interest rates on the Extended Loans under the Term Loan Facility, (ii) established a LIBOR floor of 1.25% and a base rate floor of 2.25% with respect to the Extended Loans under the Term Loan Facility, (iii) reset the general restricted payments basket to its original amount of $25.0 million and (iv) provided a 1% prepayment premium for certain repayments or repricings of any Extended Loans under the Term Loan Facility for the six month period following the effective date of the amendment. In connection with this amendment, we recorded a loss on extinguishment of long-term debt of $3.2 million in our consolidated statement of operations for the three months ended March 31, 2011. This loss represents a write-off of a portion of the unamortized deferred financing costs related to the Term Loan Facility.

Beginning September 2009, the Term Loan Facility requires us to pay quarterly installments of principal equal to $5.5 million, with the remaining unpaid principal amount due upon maturity, provided that such quarterly installments are reduced to the extent of any optional or mandatory repayments. The Term Loan Facility also requires us to make certain mandatory prepayments of principal amounts under certain circumstances, including (i) a prepayment in an amount equal to 50% of our excess cash flow (as defined in the governing agreement) for the year then ended; and (ii) the net cash proceeds from the incurrence of certain additional indebtedness by us or our subsidiaries, including the issuance of the Senior Secured Notes. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. We made required principal prepayments of $516.5 million in 2010, including the payment in connection with the issuance of the Senior Secured Notes, and $11.0 million in 2009. On March 16, 2011, we made a mandatory prepayment of $132.0 million with respect to the year ended December 31, 2010 under the excess cash flow provision. Because of the prepayments we have made on the Term Loan Facility, we are no longer required to pay quarterly installments of principal of $5.5 million.

CDW LLC is the borrower under the Term Loan Facility. All obligations under the Term Loan Facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Term Loan Facility is collateralized by a second priority interest in substantially all inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3 to the Unaudited Interim Financial Statements), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The Term Loan Facility contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Term Loan Facility also includes a senior secured leverage ratio requirement. The senior secured leverage ratio is required to be maintained on a quarterly basis and is defined as the ratio of senior secured debt (including amounts owed under trade financing agreements and capital leases) less cash and cash equivalents, to trailing twelve months Adjusted EBITDA. Compliance may be determined after giving effect to a designated equity contribution to the Company to be included in the calculation of Adjusted EBITDA. The senior secured leverage ratio for the four quarters ended March 31, 2011 was required to be at or below 7.50. For the four quarters ended March 31, 2011, the senior secured leverage ratio was 3.5. We are required to maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the Term Loan Facility through maturity, subject to certain limitations currently in effect. With the interest rate cap agreements as described in Note 5 to the Unaudited Interim Financial Statements, we expect to be in compliance with this requirement through January 14, 2013.

Senior Secured Notes

The Senior Secured Notes were issued on December 17, 2010 and will mature on December 15, 2018. At March 31, 2011, the outstanding principal balance of the Senior Secured Notes was $500.0 million.

CDW LLC and CDW Finance are the co-issuers of the Senior Secured Notes and the obligations under the notes are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Senior Secured Notes are secured on a pari passu basis with the Term Loan Facility by a second priority interest in substantially all inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3 to the Unaudited Interim Financial Statements), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The indenture governing our Senior Secured Notes contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The indenture governing our Senior Secured Notes does not contain any financial covenants.

Existing Senior Notes and Existing Senior Subordinated Notes

At March 31, 2011, the outstanding principal balance of our Existing Senior Notes was $1,207.0 million, comprised of $890.0 million of Existing Senior Cash Pay Notes and $317.0 million of Existing Senior PIK Election Notes. The Existing Senior Notes have a maturity date of October 12, 2015. We are required to pay cash interest on the outstanding principal of the Existing Senior Cash Pay Notes. For Existing Senior PIK Election Notes, we could elect to pay interest in cash or through an increase in the outstanding principal balance for interest periods through the six-month interest period beginning April 15, 2011, after which interest is payable only in cash. For the interest period from April 15, 2011 through October 14, 2011, we elected to pay interest in cash.

On February 22, 2011, we announced that we had commenced a cash tender offer (the “Senior Notes Tender Offer”) to purchase any and all of the outstanding $1,207.0 million aggregate principal amount of the Existing Senior Notes. On March 29, 2011, we amended the Senior Notes Tender Offer to convert the tender offer to a “fixed dollar” tender offer for up to $665.1 million of Existing Senior Notes. On April 13, 2011, we announced that the terms and conditions of the Senior Notes Tender Offer had been met and that $519.2 million of the Existing Senior Cash Pay Notes and $145.9 million of the Existing Senior PIK Election Notes had been accepted for purchase. We concurrently announced the closing of an offering of $725.0 million in aggregate principal amount of Senior Notes. The proceeds from this offering, together with borrowings under the ABL Facility, were used to fund the purchase of the aggregate $665.1 million of Existing Senior Notes, $59.9 million in tender offer premium and $36.5 million of accrued and unpaid interest, along with transaction fees and expenses.

On April 20, 2011, we announced that we had commenced a follow-on cash tender offer (the “Follow-on Senior Notes Tender Offer”) to purchase up to an additional $412.8 million aggregate principal amount of Existing Senior Notes. On May 20, 2011, we announced that the terms and conditions of the Follow-On Senior Notes Tender Offer had been met and that $321.4 million of the Existing Senior Cash Pay Notes and $91.4 million of the Existing Senior PIK Election Notes had been accepted for purchase. We concurrently announced the closing of an offering of $450.0 million in aggregate principal amount of Senior Notes. The proceeds from this offering, together with borrowings under the ABL Facility, were used to fund the purchase of the aggregate $412.8 million of Existing Senior Notes, $37.2 million in tender offer premium and $4.5 million of accrued and unpaid interest, along with transaction fees and expenses.

At March 31, 2011, the outstanding principal balance of our Existing Senior Subordinated Notes was $721.5 million. The Existing Senior Subordinated Notes have a maturity date of October 12, 2017. On March 10, 2010, one of our wholly owned subsidiaries purchased $28.5 million of principal amount of Senior Subordinated Bridge Loans for a purchase price of $18.6 million. We recorded a gain on the extinguishment of long-term debt of $9.2 million on the consolidated statement of operations for the three months ended March 31, 2010 related to this repurchase. In May 2010, the $28.5 million in principal amount of loans that were repurchased were exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation.

CDW LLC and CDW Finance are the co-issuers of the Existing Senior Notes and the Existing Senior Subordinated Notes. Obligations under the Existing Senior Notes are guaranteed on a senior unsecured basis, and the Existing Senior Subordinated Notes are guaranteed on a subordinated unsecured basis, in each case, by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries that is a Guarantor under the Senior Credit Facilities. The indentures governing the Existing Senior Notes and the Existing Senior Subordinated Notes contain negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The indentures governing the Existing Senior Notes and the Existing Senior Subordinated Notes do not contain any financial covenants.

Senior Notes

On April 13, 2011, we issued $725.0 million in aggregate principal amount of Senior Notes to fund the repurchase of $665.1 million of our Existing Senior Notes in the Senior Notes Tender Offer. On May 20, 2011, we issued an additional $450.0 million in aggregate principal amount of Senior Notes to fund the repurchase of $412.8 million of our Existing Senior Notes in the Follow-on Senior Notes Tender Offer.

CDW LLC and CDW Finance are the co-issuers of the Senior Notes and the obligations under the notes are guaranteed on a senior unsecured basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The indenture governing our Senior Notes contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The indenture governing our Senior Notes does not contain any financial covenants.

Trade Financing Arrangements

In addition to a trade financing agreement related to the floorplan subfacility under our ABL Facility, we have entered into two trade financing agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. At March 31, 2011, these two trade financing agreements allowed for a maximum credit line of $74.5 million collateralized by the inventory purchases financed by the financial institutions and a second-priority lien on related accounts receivable. We do not incur any interest expense associated with these agreements, as the balances are paid when they are due. At March 31, 2011 and December 31, 2010, we owed the financial institutions $50.7 million and $9.6 million respectively, which is included in trade accounts payable on our consolidated balance sheets.

Contractual Obligations

We have future obligations under various contracts relating to debt and interest payments, capital and operating leases, and asset retirement obligations. The following table presents our estimated future payments under contractual obligations that existed as of December 31, 2010, based on undiscounted amounts.

(in millions)	Payments Due by Period
	Total	< 1 year	1-3 years	4-5 years	> 5 years
ABL Facility (1)	$188.1	$—	$188.1	$—	$—
Term Loan Facility (2)	2,132.0	217.6	154.7	614.4	1,145.3
Senior Secured Notes (3)	819.9	39.9	80.0	80.0	620.0
Senior unsecured debt (3)	1,877.7	134.4	268.7	267.6	1,207.0
Senior subordinated debt (3)	1,353.8	90.4	180.9	180.9	901.6
Operating leases (4)	129.0	17.4	32.5	31.5	47.6
Capital leases (5)	1.0	0.7	0.3	—	—
Asset retirement obligations (6)	0.6	—	—	0.1	0.5

Total	$6,502.1	$500.4	$905.2	$1,174.5	$3,922.0

(1)	Includes only principal payments. Excludes interest payments and fees related to the ABL Facility because of variability with respect to the timing of advances and repayments.
(2)	Includes future cash interest payments on long-term borrowings through scheduled maturity dates. Also includes the effect of interest rate swaps that convert $2,000.0 million of the variable rate debt to fixed rates. The swaps terminated on January 14, 2011. Interest payments for the variable rate debt and the associated interest rate swaps were calculated using interest rates as of December 31, 2010. Excluded from these amounts are the amortization of debt issuance and other costs related to indebtedness.

(3)	Includes future cash interest payments on long-term borrowings through scheduled maturity dates. Interest on our Senior Secured Notes, senior unsecured debt and senior subordinated debt is estimated using the stated interest rate. Excluded from these amounts are the amortization of debt issuance and other costs related to indebtedness.
(4)	Includes the minimum lease payments for non-cancelable leases for properties and equipment used in our operations.
(5)	Includes both principal and interest components of future minimum capital lease payments.
(6)	Represent commitments to return property subject to operating leases to original condition upon lease termination.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contingencies

We are party to legal proceedings that arise from time to time in the ordinary course of our business, including various pending litigation matters. We are also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, certain of our customers file voluntary petitions for reorganization or liquidation under the U.S. bankruptcy laws. In such cases, certain pre-petition payments received by us could be considered preference items and subject to return to the bankruptcy administrator.

We do not believe that any current audit or pending or threatened litigation will have a material adverse effect on our financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect our consolidated results of operations for a particular period.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

In Note 1 to the Audited Financial Statements and Note 1 to the Unaudited Interim Financial Statements, we include a discussion of the significant accounting policies used in the preparation of our consolidated financial statements. We believe the following are the most critical accounting policies and estimates that include significant judgments used in the preparation of our financial statements. We consider an accounting policy or estimate to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our financial condition or results of operations.

Revenue Recognition

We are a primary distribution channel for a large group of vendors and suppliers, including OEMs, software publishers and wholesale distributors. We record revenue from sales transactions when title and risk of loss are passed to our customer, there is persuasive evidence of an arrangement for sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Our usual shipping terms are F.O.B. destination, at which time title and risk of loss have passed to the customer. At the time of sale, we record an estimate for sales returns and pricing disputes based on historical experience. Our vendor OEMs warrant most of the products we sell.

Revenues from the sale of hardware products or software products and licenses are generally recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. Software products and licenses can be delivered to customers in a variety of ways, including (i) as physical product shipped from our warehouse, (ii) via drop-shipment by the vendor, or (iii) via electronic delivery.

Revenue from professional services is either recognized as incurred for services billed at an hourly rate or recognized using the percentage of completion method for services provided at a fixed fee. Revenue for managed services such as web hosting and server co-location is recognized over the period service is provided. From time to time, the sale of professional services may be bundled with hardware or software products to better meet the needs of our customers. In cases where this occurs, we allocate revenues to each element of the sale based on its relative fair value using vendor-specific objective evidence.

We also sell certain products for which we act as an agent. Products in this category include the sale of third party services, extended warranties or software assurance (“SA”). SA is an “insurance” or “maintenance” product that allows customers to upgrade, at no additional cost, to the latest technology if new applications are introduced during the period that the SA is in effect. These sales do not meet the criteria for gross sales recognition, and thus are recognized on a net basis. Under net sales recognition, the cost to the vendor or third-party service provider is recorded as a reduction to sales, resulting in net sales being equal to the gross profit on the transaction.

Our larger customers are offered the opportunity by certain of our vendors to purchase software licenses and SA under enterprise agreements (“EAs”). Under EAs, customers are considered to be compliant with applicable license requirements for the ensuing year, regardless of changes to their employee base. Customers are charged an annual true-up fee for changes in the number of users over the year. With most EAs, our vendors will transfer the license and bill the customer directly, paying resellers such as us an agency fee or commission on these sales. We record these fees as a component of net sales as earned and there is no corresponding cost of sales amount. In certain instances, we bill the customer directly under an EA and account for the individual items sold based on the nature of the item. Our vendors typically dictate how the EA will be sold to the customer.

We record freight billed to our customers as net sales and the related freight costs as a cost of sales.

Deferred revenue includes (i) payments received from customers in advance of providing the product or performing services, and (ii) amounts deferred if other conditions of revenue recognition have not been met.

We estimate the revenues associated with products that have shipped but that have not yet been received by our customer and record an adjustment to reverse the impact of these sales and related cost of sales out of our results for the current period and into our results for the subsequent period. In doing so, we perform an analysis to determine the estimated number of days that product is in transit, using data from commercial delivery services and other sources. Changes in delivery patterns may result in a different number of business days used in making this adjustment and could have a material impact on our revenue recognition for the current period.

Inventory Valuation

Inventory is valued at the lower of cost or market value. Cost is determined using a weighted-average cost method. We decrease the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. If future demand or actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Vendor Programs

We receive incentives from certain of our vendors related to cooperative advertising allowances, volume rebates, bid programs, price protection and other programs. These incentives generally relate to written agreements with specified performance requirements with the vendors and are recorded as adjustments to cost of sales or advertising expense, as appropriate. Vendors may change the terms of some or all of these programs, which could have an impact on our results of operations.

We record receivables from vendors related to these programs when the amounts are probable and reasonably estimable. Some programs are based on the achievement of specific targets, and we base our estimates on information provided by our vendors and internal information to assess our progress toward achieving those targets. If actual performance does not match our estimates, we may be required to adjust our receivables. We record reserves for vendor receivables for estimated losses due to vendors’ inability to pay or rejections by vendors of claims; however, if actual collections differ from our estimates, we may incur additional losses that could have a material impact on gross margin and operating income.

Goodwill and Other Intangible Assets

Goodwill is not amortized but is subject to periodic testing for impairment at the reporting unit level. Our reporting units used to assess potential goodwill impairment are the same as our operating segments. We are required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The annual test for impairment is conducted as of December 1. We changed our annual goodwill evaluation date to December 1 from October 1, effective in the fourth quarter of 2009, to better align with the completion of our annual budgeting process. Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the reporting units’ fair value in an orderly transaction between market participants. Under the income approach, we determine fair value based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Under the market approach, we utilize valuation multiples derived from publicly available information for peer group companies to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company. We have weighted the income approach and the market approach at 75% and 25%, respectively.

Determining the fair value of a reporting unit (and the allocation of that fair value to individual assets and liabilities within the reporting unit to determine the implied fair value of goodwill in the event a step two analysis is required) is judgmental in nature and requires the use of significant estimates and assumptions. These estimates and assumptions include primarily, but are not limited to, discount rate, terminal growth rate, selection of appropriate peer group companies and control premium applied, and forecasts of revenue growth rates, gross margins, operating margins, and working capital requirements. The allocation requires analysis to determine the fair value of assets and liabilities including, among others, customer relationships, trade names, and property and equipment. Any changes in the judgments, estimates, or assumptions used could produce significantly different results. Although we believe our assumptions are reasonable, actual results may vary significantly and may expose us to material impairment charges in the future.

Intangible assets include customer relationships, trade names, internally developed software and other intangibles. Intangible assets with determinable lives are amortized on a straight-line basis over the estimated useful lives of the assets. The cost of software developed or obtained for internal use is capitalized and amortized on a straight-line basis over the estimated useful life of the software. These intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts related to trade accounts receivable for estimated losses resulting from the inability of our customers to make required payments. We take into consideration historical loss experience, the overall quality of the receivable portfolio and specifically identified customer risks. If actual collections of customer receivables differ from our estimates, additional allowances may be required which could have an impact on our results of operations.

Income Taxes

Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse. We perform an evaluation of the realizability of our deferred tax assets on a quarterly basis. This evaluation requires us to use estimates and make assumptions and considers all positive and negative evidence and factors, such as the scheduled reversal of temporary differences, the mix of earnings in the jurisdictions in which we operate, and prudent and feasible tax planning strategies.

We account for unrecognized tax benefits based upon our assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. We report a liability for unrecognized tax benefits resulting from unrecognized tax benefits taken or expected to be taken in a tax return and recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Recent Accounting Pronouncements

Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06 to amend and expand the disclosure requirements for fair value measurements. The guidance requires new disclosures about transfers in and transfers out of Levels 1 and 2 fair value measurements and presentation of the activities within Level 3 fair value measurements (presented gross in a roll forward of activity). The guidance also clarifies existing disclosures about the level of disaggregation of fair value for each class of assets and liabilities and about inputs and valuation techniques used to measure fair value. Except for the disclosures in the roll forward of activity in Level 3 fair value measurements, ASU 2010-06 was effective for us as of January 1, 2010. The disclosures in the roll forward of activity in Level 3 fair value measurements became effective for us as of January 1, 2011. As this guidance only required additional disclosure, the adoption of ASU 2010-06 did not have an impact on our consolidated financial position, results of operations or cash flows.

Revenue Arrangements

In October 2009, the FASB issued two ASUs to authoritative guidance on revenue arrangements. ASU 2009-13 modifies the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation and expands the disclosures related to multiple-deliverable revenue arrangements. From time to time, we sell some of our products and services as part of bundled contract arrangements containing multiple deliverables, which may include a combination of products and services. Each of the deliverables in an arrangement typically represents a separate unit of accounting and revenue is generally allocated to each deliverable based upon the estimated fair value of each element as determined by vendor specific objective evidence. Our principal point of reference in making this determination is the amount of revenue realized when products and services are sold separately in stand-alone transactions. We adopted the amended guidance in ASU 2009-13 on a prospective basis as of January 1, 2011. This guidance did not significantly change our units of accounting or the method used by us to allocate revenue to various units of accounting. Therefore, the adoption of ASU 2009-13 did not have a material impact on our consolidated financial position, results of operations or cash flows.

ASU 2009-14 modifies the scope of authoritative guidance for revenue arrangements that include both tangible products and software elements to exclude from its requirements (1) non-software components of tangible products, and (2) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. We adopted the amended guidance in ASU 2009-14 on a prospective basis as of January 1, 2011. The adoption of ASU 2009-14 did not have a material impact on our consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures of Market Risks

Our market risks relate primarily to changes in interest rates. The interest rates on borrowings under our ABL Facility and our Term Loan Facility are floating and, therefore, are subject to fluctuations. In order to manage the risk associated with changes in interest rates on borrowings under our Term Loan Facility, we have entered into interest rate derivative agreements to hedge a portion of the cash flows associated with the facility. Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate fluctuations.

As of December 31, 2010, we had two interest rate swap agreements with an aggregate notional amount of $2,000.0 million that effectively converted the outstanding principal amount under the Term Loan Facility from a floating-rate debt to a fixed-rate debt. Under the first swap agreement, a monthly net settlement is made for the difference between the fixed rate of 4.155% per annum and the floating rate based on one-month LIBOR on the $1,500.0 million notional amount of the swap. Under the second swap agreement, a monthly net settlement is made for the difference between the fixed rate of 3.9125% per annum and the floating rate based on one-month LIBOR on the $500.0 million notional amount. Both swap agreements terminated on January 14, 2011. At December 31, 2010, we were in a liability position for both of the interest rate swaps noted above, the aggregate fair value of which was $2.8 million.

In April 2010, we entered into four forward-starting interest rate cap agreements for the purpose of limiting future exposure to interest rate risk on our floating-rate debt under the Term Loan Facility. Under these agreements, we made premium payments totaling $5.9 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. The cap agreements are effective from January 14, 2011 through January 14, 2013 and have a total notional value of $1,100.0 million.

See “—Liquidity and Capital Resources—Contractual Obligations” for information on cash flows, interest rates and maturity dates of our debt obligations.

BUSINESS

Overview

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the U.S. and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. We serve over 250,000 customers through our experienced and dedicated sales force of more than 3,400 coworkers. We offer over 100,000 products from over 1,000 brands and a multitude of advanced technology solutions. Our broad range of technology products includes leading brands such as Hewlett-Packard, Microsoft, Cisco, Lenovo, EMC, IBM, Apple and VMware. Our offerings range from discrete hardware and software products to complex technology solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. Our sales and operating results have been driven by the combination of our large and knowledgeable selling organization, highly skilled technology specialists and engineers, extensive range of product offerings, strong vendor partner relationships, and fulfillment and logistics capabilities. For the year ended December 31, 2010, our net sales and Adjusted EBITDA were $8,801.2 million and $601.8 million, respectively. For the three months ended March 31, 2011, our net sales and Adjusted EBITDA were $2,129.6 million and $155.5 million, respectively. See “Summary—Summary Historical Financial Data” for the definition of Adjusted EBITDA and a reconciliation to net income.

We have two reportable segments:

Corporate. Our Corporate segment customers are primarily in the small and medium business category, which we define as customers with up to 1,000 employees at a single location. We also serve larger customers, including FORTUNE 1000 companies, that value our broad offerings, brand selection and flexible delivery model. We have over 200,000 active accounts, well diversified across numerous industries. Our Corporate segment is divided into a small business customer channel, primarily serving customers with up to 100 employees, and a medium-large business customer channel, primarily serving customers with more than 100 employees. Our Corporate segment sales team is primarily organized by geography and customer size. We believe this enables us to better understand and serve customer needs, optimize sales resource coverage, and strengthen relationships with vendor partners to create more sales opportunities. Our Corporate segment generated net sales of $4,833.6 million and $1,279.3 million for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively.

Public. Our Public segment is divided into government, education and healthcare customer channels. The government channel serves federal as well as state and local governments. Our education channel serves higher education and K-12 customers. The healthcare channel serves customers across the healthcare provider industry. We have built sizable businesses in each of our three Public customer channels as annual net sales are equal to or exceed $1 billion for each customer channel. Our Public segment sales teams are organized by customer channel, and within each customer channel, they are generally organized by geography, except our federal government sales teams, which are organized by agency. We believe this enables our sales teams to address the specific needs of their customer channel while promoting strong customer relationships. Our Public segment generated net sales of $3,560.6 million and $723.9 million for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively.

Other. We also have two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” The CDW Advanced Services business is comprised of customized engineering services delivered by CDW professional engineers, as well as managed services, including hosting and data center services. The other services components of solutions sales, including custom configuration and other third party services, are recorded not in “Other,” but in our Corporate and Public segment net sales. Advanced services provided by CDW professional engineers are recorded in CDW Advanced Services. Our CDW Advanced Services and Canada business segments generated net sales of $407.0 million and $126.4 million for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively.

History

CDW was founded in 1984. In 2003, we purchased selected U.S. assets and the Canadian operations of Micro Warehouse, which extended our growth platform into Canada. In 2006, we acquired Berbee Information Networks Corporation, a provider of technology products, solutions and customized engineering services in advanced technologies primarily across Cisco, IBM and Microsoft portfolios. This acquisition increased our capabilities in customized engineering services and managed services. In 2007, we were acquired by Parent. For a description of the acquisition, see “Summary—The Acquisition Transactions and Related Financing Events.”

Industry Overview

According to IDC, the overall U.S. technology market generated approximately $536 billion in sales in 2010, including $176 billion in hardware sales, $144 billion in software sales and $216 billion in services sales. The channels through which these products and services are delivered are highly fragmented and served by a multitude of participants. These participants include OEMs, software publishers, wholesale distributors and resellers. Wholesale distributors, such as Ingram Micro Inc., Tech Data Corporation and SYNNEX Corporation, act as intermediaries between OEMs and software publishers, on the one hand, and resellers, on the other hand, providing logistics management and supply-chain services. Resellers, which include direct marketers, value-added resellers, e-tailers and retailers, sell products and/or services directly to the end-user customer, sourcing products sold to their customers directly from OEMs and software publishers or from wholesale distributors. CDW is a technology solutions provider with both direct marketer and value-added reseller capabilities.

Two key customer groups within our addressable market are the small and medium business market and the public sector market. The small and medium business market is highly fragmented and is generally characterized by companies that employ fewer than 1,000 employees. The public sector market is also fragmented and is generally divided into market verticals, each with specialized needs that require an adaptive and flexible sales, services and logistics model to meet customer needs. We believe that many vendors rely heavily on channel partners like CDW to efficiently serve small and medium business and public sector customers.

Our Competitive Strengths

We believe the following strengths have contributed to our success and enabled us to become an important strategic partner for both our customers and our vendor partners:

Significant Scale and Scope

We are a leading multi-brand technology solutions provider in the U.S. and Canada. Based upon publicly available information, we believe that our net sales are significantly larger than any other multi-brand direct marketer or value-added reseller in the U.S. Our significant scale and scope create competitive advantages through:

•

Breadth of solutions for our customers. The breadth and depth of knowledge that our direct selling organization, specialists and engineers have across multiple industries and technologies position us well to anticipate and meet our customers’ needs. Our size allows us to provide our customers with a broad selection of over 100,000 technology products from over 1,000 brands and a multitude of advanced technology solutions at competitive prices. We have leveraged our scale to provide a high level of customer service and a breadth of technology options, making it easy for customers to do business with us.

•

Broad market access for our vendor partners. We believe we are an attractive route to market for our vendor partners in part because we provide them with access to a cost-effective and highly knowledgeable sales and marketing organization that reaches over 250,000 customers. Our vendor partners recognize that, in addition to providing broad customer reach, our scale and scope enables us to sell, deliver and implement their products and services to customers with a high level of knowledge and consistency.

•

Operational cost efficiencies and productivity. Our large scale provides us with operational cost efficiencies across our organization, including purchasing, operations, IT, sales, marketing and other support functions. We leverage these advantages through our two modern distribution centers, our efficient business processes and constant focus on productivity improvements, and our proprietary information systems, which has enabled us to provide cost-efficient service to our customers.

Coworker Culture

Our steadfast focus on serving customers and investing in coworkers has fostered a strong, “get it done” culture at CDW. Since our founding, we have adhered to a core philosophy known as the Circle of Service, which places the customer at the center of all of our actions. We have consistently and cost effectively invested in our coworkers by providing broad and deep coworker training, supplying resources that contribute to their success and offering them broad career development opportunities. This constant focus on customers and coworkers has created a customer-centric, highly engaged coworker base, which ultimately benefits our customers and fosters customer loyalty.

Large and Knowledgeable Direct Selling Organization

We have a large and experienced sales force, consisting of more than 3,400 coworkers, including more than 2,700 account managers and field account executives. We believe our success is due, in part, to the strength of our account managers’ dedicated relationships with customers that are developed by calling on existing and new customers, providing advice on products, responding to customer inquiries and developing solutions to our customers’ complex technology needs. The deep industry knowledge of our dedicated sales, marketing and support resources within each of our customer channels allows us to understand and solve the unique challenges and evolving technology needs of our customers. Multiple customer surveys administered by independent parties consistently show that customers view CDW as a leader in customer service compared to other multi-brand resellers and solution providers.

Highly Skilled Technology Specialists and Engineers

Our direct selling organization is supported by a team of more than 600 technology specialists and more than 500 service delivery engineers with more than 3,000 industry-recognized certifications who bring deep product and solution knowledge and experience to the technology challenges of our customers. We believe our technology specialists, who work with customers and our direct selling organization to design solutions and provide recommendations in the selection and procurement process, are an important resource and differentiator for us as we seek to expand our offerings of value-added services and solutions.

Large and Established Customer Channels

We have grown our customer channels within the Corporate and Public segments to sizeable businesses. Our government, education, healthcare and small business channels each has net sales that equal or exceed $1 billion. Our scale allows us to create specialized sales resources across multiple customer markets, which enables us to better understand and meet our customers’ evolving IT requirements. Our scale also provides us diversification benefits. For instance, our Public segment, which is comprised of our government, education and healthcare channels, has historically been less correlated to economic cycles, as evidenced by its 5% net sales growth in 2009 while overall technology spending declined in the U.S. market, according to IDC.

Strong, Established Vendor Partner Relationships

We believe that our strong vendor partner relationships differentiate us from other multi-brand technology solutions providers. In addition to providing a cost-effective route to market for vendor partners, we believe that many of our competitive strengths enhance our value proposition to our vendor partners. We believe we are an important extension of our vendor partners’ sales and marketing capabilities as we are the largest U.S. reseller for many of our vendor partners, including Hewlett-Packard. We have three vendor partners with whom we have annual $1 billion-plus relationships, and we have 14 vendor partners with whom we have relationships exceeding $100 million a year. As such, we are able to provide technology resources and insights to our customers that might otherwise be difficult for them to access independently or through other technology providers. Our direct selling organization, technology specialists and large customer channels allow us to develop intimate knowledge of our customers’ environments and their specific needs. Frequently, vendor partners will select CDW as a partner to develop and grow new customer solutions. We are regularly recognized with top awards from our vendor partners. We were recently named Microsoft’s Volume Licensing Partner of the Year for the second straight year and received Cisco’s Partner Summit global awards for U.S. and Canada Partner of the Year.

Our Business Strategies

Our goal is to continue to strengthen our position as a leading multi-brand national provider of technology products and solutions by growing our revenues and driving profitability. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:

Focus on Customer Requirements and Market Segmentation

We have grown our revenues faster than the market, which we attribute in large part to our focus on customer requirements and market segmentation. We believe our customer intimacy enables us to better understand our customers’ needs and to better identify profitable growth opportunities. We intend to maintain this focus with a goal of continuing to outpace our competitors in revenue growth in the markets we serve through increased “share of wallet” from existing customers, sales to new customers and expanded IT services offerings to both new and existing customers. We believe our efforts in these areas will be augmented as we improve our sales coverage and further segment our customer base, further leverage our knowledge of our customers’ environments and continue to help our customers adopt proven technologies that meet their needs and make the most of their IT investments.

Leverage our Superior Sales and Marketing Model

We intend to continue to leverage our large, highly productive sales and marketing organization to serve existing customer requirements, effectively target new customer prospects, improve our product and solutions offerings, maximize sales resource coverage, strategically deploy internal sales teams, technology specialists and field sales account executives, and strengthen vendor partner relationships, all with the end goal of creating profitable sales opportunities. Some of the initiatives we have implemented within the last few years, including our realignment of our medium and large corporate account managers into geographic regions, our addition of selling resources to our federal and healthcare customer channels and our addition of more technology specialists to facilitate sales of newer and more profitable technology solutions, have contributed to an increase in our annualized net sales per coworker from $1.338 million for the quarter ended March 31, 2007 to $1.348 million for the quarter ended March 31, 2011. We plan to continue to identify and pursue opportunities that further enhance productivity. Recently, we have added sales operations supervisors to handle administrative tasks for our direct sales force coworkers, which we believe will further enhance their productivity, and we have continued to align our compensation programs to drive profitable revenue growth.

Meet our Customers’ Changing Needs through Expanded Service Offerings and Solutions

We intend to expand the range of technology solutions we offer to continue to keep pace with the technology marketplace. As customers increasingly demand more elaborate services and solutions in addition to traditional hardware and software products, we believe that expanding the range of technology solutions that we offer will enhance our value proposition to our customers and help us to maximize our revenue and profit growth potential. We have tripled our number of technology specialists since mid-2004 and added over 400 services delivery engineers since mid-2006. CDW currently has more than 600 technology specialists, organized around core solutions and aligned with our selling organization, and more than 1,000 coworkers in 18 geographic markets across the U.S. focused on delivering customized engineering solutions. We plan to continue to invest resources and training in our technology specialists and services delivery coworkers to provide our customers with the expert advice and experience they need to make the most of their technology expenditures.

Leverage Relationships with Leading Vendor Partners

We intend to continue to leverage our long-standing relationships with major vendor partners to support the growth and profitability of our business. We plan to use our vendor partner relationships to ensure that our sales organization remains well-positioned and well-trained to market new and emerging technologies to end users. As one example, we are currently working with several large vendor partners to assist them in the development and sales of cloud solutions to the small and medium business marketplace. We believe our strong vendor partner relationships will also provide collaborative opportunities for our sales organization and vendor field sales representatives to identify and fulfill additional customer requirements, creating increased sales to both new and existing customers. In addition, we plan to leverage our significant scale to maximize the benefits from volume discounts, purchase or sales rebates, vendor incentive programs and marketing development funds.

Hardware, Software and Value-Added Service Offerings

Our broad offering of multi-brand products and services includes over 100,000 discrete hardware and software products as well as comprehensive solutions. Solutions generally have hardware, software and/or service components to them. For example, a virtualization solution could include assessment and design advice, sales of servers, storage, desktops and virtualization software, a services implementation and ongoing support. While we believe customers increasingly view certain technology purchases as solutions rather than product categories, the following table sets forth our net sales by major category, based upon our internal category definitions, as this presentation is more consistent with how industry sources and competitors generally categorize technology sales. Amounts for the year ended December 31, 2009 have been reclassified for certain changes in individual product classifications to conform to the presentation for the year ended December 31, 2010.

	Year ended December 31, 2010		Year ended December 31, 2009
	Dollars in millions	Percentage of net sales	Dollars in millions	Percentage of net sales
Hardware:
NetComm Products	$1,240.0	14.1%	$953.5	13.3%
Notebook/Mobile Devices	1,142.7	13.0	831.7	11.6
Data Storage/Drives	836.2	9.5	787.8	11.0
Other Hardware	3,703.9	42.1	3,029.0	42.3

Total Hardware	$6,922.8	78.7%	$5,602.0	78.2%
Software	1,608.8	18.3	1,295.7	18.1
Services	206.0	2.3	184.6	2.6
Other (1)	63.6	0.7	80.3	1.1

Total net sales	$8,801.2	100.0%	$7,162.6	100.0%

(1)	Includes items such as delivery charges to customers and certain commission revenue.

Hardware

Through our broad portfolio of hardware products and strong relationships with industry leading vendor partners, we are able to provide our customers with multi-brand solutions across multiple product categories. We currently offer our customers a comprehensive selection of hardware from leading brands such as Hewlett-Packard, Cisco, Lenovo, EMC, IBM and Apple. Our hardware offerings include products across multiple categories such as network communications, notebooks/mobile devices (including tablets), data storage, video monitors, printers, desktops and servers, among others. Our multi-brand approach enables our sales force to identify the right products or combination of products to best address each customer’s specific organizational challenges, without being constrained by a particular brand. Key advantages of this strategy include the ability to satisfy customer-specific preferences and requirements, to meet compatibility needs of a customer’s existing technology infrastructure, and to offer best pricing and product availability options. In addition, our scale, strong vendor partner relationships and highly efficient sales and delivery model enable us to consistently offer competitive prices. Our strategically located distribution facilities allow us to meet even the most challenging customer requests. We also leverage drop-ship arrangements with many of our OEMs and distributors that allow us to offer even greater selection to our customers without having to physically hold the inventory.

Software

CDW helps customers maximize their software investment by supporting them through the complexities of the entire software lifecycle. We offer software solutions from the largest and category-leading software publishers, including Microsoft, Adobe, Symantec, Oracle, VMware and IBM. Our software lifecycle services include assessment and validation, procurement, deployment and contract management. We work closely with our customers to evaluate their software needs, navigate them through various complex licensing options, and procure the best software arrangements for their business. We help customers optimize software license procurement by consolidating vendors and recommending the most appropriate licensing contracts. In addition to deployment and migration services, we assist our customers in realizing the value of their purchases through ongoing contract management to ensure they maximize their contract benefits and renew on a timely basis. For example, our customers may purchase maintenance contracts which allow them to receive new versions, upgrades or updates of software products released during the maintenance period.

Value-Added Services and Solutions

We believe customers are increasingly looking for solutions from their technology providers in order to optimize their technology investments and best achieve their business objectives. CDW offers a full suite of value-added services, which typically are delivered as part of a technology solution, to help our customers meet their specific needs. CDW solutions can range from the expert configuration and delivery of 100 laptops overnight; to the custom configuration and staggered deployment of 25,000 notebooks to over 12 locations nationally; to specialized technical advice and product procurement, including associated warranties, for an enterprise network; to very complex, fully integrated technology solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. We also offer a complementary set of services, including installations, sales of warranties and managed services, such as remote network and data center monitoring.

We offer our value-added services and solutions primarily through a team of technology specialists and engineers with more than 3,000 industry-recognized certifications, who bring deep product and solution knowledge and capabilities to the technology challenges of our customers. Our technology specialists work with customers and our direct selling organization to design solutions and provide recommendations in the selection and procurement process. We have more than 600 highly qualified and certified specialists, supporting numerous solutions and product categories, including unified communication, security, networking, wireless, server/storage, virtualization, mobility, power and cooling, desktop, notebook, point-of-sale, managed print services, digital signage and software. Our team of more than 1,000 engineers, project managers, consultants and technicians in 18 geographic markets across the U.S. support design, implementation and long-term solution management. These coworkers are continually developing and implementing customized solutions which are leveraged so that multiple customers can benefit from our implementation innovation and experience.

Customers

We serve over 250,000 customers in the U.S. and Canada. Excluding sales to the federal government, which are diversified across multiple agencies and departments and collectively accounted for 11.0% of 2010 net sales, we are not reliant on any one customer as our next five largest customers comprised less than 2.0% of net sales in 2010.

Inventory Management/Distribution

We utilize our information technology systems to manage our inventory in a cost-efficient manner, resulting in a rapid-turn inventory model. We generally only stock items that have attained a minimum sales volume.

Our distribution process is highly automated. Once a customer order is received and credit approved, orders are automatically routed to one of our distribution centers for picking and shipping as well as configuration and imaging services. We operate two distribution centers: an approximately 450,000 square foot facility in Vernon Hills, Illinois, and an approximately 513,000 square foot facility in North Las Vegas, Nevada. We ship over 30 million units annually on an aggregate basis from our two distribution centers. We believe that the location of our distribution centers allows us to efficiently ship products throughout the U.S. and provide timely access to our principal distributors. Our locations enable us to obtain and ship non-stocked items quickly and efficiently. We believe that competitive sources of supply are available in substantially all of the product categories we offer. We continue to improve the productivity of our distribution centers as measured by key performance indicators such as units shipped per hour worked and bin accuracy.

Information Technology Systems

Our proprietary information technology systems are a key element in our ability to be a leading multi-brand technology solutions provider. Our customized information technology and unified communication systems enhance our ability to provide prompt, efficient and expert service to our customers. In addition, these systems enable centralized management of key functions, including purchasing, inventory management, and billing, collection of accounts receivable, sales and distribution. Our systems provide us with thorough, detailed and real-time information regarding key aspects of our business, enabling us to continuously enhance productivity, ship customer orders quickly and efficiently, respond appropriately to industry changes and provide high levels of customer service. Our websites, which provide electronic order processing and many advanced tools, such as order tracking, reporting and asset management, make it easy for customers to transact business with us and ultimately enhance our customer relationships.

Sales and Customer Service

We have more than 2,700 coworkers in our direct selling organization, consisting of account managers and field account executives. Including over 600 additional customer-facing coworkers, such as our technology specialists, our total sales force exceeds 3,400. Account managers provide inside sales coverage to customers, including developing customer relationships by calling existing and potential customers, providing advice on products and services, and partnering with specialists to develop and sell more complex solutions. Field account executives work within an assigned territory and interact with customers in-person, usually focusing on solutions that require a face-to-face interaction to sell to customers. Together, account managers and field account executives help us combine the benefits of a national technology solutions provider with a local presence.

Our goals are to simplify the complexities of technology across design, selection, procurement, integration and ongoing management and to be viewed as an indispensible extension of our customers’ IT staffs, regardless of their size. We achieve this objective by providing superior service, industry-specific knowledge and technical expertise with experienced sales people. The scale of our business allows us to segment our sales teams into customer channels so that we better understand the unique needs of customers and to provide extensive, targeted technical training to our direct selling organization.

Purchasing, Vendor Partner and Distributor Relationships

We purchase products for resale from vendor partners, which include OEMs and software publishers, and wholesale distributors. For the year ended December 31, 2010, we purchased approximately 47% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. Purchases from wholesale distributors Ingram Micro, Tech Data and SYNNEX represented approximately 13%, 12% and 11%, respectively, of our total purchases. Sales of products manufactured by Hewlett-Packard comprised approximately 24% of our 2010 net sales. We are authorized by OEMs to sell via direct marketing all or selected products offered by the manufacturer. Our authorization with each OEM provides for certain terms and conditions, which may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as purchase or sales rebates and cooperative advertising reimbursements. We also operate as a reseller for major software publishers that allows the end-user customer to acquire packaged software or licensed products and services. Vendor incentive programs are at the discretion of our vendor partners and usually require the achievement of a specified sales volume or growth rate within a specified period of time to qualify for all, or some, of the incentive programs.

Competition

The market for technology products and services is highly competitive. Competition is based on the ability to tailor specific solutions to customer needs, quality and breadth of product and service offerings, knowledge and expertise of sales force, customer service, price, product availability, speed of delivery and credit availability. Our competition includes:

•	direct marketers such as Insight Enterprises, PC Connection, PC Mall, Softchoice and GTSI;

•	value-added resellers, including larger ones such as Logicalis, Agilysis, Sirius, and many regional and local value-added resellers;

•	manufacturers such as Dell, Hewlett-Packard, and Apple, who sell directly to customers;

•	e-tailers such as Tiger Direct, Buy.com, Amazon and Newegg;

•	large service providers and system integrators such as IBM, Accenture, HP/EDS and Dell/Perot;

•	retailers such as Best Buy, Office Depot, Office Max, Staples, Wal-Mart, Sam’s Club and Costco.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors. For a discussion of the risks associated with competition, see “Risk Factors—Risks Relating to our Business—Substantial competition could reduce our market share and significantly harm our financial performance.”

Coworkers

As of March 31, 2011, we employed more than 6,300 coworkers, none of whom is covered by collective bargaining agreements. We consider our coworker relations to be good.

Properties

As of March 31, 2011, we owned or leased a total of approximately 2.1 million square feet of space throughout the U.S. and Canada. We own two properties: a combined office and an approximately 450,000 square foot distribution center in Vernon Hills, Illinois, and an approximately 513,000 square foot distribution center in North Las Vegas, Nevada. In addition, we conduct sales, services and administrative activities in various leased locations throughout North America, including data centers in Madison, Wisconsin and Minneapolis, Minnesota.

We believe that our facilities are well maintained, suitable for our business and occupy sufficient space to meet our operating needs. As part of our normal business, we regularly evaluate sales center performance and site suitability.

Intellectual Property

The CDW trademark and certain variations thereon are registered, or subject to pending trademark applications. We believe our trademarks have significant value and are important factors in our marketing programs. In addition, we own domain names, including cdw.com and cdwg.com, for our primary trademarks. Finally, we have unregistered copyrights in our website content.

Legal Proceedings

We are party to legal proceedings that arise from time to time in the ordinary course of our business, including various pending litigation matters. We are also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, certain of our customers file voluntary petitions for reorganization or liquidation under the U.S. bankruptcy laws. In such cases, certain pre-petition payments received by us could be considered preference items and subject to return to the bankruptcy administrator.

We do not believe that any current audit or pending or threatened litigation will have a material adverse effect on our financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect our consolidated results of operations for a particular period.

MANAGEMENT

Directors, Managers and Executive Officers

The directors of Parent, the managers of CDW Holdings and CDW LLC and our executive officers are set forth below:

Name	Age	Position
John A. Edwardson	61	Chairman of the Board and Chief Executive Officer of CDW Holdings, CDW LLC and Parent
Thomas E. Richards	56	President and Chief Operating Officer
Dennis G. Berger	46	Senior Vice President and Chief Coworker Services Officer
Neal J. Campbell	49	Senior Vice President and Chief Marketing Officer
Douglas E. Eckrote	47	Senior Vice President—Strategic Solutions and Services
Ann E. Ziegler	53	Senior Vice President and Chief Financial Officer
Christine A. Leahy	47	Senior Vice President, General Counsel and Corporate Secretary
Jonathan J. Stevens	41	Senior Vice President—Operations and Chief Information Officer
Christina V. Rother	47	Senior Vice President—Sales
Matthew A. Troka	41	Senior Vice President—Product and Partner Management
Steven W. Alesio	57	Manager of CDW Holdings and CDW LLC
Barry K. Allen	62	Manager of CDW Holdings and CDW LLC
Benjamin D. Chereskin	52	Manager of CDW Holdings and CDW LLC
Glenn M. Creamer	49	Manager of CDW Holdings and CDW LLC
Michael J. Dominguez	42	Manager of CDW Holdings and CDW LLC and Director of Parent
Paul J. Finnegan	58	Manager of CDW Holdings and CDW LLC and Director of Parent
Robin P. Selati	45	Manager of CDW Holdings and CDW LLC
Donna F. Zarcone	53	Manager of CDW Holdings and CDW LLC

John A. Edwardson serves as our Chairman of the Board and Chief Executive Officer, and as a manager of CDW Holdings and CDW LLC and a director of Parent. Mr. Edwardson has served as our Chairman and Chief Executive Officer since joining us in 2001. Prior to joining CDW in 2001, Mr. Edwardson served as Chairman and Chief Executive Officer of Burns International Services Corporation from 1999 until 2000. Mr. Edwardson previously served as a Director and President from 1994 to 1998 and Chief Operating Officer from 1995 to 1998 of UAL Corporation and United Airlines. He currently serves on the Board of Directors of FedEx Corporation. Mr. Edwardson is a graduate of Purdue University where he earned a bachelor’s degree and a graduate of the University of Chicago where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Edwardson possesses particular knowledge and experience in strategic planning and leadership of complex organizations and board practices of other major corporations, which strengthen the board’s collective qualifications, skills and experience.

Thomas E. Richards serves as our President and Chief Operating Officer. Mr. Richards joined CDW in September 2009, and is responsible for sales, services, product and partner management, marketing and e-commerce. Prior to joining CDW, Mr. Richards held leadership positions with Qwest Communications, a telecommunications carrier. From 2008 to 2009, he served as Executive Vice President and Chief Operating Officer, where he was responsible for the day-to-day operation and performance of Qwest Communications, and before assuming that role, was the Executive Vice President of the Business Markets Group from 2005 to 2008. Mr. Richards has also served as Chairman and Chief Executive Officer of Clear Communications Corporation and as Executive Vice President of Ameritech Corporation. Mr. Richards is a graduate of the University of Pittsburgh where he earned a bachelor’s degree and a graduate of Massachusetts Institute of Technology where he earned a Master of Science in Management as a Sloan Fellow.

Dennis G. Berger serves as our Senior Vice President and Chief Coworker Services Officer. Mr. Berger joined CDW in September 2005 as Vice President—Coworker Services. In January 2007, he was named Senior Vice President and Chief Coworker Services Officer. Mr. Berger is responsible for leading CDW’s programs in coworker learning and development, benefits, compensation, performance management, coworker relations and talent acquisition. Prior to joining CDW, he served as Vice President of Human Resources at PepsiAmericas, a beverage company, from 2002 to 2005. Mr. Berger has also held human resources positions of increasing responsibility at Pepsi Bottling Group, Inc., Pepsico, Inc. and GTE Corporation. Mr. Berger serves on the Board of Directors for the Human Resources Management Association of Chicago, Glenwood School for Boys and Girls, Chicago SCORES and Anti-Defamation League of Chicago. Mr. Berger is a graduate of Northeastern University where he earned a bachelor’s degree and a graduate of Washington University in St. Louis where he earned a Master of Business Administration.

Neal J. Campbell serves as our Senior Vice President and Chief Marketing Officer. Mr. Campbell joined CDW in January 2011, and is responsible for the strategy and development of CDW’s advertising, public relations, channel marketing, marketing intelligence and research, merchandising, microsites, creative services and direct marketing content, along with relationship marketing, corporate communications and e-commerce initiatives including content development, online marketing and e-procurement. Prior to joining CDW, Mr. Campbell served as Chief Executive Officer of TrafficCast, a provider of real-time and predictive traffic information to Google, Yahoo and others from 2008 to 2011. From 2006 to 2008, he served as Executive Vice President and General Manager – Strategic Marketing and Next Generation Products for ISCO International, a manufacturer of wireless telecommunications components. Mr. Campbell also spent 17 years with Motorola, most recently as Vice President and General Manager, GSM Portfolio Marketing and Planning for the company’s mobile device business. Mr. Campbell is a graduate of Bradley University where he earned a bachelor’s degree and a graduate of Northwestern University’s Kellogg School of Management where he earned a Master of Business Administration.

Douglas E. Eckrote serves as our Senior Vice President of Strategic Solutions and Services and is responsible for our technology specialist teams focusing on servers and storage, unified communications, security, wireless, power and cooling, networking, software licensing and mobility solutions. He also holds responsibility for CDW Canada, Inc. Mr. Eckrote joined CDW in 1989 as an account manager. Mr. Eckrote was appointed Director of Operations in 1996, Vice President of Operations in 1999 and Senior Vice President of Purchasing in April 2001. In October 2001, he was named Senior Vice President of Purchasing and Operations. He was named Senior Vice President of Operations, Services and Canada in 2006 and assumed his current role in 2009. Prior to joining CDW, Eckrote worked in outside sales for Arrow Electronics and Cintas Uniform Company. From 2003 to 2009, Mr. Eckrote served on the Board of Directors for the Make-A-Wish Foundation of Illinois, completing the last two years as Board Chair and currently serves on the Make-A-Wish Foundation of America National Chapter Performance Committee. Mr. Eckrote also served on the Board of Directors for the Center for Enriched Living from 2002-2008, serving as Vice President from 2004-2005, President from 2006-2008 and currently serves as Board Emeritus. Mr. Eckrote is a graduate of Purdue University where he earned a bachelor’s degree and a graduate of Northwestern University’s Kellogg School of Management where he earned an Executive Master of Business Administration.

Ann E. Ziegler joined CDW in April 2008 as Senior Vice President and Chief Financial Officer. Prior to joining CDW, Ms. Ziegler spent 15 years at Sara Lee Corporation (“Sara Lee”), a global consumer goods company, in a number of executive roles including finance, mergers and acquisitions, strategy and general management positions in both U.S. and international businesses. Most recently, from 2005 until April 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President of Administration for Sara Lee Food and Beverage. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler serves on the boards of directors of Hanesbrands, Inc. and The Chicago Shakespeare Theatre. During the previous five years, Ms. Ziegler also served on the board of directors of Unitrin, Inc. Ms. Ziegler is a graduate of The College of William and Mary where she earned a bachelor’s degree and a graduate of the University of Chicago Law School where she earned her Juris Doctor.

Christine A. Leahy serves as our Senior Vice President, General Counsel and Corporate Secretary and is responsible for our legal, corporate governance, enterprise risk management and compliance functions. Ms. Leahy joined CDW in January 2002 as Vice President, General Counsel and Corporate Secretary. In January of 2007, she was named Senior Vice President. Before joining CDW, Ms. Leahy served as a corporate partner in the Chicago office of Sidley Austin LLP where she specialized in corporate governance, securities law, mergers and acquisitions and strategic counseling. Ms. Leahy serves on the Board of Trustees of Children’s Home and Aid. Ms. Leahy is a graduate of Brown University where she earned a bachelor’s degree and a graduate of Boston College Law School where she earned her Juris Doctor. She also completed the CEO Perspective and Women’s Director Development Programs at Northwestern University’s Kellogg School of Management.

Jonathan J. Stevens serves as our Senior Vice President of Operations and Chief Information Officer. Mr. Stevens joined CDW in June 2001 as Vice President—Information Technology, was named Chief Information Officer in January 2002 and Vice President—International and Chief Information Officer from 2005 until December 2006. In January 2007, he was named Senior Vice President and Chief Information Officer and assumed his current role in November 2009. Mr. Stevens is responsible for the strategic direction of our information technology. Additionally, he holds responsibility for our distribution centers, transportation, facilities, customer relations, operational excellence and the business technology center. Prior to joining CDW, Mr. Stevens served as regional technology director for Avanade, an international technology integration company formed through a joint venture between Microsoft and Accenture from 2000 to 2001. Prior to that, Mr. Stevens was a principal with Microsoft Consulting Services and led an information technology group for a corporate division of AT&T/NCR. Mr. Stevens is a graduate of the University of Dayton where he earned a bachelor’s degree.

Christina V. Rother serves as our Senior Vice President of Sales and is responsible for managing all aspects of our corporate and public sector sales forces, including sales force strategy, structure, goals, revenue generation and training and development. Ms. Rother joined CDW in 1991 as an account manager. In 2002, she was appointed Vice President for Education and State and Local Sales. In 2005, she was chosen to lead our newly formed healthcare sales team. She was promoted to Group Vice President in 2006 for CDW Government LLC until assuming her current roles as our Senior Vice President and President of CDW Government LLC in 2009. Prior to joining CDW, Ms. Rother held a number of sales positions with technology companies including Laser Computers and Price Electronics. Ms. Rother serves on the Board of Directors for the Associated Colleges of Illinois and the Make-A-Wish Foundation of Illinois. Ms. Rother is a graduate of the University of Illinois at Chicago where she earned a bachelor’s degree.

Matthew A. Troka serves as our Senior Vice President of Product and Partner Management. Mr. Troka is responsible for managing our relationships with all of our vendor partners. In addition, he directs the day-to-day operations of our purchasing department. Mr. Troka joined CDW in 1992 as an account manager and became a sales manager in 1995. From 1998 to 2001, he served as Corporate Sales Director. From 2001 to 2004, Mr. Troka was Senior Director of Purchasing. From 2004 to 2006, Mr. Troka served as Vice President of Purchasing. From 2006 to 2011, Mr. Troka was Vice President of Product and Partner Management. On March 3, 2011, Mr. Troka was elected Senior Vice President of Product and Partner Management. He also is Chairman of the CDW Supplier Diversity Advisory Council. Mr. Troka serves as a member of the Board of Directors for Rainbows for All Children. Mr. Troka is a graduate of the University of Illinois where he earned a bachelor’s degree.

Steven W. Alesio serves as a manager of CDW Holdings and CDW LLC. Mr. Alesio serves as a Senior Advisor at Providence Equity. Prior to joining Providence Equity in December 2010, Mr. Alesio was most recently Chairman of the Board and Chief Executive Officer of Dun & Bradstreet Corporation (“D&B”), a provider of credit information on businesses and corporations. After joining D&B in January 2001 as Senior Vice President, Mr. Alesio served in various senior leadership positions. In May 2002, Mr. Alesio was named President and Chief Operating Officer, and was elected to the Board of Directors. In January 2005, Mr. Alesio was chosen to be the Chief Executive Officer, and in May of 2005, he became Chairman of the Board, a position he held until his departure in June 2010. Prior to joining D&B, Mr. Alesio spent 19 years with the American Express Company, where he served in marketing and then general management roles. Mr. Alesio serves on the board of directors of Genworth Financial, Inc. Mr. Alesio is the founding sponsor and Senior Advisor for the non-profit, All Stars Project of New Jersey, which provides outside-of-school leadership development and performance-based education programming to thousands of inner-city young people in Newark and its surrounding communities. Mr. Alesio is a graduate of St. Francis College where he earned a bachelor’s degree and a graduate of University of Pennsylvania’s Wharton School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Alesio possesses particular knowledge and experience in strategic planning and leadership of complex organizations and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Barry K. Allen serves as a manager of CDW Holdings and CDW LLC. Mr. Allen serves as Senior Advisor at Providence Equity. Prior to joining Providence Equity in 2007, Mr. Allen was Executive Vice President of Operations at Qwest Communications International, a telecommunications carrier. Before his retirement from Qwest in June 2007, Mr. Allen was responsible for the company’s network and information technology operations. Prior to being named Executive Vice President of Operations in March 2004, he served as Qwest’s Executive Vice President of Operations and Chief Human Resources Officer. Before joining Qwest in August 2002, Mr. Allen was President of Allen Enterprises, a private equity investment and management company he founded in 2000. Previously, he served as President of Chicago-based Ameritech Corp., where he began his career in 1974 and held a variety of executive appointments including President and Chief Executive Officer of Wisconsin Bell and President and Chief Executive Officer of Illinois Bell. Before starting at Ameritech, Mr. Allen served in the U.S. Army where he reached the rank of Captain. Mr. Allen serves on the boards of directors of Harley Davidson (Chairman of the Board), Bell Canada Enterprises, the Fiduciary Management family of mutual funds, Telcordia Technologies, Inc. and World Triathlon Corporation. He has also served as a board member for many civic organizations, including the Greater Milwaukee Committee, currently the Boys and Girls Club of Milwaukee, Junior Achievement of Wisconsin, Children’s Hospital of Wisconsin and United Way in Milwaukee. Mr. Allen is a graduate of the University of Kentucky where he earned a bachelor’s degree and a graduate of Boston University where he earned a Master of Business Administration, with honors. As a result of these and other professional experiences, Mr. Allen possesses particular knowledge and experience in technology industries, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Benjamin D. Chereskin serves as a manager of CDW Holdings and CDW LLC. Mr. Chereskin is President of Profile Capital Management LLC (“Profile Capital”), an investment management firm. Prior to founding Profile Capital, Mr. Chereskin was a Managing Director of Madison Dearborn, having co-founded the firm in 1993. Prior to the founding of Madison Dearborn, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the Board of Directors of BF Bolthouse Holdco LLC, Cinemark, Inc., Tuesday Morning Corporation, University of Chicago Laboratory School and KIPP-Chicago and on the Board of Trustees of University of Chicago Medical School. During the previous five years, Mr. Chereskin also served as a director of Carrols Restaurant Group, Inc. Mr. Chereskin is a graduate of Harvard College where he earned a bachelor’s degree and a graduate of the Harvard Graduate School of Business Administration where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Chereskin possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Glenn M. Creamer serves as a manager of CDW Holdings and CDW LLC. Mr. Creamer is a Senior Managing Director of Providence Equity. Prior to the founding of Providence Equity in 1989, Mr. Creamer was a Vice President of Narragansett Capital, which he joined in 1988. Mr. Creamer has also worked in investment banking at Merrill Lynch and JPMorgan. Mr. Creamer currently is a director of Telcordia Technologies. He also serves as a director of various non-profit boards, including Catholic Relief Services, Mustard Seed Communities USA and the Rhode Island School of Design Museum. During the previous five years, Mr. Creamer also served as a director of Medical Media Holdings. Mr. Creamer is a graduate of Brown University where he earned a bachelor’s degree and a graduate of Harvard Business School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Creamer possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Michael J. Dominguez serves as a manager of CDW Holdings and CDW LLC and a director of Parent. Mr. Dominguez is a Managing Director of Providence Equity. Prior to joining Providence Equity in 1998, Mr. Dominguez worked for Salomon Smith Barney in corporate finance. Previously, Mr. Dominguez held positions with Morgan Stanley and was a senior consultant at Andersen Consulting. Currently, Mr. Dominguez also serves on the Board of Directors of AutoTrader.com and ZeniMax Media Inc. During the past five years, Mr. Dominguez also served as a director for Bresnan Communications, Freedom Communications and Metro-Goldwyn-Mayer Inc. Mr. Dominguez is a graduate of Bucknell University where he earned a bachelor’s degree and a graduate of Harvard Business School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Dominguez possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Paul J. Finnegan serves as a manager of CDW Holdings and CDW LLC and a director of Parent. Mr. Finnegan is the Co-CEO of Madison Dearborn and co-founded the firm in 1992. Prior to co-founding Madison Dearborn, Mr. Finnegan was with First Chicago Venture Capital for ten years. Previously, he held a variety of marketing positions in the publishing industry, both in the United States and in Southeast Asia. Mr. Finnegan has more than 27 years of experience in private equity investing with a particular focus on investments in the communications industry. Mr. Finnegan is a member of the Board of Overseers of Harvard College and Past President of the Harvard Alumni Association. He is also a member of the Board of Dean’s Advisors at the Harvard Business School and of the Leadership Council of the Harvard School of Public Health. Mr. Finnegan is a member of the Board of Directors of the Chicago Council on Global Affairs. He is the Chairman of Teach For America in Chicago, a member of Teach For America’s National Board, and the Chairman of the Community Works Advisory Committee of the Evanston Community Foundation. During the previous five years, Mr. Finnegan has also served as a director for iPlan, LLC, Rural Cellular Corporation, Council Tree Hispanic Broadcasters, LLC and PAETEC Communications, Inc. Mr. Finnegan is a graduate of Harvard College where he earned a bachelor’s degree and a graduate of Harvard Graduate School of Business Administration where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Finnegan possesses particular knowledge and experience in strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Robin P. Selati serves as a manager of CDW Holdings and CDW LLC. Mr. Selati is a Managing Director of Madison Dearborn and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of BF Bolthouse Holdco LLC, Ruth’s Hospitality Group, Inc. and The Yankee Candle Company, Inc. During the previous five years, Mr. Selati also served as a director for Tuesday Morning Corporation, Carrols Restaurant Group, Inc., Pierre Holding Corp., Family Christian Stores, Inc., NWL Holdings, Inc. and Cinemark, Inc. Mr. Selati is a graduate of Yale University where he earned a bachelor’s degree and a graduate of the Stanford University Graduate School of Business where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Selati possesses particular knowledge and experience in accounting, finance and capital market transactions; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Donna F. Zarcone serves as a manager of CDW Holdings and CDW LLC. Ms. Zarcone is the President and Chief Executive Officer of D. F. Zarcone & Associates LLC, an advisory firm. Prior to founding D. F. Zarcone & Associates, Ms. Zarcone was President and Chief Operating Officer of Harley-Davidson Financial Services, Inc., a provider of wholesale and retail financing, credit card and insurance services for dealers and customers of Harley-Davidson. After joining Harley-Davidson in June 1994 as Vice President and Chief Financial Officer, Ms. Zarcone was named President and Chief Operating Officer in August 1998. Prior to joining Harley-Davidson, Ms. Zarcone served as Executive Vice President, Chief Financial Officer and Treasurer of Chrysler Systems Leasing, Inc. from November 1982 through June 1994 and in various management roles at KPMG/Peat Marwick from May 1979 through November 1982. Ms. Zarcone serves on the board of directors of Cigna Corporation, The Jones Group Inc., The Duchossois Group and Wrightwood Capital. She also serves as a board member on various civic and professional organizations, including the Economic Club of Chicago, National Association of Corporate Directors – Chicago Chapter, University of Chicago Booth School of Business Polsky Center for Entrepreneurship, the Chicago Club and Hyde Park Angels. Ms. Zarcone is a graduate of Illinois State University where she earned a bachelor’s degree and a graduate of University of Chicago Booth School of Business where she earned a Masters of Business Administration. Ms. Zarcone is also a certified public accountant. As a result of these and other professional experiences, Ms. Zarcone possesses particular knowledge and experience in accounting, finance, strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Boards of Managers and Directors

The board of managers of each of CDW Holdings and CDW LLC is currently composed of nine managers. The board of directors of Parent is currently composed of three directors. Because affiliates of Madison Dearborn and Providence Equity own approximately 94.3% of the voting common units of CDW Holdings, we would be a “controlled company” within the meaning of Rule 5615 of the Nasdaq Marketplace Rules, which would qualify us for exemptions from certain corporate governance rules of The Nasdaq Stock Market, Inc., including the requirement that the board of directors be composed of a majority of independent directors.

Audit Committee

Our audit committee currently consists of Messrs. Dominguez and Selati. Our audit committee has responsibility for, among other things, the quality of our financial reporting and internal control processes, our independent auditor’s performance and qualification and the performance or our internal audit function.

Compensation Committee

Our compensation committee currently consists of Messrs. Alesio, Allen, Chereskin, Creamer, Dominguez and Selati. Our compensation committee has responsibility for, among other things, review and approval of executive compensation, review and approval of equity compensation and review of trends in management compensation.

Corporate Governance Committee

Our corporate governance committee currently consists of Messrs. Dominguez and Selati. Our corporate governance committee has responsibility for, among other things, review and approval of the size of our board, review of corporate governance guidelines, and oversight of programs for our managers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of any of our boards of managers or boards of directors.

Director Compensation

See “Executive Compensation—Director Compensation.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation philosophy and the material elements of compensation earned by our Named Executive Officers with respect to 2010.

Our Named Executive Officers consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. For 2010, these Named Executive Officers are:

•	John A. Edwardson, Chairman and Chief Executive Officer

•	Thomas E. Richards, President and Chief Operating Officer

•	Ann E. Ziegler, Senior Vice President and Chief Financial Officer

•	Douglas E. Eckrote, Senior Vice President, Strategic Solutions and Services

•	Christine A. Leahy, Senior Vice President, General Counsel and Corporate Secretary

On October 12, 2007, we were acquired by a company controlled by investment funds affiliated with the Equity Sponsors and we ceased, at that time, being a public company subject to SEC and stock exchange listing rules (the “Acquisition”). Following the Acquisition, the Compensation Committees of CDW Holdings (our ultimate parent company) and CDW LLC collectively have responsibility for determining the compensation of our Named Executive Officers. The two Compensation Committees are comprised of the same members, each of whom was appointed by the Equity Sponsors. For purposes of this Compensation Discussion and Analysis, these two Compensation Committees are collectively referred to as the “Committee.”

In 2010, the Company registered public debt with the SEC, again subjecting the Company to certain SEC rules and disclosure requirements.

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy and Objectives

The Committee believes that the Company’s executive compensation programs should reward actions and behaviors that drive long-term, profitable revenue growth at above-market rates while also rewarding the achievement of short-term performance goals. The following objectives are grounded in a pay-for-performance philosophy and provide a framework for the Company’s executive compensation programs:

•	Attract, retain and motivate high performing talent;

•	Directly align executive compensation elements with both short-term and long-term Company performance; and

•	Align the interests of our executives with those of our stakeholders.

These objectives guided the decisions made by the Committee with respect to 2010 executive compensation.

Market Comparisons

Since the Acquisition, the Company has continued to utilize the peer group established prior to the Acquisition. Historically, each of the companies in the Company’s peer group met one or more of the following criteria: (i) operated in the same line of business as the Company; (ii) operated “close” to the Company’s line of business; (iii) operated in a business-to-business distribution environment; or (iv) competed with the Company for talent.

Compensation data with respect to the peer group is compiled by Aon Hewitt, a global human capital consulting and outsourcing firm. To account for the differences in revenue size between the members of the peer group and the Company, the compensation data in the peer group analysis is statistically adjusted by Aon Hewitt on the basis of revenue. This allows the Committee to review the compensation data on a size-adjusted basis. The peer group considered by the committee in setting 2010 executive compensation consisted of the following companies:

Anixter International, Inc.	Office Depot, Inc.
Arrow Electronics, Inc.	OfficeMax Incorporated
Avaya Inc.	PC Connection Inc.
Best Buy Co., Inc.	RadioShack Corporation
C. R. Bard, Inc.	Staples, Inc.
GTSI Corp.	Tech Data Corporation
Illinois Tool Works Inc.	United Stationers Inc.
Ingram Micro Inc.	W.W. Grainger, Inc.
Insight Enterprises, Inc.	Wesco International, Inc.
NCR Corporation

As our business model continued to evolve following the Acquisition to that of a multi-brand technology solutions provider, the Committee felt it appropriate to supplement the peer group with survey data from a technology industry survey of approximately 1,000 companies. For Mr. Edwardson, the peer group is the primary market data source, given the availability of chief executive officer compensation data in public filings, and the compensation survey data provides a supplemental viewpoint. For the other Named Executive Officers, the peer group data and compensation survey data are weighted equally in the Committee’s analysis of market pay practices. For purposes of this Compensation Discussion and Analysis, the peer group data and compensation survey data are collectively referred to as “market data.”

Historically, amounts paid or awarded to the Named Executive Officers have been based on individual and Company performance, and market data has been used by the Committee to provide a perspective on executive compensation. In order to evaluate the competitiveness and reasonableness of the Company’s executive compensation program, the Committee compares base salary to the market 50th percentile, and total target cash compensation and total compensation, including long-term incentive opportunity, to a market range of the 50th to 75th percentile. The total cash compensation opportunity for an executive is generally set to provide above market median total cash compensation for performance above market growth rate expectations. In conjunction with market data, the Committee also considers the executive’s overall responsibilities, individual performance against Company goals and leadership impact when establishing appropriate compensation levels.

Role of Executive Officers

The Committee is responsible for all compensation decisions for our Named Executive Officers. The Company’s Chief Executive Officer, John A. Edwardson, annually reviews the performance of each executive officer and makes recommendations based on these reviews to the Committee.

Elements of Compensation

The Company’s executive compensation program consists of the following principal elements:

•	Base salary;

•	Annual cash incentive awards (the Senior Management Incentive Plan);

•	Long-term incentive awards; and

•	Severance benefits.

Base Salary

Base salaries are included in the Company’s total compensation package to provide a portion of compensation in the form of fixed cash. The Committee generally sets base salaries for executives, including the Named Executive Officers, below the market median of salaries for executives in similar positions and with similar responsibilities at companies included in the market data. Aligned with our compensation philosophy, a large proportion of executives’ total target cash compensation is non-fixed, or variable, to provide a strong connection between pay and performance. Accordingly, in 2010, Mr. Edwardson’s base salary was 39% of his total target cash compensation, and base salaries for the other Named Executive Officers ranged from 28% to 42% of their total target cash compensation.

In light of the continuing uncertainty in the general market, Mr. Edwardson recommended that there be no increases to the base salaries from the levels established in 2009 for any of the Named Executive Officers. Based on this recommendation, none of the Named Executive Officers received an increase in base salary for 2010.

Annual Cash Incentive Awards (Senior Management Incentive Plan)

CDW provides its senior management with short-term incentive compensation through its annual cash bonus program, the Senior Management Incentive Plan (“SMIP”). Short-term compensation under SMIP is a significant component of an executive’s total target cash compensation opportunity in a given year.

As noted above, the Committee generally assesses an executive’s total target cash compensation for competitiveness and reasonableness against the market data. The total cash compensation opportunity for an executive is generally set to provide above market median total cash compensation for performance above market growth rate expectations. Because the Named Executive Officer base salary levels historically have been below the 50th percentile of the market data, the Committee has long relied on SMIP to provide a significant component of the Named Executive Officer’s total target cash compensation. For 2010, in light of the continued uncertainty in the general market, the Committee did not increase the SMIP target award levels from those set for 2009 for the Named Executive Officers other than Ms. Ziegler and Ms. Leahy. The Committee approved an increase to Ms. Ziegler’s SMIP target from $630,000 to $700,000 and Ms. Leahy’s SMIP target from $365,000 to $400,000 to position their total target cash compensation more competitively in the market. For 2010, Mr. Edwardson’s SMIP target award represented 61% of his total target cash compensation, and SMIP target awards for our other Named Executive Officers ranged from 58% to 72% of their respective total target cash compensation.

In establishing annual performance goals under SMIP, the Committee undertakes a rigorous review and analysis to ensure that the performance goals correlate to above market performance. Factors considered by the Committee in establishing the performance goals include projected market growth rates and the Company’s market share gains, productivity and investments.

The Committee believed that a combination of Adjusted EBITDA and market share performance was the most meaningful measure of the Company’s 2010 performance for its stakeholders because together they take into account not only the Company’s absolute performance but also performance relative to the market. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information regarding the calculation of Adjusted EBITDA.

For 2010, the Committee set the annual Adjusted EBITDA performance goal at an aggressive level that required Company performance to be above projected market growth rates. Additionally, the threshold payout level was set so as to require the Company to meet or exceed prior year Adjusted EBITDA results for any incentive payments to be made to senior management under SMIP. The Committee also included a market share factor as a mechanism to adjust payments under SMIP. This design feature adjusts SMIP awards based on the Company’s financial and operational success relative to market.

In operation, therefore, payment of awards under SMIP for performance during 2010 was guided by three principles:

•	Target payout requires growth above projected market growth rates;

•	Threshold payout requires performance at or above prior year level; and

•	The market share governor adjusts payouts if the Company underperforms the market.

The SMIP payout curve had a payout range from 0% to 200% of each participant’s target SMIP award for performance between 93.1% and 125% of the Adjusted EBITDA goal, with different levels of payout for increased or constant/decreased market share, and no payout if the Company failed to achieve 2009 Adjusted EBITDA performance. The threshold, target and maximum payout opportunities under the SMIP payout curve are set forth below:

	Adjusted EBITDA Performance Goal	Market Share Governor (2)
Payout Opportunity (1)	(% of attainment of performance goal)	Grew (% of target bonus)	Remained Constant/Declined (% of target bonus)
Maximum	125.0%	200%	180%
Adjusted EBITDA Performance Goal	100.0%	100%	90%
Minimum Performance Threshold	93.1%	25%	15%

(1)	Payouts were determined under a grid based on various performance achievement levels for Adjusted EBITDA and market share changes.
(2)	Market share changes were measured internally based on survey data from industry sources as well as the public financial statements of a mix of competitors, technology manufacturers and technology distributors.

In 2010, the Committee determined that the Company had achieved 120% of its Adjusted EBITDA performance goal and the Company’s market share grew, resulting in a payout percentage of 190% of each Named Executive Officer’s bonus target. As indicated by these results, the Company performed well during 2010. Although that success, to some extent, was a function of the overall economy’s recovery in 2010, as indicated by the Company’s increase in market share, the Company’s financial and operational success was, to a greater extent, a direct result of the Company’s ability to continue to effectively serve its customers and the Company’s success in maintaining the cost structure and discipline that it instituted during the economic downturn.

The table below sets forth the SMIP payouts to each of the Named Executive Officers based upon 2010 performance:

Named Executive Officer	Calculated SMIP Payout
John A. Edwardson	$2,470,000
Thomas E. Richards	$1,995,000
Ann E. Ziegler	$1,330,000
Douglas E. Eckrote	$1,330,000
Christine A. Leahy	$ 760,000

Long-Term Incentive Program

The Equity Sponsors believe that members of senior management should hold a personally significant interest in the equity of the Company to align their interests and the interests of our stakeholders. As described below, the Equity Sponsors implemented their management investment philosophy by requiring members of senior management to invest in the Company and by establishing a “profits-interest program.” “Profits-interest programs” are common practice in portfolio companies of private equity firms and allow participants to share in increases in the equity value of the Company.

A Units

The Equity Sponsors’ investment in the Company is held in the form of Class A Common Units of CDW Holdings (“A Units”). Each of our current Named Executive Officers who was with the Company at the time of the Acquisition was required to invest in the Company by purchasing A Units with cash, by exchanging shares of CDW stock for A Units equivalent in value, or on a deferred basis by deferring certain of their 2007 compensation into deferred A Units.

B Unit Program

The Company granted Class B Common Units of CDW Holdings (“B Units”) in 2007 to each of our current Named Executive Officers who were with the Company at the time of the Acquisition. The Committee also has the authority to grant B Units to new members of senior management and additional B Units to current members of senior management. The Committee granted B Units to Mr. Richards and Ms. Ziegler in connection with the commencement of their employment in 2009 and 2008, respectively. In March 2010, the Committee awarded Mr. Edwardson and Ms. Ziegler an additional 7,660 B Units and 1,766 B Units, respectively. In determining the size of the awards, the Committee considered market data and, in the case of Mr. Edwardson, the fact that Mr. Edwardson was not a participant in the Restricted Debt Unit Plan, the other component of the Company’s long-term incentive program.

Under the terms of the B Unit program, the A Units and B Units share equally in any increase in the equity value of the Company above a pre-defined value for the A Units. We refer to this pre-defined value as the “participation threshold.” As the economy and general market conditions deteriorated significantly in 2008 and 2009, the value of the B Units held by senior management under the Company’s long-term incentive program was severely diminished. In mid 2009, the Committee began to consider various alternatives for restoring the effectiveness of the Company’s long-term incentive program by providing key leaders with a more meaningful interest in, and reward for, driving the growth and long-term value of the Company. The Committee’s goal was to retain critical talent and to motivate key leaders to drive the long-term success of the Company. In considering modifications to the long-term incentive program, the Committee reviewed each executive’s total target compensation, including the overall long-term incentive opportunity, compared to the market data. See “—Establishing and Evaluating Executive Compensation—Market Comparisons” for further information regarding the market data.

As a result of such review, early in 2010, the Committee recommended, and the Board approved, amendments to the B Unit program. The amendments effectively eliminated the participation threshold so that the A Units and B Units now share equally in any increase in the equity value of the Company. Because the purpose of the amendments was to drive future increases in the equity value of the Company, as part of the changes, the Board required that the vesting of all B Units, including those that had previously vested, be reset so that all B Units became subject to a new five-year vesting period, commencing on January 1, 2010.

The modification to the B Unit program affected all current participants in the B Unit program, including all of the Named Executive Officers. For additional information about the deferred A Units and B Units granted to the Named Executive Officers, see the narrative accompanying the “Grants of Plan-Based Awards Table,” the table entitled “2010 Outstanding Equity Awards at Fiscal Year-End” and the “2010 Units Vested Table” below.

RDU Plan

In connection with its review of the long-term incentive program, the Committee recommended, and the Board approved, the establishment of a Restricted Debt Unit Plan (the “RDU Plan”) which was designed to retain key leaders and focus them on driving the long-term success of the Company. The RDU Plan is an unfunded nonqualified deferred compensation plan. Participants in the RDU Plan were granted Restricted Debt Units (“RDUs”) in March 2010 that entitle the participant to a proportionate share of payments under the RDU Plan, determined by dividing the number of RDUs held by the participant by 28,500, which is the total number of RDUs available under the RDU Plan. Each RDU represents $1,000 of face value of the Existing Senior Subordinated Notes.

The RDUs vest on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014. The RDUs are designed to track two components of the Existing Senior Subordinated Notes, a principal component and an interest component. However, the participants have no rights to the underlying debt. The total amount of compensation available under the RDU Plan is based on these two components. The principal component credits the RDU Plan with an amount equal to $28.5 million face value of the Existing Senior Subordinated Notes (the “debt pool”). Payment of the principal component under the RDU Plan will be made to participants on October 12, 2017, unless accelerated due to a sale of the Company. The interest component credits the RDU Plan with amounts equal to the interest that would have been earned on the debt pool from March 10, 2010 through maturity (October 12, 2017). These amounts will be paid to participants on the interest payment dates, except that amounts for 2010 and 2011 are deferred until 2012. At the time the Company implemented the RDU Plan, the Company repurchased and retired $28.5 million principal amount of the Senior Subordinated Bridge Loans. The Company purchased the debt at a discount to the face value, which effectively reduced the overall cost of the RDU Plan to the Company.

There are currently 26 participants in the RDU Plan, including each of the Named Executive Officers other than Mr. Edwardson. The table below sets forth the number of RDUs received by each Named Executive Officer. In determining the size of the RDU awards, the Committee considered market data with respect to total target compensation and long-term incentive opportunity.

Named Executive Officer	Number of RDUs
John A. Edwardson	—
Thomas E. Richards	5,130
Ann E. Ziegler	3,135
Douglas E. Eckrote	2,565
Christine A. Leahy	2,565

For additional information regarding the operation of the RDU Plan and the RDUs granted to the Named Executive Officers, see the narrative accompanying the “2010 Non-Qualified Deferred Compensation” table and the “2010 Potential Payments Upon Termination or Change in Control” section.

Severance Benefits

The Company’s employment arrangements with each of the Named Executive Officers provide for payments and other benefits in connection with certain qualifying terminations of employment with the Company. The Committee believes that these arrangements: (i) help secure the continued employment and dedication of the Named Executive Officers; (ii) enhance the Company’s value to a potential acquirer because the Named Executive Officers have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control of the Company; and (iii) are important as a recruitment and retention device, as many of the Companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the employment arrangements with each of the Named Executive Officers, including a quantification of benefits that would have been received by each Named Executive Officer had his or her employment terminated on December 31, 2010, is provided under “2010 Potential Payments Upon Termination or Change in Control.”

Other Benefits

Our Named Executive Officers participate in the Company’s corporate-wide benefit programs. Our Named Executive Officers are provided benefits that are generally commensurate with the benefits provided to all full-time CDW coworkers, which includes participation in the Company’s qualified defined contribution plan. Consistent with the Company’s performance-based culture, the Company does not offer a service-based defined benefit pension plan or other similar benefits to its coworkers. Similarly, the Company does not provide nonqualified retirement programs or perquisites that are often provided at other companies to the Named Executive Officers.

2010 Summary Compensation Table

The following table provides information regarding the compensation earned during the last two fiscal years by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (5)	Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
John A. Edwardson	2010	825,000		—		4,191,657		—	2,470,000	—	—	7,486,657
Chairman and Chief Executive Officer	2009	564,205	(1)	250		—		—	683,800	—	3,193	1,251,448

Thomas E. Richards	2010	700,000		—		2,238,960	(4)	—	1,995,000	296,561	5,130,000	10,360,521
President and Chief Operating Officer	2009	175,000		1,208,896	(2)	—		—	—	—	30,274	1,414,170

Ann E. Ziegler	2010	320,000		—		628,429		—	1,340,000	181,232	3,135,000	5,604,661
Senior Vice President and Chief Financial Officer	2009	317,538		100		—		—	331,380	—	3,193	652,211

Douglas E. Eckrote	2010	275,000		—		514,867		—	1,340,000	148,281	2,565,000	4,843,148
Senior Vice President, Strategic Solutions and Services	2009	272,885		350		—		—	368,200	—	3,193	644,628

Christine A. Leahy (8)	2010	285,000		—		380,481		—	770,000	148,281	2,565,000	4,148,762
Senior Vice President, General Counsel and Corporate Secretary

(1)	For 2009, Mr. Edwardson voluntarily reduced his 2009 base salary.
(2)	The amount reported for Mr. Richards in 2009 includes a one-time sign-on bonus in the amount of $1,186,000.
(3)	The amounts reported represent the grant date fair value of B Unit grants and the incremental fair value associated with the modification of the B Unit program in 2010, each as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 12 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts. Please see the Compensation Discussion and Analysis for further information regarding the 2010 B Unit grants to Mr. Edwardson and Ms. Ziegler and the modification to the B Unit program, which impacted the outstanding B Units held by each of the Named Executive Officers other than the 2010 B Unit grants.
(4)	Under relevant accounting rules, the grant of 18,658 B Units that Mr. Richards received pursuant to the terms of his 2009 offer letter was considered made in 2010 rather than 2009 and, accordingly, is reflected in the 2010 Summary Compensation Table as 2010 compensation.
(5)	The amounts included in the “Non-Equity Incentive Plan Compensation” column reflect cash awards to the Named Executive Officers under SMIP as well as, with respect to Ms. Ziegler, Mr. Eckrote and Ms. Leahy, a special performance bonus of $10,000 based on EBITDA results for 2010. Please see the Compensation Discussion and Analysis for further information regarding the SMIP.
(6)	Pursuant to SEC disclosure rules, the amounts reported represent the portion of the interest credited under the RDU Plan that exceeds 120% of the applicable federal long-term rate from March 2010. As noted in the Compensation Discussion and Analysis, interest earned during 2010 under the RDU Plan will be deferred until 2012.
(7)	For all Named Executive Officers, other than Mr. Edwardson, “All Other Compensation” consists of the number of RDUs that each named executive received multiplied by $1,000, the face amount of an RDU. Participants in the RDU Plan vest in the principal component on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014, subject to earlier vesting in the event of certain qualifying terminations of employment or a sale of the Company. Because the amounts reported represent the principal amount of the unvested RDUs, these amounts may not correspond to the actual value that will be recognized by the Named Executive Officer. The grants are recognized as compensation expense ratably from March 2010 through the vesting date. In 2010, the amount recognized as compensation expense for each of the participating Named Executive Officers is as follows: Mr. Richards—$753,344; Ms. Ziegler—$460,376; Mr. Eckrote—$376,672; and Ms. Leahy—$376,672. As noted in the Compensation Discussion and Analysis, Mr. Edwardson does not participate in the RDU Plan.
(8)	Ms. Leahy was not a Named Executive Officer in 2009.

2010 Grants of Plan-Based Awards Table

The following table shows the possible payouts to our Named Executive Officers in 2010 under our SMIP, the 2010 grant of B Units to Mr. Edwardson and Ms. Ziegler and the number of units impacted by and incremental fair value resulting from the 2010 modifications to the B Unit program.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock Awards ($) (6)
		Threshold ($)		Target ($)		Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
John A. Edwardson	—	325,000	(1)	1,300,000	(1)	2,600,000	(1)	—	—	—	—		—	—	—
	3/10/2010	—		—		—		—	—	—	7,660	(3)	—	—	919,195
	(4)	—		—		—		—	—	—	54,541	(4)	—	—	3,272,462

Thomas E. Richards	—	262,500	(1)	1,050,000	(1)	2,100,000	(1)	—	—	—	—		—	—	—
	(5)	—		—		—		—	—	—	—	(5)	—	—	(5)

Ann E. Ziegler	—	175,000	(1)	700,000	(1)	1,400,000	(1)	—	—	—	—		—	—	—
	—	—		10,000	(2)	—		—	—	—	—		—	—	—
	3/10/2010	—		—		—		—	—	—	1,766	(3)	—	—	211,880
	(4)	—		—		—		—	—	—	6,942	(4)	—	—	416,549

Douglas E. Eckrote	—	175,000	(1)	700,000	(1)	1,400,000	(1)	—	—	—	—		—	—	—
	—	—		10,000	(2)	—		—	—	—	—		—	—	—
	(4)	—		—		—		—	—	—	8,581	(4)	—	—	514,867

Christine A. Leahy	—	100,000	(1)	400,000	(1)	800,000	(1)	—	—	—	—		—	—	—
	—	—		10,000	(2)	—		—	—	—	—		—	—	—
	(4)	—		—		—		—	—	—	6,341	(4)	—	—	380,481

(1)	These amounts represent threshold, target and maximum cash award levels set in 2010 under the SMIP. The amount actually earned by each Named Executive Officer is reported as Non-Equity Incentive Plan Compensation in the 2010 Summary Compensation Table.
(2)	These amounts represent a special performance bonus of $10,000 based on EBITDA results for 2010. This bonus is reported as Non-Equity Incentive Plan Compensation in the 2010 Summary Compensation Table.
(3)	These amounts represent B Units granted in 2010 under the Company’s 2007 Incentive Equity Plan. These B Units vest daily on a pro rata basis commencing on the date of grant and continuing through the five-year anniversary of the date of grant.
(4)	These amounts represent the number of B Units that were impacted by the modification to the B Unit program in 2010 and do not reflect new B Unit grants to these Named Executive Officers. As part of the modification to the B Unit program, the vesting of these B Units was reset to a new five-year vesting period commencing on January 1, 2010. Please see the Compensation Discussion and Analysis for further information regarding the 2010 modifications to the B Unit program.
(5)	Pursuant to the terms of Mr. Richards’ employment letter agreement, Mr. Richards received 18,658 B Units in connection with his commencement of employment with the Company, and Mr. Richards began vesting daily in this grant on pro rata basis commencing in 2009. Under relevant accounting rules, even though Mr. Richards received the award in 2009 and the award was reported in the 2009 Grants of Plan-Based Awards table, this award was deemed made in 2010. The grant date fair value of the award, calculated in accordance with FASB ASC Topic 718, equals $2,238,960.
(6)	The amounts reported in this column represent the grant date fair value of the 2010 B Unit grants and the incremental fair value associated with the modification of the B Unit program in 2010, each as computed in accordance with FASB ASC 718. See Note 12 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

On October 12, 2007, in connection with the Acquisition, the Company entered into an employment agreement with Mr. Edwardson, pursuant to which Mr. Edwardson agreed to continue to serve as the Company’s Chief Executive Officer. Mr. Edwardson’s employment agreement provides for, among other items, (i) an annual base salary of $760,000 subject to merit increases, (ii) an annual incentive bonus target of not less than $1,000,000, and (iii) a one-time grant of approximately 54,500 B Units in 2007. The employment agreement also provides Mr. Edwardson with certain severance payments following a qualifying termination of employment. See “2010 Potential Payments upon Termination or Change in Control” below for a description of such severance payments.

With respect to the Named Executive Officers other than Mr. Edwardson, the Company has entered into compensation protection agreements with each Named Executive Officer that provide for payments and other benefits upon a qualifying termination of the Named Executive Officer. The terms of the Company’s form of compensation protection agreement are described in “2010 Potential Payments upon Termination or Change in Control.”

SMIP

Please see the Compensation Discussion and Analysis for further information regarding the operation of the SMIP.

Class B Common Units

The B Unit program is a profits-interest compensation program that was designed to permit holders of B Units to share in the increase in the equity value of the Company above a pre-defined value for the A Units.

The B Units vest daily on a pro rata basis between the date of grant and the fifth anniversary of the date of grant if, and only if, the executive is, and has been, continuously employed by the Company or any of its subsidiaries, serving as a manager or director of the Company or its subsidiaries, or providing services to the Company or any of its subsidiaries as an advisor or consultant. Immediately prior to a sale of the Company, all unvested B Units shall immediately vest if the executive is, and has been, continuously employed by or providing services to the Company or its subsidiaries as of the date of the transaction.

As noted in the Compensation Discussion and Analysis, in March 2010, the Committee awarded Mr. Edwardson and Ms. Ziegler 7,660 B Units and 1,766 B Units, respectively. In addition, early in 2010, the Committee recommended, and the Board approved, amendments to the B Unit program. The incremental fair value associated with the modification of the B Unit program is reported in the “2010 Summary Compensation Table” and “2010 Grants of Plan-Based Awards” table. Please see the Compensation Discussion and Analysis for further information regarding the 2010 B Unit grants to Mr. Edwardson and Ms. Ziegler and the modification to the B Unit program.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number and value of unvested equity awards held by each Named Executive Officer on December 31, 2010.

Name	Number of Units That Have Not Vested (#) (1)	Market Value of Units That Have Not Vested ($) (2)
John A. Edwardson	49,774	$7,759,333
Thomas E. Richards	14,930	$2,327,513
Ann E. Ziegler	6,968	$1,086,307
Douglas E. Eckrote	6,867	$1,070,460
Christine A. Leahy	5,074	$791,059

(1)	Amounts reported in this column represent the number of unvested B Units held by each Named Executive Officer as of December 31, 2010. For each of the Named Executive Officers, the B Units vest daily on a pro rata basis over a five year period commencing on January 1, 2010.
(2)	Following the Acquisition, the Company’s equity ceased to be publicly traded. Based on an internal valuation taking into account various assumed transaction fees, including debt call premiums and make whole amounts, the B Units were attributed with a $155.89 market value as of December 31, 2010.

2010 Units Vested Table

The following table summarizes the value of equity that vested during 2010 for the Named Executive Officers.

Name	Number of Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
John A. Edwardson	12,427	$1,937,180
Thomas E. Richards	3,728	$581,082
Ann E. Ziegler	1,740	$271,205
Douglas E. Eckrote	1,714	$267,249
Christine A. Leahy	1,267	$197,494

(1)	Amounts reported in this column represent the number of the Named Executive Officer’s B Units that vested during 2010. These B Units remain subject to transfer restrictions pursuant to the terms of the B Unit agreements.
(2)	Following the Acquisition, the Company’s equity ceased to be publicly traded. Based on an internal valuation taking into account various assumed transaction fees, including debt call premiums and make whole amounts, the B Units were attributed with a $155.89 market value as of December 31, 2010.

2010 Non-Qualified Deferred Compensation

The following table and accompanying narrative provides information regarding the Company’s Restricted Debt Unit Plan (the “RDU Plan”) and deferred unit program.

Name	Executive Contributions In Last Fiscal Year ($)	Registrant Company Contributions In Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions ($) (3)	Aggregate Balance At Last Fiscal Year-End ($) (4)
John A. Edwardson	—	—	—	—	—
Thomas E. Richards	—	5,130,000	513,436	—	5,643,436
Ann E. Ziegler	—	3,135,000	313,767	—	3,448,767
Douglas E. Eckrote	—	2,565,000	268,478	11,760	2,821,718
Christine A. Leahy	—	2,565,000	264,289	7,571	2,821,718

(1)	The amounts reported in this column represent the number of Restricted Debt Units (“RDU”) that each Named Executive Officer received during 2010 multiplied by $1,000, the face amount of an RDU. Please see the following narrative entitled “RDU Plan” for a description of the principal component of the RDU Plan. These amounts are included in the “All Other Compensation” column in the 2010 Summary Compensation Table. Participants in the RDU Plan vest on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014, subject to earlier vesting in the event of certain qualifying terminations of employment or a sale of the Company. Accordingly, none of the amounts reported in this column as of December 31, 2010 were vested.
(2)	The amounts reported in this column represent interest credited to each Named Executive Officer’s RDU account and the aggregate increase in value of the deferred A Units held by Mr. Eckrote and Ms. Leahy. Please see the following narrative entitled “RDU Plan” for a description of the interest component of the RDU Plan and the narrative entitled “Deferred Units” for further information regarding the Deferred Unit program that was established in connection with the Acquisition. The portion of the interest credited that is above the applicable long-term federal rate is included in the “Nonqualified Deferred Compensation Earnings” column in the 2010 Summary Compensation Table. Participants in the RDU Plan vest in the interest payments accrued under the RDU Plan from March 10, 2010 through December 31, 2011 on December 31, 2011, subject to earlier vesting in the event of certain qualifying terminations of employment or a sale of the Company. Accordingly, none of the amounts attributable to RDU interest reported in this column as of December 31, 2010 were vested.
(3)	The amounts reported in this column represent the October 2010 settlement of Mr. Eckrote’s and Ms. Leahy’s deferred A Units. Based on an internal valuation taking into account various assumed transaction fees, including debt call premiums and make whole amounts, the A Units were attributed with a $12.84 market value as of the settlement date. Please see the following narrative entitled “Deferred Units” for further information regarding the Deferred Unit program that was established in connection with the Acquisition.

(4)	The amounts reported in this column represent each Named Executive Officer’s balance in the RDU Plan. None of the amounts reported in this column as of December 31, 2010 were vested.

RDU Plan

As noted in the Compensation Discussion and Analysis, in connection with its review of the long-term incentive program, the Committee recommended, and the Board approved, the establishment of the RDU Plan. The RDU Plan is an unfunded nonqualified deferred compensation plan. Participants in the RDU Plan were granted RDUs in March 2010 that entitle the participant to a proportionate share of payments under the RDU Plan, determined by dividing the number of RDUs held by the participant by 28,500, which is the total number of RDUs available under the RDU Plan. Each RDU represents $1,000 of face value of the Existing Senior Subordinated Notes.

The RDUs are designed to track two components of the Existing Senior Subordinated Notes, a principal component and an interest component. However, participants have no rights to the underlying debt. The total amount of compensation available under the RDU Plan is based on these two components. The principal component credits the RDU Plan with an amount equal to $28.5 million face value of the Existing Senior Subordinated Notes (the “debt pool”). Payment of the principal component under the RDU Plan will be made to participants on October 12, 2017, unless accelerated as discussed in the “2010 Potential Payments upon Termination or Change in Control” section. The interest component credits the RDU Plan with amounts equal to the interest that would have been earned on the debt pool from March 10, 2010 through maturity (October 12, 2017). Payment of the interest component for the period from March 10, 2010 through December 31, 2011 will be made in January 2012, and payment of the interest component for periods starting after January 1, 2012 will be paid to participants semiannually on April 15 and October 15, unless accelerated as discussed in the “2010 Potential Payments upon Termination or Change in Control” section.

Participants vest in the principal component during employment on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014, unless accelerated as discussed in the “2010 Potential Payments upon Termination or Change in Control” section. Participants vest in the interest component for the period from March 10, 2010 through December 31, 2011 if they remain employed by the Company through December 31, 2011 and vest in the interest component for periods starting after January 1, 2012 as discussed in the “2010 Potential Payments upon Termination or Change in Control” section.

The principal and interest accrued on unallocated RDUs under the RDU Plan as of December 31, 2014 will be allocated to participants who are employed as of such date on a pro rata basis according to the number of RDUs held by each such participant compared to the total debt pool, unless accelerated as discussed in the “2010 Potential Payments upon Termination or Change in Control” section. Any RDUs allocated to participants on December 31, 2014 will be fully vested. Such principal and interest components allocated to each participant shall be paid on October 12, 2017, unless accelerated as discussed in the “2010 Potential Payments upon Termination or Change in Control” section.

See “2010 Potential Payments upon Termination or Change in Control” below for a discussion of the treatment of the RDUs upon certain terminations of employment or a sale of the Company.

Deferred Units

As noted in the Compensation Discussion and Analysis, the Equity Sponsors believe that members of senior management should hold a personally significant interest in the equity of the Company to align their interests and the interests of our stakeholders. To implement this philosophy, the Equity Sponsors required that each of the Named Executive Officers who was with the Company at the time of the Acquisition purchase equity in the Company in the form of a cash investment in A Units and/or defer a portion of their compensation earned in 2007 into deferred A Units.

Pursuant to deferred unit purchase agreements dated October 12, 2007, Mr. Eckrote and Ms. Leahy elected to defer a portion of compensation earned in 2007 into deferred A Units to satisfy a portion of the management investment requirement implemented by the Equity Sponsors. The deferred A Units became fully vested as of December 31, 2007. In addition, Mr. Eckrote also converted his deferred compensation account under the Company’s prior nonqualified deferred compensation plan to deferred A Units which were fully vested on October 12, 2007.

The Company established separate notional accounts for Mr. Eckrote and Ms. Leahy with respect to their deferred units. Pursuant to the terms of the deferred unit purchase agreements, the deferred units were settled on October 12, 2010. Upon the settlement date, Mr. Eckrote and Ms. Leahy received A Units equivalent in value to the settled deferred units.

2010 Potential Payments upon Termination or Change in Control

As noted above, we have entered into an employment agreement with Mr. Edwardson, which provides for certain payments and benefits upon a qualifying termination of employment. The remaining Named Executive Officers have entered into compensation protection agreements with the Company, which provide for certain payments and other benefits upon a qualifying termination of employment. In addition, each Named Executive Officer, other than Mr. Edwardson, is a participant in the RDU Plan and each Named Executive Officer is a participant in the Company’s B Unit program, both of which provide for accelerated vesting of RDUs or B Units, as applicable, upon certain termination events or a sale of the Company.

A description of the material terms of each of the employment arrangements, the RDU Plan and B Unit program as well as estimates of the payments and benefits each Named Executive Officer would receive upon a termination of employment or sale of the Company, are set forth below. The estimates have been calculated assuming a termination date of December 31, 2010 and are based upon the estimated market value of the Company’s B Units on that date of $155.89 per unit (based on an internal valuation taking into account various assumed transaction fees, including debt call premiums and make whole amounts) and the $1,000 face amount of an RDU. The amounts reported below are only estimates and actual payments and benefits to be paid upon a termination of a Named Executive Officer’s employment with the Company or sale of the Company under these arrangements can only be determined at the time of termination or sale of the Company.

All of the Named Executive Officers are bound by noncompetition agreements with the Company. Under his amended and restated employment agreement, Mr. Edwardson is bound by noncompetition and nonsolicitation provisions that apply through December 31, 2016 and confidentiality provisions that apply for an unlimited period of time following any termination of his employment. The remaining Named Executive Officers are bound by noncompetition and nonsolicitation provisions that apply for a period of twelve months (if the Named Executive Officer is not eligible for severance upon termination) or eighteen months (if the Named Executive Officer is eligible for severance upon termination) following any termination of employment and confidentiality provisions that apply for an unlimited period of time following any termination of employment. The noncompetition period for the Named Executive Officers under the B Unit agreements is 18 months.

Employment Agreement with John A. Edwardson

We entered into an employment agreement with Mr. Edwardson on October 12, 2007 that provides for payments and other benefits in connection with the termination of his employment with the Company.

Under Mr. Edwardson’s currently effective agreement, if Mr. Edwardson’s employment is terminated due to Mr. Edwardson’s death or disability, Mr. Edwardson or his estate, as applicable, is entitled to receive the following payments and benefits under the employment agreement: (1) accrued base salary through the date of termination of employment; (2) the amount of any SMIP bonus earned and payable, but not yet paid, for the fiscal year prior to the year in which Mr. Edwardson’s termination of employment occurs; (3) any earned and unpaid portion of the SMIP bonus target determined as of the last day of the fiscal year in which Mr. Edwardson’s termination of employment occurs, prorated from the first day in such fiscal year through the date of Mr. Edwardson’s termination of employment; and (4) any employee benefits to which Mr. Edwardson is otherwise entitled. In addition, in the case of Mr. Edwardson’s termination due to death or disability, Mr. Edwardson’s Class B Common Unit grant agreement provides for the immediate vesting of the additional portion of his outstanding B Units that would vest over a period of one year from Mr. Edwardson’s termination of employment. If Mr. Edwardson’s employment is terminated by the Company for “cause” or by Mr. Edwardson without “good reason,” as defined in his employment agreement, Mr. Edwardson is entitled to receive the benefits described in (1), (2) and (4) above. If Mr. Edwardson’s employment is terminated by the Company without “cause” or by Mr. Edwardson for “good reason,” Mr. Edwardson is entitled to receive the payments and benefits described in (1) through (4) above and a lump sum payment of two times the sum of his base salary plus his average annual incentive bonus for the last three full fiscal years. There is no acceleration or continuation of vesting of the B Units for terminations other than on account of Mr. Edwardson’s death or disability.

On June 30, 2011, we amended and restated Mr. Edwardson’s employment agreement on June 30, 2011 in connection with his upcoming retirement and continued service as Chairman of the Board. The amended and restated agreement will become effective October 1, 2011. Under the amended and restated agreement, if Mr. Edwardson’s employment is terminated by the Company without “cause,” by Mr. Edwardson for “good reason” or due to disability, Mr. Edwardson will receive, in addition to the payments and benefits outlined in the previous paragraph, continuation of medical, dental and vision insurance until he becomes eligible for Medicare benefits, and full COBRA rights for his eligible dependents once he becomes eligible for Medicare benefits or, if earlier, upon his death.

On June 30, 2011, the Board also approved the terms of a Class B Grant Agreement modification letter with Mr. Edwardson. So long as Mr. Edwardson (1) is not terminated for “cause” or does not resign without “good reason” before December 31, 2012 or (2) is terminated without “cause” or resigns with “good reason” before December 31, 2012, Mr. Edwardson’s modified Class B Common Unit grant agreement provides that his unvested B Units will continue to vest in accordance with the vesting schedule set forth in his grant agreement (through 2014), subject to continuing compliance with certain covenants, even though he will cease to perform services for, or be employed by, the Company as of December 31, 2012.

Compensation Protection Agreements

With respect to the Named Executive Officers other than Mr. Edwardson, the Company has entered into compensation protection agreements with each Named Executive Officer that provide for payments and other benefits upon a qualifying termination of the Named Executive Officer. A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated for any reason other than a qualifying termination of employment, the Named Executive Officer is entitled to receive his or her “accrued obligations.” Under the terms of the compensation protection agreement, accrued obligations include the following: (1) accrued and unpaid base salary; (2) any SMIP bonus, deferred compensation and other cash compensation accrued by the Named Executive Officer to the extent not paid as of the date of termination; and (3) and vacation pay, expense reimbursements and other cash entitlements accrued by the Named Executive Officer to the extent not paid as of the date of termination.

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated due to the Named Executive Officer’s death or disability, the Named Executive Officer or his or her estate, as applicable, is entitled to receive the following payments under his or her compensation protection agreement: (1) accrued obligations as defined above and (2) an annual incentive bonus (based on the target bonus under the Company’s SMIP), prorated through the effective date of the Named Executive Officer’s termination of employment. In addition, in the case of termination due to the Named Executive Officer’s death or disability, each Named Executive Officer’s Class B Common Unit grant agreement provides for the immediate vesting of the additional portion of his outstanding B Units that would vest over a period of one year from such Named Executive Officer’s termination of employment.

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated due to a qualifying termination, the Named Executive Officer is entitled to receive the following payments and benefits under his or her compensation protection agreement: (1) accrued obligations as defined above; (2) the portion of the unpaid SMIP bonus that the Named Executive Officer would have received had he or she remained employed by the Company for the full year in which the termination occurs, based on actual performance and prorated through the date of termination; (3) continuation in accordance with the Company’s regular payroll practices of the Named Executive Officer’s base salary for two years or, in the case Mr. Richards resigns for “good reason” in certain circumstances following an acquisition of the Company on or before December 31, 2011, three years; (4) payment of two times or, in the case Mr. Richards resigns for good reason in certain circumstances following an acquisition of the Company on or before December 31, 2011, three times the Named Executive Officer’s SMIP bonus that would have been earned had the Named Executive Officer remained employed by the Company for the full year in which the termination occurs, based on actual performance; (5) continuation of medical, dental, disability, accident, life insurance and other similar insurance coverage for two years or, in the case Mr. Richards resigns for good reason in certain circumstances following an acquisition of the Company on or before December 31, 2011, three years, or if earlier, the date that the Named Executive Officer became eligible for each such type of insurance coverage from a subsequent employer (provided, however, that if the Company is unable to provide such continuation benefits to the Named Executive Officer, the Company will reimburse and provide a tax-gross up for the cost associated with providing such benefits); and (6) outplacement services of up to $20,000. The receipt of all of the payments and benefits above, except payment of accrued obligations, is conditioned upon the Named Executive Officer’s execution of a general release agreement in which he or she waives all claims that he or she might have against the Company and certain associated individuals and entities. There is no acceleration or continuation of vesting of the B Units for terminations other than on account of a Named Executive Officer’s death or disability.

If the payments and benefits to a Named Executive Officer under their respective employment agreement or compensation protection agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Named Executive Officer would be entitled to receive a “gross-up” payment, unless the Named Executive Officer’s net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000. The foregoing gross-up payment is applicable only in the case of the Company’s first change in control following its initial public offering.

RDU Plan

As noted in the Compensation Discussion and Analysis and narrative to the “2010 Non-Qualified Deferred Compensation” table, in 2010 the Company established the RDU Plan. Upon a qualifying termination of employment under the compensation protection agreements, the participant will vest in the RDUs through the date of termination, determined as if the vesting schedule had been five year daily commencing on January 1, 2010. In the event of the participant’s death or disability, the participant will vest in an additional 20% of the RDUs (i.e., one year of vesting on a five year daily vesting schedule). With respect to the interest component of the RDU Plan, upon a termination of employment, a participant receives interest payments, payable at the same time and same rate as other RDU participants, with respect to vested and unvested RDUs through the date of termination and with respect to vested RDUs thereafter. However, if such termination occurs prior to December 31, 2011, a participant forfeits all interest accrued under the RDU Plan unless such termination is a qualifying termination of employment or a termination of employment due to death or disability, in which case the participant receives interest payments, payable at the same time and same rate as other RDU participants, with respect to vested and unvested RDUs through the date of termination and with respect to vested RDUs thereafter.

All outstanding RDUs become vested upon a sale of the Company and participants will receive unpaid interest through the date of such sale of the Company. In addition, upon a sale of the Company, the Company is required to pay the same change in control payment, equal to 1% of the debt pool, as it would be required to pay noteholders under the indenture governing its Existing Senior Subordinated Notes. The change in control payment, as well as the principal and interest portion of the debt pool not yet allocated as of the date of the sale of the Company, will be allocated to participants who are employed as of such date on a pro rata basis according to the number of RDUs held by each participant compared to the total debt pool.

Under the terms of the RDU Plan, upon a termination for “cause,” as defined under the compensation protection agreements, or a participant’s violation of a restrictive covenant between the participant and the Company within three years after the participant’s termination of employment, the participant will forfeit all vested RDUs, including future interest with respect to such RDUs, and payments made to the participant after his or her termination of employment and during the 24-month period preceding the participant’s termination of employment are recoverable by the Company.

B Units

All outstanding unvested B Units would immediately vest upon a sale of the Company under the Class B Common Unit grant agreements entered into with each Named Executive Officer. All estimates in this section assume that all outstanding B Units become vested upon the change in control.

For purposes of the RDU Plan and B Unit program, a sale of the Company means the acquisition by any person or group of (1) at least 51% of the equity securities of the Company entitled to vote to elect members of the Board or (2) all or substantially all of the Company’s assets determined on a consolidated basis. An initial public offering does not constitute a sale of the Company.

Potential Payments upon a Qualifying Termination of Employment (1)

Name	Severance Payment ($)(2)	Pro Rata Actual Bonus Payment ($)(3)	Value of Accelerated Class B Common Units ($)(4)	Value of Accelerated RDUs ($)(5)	Welfare Benefits ($)(6)	Outplacement ($)(7)	Aggregate Payments ($)
John A. Edwardson	4,532,533	2,470,000	—	—	—	—	7,002,533
Thomas E. Richards (2x Scenario)	5,390,000	1,995,000	—	1,539,436	10,406	20,000	8,954,842
Thomas E. Richards (3x Scenario)	8,085,000	1,995,000	—	1,539,436	15,608	20,000	11,655,044
Ann E. Ziegler	3,320,000	1,340,000	—	940,767	10,749	20,000	5,631,516
Douglas E. Eckrote	3,230,000	1,340,000	—	769,718	15,887	20,000	5,375,605
Christine A. Leahy	2,110,000	770,000	—	769,718	19,696	20,000	3,689,414

(1)	A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”
(2)	Except as otherwise noted, amounts reported in this column represent two times the sum of the Named Executive Officer’s base salary and the actual annual incentive bonus earned for 2010, which was paid out at 190%, except for Mr. Edwardson, in which case the bonus component is based upon the average of the annual incentive bonus amounts earned for the last three full fiscal years. Under Mr. Richards’ compensation protection agreement, he is entitled to receive a severance payment equal to three times the sum of his base salary and actual annual incentive bonus earned for 2010 if Mr. Richards resigns in certain circumstances following an acquisition of the Company on or before December 31, 2011.
(3)	Under the Named Executive Officers’ respective agreements, the Named Executive Officers are entitled to a pro rata bonus based on the Company’s actual performance for the year in which termination occurs. Because termination is assumed to occur as of the last day of the performance period, the amount reported in this column represents the annual bonus earned by each Named Executive Officer during 2010. This amount is also reported in the 2010 Summary Compensation Table as 2010 compensation.
(4)	Pursuant to the terms of the B Unit agreements, the B Units do not accelerate upon a termination of employment other than a termination of employment due to the death or disability of the Named Executive Officer, as described below.
(5)	Pursuant to the terms of the RDU Plan, upon a qualifying termination of employment under the compensation protection agreements, the participant will vest in the RDUs through the date of termination, determined as if the vesting schedule had had been five year daily commencing on January 1, 2010. The amounts reported in the table represent the sum of (i) the number of RDUs that would vest upon the qualifying termination of employment multiplied by the $1,000 face amount of an RDU and (ii) the interest earned in 2010 that the Named Executive Officer would have otherwise forfeited upon a nonqualifying termination of employment. In addition, the Named Executive Officer will continue to receive interest earned subsequent to 2010 with respect to the RDUs that vested in connection with his or her qualifying termination of employment. Please see the narrative to the “2010 Non-Qualified Deferred Compensation” table for a description of the RDU Plan.
(6)	Represents the estimated value of continued welfare benefits for two years (three years under Mr. Richards 3X scenario) that all Named Executive Officers, except for Mr. Edwardson, would be entitled to receive.
(7)	Represents the maximum value of outplacement services that all Named Executive Officers, except for Mr. Edwardson, would be entitled to receive.

Potential Payments upon Death or Disability Table

Name	Severance Payment ($)	Pro Rata Actual Bonus Payment ($)(1)	Value of Accelerated Class B Common Units ($)(2)	Value of Accelerated RDUs ($)(3)	Aggregate Payments ($)
John A. Edwardson	—	2,470,000	1,551,867	—	4,021,867
Thomas E. Richards	—	1,995,000	465,503	1,539,436	3,999,939
Ann E. Ziegler	—	1,340,000	217,261	940,767	2,498,028
Douglas E. Eckrote	—	1,340,000	214,092	769,718	2,323,810
Christine A. Leahy	—	770,000	158,212	769,718	1,697,930

(1)	Under the Named Executive Officers’ respective agreements, the Named Executive Officers are entitled to a pro rata bonus based on target or, in the case of Mr. Edwardson, actual performance for the year in which termination occurs. Because termination is assumed to occur as of the last day of the performance period, the amount reported in this column represents the annual bonus earned by each Named Executive Officer during 2010. This amount is also reported in the 2010 Summary Compensation Table as 2010 compensation.
(2)	Represents the value of B Units, equal to the amount that would vest over a period of one year, in the event of a death or a termination following a disability on December 31, 2010. As noted above, the B Units were attributed with a $155.89 market value as of December 31, 2010 (based on an internal valuation taking into account various assumed transaction fees, including debt call premiums and make whole amounts).
(3)	Pursuant to the terms of the RDU Plan, in the event of the participant’s death or disability, the participant will vest in an additional 20% of the RDUs (i.e., one year of vesting on a five year daily vesting schedule). The amounts reported in the table represent the sum of (i) the number of RDUs that would vest upon a termination due to death or disability multiplied by the $1,000 face amount of an RDU and (ii) the interest earned in 2010 that the Named Executive Officer would have otherwise forfeited upon a nonqualifying termination of employment. In addition, the Named Executive Officer will continue to receive interest earned subsequent to 2010 with respect to the RDUs that vested in connection with his or her termination of employment due to death or disability. Please see the narrative to the “2010 Non-Qualified Deferred Compensation” table for a description of the RDU Plan.

Potential Payments upon a Change in Control

Name	Severance Payment ($)	Pro Rata Actual Bonus Payment ($)	Value of Accelerated Class B Common Units ($)(1)	Value of Accelerated RDUs ($)(2)	Gross-Up ($)(3)	Aggregate Payments ($)(4)
John A. Edwardson	—	—	7,759,333	—	—	7,759,333
Thomas E. Richards	—	—	2,327,513	6,548,582	970,859	9,846,954
Ann E. Ziegler	—	—	1,086,307	4,001,911	—	5,088,218
Douglas E. Eckrote	—	—	1,070,460	3,274,291	—	4,344,751
Christine A. Leahy	—	—	791,059	3,274,291	—	4,065,350

(1)	Represents the value of all unvested B Units that would become vested immediately prior to a sale of the Company on December 31, 2010. As noted above, based upon an internal valuation taking into account various assumed transaction fees, including debt call premiums and make whole amounts, the B Units were attributed with a $155.89 market value as of December 31, 2010.
(2)	Represents the value of all unvested RDUs that would become vested upon a sale of the Company as well as the interest accrued in 2010 on these RDUs, the allocation of the unallocated RDU debt pool (principal and any accrued interest) that each Named Executive Officer would have received if a sale of the Company occurred on December 31, 2010 and the change in control payment on the RDUs. The amounts are calculated based on the $1,000 face amount of an RDU. Please see the “2010 Non-Qualified Deferred Compensation” table for a description of the RDU Plan and the narrative above entitled “RDU Plan” for a description of the amounts to be received by participants in the RDU Plan upon a sale of the Company.

(3)	The amounts reported in this column reflect tax gross-up calculations assuming a blended effective tax rate of approximately 39% and a 20% excise tax incurred on excess parachute payments, as calculated in accordance with Internal Revenue Code Sections 280G and 4999. For Mr. Richards, given that he commenced employment with the Company in 2009, the gross-up amount is calculated based on Mr. Richard’s W2 form for 2009 only, which includes annualized base salary and no SMIP payment or sign-on bonus (paid in 2010). For Ms. Ziegler, given that she commenced employment in 2008, the gross-up amount is calculated based on Ms. Ziegler’s W2 forms for 2008 and 2009 only, with 2008 compensation information based on an annualized salary amount.
(4)	If the Named Executive Officer experiences a qualifying termination of employment in connection with a change in control, the Named Executive Officer would also be entitled to the amounts reported in the “Potential Payments upon a Qualifying Termination of Employment” table above, except that such Named Executive Officer would receive the value of the accelerated RDUs as set forth in this table rather than in the “Potential Payments upon a Qualifying Termination of Employment” table above. In addition, the 280G gross-up calculation would be increased to reflect the additional compensation received as a result of the qualifying termination of employment. In such case, Mr. Richards would receive a gross-up payment of $2,875,091 for the 2x termination scenario and $4,275,974 for the 3x termination scenario, and Ms. Ziegler would receive a gross-up payment of $1,651,416.

Director Compensation

Our directors who (1) were appointed jointly by our Equity Sponsors and (2) were not also officers or employees of the Company or Managing Directors of our Equity Sponsors in 2010 were eligible to receive an annual retainer of $175,000 in 2010, paid on a quarterly basis after completion of each quarter of service. Our other directors during 2010, Glenn M. Creamer, Michael J. Dominguez, George A. Peinado and Robin P. Selati, all of whom were Managing Directors of the Equity Sponsors in 2010, and John A. Edwardson, Chief Executive Officer of the Company, did not receive compensation for their Board service in 2010.

The following table shows information concerning the compensation that those directors eligible to receive compensation earned during the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash/ Total
Steven W. Alesio	$175,000
Barry K. Allen	$175,000
Benjamin D. Chereskin	$113,942	(1)

(1)	Consists of a pro rata portion of the $175,000 annual retainer earned by Mr. Chereskin for his Board service during the period in which he was appointed jointly by the Equity Sponsors, which commenced on May 7, 2010. Prior to May 7, 2010, Mr. Chereskin was appointed solely by one of our Equity Sponsors and therefore not eligible for compensation for Board service during that period

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

All of the equity interests of CDW LLC and CDW Finance Corporation are owned by Parent, which in turn is wholly owned by CDW Holdings LLC. CDW Holdings LLC was capitalized in connection with the Acquisition with approximately $2,141.9 million of equity capital in the form of units. As of May 31, 2011, CDW Holdings LLC had 2,162,777.15 A Units outstanding and 196,621.52 B Units outstanding, of which 52,793.43 were vested. The A Units and the vested B Units vote together as a single class of units. The following table sets forth certain information regarding the beneficial ownership of the units of CDW Holdings LLC as of May 31, 2011 by:

•	each person who is the beneficial owner of more than 5% of its outstanding voting common equity;

•	each member of the board of managers of CDW Holdings and our executive officers; and

•	our managers and executive officers as a group.

To our knowledge, each such holder has sole voting and investment power as to the units shown unless otherwise noted. Beneficial ownership of the units listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	CDW Holdings, LLC
	Number of A Units Beneficially Owned	Percent of A Units Beneficially Owned	Number of B Units Beneficially Owned	Percent of B Units Beneficially Owned	Percent of All Units Beneficially Owned
Principal Unitholders:
Madison Dearborn(1)	1,108,879.4	51.3	—	—	50.1
Providence Equity(2)	980,415.5	45.3	—	—	44.3

Managers and Executive Officers:
John A. Edwardson(3)	26,000.0	1.2	19,610.2	35.8	2.1
Ann E. Ziegler(4)	1,000.0	*	2,745.4	5.2	*
Thomas E. Richards(5)	2,154.9	*	5,882.3	11.0	*
Douglas E. Eckrote(6)	4,000.0	*	2,705.4	5.1	*
Christine A. Leahy(7)	1,000.0	*	1,999.2	3.8	*
Steven W. Alesio	—	—	—	—	—
Barry K. Allen	—	—	—	—	—
Benjamin D. Chereskin	—	—	—	—	—
Glenn M. Creamer	—	—	—	—	—
Michael J. Dominguez	—	—	—	—	—
Paul J. Finnegan	—	—	—	—	—
Robin P. Selati	—	—	—	—	—
Donna F. Zarcone	—	—	—	—	—
All Managers and Executive Officers as a group (18 persons)	37,454.9	1.7	40,466.5	70.8	3.5

*	Denotes less than one percent.
(1)	Consists of 723,840.2 A Units held directly by Madison Dearborn Capital Partners V-A, L.P. (“MDP A”), 192,022.3 A Units held directly by Madison Dearborn Capital Partners V-C, L.P. (“MDP C”), 7,273.2 A Units held directly by Madison Dearborn Capital Partners V Executive-A, L.P. (“MDP Exec”) and 185,743.8 A Units held directly by MDCP Co-Investor (CDW), L.P. (“MDP Co-Investor”). The units held by MDP A, MDP C, MDP Exec and MDP Co-Investor may be deemed to be beneficially owned by Madison Dearborn Partners V A&C, L.P. (“MDP V”), and the general partner of MDP A, MDP C, MDP Exec and MDP Co-Investor. As the sole member of a limited partner committee of MDP V that has the power, acting by majority vote, to vote or dispose of the units directly held by MDP A, MDP C, MDP Exec and MDP Co-Investor, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such units. MDP V, MDP A, MDP C, MDP Exec and MDP Co-Investor may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act, but expressly disclaim group attribution. Messrs. Canning, Finnegan and Mencoff and MDP V hereby disclaim any beneficial ownership of any shares held by MDP A, MDP C, MDP Exec and MDP Co-Investor. The address for the Madison Dearborn entities and persons is Three First National Plaza, 70 W. Madison Street, Suite 4600, Chicago, Illinois, 60602.

(2)	Consists of 621,184.7 A Units held directly by Providence Equity Partners VI, L.P. (“PEP VI”), 213,695.0 A Units held directly by Providence Equity Partners VI-A, L.P. (“PEP VI-A”) and 145,535.8 A Units held directly by PEP Co-Investors (CDW), L.P. (“PEP Co-Investor”). The units held by PEP VI, PEP VI-A and PEP Co-Investor may be deemed to be beneficially owned by Providence Equity GP VI, L.P. (“PEP GP”), the general partner of PEP VI, PEP VI-A and PEP Co-Investor and Providence Equity Partners VI, L.L.C. (“PEP LLC”), the general partner of PEP GP. PEP VI, PEP VI-A, PEP Co-Investor, PEP GP and PEP LLC may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act, but expressly disclaim group attribution. The address for the Providence Equity entities is 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.
(3)	8,775 A Units held by the Edwardson Family Foundation are deemed to be beneficially owned by Mr. Edwardson. Includes beneficial ownership of 2,042.7 B Units held by Mr. Edwardson that may be acquired within 60 days of May 31, 2011.
(4)	350 A Units held by the Mark A. Orloff Irrevocable Trust, the assets of which trust, including the 350 A Units, are pledged to secure a loan incurred by the trust, and 650 A Units held by the Ann E. Ziegler IRA Northern Trust Bank are deemed to be beneficially owned by Ms. Ziegler. Includes beneficial ownership of 286.0 B Units held by Ms. Ziegler that may be acquired within 60 days of May 31, 2011.
(5)	Includes beneficial ownership of 612.7 B Units held by Mr. Richards that may be acquired within 60 days of May 31, 2011.
(6)	Includes beneficial ownership of 281.8 B Units held by Mr. Eckrote that may be acquired within 60 days of May 31, 2011.
(7)	Includes beneficial ownership of 208.3 B Units held by Ms. Leahy that may be acquired within 60 days of May 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

The Company is party to a management services agreement with affiliates of Madison Dearborn and Providence Equity pursuant to which they have agreed to provide us with management and consulting services and financial and other advisory services. Pursuant to such agreement, the Equity Sponsors earn an annual advisory fee of $5 million, payment of which is subject to certain restrictions contained in our Term Loan Facility, and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. Additionally, the Equity Sponsors are entitled to certain fees based on the amount of any future equity or debt financing for us that is arranged by them. The management services agreement includes customary indemnification provisions in favor of the Equity Sponsors.

Management and Equity Sponsor Equity Arrangements

Certain members of the Company’s senior management team have purchased A Units in CDW Holdings. As of May 31, 2011, executive officers owned 37,454.9 A Units (including deferred A Units), or approximately 1.7% of the outstanding A Units (including deferred A Units). The aggregate purchase price paid by the executive officers for these units (including deferred A Units) was approximately $36.3 million.

The A Units are subject to restrictions on transfer, and also are subject to the right of CDW Holdings or, if not exercised by CDW Holdings, the right of the Equity Sponsors, to repurchase the units in certain circumstances, subject to certain exceptions. With respect to certain members of our executive committee, these circumstances include: (i) a termination of the executive’s employment with the company for cause, (ii) a resignation (other than upon retirement or resignation due to disability or for good reason) within three years of the date of such equity purchase, (iii) a material violation of a restrictive covenant within three years after the executive’s termination of employment with the company or (iv) the executive becoming employed by, performing services for or becoming associated with a competitor. With respect to all other Management Investors, these circumstances include: (i) a termination of the executive’s employment with the company for any reason, (ii) a violation of a restrictive covenant, or (iii) the executive becoming employed by, performing services for or becoming associated with a competitor. If an executive’s employment with us terminates for any reason other than for cause or violation of a restrictive covenant, the executive’s units can be repurchased at fair market value. Upon a termination for cause or violation of a restrictive covenant, the executive’s units can be repurchased at the lower of original cost or fair market value.

Certain members of senior management have purchased A units in CDW Holdings on a deferred basis by deferring certain future compensation into deferred A units. Holders of the deferred A Units are entitled to any distributions (whether in cash or property) on A Units as though each deferred unit held was one A Unit, though such distributions may not be made at the same time as distributions are made to holders of A Units, as more fully described in the applicable deferred unit purchase agreement. Deferred units cannot generally be transferred prior to the applicable settlement date and, if deferred units are settled in exchange for A Units, such A Units can only be transferred as provided by the agreements governing the A Units, including the limited liability company agreement and with respect to those parties to the unitholders agreement, to that agreement.

CDW Holdings, the Equity Sponsors, certain executive committee members and certain other co-investors have entered into a unitholders agreement. Under the unitholders agreement, if the Equity Sponsors (so long as the Equity Sponsors collectively continue to hold at least 51% of the Common Units (as defined in the CDW Holdings limited liability company agreement)) seek to sell all or substantially all of the company, these executives must consent to the sale and cooperate with the Equity Sponsors, which may include selling their securities to the buyer on the terms and at the price negotiated by the Equity Sponsors and signing whatever documents as are reasonably necessary to consummate the sale. Additionally, under the unitholders agreement, prior to an initial public offering, if the Equity Sponsors sell a significant portion of their ownership interest in CDW Holdings to a third party (disregarding sales in the public market, transfers to affiliates and certain other exceptions), these executives will have the option, but will not be required (except in the case of a sale of the entire company), to participate in the sale and sell alongside the Equity Sponsors on a pro rata basis. Prior to an initial public offering or a sale of all or substantially all of CDW Holdings, each executive will be required to vote his or her units in favor of a board of managers consisting of such representatives as the Equity Sponsors designate and our Chief Executive Officer. The right of each Equity Sponsor to designate such representatives is subject to certain percentage ownership requirements.

CDW Holdings, the Company, the Equity Sponsors, certain executive committee members and certain other co-investors have entered into a registration rights agreement. Under the registration rights agreement, the Equity

Sponsors were given the right to require the Company to register any or all of its securities under the Securities Act on Form S-1 or Form S-3, at the Company’s expense. Additionally, these executives are entitled to request the inclusion of their registrable securities in any such registration statement at the Company’s expense whenever the Company proposes to register any offering of its securities.

CDW Holdings, all Management Investors, the Equity Sponsors and certain other co-investors have entered into an amended and restated limited liability company agreement. The limited liability company agreement specifies the rights and obligations of the members of CDW Holdings and the rights of the various classes of limited liability company interests therein. Pursuant to the amended and restated limited liability company agreement, holders of A Units and B Units in CDW Holdings will share in future distributions on a pro rata basis, subject to certain participation thresholds for holders of B Units.

Transactions with Sponsors

Madison Dearborn and Providence Equity are private equity firms that have investments in companies that purchase products or services from, or provide products or services to, the Company. We believe that such transactions are entered into in the ordinary course of business on terms no less favorable to us than terms that could have been reached with an unaffiliated third party.

Review and Approval of Transactions with Related Persons

The charter of the audit committee of CDW Holdings’s board gives the audit committee the responsibility to review all transactions with related persons. According to the charter, no related person transaction may be entered into unless and until it has been approved by the audit committee. For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K.

Potential related person transactions are identified based on information submitted by our officers and managers and then submitted to the audit committee for review. The audit committee takes into account all relevant considerations in deciding whether to approve the transaction. These considerations may, but need not, include:

•	the approximate dollar amount involved in the transaction, including the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was entered into on terms no less favorable to us than terms that could have been reached with an unaffiliated third party; and

•	the purpose of the transaction and any potential benefits to us.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

On October 12, 2007, in connection with the Acquisition, we entered into (1) the ABL Facility providing for a revolving loan in an aggregate principal amount of up to $800 million and (2) the Term Loan Facility providing for a term loan in an aggregate principal amount of $2,200 million.

On March 14, 2008, we amended and restated the Term Loan Facility to modify the leverage ratio which is used in calculating the interest rate on the term loan, to add a senior secured leverage ratio covenant and to modify certain existing covenants and prepayment provisions, each as more fully described below.

On November 4, 2009, we further amended the Term Loan Facility to revise the senior secured leverage ratio and to increase the applicable interest rate spread. We also amended certain other terms, including the placement of additional restrictions on our ability to incur additional indebtedness and the addition of a requirement that we maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the Term Loan Facility through maturity, subject to certain limitations.

On December 2, 2010, we entered into an amendment to our Term Loan Facility. This amendment, among other things:

•

extended the final maturity of approximately $1,146 million of our Term Loan Facility from October 10, 2014 to July 15, 2017 (subject to acceleration as of 90 days prior to the maturity date of our Existing Senior Notes if (i) our senior secured leverage ratio exceeds 3.00 to 1.00 on the date that is 90 days prior to October 12, 2015 and (ii) the outstanding principal amount of our Existing Senior Notes with a maturity date of October 12, 2015 is greater than or equal to $500,000,000);

•	increased the applicable margin for the interest rate with respect to the Extended Loans under our Term Loan Facility by 1.00%; and

•	permitted the issuance of the notes and the grant of security interests in the collateral for the notes.

On March 11, 2011, we entered into a further amendment to our Term Loan Facility. This amendment, among other things: (i) reduced the spreads with respect to the interest rates on the Extended Loans under our Term Loan Facility, (ii) established a LIBOR floor of 1.25% and a base rate floor of 2.25% with respect to the Extended Loans under our Term Loan Facility, (iii) reset our general restricted payments basket to its original amount of $25,000,000 and (iv) provided a 1% prepayment premium for certain repayment or repricings of any Extended Loans under our Term Loan Facility for the six month period following the effective date of the pricing change.

On June 24, 2011, we refinanced our ABL Facility. The ABL Facility Refinancing, among other things: (i) increased the overall revolving credit facility from $800.0 million to $900.0 million, (ii) increased the maximum aggregate amount of incremental increases that may be made to the revolving credit facility from $100.0 million to $200.0 million, (iii) extended the maturity of the ABL Facility from 2012 to 2016, but added a new springing maturity covenant if we fail to meet an excess cash availability threshold on the applicable testing date whereby the ABL Facility may mature 45 days prior to each of (x) the maturity of the non-extended portion of the Term Loan Facility and (y) the maturity of the Existing Senior Notes, (iv) increased the commitment fee on the unutilized portion of the ABL Facility from 25 basis points to either 37.5 or 50 basis points (depending on the amount of unutilized commitments), (v) increased the pricing grid by 100 basis points and (vi) added a floorplan subfacility in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions.

The following summary is a description of the principal terms of the Senior Credit Facilities and the related documents governing those facilities. In this section, we sometimes refer to CDW LLC as the “borrower.”

Maturity; Prepayments

The ABL Facility matures in 2016, subject to the springing maturity covenant described above. The non-extended term loan matures in 2014. The extended term loan matures in 2017. The Term Loan Facility requires us to pay quarterly installments of principal equal to $5.5 million, beginning September 2009, with the unpaid principal amount due upon maturity, provided that such quarterly installments are reduced to the extent of any optional or mandatory repayments. The Term Loan Facility also requires us to make certain mandatory prepayments of principal amounts under certain circumstances, including (i) a prepayment in an amount equal to 50% of our excess cash flow (as defined in the governing agreement) for the year then ended; and (ii) the net cash proceeds from the incurrence of certain additional indebtedness by us or our subsidiaries, including the issuance of the Senior Secured Notes. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. We made required prepayments of principal of the Term Loan Facility of $11.0 million in 2009 and $516.5 million in 2010, including in connection with the issuance of the Senior Secured Notes. On March 16, 2011, we made a mandatory prepayment of $132.0 million with respect to the year ended December 31, 2010 under the excess cash flow provision. Because of the prepayments we have made on the Term Loan Facility, we are no longer required to pay quarterly installments of principal of $5.5 million.

Security; Guarantees

Our obligations under the Senior Credit Facilities have been guaranteed on a senior secured basis by Parent and each of CDW LLC’s wholly owned domestic direct and indirect subsidiaries. Our obligations under the Senior Credit Facilities and each Guarantor’s obligations under its guarantee of the Senior Credit Facilities are secured by a security interest in substantially all of our assets and the assets of the Guarantors. Because our Senior Credit Facilities are secured obligations, if we fail to comply with the terms of the Senior Credit Facilities and those creditors accelerate the payment of all the funds borrowed thereunder and we are unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of our Guarantors which serve as collateral.

The ABL Facility is secured by (1) a first priority lien on substantially all of the borrower’s accounts, deposit accounts, eligible inventory and proceeds thereof and (2) a second priority lien on substantially all other assets. The Term Loan Facility is secured by (1) a first priority lien on all capital stock and substantially all assets (except cash, accounts, deposit accounts, inventory and proceeds thereof) of the borrower and its domestic subsidiaries and on 65% of the capital stock of the borrower’s foreign subsidiaries and (2) a second priority lien on substantially all cash, accounts, deposit accounts, inventory and proceeds thereof.

Interest and Fees

Borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at our option, either (1) a base rate determined by reference to the higher of (a) the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime rate and (b) the federal funds effective rate plus 1/2 of 1% or (2) a LIBOR rate equal to the British Banking Association LIBOR rate for the interest period relevant to such borrowing adjusted for certain additional costs provided, that Extended Loans under our Term Loan Facility shall be subject to a base rate floor of 2.25% and a LIBOR floor of 1.25%. The applicable rate spread varies (1.75% to 2.25% for base rate borrowings and 2.75% to 3.25% for LIBOR borrowings under the Extended Loans; and 2.50% to 3.00% for base rate borrowings and 3.50% to 4.00% for LIBOR borrowings under the non-extended portion of the Term Loan Facility) based on our senior secured leverage ratio. The applicable margin for borrowings under the ABL Facility ranges from 1.00% to 1.50% with respect to base rate borrowings and 2.00% to 2.50% with respect to LIBOR borrowings. The applicable margin under the ABL Facility is subject to adjustment based on certain excess availability levels.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, we are required to pay a commitment fee to the lenders under the ABL Facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% or 0.50% per annum (depending on the amount of unutilized commitments). We also must pay customary letter of credit and agency fees.

Covenants

Our Senior Credit Facilities contain a number of covenants that, among other things, require us to maintain a senior secured leverage ratio, require us to maintain a fixed charges ratio (if our excess cash availability decreases below certain thresholds) and limit or restrict the ability of the borrower and the restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. As part of the amendments on March 14, 2008, we added the financial covenant test with respect to the borrower’s senior secured leverage ratio and modified other existing covenants in the Term Loan Facility. As part of the amendments on November 4, 2009, we amended the required levels of our senior secured leverage ratio.

Events of Default

Our Senior Credit Facilities contain customary events of default including non payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross-default to certain other indebtedness, loss of lien perfection or priority, material judgments, change of ownership or control, and certain bankruptcy or insolvency events.

Existing Senior and Senior Subordinated Indentures

In connection with the Acquisition, we entered into a Senior Bridge Loan agreement providing for Senior Bridge Loans aggregating $1,040.0 million at closing and a Senior Subordinated Bridge Loan agreement providing for Senior Subordinated Bridge Loans aggregating $940.0 million at closing, each agreement with a syndicate of lenders with JPMorgan Chase Bank, N.A., as administrative agent. In connection with the amendments on March 14, 2008, we increased the outstanding principal under the Senior Bridge Loans by $150.0 million, and we converted $220.0 million of the original outstanding principal of the Senior PIK Election Loans to Senior Cash Pay Loans. After giving effect to these changes, (1) the aggregate outstanding principal amount of the Senior Bridge Loans was $1,190.0 million and (2) the principal amount of the Senior Cash Pay Loans was $890.0 million and the principal amount of the Senior PIK Election Notes was $300.0 million. Finally, in connection with the amendments on March 14, 2008, we prepaid $190.0 million of outstanding principal under the Senior Subordinated Bridge Loans, using funds from the additional $150.0 million borrowed under the Senior Bridge Loans plus $40.0 million of cash on hand, reducing the outstanding principal outstanding on the Senior Subordinated Bridge Loans to $750.0 million.

All amounts outstanding under our Bridge Loans have subsequently been exchanged for outstanding notes under the indentures governing our Existing Senior Notes and Existing Senior Subordinated Notes and there are no remaining Bridge Loans outstanding.

On April 13, 2011, we repurchased $519.2 million of our Existing Senior Cash Pay Notes and $145.9 million of our Existing Senior PIK Election Notes in a tender offer. On May 20, 2011, we repurchased $321.4 million of our Existing Senior Cash Pay Notes and $91.4 million of our Existing Senior PIK Election Notes in a tender offer.

Maturity

The Existing Senior Notes mature on October 12, 2015. The Existing Senior Subordinated Notes mature on October 12, 2017. Interest for both indentures is payable on April 15 and October 15 of each year.

Interest

Our Existing Senior Cash Pay Notes bear interest at 11.00%. Our Existing Senior PIK Election Notes bear interest at 11.50%. Our Existing Senior Subordinated Notes bear interest at 12.535%.

Guarantees

The Existing Senior Notes are guaranteed on a senior unsecured basis, and the Existing Senior Subordinated Notes are guaranteed on a subordinated unsecured basis, in each case, by Parent and each of CDW LLC’s domestic direct and indirect restricted subsidiaries that is a Guarantor under our Senior Credit Facilities. Subject to certain exceptions, any restricted subsidiary that in the future guarantees our indebtedness or the indebtedness of any other Guarantor will also guarantee our obligations under the Existing Senior Notes and the Existing Senior Subordinated Notes.

Ranking

The Existing Senior Notes and the guarantees thereof:

•

are effectively subordinated to all of our and the Guarantors’ existing and future secured debt, including our Senior Credit Facilities and Senior Secured Notes and the related guarantees, and to our two trade financing agreements we have entered into with certain financial institutions in order to facilitate the purchase of certain inventory, in each case to the extent of the value of the assets securing such debt or other obligations;

•	are structurally subordinated to any liabilities of a subsidiary that is not a Guarantor;

•	rank equal in right of payment with all of our and the Guarantor’s existing and future unsecured senior debt; and

•	are senior in right of payment to all of our and the Guarantors’ existing and future subordinated debt, including the Existing Senior Subordinated Notes and related guarantees.

The Existing Senior Subordinated Notes and the guarantees thereof:

•

are subordinated in right of payment to all of our and the Guarantors existing and future senior debt, including our Senior Credit Facilities, Senior Secured Notes, Existing Senior Notes, original notes, the notes to be issued in this offering and the related guarantees, and our two trade financing agreements referenced above;

•	are structurally subordinated to any liability of a subsidiary that is not a Guarantor;

•	rank equal in right of payment with any of our and the Guarantors’ future senior subordinated debt; and

•	rank senior in right of payment to all of our and the Guarantors’ future debt that is by its terms subordinated to the Existing Senior Subordinated Notes.

Covenants

The indentures governing our Existing Senior Notes and our Existing Senior Subordinated Notes contain a number of negative covenants and events of default that, among other things, limit or restrict the ability of the us and our restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates.

Trade Financing Agreements

In addition to a trade financing agreement related to the floorplan subfacility under the ABL Facility, we have entered into two trade financing agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. At March 31, 2011, these two trade financing agreements allowed for a maximum credit line of $74.5 million collateralized by the inventory purchases financed by the financial institutions and a second-priority lien on related accounts receivable. We do not incur any interest expense associated with these agreements, as the balances are paid when they are due. At March 31, 2011 and December 31, 2010, we owed the financial institutions $50.7 million and $9.6 million respectively, which is included in trade accounts payable on our consolidated balance sheets.

DESCRIPTION OF SENIOR SECURED EXCHANGE NOTES

In this description, the term “Issuers” refers only to CDW LLC and CDW Finance Corporation and not to any of their Subsidiaries, and the term “CDW” refers only to CDW LLC and not any of its Subsidiaries. CDW Finance Corporation was formed on August 6, 2010 for the sole purpose of acting as a co-Issuer of debt securities and does not have any material assets. For a description of restrictions on CDW Finance Corporation’s activities, see “—Certain Covenants—Restrictions on Activities of CDW Finance Corporation.”

The Issuers issued the 8.000% senior secured notes due December 15, 2018 (the “Senior Secured Notes”) under an indenture dated as of the Issue Date (as subsequently amended and supplemented, the “Indenture”) among the Issuers, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The 8.000% senior secured notes due December 15, 2018 that have been registered under the Securities Act (the “Senior Secured Exchange Notes”) will also be issued by the Issuers under the Indenture.

References to the “Notes” include Senior Secured Notes that remain outstanding after the completion of the exchange offer, together with the Senior Secured Exchange Notes and any additional Senior Secured Notes issued under the Indenture from time to time after this exchange offer, all of which will be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture, the Notes, the Guarantees, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and certain provisions of the Security Agreement. The following description does not restate these documents in their entirety. You are encouraged to read these documents because they, and not this description, define your rights as Holders of the Notes.

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note is treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes and the Guarantees thereof:

•	are general senior obligations of the Issuers and the Guarantors;

•	rank senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers and Guarantors, including the Existing Senior Subordinated Notes;

•

rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers and the Guarantors, including the Existing Senior Notes, Senior Notes, Senior Secured Term Loan and the ABL Facility;

•

are secured on a first-priority basis, equally and ratably with all existing and future obligations of the Issuers and the Guarantors under any existing and future First Lien Obligations, by all of the assets of the Issuers and Guarantors which secure the Senior Secured Term Loan, subject to the Liens securing the Issuers’ and the Guarantors’ ABL Obligations and other Permitted Liens;

•

are secured on a second-priority basis, equally and ratably with all existing and future obligations of the Issuers and the Guarantors under any existing and future First Lien Obligations, by all of the assets of the Issuers and the Guarantors securing the ABL Facility on a first-priority basis which also secure the Senior Secured Term Loan on a second priority basis, subject certain limitations on capital stock and Permitted Liens;

•

are effectively senior to all existing and future unsecured Indebtedness of the Issuers and the Guarantors to the extent of the value of the Collateral owned by the Issuers and Guarantors (after giving effect to any prior Lien on such Collateral), and effectively senior to all existing and future Obligations under the ABL Facility and other ABL Obligations to the extent of the value of the Non-ABL Priority Collateral owned by the Issuers and the Guarantors;

•

are effectively subordinated to (i) the Issuers’ and the Guarantors’ existing and future Obligations under the ABL Facility and other ABL Obligations to the extent of the value of the ABL Priority Collateral owned by the Issuers and the Guarantors and (ii) any existing or future Indebtedness of the Issuers and the Guarantors that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets;

•	are structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries; and

•	are initially unconditionally guaranteed on a joint and several and senior basis by CDW Corporation (the “Parent”) and each Restricted Subsidiary that guarantees the Senior Secured Term Loan.

Substantially all of the operations of CDW are conducted through its Subsidiaries, but not all of CDW’s Subsidiaries Guarantee the Notes. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of CDW, including Holders of the Notes. The Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of CDW that are not Guarantors. For the three-month period ended March 31, 2011, the non-guarantor Subsidiaries generated approximately 4.6% and 3.0% of CDW’s net sales and Adjusted EBITDA, respectively. In addition, as of March 31, 2011, the non-guarantor Subsidiaries held approximately 2.1% of CDW’s consolidated total assets. See “Risk Factors—Risks Relating to the Exchange Notes—The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that are not or do not become Guarantors of the notes.”

Principal, Maturity and Interest

The Issuers will issue up to $500.0 million in aggregate principal amount of Senior Secured Exchange Notes in this offering. The Issuers may issue additional Notes under the Indenture from time to time after this offering. Any issuance of additional Notes is subject of all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that any such additional Notes will not be treated as part of the same issue for U.S. federal income tax purposes. The Issuers will issue the Senior Secured Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on December 15, 2018.

Interest on the Senior Secured Exchange Notes will accrue at the rate of 8.000% per annum from , 2011 and will be payable semi-annually in arrears on June 15 and December 15, commencing on                     , 2011. The Issuers will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrues from the date it was most recently paid.

Paying Agent and Registrar for the Notes

CDW will maintain one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

CDW will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of CDW at the office or agency of the registrar within the City and State of New York.

CDW may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. CDW or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CDW is not required to transfer or exchange any Note selected for redemption. Also, CDW is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantees

The Guarantors jointly and severally fully and unconditionally guarantee, on a senior secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

Parent and the Restricted Subsidiaries which guarantee the Senior Secured Term Loan guarantee the Notes. Each of the Guarantees of the Notes is a general senior obligation of each Guarantor and is secured by a first-priority Lien on all of the assets of each Guarantor which secure the Senior Secured Term Loan on a first-priority basis and by a second-priority Lien on all of the assets of each Guarantor which secure the ABL Facility on a first-priority basis and the Senior Secured Term Loan on a second-priority basis

The obligations of each Guarantor (other than a company that is a direct or indirect parent of CDW) under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.”

Each Guarantor may consolidate with or merge into or sell its assets to CDW or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be automatically released and discharged in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b) CDW designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of CDW or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d) CDW exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Senior Secured Term Loan and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Senior Secured Term Loan (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of CDW or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Security

General

The Notes and the Guarantees are secured by perfected first-priority security interests in the Non-ABL Priority Collateral and by perfected second-priority security interests in the ABL Priority Collateral (second in priority to the first-priority Liens on the ABL Priority Collateral securing the ABL Obligations), in each case, subject to Permitted Liens. The ABL Secured Parties have rights and remedies with respect to the ABL Priority Collateral that, if exercised, could adversely affect the value of the ABL Priority Collateral or the ability of the respective agents under the Intercreditor Agreements to realize or foreclose on the ABL Priority Collateral on behalf of the First Lien Secured Parties. First Lien Secured Parties other than the Holders of the Notes have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral on behalf of the Holders of the Notes, particularly the rights described below under “—First Lien Intercreditor Agreement.” For a description of the ABL Priority Collateral and the Non-ABL Priority Collateral, see “Description of Certain Indebtedness—Senior Credit Facilities—Security; Guarantees.”

The Issuers and the Guarantors are and will be able to incur additional Indebtedness in the future which could share in the Collateral, including additional First Lien Obligations, additional ABL Obligations, additional junior lien Obligations and Obligations secured by Permitted Liens. The amount of such additional Obligations is and will be limited by the covenant described under “Certain Covenants—Liens” and the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Under certain circumstances, the amount of any such additional Obligations could be significant.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, (a) if the Issuers or any Guarantor creates any additional security interest upon any property or asset that would constitute Non-ABL Priority Collateral to secure any First Lien Obligations on a first priority basis (subject to Permitted Liens), it must concurrently grant a first-priority perfected security interest (subject to Permitted Liens) upon such property as security for the Notes and (b) if the Issuers or any Guarantor creates any additional security interest upon any property or asset that would constitute ABL Priority Collateral to secure any ABL Obligations, it must concurrently grant a second-priority perfected security interest (subject to Permitted Liens) upon such property as security for the Notes, except to the extent set forth below under “—Certain Limitations on Collateral.”

Liens with respect to the Collateral

The Issuers, the Guarantors and the First Lien Collateral Agent entered into Security Documents in connection with the Senior Secured Term Loan with respect to the Collateral defining the terms of the security interests that secure the Senior Secured Term Loan with respect to such Collateral and that define the terms of the security interests that secure the Notes and the Guarantees with respect to such Collateral. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents.

ABL Intercreditor Agreement

The First Lien Collateral Agent entered into the amended and restated ABL Intercreditor Agreement on the Issue Date (as the same may be amended from time to time, the “ABL Intercreditor Agreement”) with the Administrative Agent under the ABL Facility (the “ABL Collateral Agent”) that sets forth the relative priority, as well as certain other rights and interests, of the ABL Secured Parties and the First Lien Secured Parties with respect to the Collateral, which may be amended from time to time without the consent of the Holders to add other parties holding First Lien Obligations and ABL Obligations permitted to be incurred under the Indenture, the ABL Facility, the Senior Secured Term Loan and the First Lien Intercreditor Agreement.

Notwithstanding the time, order or method of creation or perfection of any ABL Obligations (or any Liens with respect to such ABL Obligations (the “ABL Liens”)) or First Lien Obligations (or any Liens with respect to such First Lien Obligations (the “Note/Term Liens”)), (i) the ABL Liens on the ABL Priority Collateral will rank senior to any Note/Term Liens on the ABL Priority Collateral and (ii) the Note/Terms Liens on the Non-ABL Priority Collateral will rank senior to any ABL Liens on the Non-ABL Priority Collateral. The Collateral of the Issuers and the Guarantors for the ABL Obligations and the First Lien Obligations will at all times be the same (except that the Collateral securing the Note Obligations will be limited with respect to pledges of Capital Stock and other securities of a Subsidiary as described under “—Limitations on Stock Collateral”).

The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, have agreed in the ABL Intercreditor Agreement that until the Discharge of ABL Obligations: (i) it will not take or cause to be taken any action, the purpose or effect of which is, to make any Lien in respect of any First Lien Obligations pari passu with or senior to, or to give any First Lien Secured Party any preference or priority relative to, the Liens on the ABL Priority Collateral securing the ABL Obligations; (ii) it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the ABL Priority Collateral, the validity, attachment, perfection or priority of any Lien held by the ABL Secured Parties on any ABL Priority Collateral, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the ABL Intercreditor Agreement; (iii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Priority Collateral by the ABL Collateral Agent or the holders of any ABL Obligations secured by such ABL Priority Collateral; (iv) it has no right to (A) direct either the ABL Collateral Agent or any other ABL Secured Party to exercise any right, remedy or power with respect to the ABL Priority Collateral or pursuant to the security documents with respect to the ABL Facility in respect of the ABL Priority Collateral or (B) consent or object to the exercise by the ABL Collateral Agent or any other ABL Secured Party of any right, remedy or power with respect to the ABL Priority Collateral or pursuant to the security documents with respect to the ABL Facility in respect of the ABL Priority Collateral or to the timing or manner in which any such right is exercised or not exercised; (v) it will not institute any suit or other proceeding or assert in any suit, insolvency proceeding or other proceeding any claim against any ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no ABL Secured Party shall be liable for, any action taken or omitted to be taken by any ABL Secured Party with respect to the ABL Priority Collateral or pursuant to the security documents with respect to the ABL Facility in respect of the ABL Priority Collateral so long as such ABL Secured Party, in taking or omitting to take such action, has not breached or otherwise violated the First Lien Intercreditor Agreement; (vi) it will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the ABL Priority Collateral; and (vii) it will not seek, and hereby waive any right, to have the ABL Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of the ABL Priority Collateral.

The ABL Collateral Agent and the ABL Secured Parties have agreed to similar limitations with respect to their rights in the Non-ABL Priority Collateral and their ability to bring a suit against the First Lien Collateral Agent and the First Lien Secured Parties.

For a period of 180 days (subject to extension for any period during which the ABL Collateral Agent has commenced an exercise of remedies against the ABL Priority Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the earlier of (x) the commencement of any insolvency proceeding by or against the Issuers or any Guarantor that has not been dismissed and (b) the date of delivery of a notice in writing to the ABL Collateral Agent with respect to the ABL Priority Collateral of the First Lien Collateral Agent’s intention to exercise its right to take such actions, the ABL Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the First Lien Collateral Agent to take limited protective measures with respect to the Note/Term Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. For a period of 180 days (subject to extension for any period during which the First Lien Collateral Agent has commenced an exercise remedies against the Non-ABL Priority Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the earlier of (x) the commencement of any insolvency proceeding by or against the Issuers or any Guarantor that has not been dismissed and (b) the date of delivery of a notice in writing to the First Lien Collateral Agent with respect to the Non-ABL Priority Collateral of the ABL Collateral Agent’s intention to exercise its right to take such actions, the First Lien Collateral Agent will have the sole power to exercise remedies against the Non-ABL Priority Collateral (subject to the right of the ABL Collateral Agent to take limited protective measures and certain actions permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Non-ABL Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Collateral Agent which results in the release of the ABL Lien on such item of ABL Priority Collateral, the Note/Term Lien on such item of ABL Priority Collateral will be automatically released.

The First Lien Collateral Agent will permit the ABL Collateral Agent to have access to and use of real property that constitutes Non-ABL Priority Collateral prior to, and for a period of up to 90 days (subject to extension during periods when the ABL Collateral Agent is prohibited by law from exercising such rights) following, the foreclosure upon such item of Non-ABL Priority Collateral by the First Lien Collateral Agent in order to facilitate the ABL Collateral Agent’s exercise of remedies with respect to the ABL Priority Collateral.

In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of (x) ABL Priority Collateral will first be applied to the repayment of all ABL Obligations before being applied to any obligations under the First Lien Obligations and (y) Non-ABL Priority Collateral will first be applied to the repayment of all obligations under the First Lien Obligations before being applied to any ABL Obligations. If any holder of a First Lien Obligation or ABL Obligation receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the First Lien Collateral Agent or ABL Collateral Agent, as applicable, for application in accordance with the foregoing.

In connection with any insolvency or liquidation proceeding of the Issuers or any Guarantor, the ABL Collateral Agent may consent to certain debtor-in-possession financings secured by a Lien on the ABL Priority Collateral ranking prior to the Note/Term Lien on such ABL Priority Collateral or to the use of cash collateral constituting proceeds of ABL Priority Collateral without the consent of any First Lien Secured Party, and no First Lien Secured Party shall be entitled to object to such use of cash collateral or debtor-in-possession financing or seek “adequate protection” in connection therewith (other than in the form of a junior lien on any additional items of collateral for the ABL Obligations which are granted in connection with such debtor-in possession financing or use of cash collateral).

No First Lien Secured Party may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral, (y) object to any sale of any ABL Priority Collateral in any insolvency or liquidation proceeding which has been consented to by the ABL Collateral Agent or (z) object to any claim of any ABL Secured Party to post-petition interest as a result of its ABL Lien on the ABL Priority Collateral (so long as the payment thereof is not made from the proceeds of Non-ABL Priority Collateral). No ABL Secured Party may (x) seek relief from the automatic stay with respect to any Non-ABL Priority Collateral, (y) object to any sale of any Non-ABL Priority Collateral in any insolvency or liquidation proceeding which has been consented to by the First Lien Collateral Agent or (z) object to any claim of any First Lien Secured Party to post-petition interest as a result of its Note/Term Lien on the Non-ABL Priority Collateral (so long as the payment thereof is not made from the proceeds of ABL Priority Collateral).

No Holder of any First Lien Obligation may, except as expressly provided above, seek adequate protection on account of its Note/Term Lien on the ABL Priority Collateral other than in the form of junior priority liens. No holder of any ABL Obligation may seek adequate protection on account of its ABL Lien on the Non-ABL Priority Collateral other than in the form of junior priority liens.

First Lien Intercreditor Agreement

The First Lien Collateral Agent have entered into, and the Trustee, as authorized representative for the Holders of the Notes, has consented to, a First Lien Intercreditor Agreement (as the same may be amended from time to time, the “First Lien Intercreditor Agreement”) with the Administrative Agent under the Senior Secured Term Loan with respect to the Collateral, which may be amended from time to time without the consent of the Holders to add other parties holding First Lien Obligations permitted to be incurred under the Indenture, ABL Facility, the Senior Secured Term Loan and the First Lien Intercreditor Agreement. The First Lien Collateral Agent is initially the collateral agent under the Senior Secured Term Loan.

Under the First Lien Intercreditor Agreement, as described below, the Applicable Authorized Representative (as defined below) has the right to direct foreclosures and take other actions with respect to the Common Collateral, and the Authorized Representatives of other Series of First Lien Obligations have no right to take actions with respect to the Common Collateral. The Applicable Authorized Representative will initially be the administrative agent under the Senior Secured Term Loan, and the Trustee for the Holders, as Authorized Representative in respect of the Notes, will have no rights to take any action under the First Lien Intercreditor Agreement. The administrative agent under the

Senior Secured Term Loan will remain the Applicable Authorized Representative until the earlier of (1) the Discharge of Senior Secured Term Loan Obligations and (2) the Non- Controlling Authorized Representative Enforcement Date (such date, the “Applicable Authorized Agent Date”). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations, other than the Senior Secured Term Loan, with respect to the Common Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 180 days (throughout which 180-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default, as defined in the Indenture or other applicable indenture for that Series of First Lien Obligations, and (b) the First Lien Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the Indenture or other applicable indenture for that Series of First Lien Obligations, has occurred and is continuing and (ii) the First Lien Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Indenture or other applicable indenture for that Series of First Lien Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the administrative agent under the Senior Secured Term Loan or the First Lien Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Issuers or a Guarantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative shall have the sole right to instruct the First Lien Collateral Agent to act or refrain from acting with respect to the Common Collateral, (b) the First Lien Collateral Agent shall not follow any instructions with respect to such Common Collateral from any representative of any Non- Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative), and (c) no Authorized Representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative) will instruct the First Lien Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Common Collateral.

Notwithstanding the equal priority of the Liens, the First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Common Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent, Applicable Authorized Representative or Controlling Secured Party. The Trustee and each other Authorized Representative have agreed that it will not accept any Lien on any Collateral for the benefit of the Holders (other than funds deposited for the discharge or defeasance of the Notes) other than pursuant to the First Lien Security Documents. Each of the First Lien Secured Parties also has agreed that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of the First Lien Intercreditor Agreement.

If a First Lien Event of Default has occurred and is continuing and the First Lien Collateral Agent is taking action to enforce rights in respect of any Common Collateral, or any distribution is made with respect to any Common Collateral in any bankruptcy case of the Issuers or any Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the First Lien Collateral Agent or any other First Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First Lien Obligations to the payment in full of the First Lien Obligations on a ratable basis, after payment of all amounts owing to the First Lien Collateral Agent.

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First Lien Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Common Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists. None of the First Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the First Lien Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral. In addition, none of the First Lien Secured Parties may seek to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First Lien Secured Party obtains possession of any Common Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each of the First Lien Obligations, then it must hold such Common Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Common Collateral, proceeds or payment to the First Lien Collateral Agent to be distributed in accordance with the First Lien Intercreditor Agreement.

If the Issuers or any Guarantor becomes subject to any bankruptcy case, the First Lien Intercreditor Agreement provides that (1) if the Issuers or any Guarantor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of Bankruptcy Law or the use of cash collateral under Section 363 of Bankruptcy Law, each First Lien Secured Party has agreed not to object to any such financing or to the Liens on the Common Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior in priority to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens are equal in priority with the Liens on any such Common Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth in the First Lien Intercreditor Agreement), in each case so long as: (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in the First Lien Intercreditor Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to the First Lien Intercreditor Agreement, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to the First Lien Intercreditor Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Common Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

The First Lien Secured Parties acknowledge that the First Lien Obligations of any Series may, subject to the limitations set forth in the other First Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the First Lien Intercreditor Agreement defining the relative rights of the First Lien Secured Parties of any Series.

Existing IFA Intercreditor Agreements

The Existing IFA Intercreditor Agreements set forth the relative priority, as well as certain other rights and interests, of the First Lien Collateral Agent for itself and for the benefit of the lenders under the Senior Secured Term Loan and the Existing IFA Lenders with respect to the “Collateral” as defined therein (the “IFA Collateral”), which may be amended or modified from time to time.

Notwithstanding the time, manner or order of creation, attachment or perfection of any security interests, liens or other claims, or the time or order of filing of any financing statements, or the giving or failure to give notice of the acquisition or expected acquisition of any purchase money security interests or other security interests; or any other reason, including if, for any reason, a security interest, lien or claim of a party to which a security interest, lien or claim of the other party is hereby subordinated is not perfected or is avoidable, the liens securing the obligations of the Existing IFA Lenders will rank senior to the Senior Secured Term Loan Obligations. By virtue of this intercreditor relationship, the Holders of the Notes are subject to the terms of the Existing IFA Intercreditor Agreements.

Until the claims of the Existing IFA Lenders have been paid in full, the holders of the Senior Secured Term Loan Obligations will not (i) institute any enforcement, execution, levy or foreclosure action or proceeding in respect of, or exercise any other remedy available to holders of the Senior Secured Term Loan Obligations arising solely due to holders’ of the Senior Secured Term Loan Obligations status as a secured creditor in respect of, the respective IFA Collateral, other than seeking adequate protection in a manner consistent with and not in violation of the respective Existing IFA Intercreditor Agreements, or (ii) take or receive from the applicable debtor, pursuant to any enforcement, execution, levy or foreclosure action or proceeding in respect of the IFA Collateral, or pursuant to the exercise of any other remedy available to holders of the Senior Secured Term Loan Obligations (including, except as set forth below, the exercise of any right of setoff), in respect of the IFA Collateral, arising solely due to holders’ of the Senior Secured Term Loan Obligations status as a secured creditor in respect of the IFA Collateral, other than seeking adequate protection in a manner consistent with and not in violation of the applicable Existing IFA Intercreditor Agreements. Nothing in the Existing IFA Intercreditor Agreements shall (A) prohibit the receipt by holders of the Senior Secured Term Loan Obligations of the payments of interest, principal and other amounts owed in respect of the Senior Secured Term Loan Obligations so long as such receipt is not in violation of the respective Existing IFA Intercreditor Agreements, (B) prohibit holders of the Senior Secured Term Loan Obligations from demanding from the applicable debtor payment of any amounts due and owing to them and seeking judgment thereon (so long as the enforcement of such judgment is not exercised in violation of the applicable Existing IFA Intercreditor Agreement), and (C) rights of setoff with respect to any credits or rebates owing from holders of the Senior Secured Term Loan Obligations to debtor from time to time.

Release of Collateral

Under the First Lien Intercreditor Agreement, if at any time the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Common Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the First Lien Collateral Agent for the benefit of the Trustee and the Holders of the Notes and each other Series of First Lien Secured Parties upon such Common Collateral will automatically be released and discharged. However, any proceeds of any Common Collateral realized therefrom will be applied as described under “—First Lien Intercreditor Agreement.”

Under the ABL Intercreditor Agreement, if at any time any ABL Priority Collateral is sold, transferred or otherwise disposed of by the owner of that Collateral in a transaction permitted under the ABL Facility, the Senior Secured Term Loan and the Indenture or the ABL Secured Parties are releasing or have released their Liens on such ABL Priority Collateral in connection with a disposition in connection with an exercise of remedies with respect to such Collateral, then the Liens on such ABL Priority Collateral securing First Lien Obligations will automatically be released and discharged as and when, but only to the extent, such Liens on such ABL Priority Collateral securing ABL Obligations are released and discharged; provided that in the case of a sale, transfer or other disposition in connection with a Discharge of ABL Obligations, any proceeds thereof not applied to repay ABL Obligations shall be subject to the Liens securing the First Lien Obligations and shall be applied pursuant to the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement.

Under the ABL Intercreditor Agreement, if at any time any Non-ABL Priority Collateral is sold, transferred or otherwise disposed of by the owner of that Collateral in a transaction permitted under the Senior Secured Term Loan, the Indenture and the ABL Facility or the First Lien Secured Parties are releasing or have released their Liens on such Non-ABL Priority Collateral in connection with a disposition in connection with an exercise of remedies with respect to such Collateral, then the Liens on such Non-ABL Priority Collateral securing ABL Obligations will automatically be released and discharged as and when, but only to the extent, such Liens on such Non-ABL Priority Collateral securing First Lien Obligations are released and discharged; provided that in the case of a sale, transfer or other disposition in connection with a Discharge of Senior Secured Term Loan Obligations, any proceeds thereof not applied to repay First Lien Obligations shall be subject to the Liens securing the ABL Obligations and shall be applied pursuant to the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

The Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(1) to enable us to consummate the sale, transfer or other disposition of such property or assets to the extent not prohibited under the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(2) the release of Excess Proceeds or ABL Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer or an ABL Asset Sale Offer conducted in accordance with the Indenture;

(3) in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of the Indenture, the release of the property and assets of such Guarantor;

(4) with the consent of the Holders of at least 75% of the aggregate principal amount of the Notes then outstanding and affected thereby; or

(5) as described under “—Amendment, Supplement and Waiver” below.

To the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the Commission (or any other governmental agency), the Capital Stock of any Subsidiary of Parent shall not be included in the Collateral with respect to the Notes (as described under “—Certain Limitations on the Collateral”) and shall not be subject to the Liens securing the Notes and the Notes Obligations.

The Liens on the Collateral securing the Notes and the Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “Satisfaction and Discharge.”

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of CDW, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Following qualification of the Indenture pursuant to the Trust Indenture Act, the Issuers will comply with the provisions of Section 314(d) of the Trust Indenture Act. Notwithstanding anything to the contrary herein, the Issuers and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders whether issued to the Issuers or any other Person, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the Issuers’ business without requiring the Issuers to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Issuers and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the First Lien Collateral Agent and without compliance with Section 314(d), conduct ordinary course activities with respect to the Collateral, including, without limitation:

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selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “Repurchase at the Option of Holders—Asset Sales”;

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in the Issuers’ business.

The Issuers must deliver an Officer’s Certificate to the First Lien Collateral Agent within 30 calendar days following the end of each six-month period beginning on June 15 and December 15 of each year, to the effect that all such releases and withdrawals during the preceding six-month period in the ordinary course of the Issuers’ or the Guarantors’ business, as described in the preceding paragraph, were not prohibited by the Indenture.

Certain Limitations on the Collateral

The Collateral securing the Notes will not include any of the following assets:

(1) all vehicles the perfection of a security interest in which is excluded from the New York UCC in the relevant jurisdiction;

(2) any General Intangible (as defined under the New York UCC) or other rights arising under contracts, instruments, licenses, license agreements (including licenses) or other documents, to the extent (and only to the extent) that the grant of a security interest would (i) constitute a violation of a restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, (ii) give any other party the right to terminate its obligations thereunder or (iii) violate any law, provided, however, that (1) any portion of any such General Intangible or other right shall cease to constitute Excluded Collateral pursuant to this clause (b) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (b) above shall not affect, limit, restrict or impair the grant by a grantor of a security interest pursuant to this Agreement in any such General Intangible or other right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the New York UCC;

(3) Investment Property consisting of voting Equity Interests of any Foreign Subsidiary in excess of 65% of the Equity Interests representing the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote;

(4) Capital Stock and other securities of a Subsidiary to the extent a pledge of such Collateral is limited as described under “—Limitations on Stock Collateral”;

(5) as to which the First Lien Collateral Agent and the Issuers reasonably determine that the costs of obtaining a security interest in any specifically identified assets or category of assets (or perfecting the same) are excessive in relation to the benefit to the First Lien Secured Parties of the security afforded thereby;

(6) Equipment (as defined in the New York UCC) owned by the Issuers and any Guarantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to the Indenture, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Equipment;

(7) any interest in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third parties;

(8) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any grantor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral;

(9) all assets subject to a certificate of title statute, Farm Products (as defined in the New York UCC) and As-Extracted Collateral (as defined in the New York UCC);

(10) any property to the extent that such grant of a security interest is prohibited by any requirements of law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property or any Pledged Security (as defined in the Security Agreement), any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, including the New York UCC;

(11) any assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by CDW;

(12) Equity Interests in Unrestricted Subsidiaries, Immaterial Subsidiaries and captive insurance companies;

(13) (x) real property interests other than fee-simple interests and (y) fee-simple interests in real property having a book value equal to or less than $5,000,000 (as reasonably estimated by the Issuers); and

(14) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Collateral (collectively, the “Excluded Collateral”).

Limitations on Stock Collateral

The Capital Stock and other securities of a Subsidiary of CDW that are owned by CDW or any Guarantor will constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Issuer) due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the first-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, the Collateral will include shares of Capital Stock of Subsidiaries of CDW only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Collateral may decrease or increase as described above. The security interest in the Capital Stock will be perfected by the filing of UCC financing statements.

Certain Bankruptcy Limitations

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by any Bankruptcy Law in the event that a bankruptcy case were to be commenced by or against the Issuers or any Guarantor prior to the Trustee’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Bankruptcy Law, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Law permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Optional Redemption

At any time prior to December 15, 2013, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.000% of the principal amount, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to December 15, 2014, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest to the date of redemption, subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the Notes will not be redeemable prior to December 15, 2014.

On or after December 15, 2014, the Issuers may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2014	104.000%
2015	102.000%
2016 and thereafter	100.000%

In addition, the Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise as permitted by the Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, each Holder of Notes will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer on the terms set forth in the Indenture (“Change of Control Offer”). In the Change of Control Offer, CDW will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, or, at CDW’s option and as set forth below, in advance of a Change of Control, CDW will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, CDW will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. CDW will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CDW will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Each of the ABL Facility and the Senior Secured Term Loan contains certain prohibitions on CDW and its Subsidiaries purchasing Notes, and also provides that the occurrence of certain change of control events with respect to Parent or CDW would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit CDW to comply with this covenant, CDW will need to either repay all outstanding Indebtedness under the ABL Facility and the Senior Secured Term Loan or other Indebtedness ranking pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If CDW does not repay such Indebtedness or obtain such consents, CDW will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the ABL Facility and the Senior Secured Term Loan.

Future Indebtedness that CDW or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require CDW to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CDW or its Subsidiaries. Finally, CDW’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Exchange Notes—We may be unable to purchase the notes upon a change of control which would result in a default in the Indentures and would adversely affect our business.”

The provisions described above that require CDW to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that CDW repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of CDW or its Subsidiaries and, thus, the removal of incumbent management. CDW has no present intention to engage in a transaction involving a Change of Control, although it is possible that CDW could decide to do so in the future. Subject to the limitations discussed below, CDW or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of CDW or its credit ratings. Restrictions on the ability of CDW and its Subsidiaries to incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CDW and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CDW to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CDW and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the Chancery Court of Delaware, in a recent decision, raised the possibility that a “Change of Control” as a result of a failure to have “continuing directors” comprising a majority of a Board of Directors may be unenforceable on public policy grounds.

Asset Sales

(a) CDW will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of assets that do not constitute ABL Priority Collateral unless:

(1) CDW (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by CDW or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale of assets that do not constitute ABL Priority Collateral, CDW or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1) to reduce or fulfill First Lien Obligations (provided that (x) to the extent that the terms of First Lien Obligations outstanding on the Issue Date other than Obligations under the Notes require that such First Lien Obligations are repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness, the Issuers and its Restricted Subsidiaries shall be entitled to repay such other First Lien Obligations prior to repaying the Obligations under the Notes and (y) subject to the foregoing clause (x), if the Issuers or any Guarantor shall so reduce First Lien Obligations, the Issuers will equally and ratably reduce Obligations under the Notes through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of Notes;

(2) to an investment in Related Business Assets; and/or

(3) to an investment in (i) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in CDW or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (ii) properties or (iii) assets that, in each of (i), (ii) and (iii), replace the businesses, properties and assets that are the subject of such Asset Sale (“Replacement Assets”); or

(4) to the extent such Net Proceeds are not from Asset Sales of Collateral, to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to CDW or another Restricted Subsidiary).

Any Net Proceeds from Asset Sales covered by this clause (a) not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period CDW or a Restricted Subsidiary enter into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) above after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $25.0 million, CDW or the applicable Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any First Lien Obligations or Obligations secured by a Lien permitted under the Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such First Lien Obligations or such other Obligations (a “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such First Lien Obligations or such other Obligations that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within thirty days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such other First Lien Obligations or Obligations secured by a Lien permitted by the Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. To the extent that the aggregate amount of Notes and such First Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or other First Lien Obligations or such other Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other First Lien Obligations or such other Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other First Lien Obligations or such other Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Issuers may, at their option, make an Asset Sale Offer using proceeds from any Asset Sale covered by this clause (a) at any time after consummation of such Asset Sale; provided that such Asset Sale Offer or Asset Sale Offer shall be in an aggregate amount of not less than $12.5 million. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds.

(b) CDW will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of assets that constitute ABL Priority Collateral unless:

(1) CDW (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by CDW or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale of ABL Priority Collateral, CDW or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1) (i) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to CDW or another Restricted Subsidiary) or (ii) to reduce or prepay the ABL Facility or any Indebtedness of the Issuers or a Guarantor that in each case is secured by a Lien on the ABL Priority Collateral that is prior to the Lien on the ABL Collateral in favor of Holders of Notes;

(2) to an investment in Related Business Assets; and/or

(3) to an investment in Replacement Assets.

Any Net Proceeds from Asset Sales covered by this clause (b) not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “ABL Excess Proceeds”; provided that if during such 365-day period CDW or a Restricted Subsidiary enter into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) above after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement). When the aggregate amount of ABL Excess Proceeds exceeds $25.0 million, CDW or the applicable Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any First Lien Obligations or Obligations secured by a Lien permitted under the Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such First Lien Obligations or such other Obligations (an “ABL Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such First Lien Obligations or such other Obligations that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the ABL Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. The Issuer will commence an ABL Asset Sale Offer with respect to ABL Excess Proceeds within thirty days after the date that ABL Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such other First Lien Obligations or Obligations secured by a Lien permitted by the Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) tendered pursuant to an ABL Asset Sale Offer is less than the ABL Excess Proceeds, the Issuers may use any remaining ABL Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. To the extent that the aggregate amount of Notes and such First Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining ABL Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or other First Lien Obligations or such other Obligations surrendered by such holders thereof exceeds the amount of ABL Excess Proceeds, the Trustee shall select the Notes and such other First Lien Obligations or such other Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other First Lien Obligations or such other Obligations tendered. Upon completion of any such ABL Asset Sale Offer or Asset Sale Offer, the amount of ABL Excess Proceeds shall be reset at zero. Additionally, the Issuers may, at their option, make an ABL Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale; provided that such ABL Asset Sale Offer shall be in an aggregate amount of not less than $12.5 million. Upon consummation of such ABL Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed ABL Excess Proceeds.

(c) Pending the final application of any Net Proceeds of Asset Sales covered by clause (b), CDW or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

(d) For the purposes of this covenant, any sale by the Issuers or a Restricted Subsidiary of the Capital Stock of the Issuers or a Restricted Subsidiary that owns assets constituting Non-ABL Priority Collateral or ABL Priority Collateral shall be deemed to be sale of such Non-ABL Priority Collateral or ABL Priority Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Non-ABL Priority Collateral and ABL Priority Collateral a separate sale of each of such Non-ABL Priority Collateral and ABL Priority Collateral). In the event of any such sale (or a sale of assets that includes any combination of Non-ABL Priority Collateral and ABL Priority Collateral), the proceeds received by the Issuers and the Restricted Subsidiaries in respect of such sale shall be allocated to the Non-ABL Priority Collateral and ABL Priority Collateral in accordance with their respective fair market values, which shall be determined by the Board of Directors of CDW or, at the Issuers’ election, an independent third party. In addition, for purposes of this covenant, any sale by the Issuers or any Restricted Subsidiary of the Capital Stock of any Person that owns only ABL Priority Collateral will not be subject to paragraph (a) above, but rather will be subject to paragraph (b) above.

(e) The amount of (i) any liabilities other than contingent liabilities (as shown on CDW’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of CDW or any Restricted Subsidiary (other than liabilities that are by their terms contractually or effectively junior to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which CDW and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by CDW or such Restricted Subsidiary from such transferee that are converted by CDW or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any Related Business Assets or Replacement Assets, and (iv) any Designated Non-cash Consideration received by CDW or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of CDW), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount equal to 2% of Total Assets of CDW on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of determining whether the 75% cash or Cash Equivalents test has been satisfied and for no other purpose.

(f) CDW or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, CDW or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading “—Optional Redemption,” notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. Beginning on the day of a Covenant Suspension Event and ending on a Reversion Date (such period a “Suspension Period”) with respect to the Notes, the covenants specifically listed under the following captions in this “Description of Senior Secured Exchange Notes” will not be applicable to the Notes:

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Restricted Payments”;

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(7)	“—Additional Guarantees.”; and

(8)	“—Business Activities.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” below. To the extent such Indebtedness or Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Indebtedness or Disqualified Stock or preferred stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect since the Issue Date but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under clause (3) of the first paragraph of “—Restricted Payments,” and items specified in (a) through (e) of clause (3) of the first paragraph of the covenant described below under the caption “—Restricted Payments” will not increase the amount available to be made thereunder. As described above, however, no Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuers or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

For purposes of the “Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds and the ABL Excess Proceeds amounts will be reset to zero.

During the Suspension Period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of CDW’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by CDW payable in Equity Interests (other than Disqualified Stock) of CDW or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to CDW or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that CDW or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of CDW or any direct or indirect parent entity of CDW held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Junior Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Junior Indebtedness purchase in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) CDW would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CDW and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of CDW for the period (taken as one accounting period) from January 1, 2011 to the end of CDW’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities received by CDW after the Issue Date from the issue or sale of (x) Equity Interests of CDW (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of CDW and, to the extent actually contributed to CDW, Equity Interests of any direct or indirect parent company of CDW to members of management, directors or consultants of CDW, any direct or indirect parent company of CDW and the Subsidiaries of CDW after the Issue Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of CDW that have been converted into or exchanged for Equity Interests of CDW (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities contributed to the capital of CDW after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to CDW or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by CDW or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from CDW or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of CDW or its Restricted Subsidiaries or (B) the sale (other than to CDW or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into CDW or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to CDW or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of CDW in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (A) the redemption, prepayment, repurchase, retirement or other acquisition of any Equity Interests of CDW or any direct or indirect parent of CDW (“Retired Capital Stock”) or Junior Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or CDW) of Equity Interests of CDW or contributions to the equity capital of CDW (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CDW or to an employee stock ownership plan or any trust established by CDW or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, prepayment, repurchase or other acquisition or retirement of Junior Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of

Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is (i) also Junior Indebtedness, (ii) unsecured to the extent such Junior Indebtedness was unsecured and (iii) if such Indebtedness was Subordinated Indebtedness, subordinated to the Notes and any related Guarantees thereof, in each case at least to the same extent as such Junior Indebtedness so prepaid, redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Indebtedness being so prepaid, redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so prepaid, redeemed, repurchased, acquired or retired and (D) the principal amount, including any accrued and unpaid interest, of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Junior Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing such Junior Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of CDW or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of CDW, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to the Krasny Plan, any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit agreement, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by CDW or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $50.0 million (which shall increase to $70.0 million subsequent to the consummation of an underwritten Equity Offering by CDW or any direct or indirect parent company of CDW) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $70.0 million in any calendar year (which shall increase to $90.0 million subsequent to the consummation of an underwritten Equity Offering by CDW or any direct or indirect parent company of CDW); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of CDW and, to the extent contributed to CDW, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of CDW, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by CDW or its Restricted Subsidiaries after the Issue Date (provided that CDW may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of CDW or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of CDW the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of CDW issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, CDW would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by CDW from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the payment of dividends on CDW’s Common Stock (or the payment of dividends to any direct or indirect parent company of CDW, as the case may be, to fund the payment by any such parent company of CDW of dividends on such entity’s Common Stock) following the first public offering of CDW’s Common Stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to CDW after the Issue Date in any such public offering, other than public offerings of common stock of CDW (or any direct or indirect parent company of CDW) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments after the Issue Date in an aggregate amount not to exceed the greater of: (i) $75.0 million and (ii) 1.0% of Total Assets;

(11) distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility made in the ordinary course of business by the applicable Receivables Subsidiary;

(12) the repurchase, prepayment, redemption or other acquisition or retirement for value of any Junior Indebtedness or Disqualified Stock pursuant to provisions similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer, Asset Sale Offer or ABL Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders of the Notes in connection with a Change of Control Offer, Asset Sale Offer or ABL Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13) the declaration and payment of dividends or the payment of other distributions by CDW to, or the making of loans or advances to, any of its respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii) federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that CDW and its Restricted Subsidiaries and its Unrestricted Subsidiaries (in the latter case only to the extent of amounts actually received by CDW and its Restricted Subsidiaries from its Unrestricted Subsidiaries) would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of CDW and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(iv) general corporate operating and overhead costs and expenses of any direct or indirect parent company of CDW to the extent such costs and expenses are reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(v) amounts payable to the Sponsors pursuant to the Management Agreement as in effect on the Closing Date;

(vi) fees and expenses other than to Affiliates of CDW related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described under “—Merger, Consolidation or Sale of Assets”;

(vii) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of CDW or any direct or indirect parent company of CDW;

(viii) amounts to finance Investments otherwise permitted to be made pursuant to the Indenture; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of CDW or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into CDW or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant entitled “Merger, Consolidation or Sale of Assets”) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than CDW or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by CDW shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of the covenant contained under “—Restricted Payments” and (5) such Investment shall be deemed to be made by CDW or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix) reasonable and customary fees payable to any directors of any direct or indirect parent of CDW and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of CDW in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries; and

(x) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of CDW in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of CDW; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of CDW);

(15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to CDW or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(16) cash dividends or other distributions on CDW’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates”;

(17) [Reserved];

(18) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of CDW and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including the covenant described under “—Merger, Consolidation or Sale of Assets”; and

(20) (i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the United States Internal Revenue Service in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of CDW and (ii) payments made in cash to the Circle of Service Foundation, Inc. representing the amount of the net tax benefit to CDW as a result of the implementation and continuing operation of the Krasny Plan;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), and (13)(v) and (vi) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CDW or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of CDW.

As of the date of this prospectus, all of CDW’s Subsidiaries are Restricted Subsidiaries. CDW will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by CDW and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Indebtedness and Issuance of Preferred Stock

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that CDW and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Preferred Stock if the Fixed Charge Coverage Ratio of CDW and its Restricted Subsidiaries (on a consolidated basis) for CDW’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the fifth paragraph of this covenant.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) (x) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the ABL Facility by CDW or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed the greater of (A) $900.0 million less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales,” less the aggregate principal amount of outstanding obligations under or in respect of any Receivables Subsidiary and (B) (i) 85% of the book value of accounts receivable of CDW and its Restricted Subsidiaries plus (ii) 65% of the book value of the inventory of CDW and its Restricted Subsidiaries and (y) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the Senior Secured Term Loan by CDW or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (y) and then outstanding does not exceed $2,250.0 million less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the third paragraph of Section (a) under “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by CDW and the Guarantors of Indebtedness represented by $500.0 million aggregate principal amount of the Notes (including any Guarantees thereof);

(3) any Indebtedness of CDW and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) or (2) above), including the Existing Senior Notes and Existing Senior Subordinated Notes;

(4) Indebtedness (including Capitalized Lease Obligations) incurred by CDW or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $50.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, construction, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by CDW or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of CDW or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Issue Date) of CDW or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including Non-cash proceeds (the fair market value of such Non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by CDW and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of CDW owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by CDW or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to CDW or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (7) and (B) if CDW or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of CDW or such Guarantor with respect to the applicable Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to CDW or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to CDW or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations and/or Cash Management Obligations of CDW or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by CDW or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of CDW or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed $150.0 million; provided, that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred and outstanding for the purposes of the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant from and after the first date on which CDW or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant without reliance on this clause (11);

(12) (x) any guarantee by CDW or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the applicable Notes or the applicable Guarantee of such Restricted Subsidiary or CDW, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the applicable Notes substantially to the same extent as such Indebtedness is subordinated to the applicable Notes or the applicable Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of CDW incurred in accordance with the terms of the Indenture;

(13) the incurrence by CDW or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clauses (14) and (19) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced, and (y) 90 days after the Stated Maturity of any Notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Junior Indebtedness or Indebtedness pari passu to the applicable Notes or the applicable Guarantees, such Refinancing Indebtedness is Junior Indebtedness or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of CDW or a Guarantor or (y) Indebtedness or Preferred Stock of CDW or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(14) (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, CDW or any Restricted Subsidiary or merged into CDW or a Restricted Subsidiary in accordance with the terms of the Indenture or (ii) Indebtedness of CDW or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by CDW or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving pro forma effect to such incurrence of Indebtedness (x) CDW would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of CDW or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the ABL Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility that is not recourse to CDW or any of its Restricted Subsidiaries, other than a Receivables Subsidiary (except for Standard Receivables Undertakings);

(18) Indebtedness consisting of promissory notes issued by CDW or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of CDW or any of its direct or indirect parent companies permitted by the covenant described under “—Restricted Payments”;

(19) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which CDW or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this covenant without reliance on this clause (19));

(20) Indebtedness of CDW or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(21) Indebtedness of CDW or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(22) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(23) Indebtedness representing deferred compensation to employees of CDW or any Restricted Subsidiary incurred in the ordinary course of business; and

(24) Indebtedness under (x) the Existing Inventory Financing Agreements and (y) other inventory financing agreements which, when aggregated with the principal amount of all other Indebtedness outstanding and incurred pursuant to clause (x) and this clause (y), does not at any one time outstanding exceed $400.0 million.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CDW will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness (including any PIK interest incurred under the Senior Indenture) or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant and the covenant described under “—Liens.” Notwithstanding the foregoing, Indebtedness under the ABL Facility and the Senior Secured Term Loan outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and any such Indebtedness that was outstanding under the ABL Facility as of the Issue Date may not later be reclassified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (24) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that CDW and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Notwithstanding anything to the contrary contained in the first paragraph of this covenant or in the definition of Permitted Debt, no Restricted Subsidiary of CDW that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this covenant or clause (14) of the definition of Permitted Debt (the “Limited Non-guarantor Debt Exceptions”) if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Net Tangible Assets of CDW’s Subsidiaries; provided, that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-guarantor Debt Exceptions for purposes of this paragraph.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

CDW will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of CDW or any Restricted Subsidiary, unless:

(1) in the case of Subject Liens on any Collateral, any Subject Lien if such Subject Lien is a Permitted Lien; and

(2) in the case of any other asset or property, any Subject Lien if (i) the Notes are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to so secure the Notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture will provide that, CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to CDW or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CDW or any of its Restricted Subsidiaries;

(2) make loans or advances to CDW or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to CDW or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Existing Senior Note Indenture, the Existing Senior Subordinated Note Indenture, the ABL Facility, the Senior Secured Term Loan or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2) the Indenture, the Notes and the Guarantees;

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by CDW or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of CDW subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the terms of such agreements are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in the Existing Senior Note Indenture, the Existing Senior Subordinated Note Indenture, the ABL Facility, the Senior Secured Term Loan and the Indenture, on the Issue Date;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12) restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of CDW are necessary or advisable to effect such Receivables Facility;

(13) negative pledges and restrictions on Liens in favor of any Holder of Indebtedness permitted under the Indenture; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of CDW, not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect CDW’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The Indenture will provide that CDW may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CDW and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes, the Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for CDW and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes, the Indenture and the Security Documents;

(6) to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(7) the Collateral owned by or transferred to the Successor Company shall: (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the First Lien Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens.

Notwithstanding the foregoing, (i) clauses (3), (4) and (5) above will not be applicable to: (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to CDW or to another Guarantor; and (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.

The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and CDW will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)(a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under any applicable Guarantees, the Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(5) to the extent any assets of the Guarantor which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(6) the Collateral owned by or transferred to the Successor Person shall: (i) continue to constitute Collateral under the Indenture and the Security Documents, (ii) be subject to the Lien in favor of the First Lien Collateral Agent for the Notes for the benefit of the Trustee and the Holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, any Guarantor may (A) consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor or (B) dissolve, liquidate or windup its affairs if at that time it does not hold any material assets.

The Indenture will provide that Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under each Guarantee to which such Guarantor is a party, the Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of Parent and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Parent, such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of CDW.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Indenture provides that CDW shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of CDW (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to CDW or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CDW or Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the Board of Directors of CDW (and, if any, a majority of the disinterested members of the Board of Directors of CDW with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with CDW, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because CDW or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by the Indenture;

(3) the payment to the Sponsors and any of their respective officers or Affiliates by CDW or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and related reasonable expenses pursuant to the Management Agreement and as in effect on the Issue Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsors and (y) is not, taken as a whole, less advantageous to the Holders of the Notes in any material respect than the Management Agreement) or other agreements as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not, taken as a whole, less advantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

(4) payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of CDW, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business and made in good faith by the Board of Directors of CDW or senior management thereof;

(5) payments made by CDW or any Restricted Subsidiary to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of CDW (and, if any, a majority of the disinterested members of the Board of Directors of CDW with respect to such Affiliate Transaction) in good faith;

(6) transactions in which CDW or any Restricted Subsidiary deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to CDW or such Restricted Subsidiary from a financial point of view or meets the requirements of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of CDW or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of CDW in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement (which are permitted under clause (3) of the second paragraph of this covenant) that are disclosed in Schedule I to the Indenture, including with additional parties that may be added subsequent to the Issue Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Holders of the Notes in any material respect;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to CDW or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of CDW or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of CDW to any Permitted Holder, any director, officer, employee or consultant of CDW or its Subsidiaries or any other Affiliates of CDW (other than a Subsidiary);

(11) any transaction permitted by the covenant described under “—Merger, Consolidation or Sale of Assets”;

(12) any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(13) payments by CDW and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(14) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

Business Activities

The Indenture provides that CDW shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to CDW and its Subsidiaries taken as a whole.

Additional Guarantees

The Indenture provides that, after the Issue Date, CDW shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) and (15) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within 10 Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee (including a supplemental indenture to the Indenture providing for such guarantee), together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Restrictions on Activities of CDW Finance Corporation

CDW Finance Corporation may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that CDW Finance Corporation may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Reports

The Indenture provides that, whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee, without cost to the Trustee, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

In addition, whether or not required by the Commission, CDW will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is a “non-accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, CDW has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors in the Notes that are “qualified institutional buyers” within the meaning of Rule 144A and certify their status as to CDW, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this covenant may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision) that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) the Issuers default in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days;

(3) the Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary (other than Indebtedness owed to the Issuers or a Restricted Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $100.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary);

(6) the failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and nonappealable;

(7) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under any Indenture or Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of any Indenture; or

(8) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $35.0 million, any of the Security Documents ceases to be in full force and effect in all material respects, or any of the Security Documents ceases to give the holders of the Notes the Liens purported to be created thereby in all material respects, or any of the Security Documents is declared null and void or any Issuer or any Guarantor denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of the Indenture or the terms of the Senior Secured Term Loan or the Security Documents or (ii) unless waived by the requisite lenders under the Senior Secured Term Loan if, after that waiver, the Issuers are in compliance with the covenant described under “—Security”), except to the extent that any loss of perfection or priority results from the failure of the First Lien Collateral Agent for the Notes to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or otherwise results from the gross negligence or willful misconduct of the Trustee or the First Lien Collateral Agent for the Notes.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuers) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes under the Indenture may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in the Indenture.

The Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the third preceding paragraph, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies, including Parent, as such, has any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

Each of the Indenture, the Notes and the Guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Issuers may, concurrently and only concurrently, at their option and at any time, elect to have all of their obligations and the obligations of the applicable Guarantors discharged with respect to any outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, premium and interest on such Notes when such payments are due solely out of the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of

Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but including such events with respect to any Significant Subsidiary) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under an Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Issuers has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the such Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor are a party or by which the Issuers or any Guarantor is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes over the other creditors of the Issuers or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuers or any Guarantor or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Security Documents and the Notes may be amended or supplemented with the consent of the applicable Required Holders (including, with respect to the Holders of Notes, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of the Indenture, the Security Documents and the Notes may be waived (except a default in respect of the payment of principal or interest on such Notes) with the consent of the applicable Required Holders (including, with respect to the Holders of Notes, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

Without the consent of each affected Holder of Notes, an amendment or waiver of the Indenture may not:

(1) reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment; or change the definition of “Required Holders”;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than the provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, premium or interest on the Notes issued thereunder (except a rescission of acceleration of the Notes by the Required Holder and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of any Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium on the Notes issued thereunder or impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(8) make any change to or modify the ranking of the Notes or Lien subordination with respect to the Notes that would adversely affect either the Holders of Notes;

(9) modify the Guarantees in any manner adverse to the Holders of the Notes;

(10) amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not:

(1) modify any Security Document or the provisions of the Indenture dealing with the Security Documents or application of trust moneys, or otherwise release any Collateral, in any manner materially adverse to the Holders other than in accordance with the Indenture, the Security Documents and the Intercreditor Agreements; or

(2) modify any Intercreditor Agreement in any manner materially adverse to the Holders other than in accordance with the Indenture, the Security Documents and the Intercreditor Agreements.

Notwithstanding the preceding, without the consent of any Holder of the Notes, CDW, the Guarantors and the Trustee upon receipt of an Officers’ Certificate as to no material adverse effect to the Holders of the Notes and an Opinion of Counsel, may amend or supplement the Indenture, any Security Document, any Guarantee and the Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(6) to add a Guarantee of the Notes;

(7) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

(8) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the First Lien Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(9) to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture;

(10) to add Additional First Lien Secured Parties or additional ABL Secured Parties, to any Security Documents; or

(11) to conform the text of the Indenture, the Security Documents, the Intercreditor Agreement, Guarantees or the Notes to any provision of this “Description of Senior Secured Exchange Notes” to the extent that such provision in this “Description of Senior Secured Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Security Documents, the Intercreditor Agreement, Guarantee or Notes.

The First Lien Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the First Lien Intercreditor Agreement may be amended from time to time at the sole request and expense of the Issuers, and without the consent of the First Lien Collateral Agent for the Notes or the First Lien Collateral Agent for the Senior Secured Term Loan,

(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Additional First Lien Obligations that are incurred in compliance with the Senior Secured Term Loan, the Indenture and the Security Documents, (B) to establish that the Liens on any Collateral securing such Additional First Lien Obligations shall be equal under the First Lien Intercreditor Agreement with the Liens on such Collateral securing the Notes Obligations, all on the terms provided for in the First Lien Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any ABL Priority Collateral securing such Additional First Lien Obligations shall be equal under the Intercreditor Agreement with the Liens on such ABL Priority Collateral securing the Notes Obligations, all on the terms provided for in the First Lien Intercreditor Agreement as in effect immediately prior to such amendment, and

(2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the Indenture, the Senior Secured Term Loan and the Security Documents, (B) to establish that the Liens on any ABL Priority Collateral securing such Indebtedness shall be junior and subordinated under the First Lien Intercreditor Agreement to the Liens on such Collateral securing the Senior Secured Term Loan Obligations, the Notes Obligations and the Additional First Lien Obligations and (C) to establish that the Liens on any Non-ABL Priority Collateral securing such Indebtedness shall be junior and subordinated under the First Lien Intercreditor Agreement to the Liens on such Collateral securing the Senior Secured Term Loan Obligations, the Notes Obligations and the Additional First Lien Obligations, all on the terms provided for in the First Lien Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the First Lien Collateral Agent for the Notes shall be entitled to rely upon an Officers’ Certificate delivered by the Issuers certifying that such Additional First Lien Obligations or Indebtedness, as the case may be, were issued or borrowed in compliance with the Indenture and the Security Documents.

Satisfaction and Discharge

The Indenture shall be discharged and will cease to be of further effect as to the Notes issued thereunder, when:

(1) either:

(a) all such Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge with respect to the Indenture have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of CDW, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes issued thereunder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“ABL Excess Proceeds” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“ABL Facility” means that certain ABL Facility, dated as of the Closing Date, and as amended and restated as of the Issue Date, among IVY Merger-Sub, Inc., CDW LLC (as successor in interest to CDW Corporation), JP Morgan Chase Bank, N.A., as Administrative Agent and Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., as Co-Syndication Agents, the lenders party thereto and certain other parties specified therein, providing revolving loans and other extensions of credit, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or Indenture (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“ABL Obligations” means (i) the unpaid principal of and interest on all loans, letters of credit, and all other obligations and liabilities of Parent or any guarantor thereunder to the administrative agent, the issuing bank or any lender thereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the ABL Facility and the letters of credit issued thereunder and whether on account of principal, interest, fees, indemnities, costs, expenses including all fees, charges and disbursements of counsel to the administrative agent or any lender thereunder that are required to be paid pursuant the ABL Facility and including interest accruing after the maturity of the loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Parent or any guarantor thereunder, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise, (ii) any Obligations under Hedging Obligations to an ABL Secured Party and (iii) any Cash Management Obligations to an ABL Secured Party.

“ABL Priority Collateral” means all of the following property of the Issuers and the Guarantors whether now owned or hereafter acquired:

(a) all Accounts, other than accounts which arise from the disposition of Non-ABL Priority Collateral;

(b) all Inventory and documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(c) all Deposit Accounts and Securities Accounts (excluding any Deposit Account and/or Securities Account with the First Lien Collateral Agent in which only proceeds from the disposition of Non-ABL Priority Collateral are deposited), including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing;

(d) all General Intangibles, to the extent relating or pertaining primarily to Accounts, Inventory, Deposit Accounts, or Securities Accounts, but specifically excluding Non-ABL Priority Collateral;

(e) all Letter of Credit Rights, to the extent relating or pertaining primarily to Accounts, Inventory, Deposit Accounts, or Securities Accounts, but specifically excluding Non-ABL Priority Collateral;

(f) all Chattel Paper, to the extent relating or pertaining primarily to Accounts, Inventory, Deposit Accounts, or Securities Accounts, but specifically excluding Non-ABL Priority Collateral;

(g) all Records and Supporting Obligations, to the extent relating or pertaining primarily to the items referred to in the preceding clauses (a) through (f), but specifically excluding Non-ABL Priority Collateral; and

(h) all substitutions, replacements, accessions, products and proceeds of any of the foregoing (including, without limitation, proceeds of insurance, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the items referred to in the preceding clauses (a) through (g).

The following terms which are defined in the Uniform Commercial Code are used above as so defined: Accounts, Chattel Paper, General Intangibles, Inventory, Instruments, Deposit Accounts, Documents, Security Accounts, Letter of Credit Rights, Records and Supporting Obligations.

“ABL Secured Parties” means each of (i) the ABL Collateral Agent on behalf of itself and the lenders under the ABL Facility and lenders or their affiliates counterparty to related Hedging Obligations and Cash Management Obligations and (ii) each other holder of ABL Obligations.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain agreement and plan of merger dated as of May 29, 2007 between VH Holdings, Inc. (n/k/a CDW Corporation), VH Merger-Sub, Inc. and CDW Corporation, as amended, modified and/or supplemented from time to time in accordance with the terms thereof (so long as any amendment, supplement or modification after the Closing Date, together with all other amendments, supplements and modifications after the Closing Date, taken as a whole, is not more disadvantageous to the Holders of the Notes in any material respect than the Acquisition Agreement in effect on the Closing Date).

“Additional First Lien Agreement” means any indenture, credit agreement or other agreement, if any, pursuant to which CDW or any Guarantor will incur Additional First Lien Obligations; provided that, in each case, the Indebtedness thereunder has been designated as Additional First Lien Obligations at the time of Incurrence in accordance with the Security Documents.

“Additional First Lien Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, CDW or any Guarantor arising under any Additional First Lien Agreement including, without limitation, future secured notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against CDW or any Guarantor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case, that have been designated as Additional First Lien Obligations at the time of Incurrence in accordance with the Security Documents.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Senior Secured Term Loan Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the administrative agent under the Senior Secured Term Loan and (ii) from and after the earlier of (x) the Discharge of Senior Secured Term Loan Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(a) 1% of the then outstanding principal amount of the Note; and

(b) the excess, if any, of:

(1) the present value at such redemption date of (i) the redemption price at December 15, 2014 (such redemption price being set forth under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through December 15, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then outstanding principal amount of the Note.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of CDW (other than the sale of Equity Interests of CDW) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of CDW and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of CDW in a manner permitted pursuant to the covenant contained under “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “—Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under “—Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than CDW or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to CDW or by CDW or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12) any financing transaction with respect to property built or acquired by CDW or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under the Indenture;

(13) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(14) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of CDW or a Restricted Subsidiary are not material to the conduct of the business of CDW and its Restricted Subsidiaries taken as a whole;

(15) voluntary terminations of Hedging Obligations;

(16) any Permitted Asset Swap; and

(17) Sale and Lease-Back Transactions involving (i) real property owned on the Issue Date, (ii) property acquired not more than 180 days prior to such Sale and Lease Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Authorized Representative” means (i) in the case of any Senior Secured Term Loan Obligations or the Senior Secured Term Loan Secured Parties, the administrative agent under the Senior Secured Term Loan, (ii) in the case of the Notes Obligations or the Holders, the Trustee and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of CDW or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under ASC 840-40, “Sale-Leaseback Transactions,” which will ultimately be treated as operating leases or occupancy agreements upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of CDW or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U. S. dollars;

(2)(i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii) in the case of CDW or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the ABL Facility or the Senior Secured Term Loan or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means Obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent;

(3) the first day on which the majority of the Board of Directors of CDW then in office shall cease to consist of Continuing Directors; or

(4) the adoption of a plan relating to the liquidation or dissolution of CDW.

“Closing Date” means October 12, 2007.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means, collectively, the ABL Priority Collateral and Non-ABL Priority Collateral.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other Non-cash charges (excluding any Non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) Non-cash interest expense (but excluding any Non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and postretirement employee benefit plans shall be excluded, provided that, solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “—Certain Covenants—Restricted Payments,” such losses, costs, charges or other expenses shall be excluded only to the extent they are Non-cash and will not require cash settlement in the future,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by CDW, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is CDW or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (f) below) and (B) decreased by the amount of any equity of CDW in a net loss of any such Person for such period to the extent CDW has funded such net loss in cash with respect to such period,

(f) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “—Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of CDW will be, subject to the exclusion contained in clause (e) above, increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to CDW or a Restricted Subsidiary thereof (subject to the provisions of this clause (f)) in respect of such period, to the extent not already included therein,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(i) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of Non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or as a result of the Krasny Plan shall be excluded,

(k)(i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the United States Internal Revenue Service in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of CDW shall be excluded; provided that the maximum add-back to Consolidated Net Income shall be no greater than $1.0 million in any four quarter period; and (ii) payments made in cash to the Circle of Service Foundation, Inc. in an amount not in excess of the amount of the net tax benefit to CDW as a result of the implementation and continuing operation of the Krasny Plan shall be excluded, and

(l) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by CDW and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by CDW and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by CDW and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes ABL Obligations, First Lien Obligations, any Indebtedness that is secured by a Lien which is subordinate to the Lien of the Notes with respect to the Collateral or any Existing Inventory Financing Agreement to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available in each case with such pro forma adjustments to such consolidated total Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Closing Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of CDW or any Guarantor in an aggregate principal amount not greater than one times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of CDW or such Guarantor after the Closing Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of CDW or such Guarantor, as applicable, the amount of such excess shall be (a) Subordinated Indebtedness (other than Secured Indebtedness) and (b) Indebtedness with a Stated Maturity equal to or later than the Stated Maturity of the Notes, and

(2) such cash contribution amount is not applied to make Restricted Payments.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Covenant Suspension Event” means, during any period of time following the issuance of the notes, that (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of Non-cash consideration received by CDW or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of CDW or any direct or indirect parent company of CDW (other than Disqualified Stock of CDW), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by CDW or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the ABL Facility, the Senior Secured Term Loan, Hedging Obligations and Cash Management Obligations;

(2) any Indebtedness outstanding under the Existing Senior Note Indenture and the Existing Senior Subordinated Note Indenture; and

(3) any other Senior Indebtedness permitted under the Indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $50.0 million and is specifically designated by CDW thereof in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Discharge of ABL Obligations” means, with respect to any ABL Priority Collateral, the first date on which (a) the ABL Obligations have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the ABL Facility), (b) all commitments to extend credit under the ABL Facility have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the ABL Facility (other than such as have been cash collateralized or defeased in accordance with the terms of the security documents relating to the ABL Facility), and (d) the ABL Collateral Agent has delivered a written notice to the First Lien Collateral Agent stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the ABL Secured Parties, which notice shall be delivered by the ABL Collateral Agent to the First Lien Collateral Agent promptly after the occurrence of the events described in clauses (a), (b) and (c).

“Discharge of Senior Secured Term Loan Obligations” means, with respect to any Common Collateral, the date on which the Senior Secured Term Loan Obligations are no longer secured by such Common Collateral; provided that the Discharge of Senior Secured Term Loan Obligations shall not be deemed to have occurred in connection with a refinancing of such Senior Secured Term Loan Obligations with additional First Lien Obligations secured by such Common Collateral under an agreement relating to Additional First Lien Obligations which has been designated in writing by the administrative agent under the General Credit Facility so refinanced to the First Lien Collateral Agent and each other Authorized Representative as the General Credit Facility for purposes of the First Lien Intercreditor Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted

(and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among CDW, its Restricted Subsidiaries and any direct or indirect parent company of CDW (so long as such tax sharing payments are attributable to the operations of CDW and its Restricted Subsidiaries); plus

(ii) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Indenture (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Notes, the Existing Senior Notes, the Senior Notes, the Existing Senior Subordinated Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the ABL Facility and the Senior Secured Term Loan, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Notes, the Existing Senior Notes, the Senior Notes, the Existing Senior Subordinated Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the ABL Facility and the Senior Secured Term Loan and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) any other Non-cash charges, expenses or losses including any write offs or write downs and any Non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such Non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsors pursuant to the Management Agreement (as in effect on the Closing Date) deducted (and not added back) in computing Consolidated Net Income; plus

(vii) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(viii) costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of CDW or net cash proceeds of an issuance of Equity Interest of CDW (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments”; plus

(ix) the amount of net cost savings and acquisition synergies projected by CDW in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with any acquisition or disposition by CDW or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition or disposition and (C) the aggregate amount of costs savings added pursuant to this clause (ix) shall not exceed the greater of (x) $50.0 million and (y) 10% of CDW’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(x) any net after-tax nonrecurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xi) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xii) expenses to the extent covered by contractual indemnification or refunding provisions in favor of CDW or a Restricted Subsidiary and actually paid or refunded, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xiii) any Non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with any future acquisitions;

(b) decreased by (without duplication) Non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any Non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of CDW or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to Common Stock of CDW or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of CDW.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excess Proceeds” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Excluded Collateral” has the meaning set forth under “Security—Certain Limitations on Collateral.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by CDW and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of CDW or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3)(c) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Existing IFA Intercreditor Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Intercreditor Agreement effective on the Closing Date, by and between GE Commercial Distribution Finance Corporation and Morgan Stanley Senior Funding, Inc. (as successor to Lehman Commercial Paper Inc.), for itself and the lenders party to the Senior Secured Term Loan, and acknowledged and agreed to by CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc. (f/k/a Berbee Information Networks Corporation), a Wisconsin corporation, CDW Government LLC (as successor in interest to CDW Government, Inc.), an Illinois limited liability company, and CDW Direct, LLC, an Illinois limited liability company and (ii) that certain Intercreditor Agreement effective on the Closing Date, by and between IBM Credit LLC and Morgan Stanley Senior Funding, Inc. (as successor to Lehman Commercial Paper Inc.), for itself and the lenders party to the Senior Secured Term Loan, and acknowledged and agreed to by CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc. (f/k/a Berbee Information Networks Corporation), a Wisconsin corporation.

“Existing IFA Lenders” means each of GE Commercial Distribution Finance Corporation and IBM Credit LLC as lenders under the respective Existing Inventory Financing Agreements.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of the Closing Date, by and among GE Commercial Distribution Finance Corporation, CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc. (f/k/a Berbee Information Networks Corporation), a Wisconsin corporation, CDW Government LLC (as successor in interest to CDW Government, Inc.), an Illinois limited liability company and CDW Direct, LLC, an Illinois limited liability company, and (ii) that certain Agreement for Inventory Financing, dated as of the Closing Date, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and CDW Technologies, Inc., a Wisconsin corporation.

“Existing Senior Note Indenture” means that certain senior exchange note indenture dated as of October 10, 2008, as supplemented by the senior exchange note supplemental indenture dated May 10, 2010, and as further supplemented by the second senior exchange note supplemental indenture dated August 23, 2010 among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Existing Senior Notes” means, collectively, the Issuers’ outstanding 11.00% senior exchange notes due 2015 and 11.50% / 12.25% senior PIK election exchange notes due 2015.

“Existing Senior Subordinated Note Indenture” means that certain senior subordinated exchange note indenture, as supplemented by the senior subordinated exchange note supplemental indenture dated May 10, 2010, and as further supplemented by the second senior subordinated exchange note supplemental indenture dated August 23, 2010 among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Existing Senior Subordinated Notes” means the Issuers’ $721,500,000 12.535% senior subordinated notes due 2017.

“First Lien Collateral Agent” shall mean Morgan Stanley & Co. Incorporated, in its capacity as administrative agent and collateral agent for the lenders and other secured parties under the Senior Secured Term Loan, the Notes and the other First Lien Documents, together with its successors and permitted assigns under the Senior Secured Term Loan, the Indenture and the First Lien Documents exercising substantially the same rights and powers; and in each case, provided that if such First Lien Collateral Agent is not Morgan Stanley & Co. Incorporated, such First Lien Collateral Agent shall have become a party to the First Lien Intercreditor Agreement and the other applicable First Lien Security Documents.

“First Lien Documents” means the credit, guarantee and security documents governing the First Lien Obligations, including, without limitation, the Indenture and the First Lien Security Documents.

“First Lien Event of Default” means an “Event of Default” under and as defined in the Senior Secured Term Loan, the Indenture or any other First Lien Documents governing First Lien Obligations.

“First Lien Obligations” means, collectively, (a) the Senior Secured Term Loan Obligations, (b) the Notes Obligations and (c) any Series of Additional First Lien Obligations. For the avoidance of doubt, Obligations with respect to the ABL Facility will not constitute First Lien Obligations.

“First Lien Secured Parties” means (a) the secured parties under the Senior Secured Term Loan, (b) the Holders of the Notes and (c) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing Notes Obligations or under which rights or remedies with respect to such Liens are governed.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that CDW or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if CDW or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by CDW or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CDW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of CDW and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18 month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that in each case such adjustments are set forth in an Officers’ Certificate signed by CDW’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as CDW may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period and (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except for any reports required to be delivered under the covenant described under “—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes.

For purposes of this “Description of Senior Secured Exchange Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of CDW under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors were Parent and each Domestic Subsidiary of CDW that was a Restricted Subsidiary and a guarantor under the Senior Secured Term Loan.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immaterial Subsidiary” shall mean each of the Restricted Subsidiaries of CDW for which (a) (i) the assets of such Restricted Subsidiary constitute less than 2.5% of the total assets of CDW and its Restricted Subsidiaries on a consolidated basis and (ii) the EBITDA of such Restricted Subsidiary accounts for less than 2.5% of the EBITDA of CDW and its Restricted Subsidiaries on a consolidated basis and (b) (i) the assets of all relevant Restricted Subsidiaries constitute 5.0% or less than the total assets of CDW and its Restricted Subsidiaries on a consolidated basis, and (ii) the EBITDA of all relevant Restricted Subsidiaries accounts for less than 5.0% of the EBITDA of CDW and its Restricted Subsidiaries on a consolidated basis, in each case that has been designated as such by CDW in a written notice delivered to the Trustee (or, on the Issue Date, listed in the Indenture) other than any such Restricted Subsidiary as to CDW has revoked such designation by written notice to the Trustee.

“Impairment” means, with respect to any Series of First Lien Obligations, (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Common Collateral.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments,

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv) Capitalized Lease Obligations,

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed,

(vi) representing any interest rate Hedging Obligations, or

(vii) all Cash Management Obligations Incurred with a lender (or its Affiliates) under a credit agreement.

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 840-40, “Sale-Leaseback Transactions,” and (C) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of CDW, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the initial purchasers party to the purchase agreement related to the Notes.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

“Interest Payment Date” means June 15 and December 15 of each year to the maturity date of the Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among CDW and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Property” shall mean (a) all “investment property” as such term is defined in the New York UCC (other than Excluded Collateral) and (b) whether or not constituting “investment property” as so defined, all Pledged Debt Securities (as defined in the Security Agreement) and Pledged Stock (as defined in the Security Agreement).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If CDW or any Subsidiary of CDW sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of CDW such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of CDW, CDW will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to CDW’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of CDW at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, CDW shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) CDW’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to CDW’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of CDW and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of CDW in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by CDW and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means December 17, 2010, the date of initial issuance of the Senior Secured Notes.

“Junior Indebtedness” means, with respect to the Notes and Guarantees, Indebtedness that is either unsecured or secured by a Lien on Collateral that is subordinated to the Lien on the same Collateral securing the Notes Obligations.

“Krasny Plan” means the MPK Coworker Incentive Plan II as in effect on the Closing Date.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Major Non-Controlling Authorized Representative” has the meaning set forth under “Security—First Lien Intercreditor Agreement.”

“Management Agreement” means the Management Services Agreement dated as of the Closing Date, by and among certain management companies associated with the Sponsors and CDW and any direct or indirect parent company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or Non-cash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by CDW and its Restricted Subsidiaries in connection therewith), and CDW’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by CDW or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (iv) in the case of any such Asset Sale by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of CDW or a Wholly owned Restricted Subsidiary as a result thereof.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-ABL Priority Collateral” means substantially all of the assets of the Issuers and the Guarantors whether now owned or hereafter acquired other than the ABL Priority Collateral and the Excluded Collateral, including, without limitation, Equipment, Equity Interests of the Issuers and each Restricted Subsidiary of CDW (other than Foreign Subsidiaries), any joint venture, partnership or similar non-publicly owned Person that is not a Subsidiary of CDW and up to 65% of the Equity Interests of each first-tier Foreign Subsidiary of CDW, the Issuers or any Guarantor, all of Issuers’ and Guarantors’ right, title and interest in owned real property (including all fixtures, easements and appurtenances relating thereto and improvements thereon together with all rents therefrom), all General Intangibles (to the extent relating or pertaining primarily to Non-ABL Priority Collateral), all Letter of Credit Rights (to the extent relating or pertaining primarily to Non-ABL Priority Collateral), all Chattel Paper (to the extent relating or pertaining primarily to Non-ABL Priority Collateral), all Records and Supporting Obligations, to the extent relating or pertaining primarily to the foregoing; and all substitutions, replacements, accessions, products and proceeds of any of the foregoing (including, without limitation, proceeds of insurance, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing. The following terms which are defined in the Uniform Commercial Code are used above as so defined: Chattel Paper, Equipment, General Intangibles, Letter of Credit Rights, Records and Supporting Obligations.

“Non-Controlling Authorized Representative Enforcement Date” has the meaning set forth under “Security—First Lien Intercreditor Agreement.”

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Notes Obligations” means Obligations in respect of the Notes, the Indenture or the Security Documents.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of CDW.

“Officers’ Certificate” means a certificate signed on behalf of CDW, by two Officers of CDW, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW or the Trustee.

“Parent” means CDW Corporation and any successor thereto.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between CDW or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by CDW and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsors, (ii) any Person who is an Officer or otherwise a member of management of CDW or any of its Subsidiaries on the Closing Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of CDW or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Closing Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities held by such “group.”

“Permitted Investments” means:

(1) any Investment by CDW in any Restricted Subsidiary or by a Restricted Subsidiary in CDW or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by CDW or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CDW or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described above under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15.0 million outstanding at any one time, in the aggregate;

(7) any Investment acquired by CDW or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by CDW or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by CDW or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by CDW or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed the greater of (x) $150.0 million and (y) 2.0% of Total Assets of CDW; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of CDW or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph under the covenant described under “—Certain Covenants—Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice, and the creation of liens on the assets of CDW or any of its Restricted Subsidiaries in compliance with the covenant described in “—Certain Covenants—Liens”;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments relating to a Receivables Subsidiary that, in the reasonable good faith determination of CDW, are necessary or advisable to effect a Receivables Facility;

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates,” except transactions permitted by clauses (2), (6), (8), (10), (12) or (13);

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19) additional Investments in joint ventures in an aggregate amount not to exceed $25.0 million at any time outstanding;

(20) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under “—Certain Covenants—Transactions with Affiliates”;

(21) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by CDW or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as CDW or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23) deposits made by CDW and Foreign Subsidiaries in Cash Pooling Arrangements; and

(24) extensions of trade credit in the ordinary course of business.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(4) Liens on property at the time CDW or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into CDW or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations and/or Cash Management Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation and/or Cash Management Obligation;

(6) Liens existing on the Issue Date;

(7) Liens in favor of CDW or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes taken as a whole, and are not more favorable to the Lien Holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of CDW or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility incurred pursuant to clause (17) of the definition of “Permitted Debt”;

(10) Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that CDW or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) landlords’, carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $75.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by CDW or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25) Liens to secure (A) Indebtedness incurred pursuant to clauses (1), (11), (20) and (24) of the definition of “Permitted Debt” and (B) the Notes and the related Guarantees issued on the Issue Date;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31) Liens on the Capital Stock of Unrestricted Subsidiaries;

(32) Liens on inventory or equipment of CDW or any of its Restricted Subsidiaries granted in the ordinary course of business to CDW’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (21) of the definition of “Permitted Debt”;

(34) Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(37) Liens consisting of customary contractual restrictions on cash and Cash Equivalents; and

(38) Liens securing any Obligations Incurred pursuant to the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that, at the time of incurrence of such Liens and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.0; provided further, however, that in no event shall Liens incurred under this clause (38) rank senior in priority to the Liens securing the Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of CDW in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to CDW or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which CDW or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means the June 1 or December 1 (whether or not on a business day) immediately preceding such Interest Payment Date.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by CDW or a Restricted Subsidiary in exchange for assets transferred by CDW or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners Inc., (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners Inc., as the case may be, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of CDW or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Replacement Assets” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Representative” means any trustee agent or representative (if any) for an issue of Senior Indebtedness of CDW or any Guarantor.

“Required Holders” means, as of any date of determination, Holders that hold Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes outstanding at such time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of CDW (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Reversion Date” means, during any period of time during which the Issuers and the Restricted Subsidiaries are not subject to the covenants listed in the first paragraph under “Certain covenants” (the “Suspended Covenants”) as a result of a Covenant Suspension Event, the date on which one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default occurs and is continuing, and after which date the Issuers and the Restricted Subsidiaries will again be subject to the Suspended Covenants with respect to events occurring after the Reversion Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGrawHill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by CDW or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by CDW or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness of CDW or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Agreement” means that certain Guarantee and Collateral Agreement, dated as of the Closing Date, by and among Parent, the guarantors party thereto and the First Lien Collateral Agent, as the same may be further amended, restated or modified from time to time, to which the Trustee, as Authorized Representative for the Holders, was joined on the Issue Date.

“Security Documents” means, collectively, the Intercreditor Agreements, the Security Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Bridge Loan Agreement” means the senior unsecured increasing rate term loan agreement dated as of October 12, 2007, as amended and restated dated as of March 12, 2008 and amended dated as of April 12, 2008, among CDW LLC (as successor in interest to CDW Corporation), Parent, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the ABL Facility, the Senior Secured Term Loan and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) and/or Cash Management Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Facility and the Senior Secured Term Loan) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation and/or Cash Management Obligation was entered into); provided that such Hedging Obligations and/or Cash Management Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Notes” means the Issuers’ $1,175,000,000 8.5% senior notes due 2019.

“Senior Secured Term Loan” means that certain senior secured term loan, dated as of the Closing Date, among VH MergerSub, Inc., CDW LLC (as successor in interest to CDW Corporation), Morgan Stanley Senior Funding, Inc. (as successor to Lehman Commercial Paper Inc.), as Administrative Agent, and Morgan Stanley & Co. Incorporated (as successor to Lehman Commercial Paper Inc.), as Collateral Agent, the lenders party thereto and certain other parties specified therein, as amended by the First Amended and Restated Senior Secured Term Loan, dated as of March 12, 2008, as further amended on November 4, 2009, and as further amended effective as of the Issue Date, providing for term loans, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Senior Secured Term Loan Obligations” means the unpaid principal of and interest on the Senior Secured Term Loan and all other obligations and liabilities of Parent or any guarantor thereunder to the administrative agent or any lender thereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Senior Secured Term Loan and whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the administrative agent or any lender thereunder that are required to be paid pursuant the Senior Secured Term Loan and including interest accruing after the maturity of the Senior Secured Term Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Parent or any guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Senior Subordinated Bridge Loan Agreement” means the senior subordinated unsecured increasing rate term loan agreement dated as of October 12, 2007, as amended and restated dated as of March 12, 2008 and further amended on April 12, 2008, among CDW LLC (as successor in interest to CDW Corporation), Parent, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Subordinated Indebtedness” means, with respect to a Person, the Existing Senior Subordinated Notes (in the case of CDW), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Existing Senior Subordinated Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the secured parties under the Senior Secured Term Loan (in their capacities as such), (ii) the Holders of the Notes and the Trustee (each in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Senior Secured Term Loan Obligations, (ii) the Notes Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsors” means Madison Dearborn Partners, LLC and Providence Equity Partners Inc. and each of their respective Affiliates (other than any portfolio company thereof).

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by CDW or any Subsidiary of CDW which CDW has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Lien” has the meaning ascribed to such term under “—Certain Covenants—Liens.”

“Subordinated Indebtedness” means (a) with respect to CDW, any Indebtedness of CDW which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of CDW and its Restricted Subsidiaries, on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Restricted Subsidiaries as may be expressly stated.

“Total Net Tangible Assets” means total assets of CDW and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Restricted Subsidiaries as may be expressly stated.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2014; provided, however, that if the period from such redemption date to December 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of CDW that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of CDW, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of CDW may designate any Subsidiary of CDW (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, CDW or any Subsidiary of CDW (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by CDW, (b) such designation complies with the covenant contained under “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of CDW or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of CDW may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by CDW pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors of CDW shall be notified by CDW to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether CDW has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR EXCHANGE NOTES

In this description, the term “Issuers” refers only to CDW LLC and CDW Finance Corporation and not to any of their Subsidiaries, the term “CDW” refers only to CDW LLC and not any of its Subsidiaries. CDW Finance Corporation was formed on August 6, 2010 for the sole purpose of acting as a co-Issuer of debt securities and does not have any material assets. For a description of restrictions on CDW Finance Corporation’s activities, see “—Certain Covenants—Restrictions on Activities of CDW Finance Corporation.”

On April 13, 2011, CDW Escrow Corporation, a Delaware corporation that has since been dissolved, issued, and CDW LLC and CDW Finance Corporation subsequently assumed, $725.0 million aggregate principal amount of 8.5% Senior Notes due 2019 (the “Original Senior Notes”) under the indenture dated as of April 13, 2011 (as subsequently amended and supplemented, the “Indenture”) among CDW Escrow Corporation, CDW LLC, CDW Finance Corporation, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). On May 20, 2011, CDW Escrow Corporation, a newly formed Delaware corporation that has since been dissolved, issued, and CDW LLC and CDW Finance Corporation subsequently assumed, an additional $450.0 million of 8.5% Senior Notes due April 1, 2019 (the “Additional Senior Notes,” and together with the Original Senior Notes, the “Senior Notes”) under the Indenture in a private transaction that was not subject to the registration requirements of the Securities Act. The 8.5% Senior Notes due April 1, 2019 that have been registered under the Securities Act (the “Exchange Notes”) will also be issued by the Issuers under the Indenture.

References to the “Notes” include Senior Notes that remain outstanding after the completion of the exchange offer, together with the Exchange Notes and any additional Notes issued under the Indenture from time to time after this exchange offer, all of which will be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture, the Notes and the Guarantees. The following description does not restate these documents in their entirety. You are encouraged to read these documents because they, and not this description, define your rights as Holders of the Notes.

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. The term “Issue Date” means April 13, 2011, the date the Original Senior Notes were issued.

The registered Holder of a Note is treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes and the Guarantees thereof:

•	are general unsecured senior obligations of the Issuers and the Guarantors;

•	rank senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers and Guarantors, including the Existing Senior Subordinated Notes;

•

rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers and the Guarantors, including the Senior Secured Notes, the Existing Senior Notes, the Senior Secured Term Loan and the ABL Facility;

•

are effectively subordinated to any existing and future Secured Indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness, including the Senior Secured Notes, Senior Secured Term Loan, the ABL Facility and the Existing Inventory Financing Agreements;

•	are structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries; and

•	are initially unconditionally guaranteed on a joint and several and senior basis by CDW Corporation (the “Parent”) and each Restricted Subsidiary that guarantees the Senior Secured Term Loan.

Substantially all of the operations of CDW are conducted through its Subsidiaries, but not all of CDW’s Subsidiaries Guarantee the Notes. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of CDW, including Holders of the Notes. The Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of CDW that are not Guarantors. For the three-month period ended March 31, 2011, the non-guarantor Subsidiaries generated approximately 4.6% and 3.0% of CDW’s net sales and Adjusted EBITDA, respectively. In addition, as of March 31, 2011, the non-guarantor Subsidiaries held approximately 2.1% of CDW’s consolidated total assets. See “Risk Factors—Risks Relating to the Exchange Notes—The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that are not or do not become Guarantors of the notes.”

The Indebtedness evidenced by the Notes is unsecured Senior Indebtedness of the Issuers and the Guarantors, and as such, is effectively subordinated to any Secured Indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness. At March 31, 2011, CDW and its Subsidiaries had approximately $2,267.9 million of Secured Indebtedness outstanding, including $176.7 million under the ABL Facility, $500.0 million under the Senior Secured Note Indenture and $1,540.5 million under the Senior Secured Term Loan. See “Risk Factors—Risks Relating to the Exchange Notes—The Senior Exchange Notes will be unsecured and will be effectively subordinated to our and our Guarantors’ secured debt and indebtedness of non-guarantor subsidiaries.”

Principal, Maturity and Interest

The Issuers will issue up to $1,175.0 million in aggregate principal amount of Exchange Notes in this offering. The Issuers may issue additional Notes under the Indenture from time to time after this offering. Any issuance of additional Notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional Notes contemporaneously or subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that the Original Senior Notes, the Additional Senior Notes and any such additional Notes will not be treated as part of the same issue for U.S. federal income tax purposes. The Issuers will issue the Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on April 1, 2019.

Interest on the Exchange Notes will accrue at the rate of 8.5% per annum from            , 2011 and will be payable semiannually in arrears on April 1 and October 1, commencing on            , 2011. The Issuers will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrues from the date it was most recently paid.

Paying Agent and Registrar for the Notes

CDW will maintain one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

CDW will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of CDW at the office or agency of the registrar within the City and State of New York.

CDW may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. CDW or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer.

CDW is not required to transfer or exchange any Note selected for redemption.

Also, CDW is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantees

The Guarantors jointly and severally fully and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing a supplement to the Indenture.

Parent and the Restricted Subsidiaries which guarantee the Senior Secured Term Loan guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured senior obligation of each Guarantor.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of CDW) under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.”

Each Guarantor may consolidate with or merge into or sell its assets to CDW or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be automatically released and discharged in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of

(x) Capital Stock of the applicable Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b) CDW designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(c) in the case of any Restricted Subsidiary which after the Original Release Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of CDW or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d) CDW exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Senior Secured Term Loan and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Senior Secured Term Loan (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of CDW or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Optional Redemption

At any time prior to April 1, 2014, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.500% of the principal amount, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 60% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to April 1, 2015, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest to the date of redemption, subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the Notes will not be redeemable prior to April 1, 2015.

On or after April 1, 2015, the Issuers may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2015	104.250%
2016	102.125%
2017 and thereafter	100.000%

In addition, the Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchasers, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise as permitted by the Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, each Holder of Notes will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer on the terms set forth in the Indenture (“Change of Control Offer”). In the Change of Control Offer, CDW will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, or, at CDW’s option and as set forth below, in advance of a Change of Control, CDW will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, CDW will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. CDW will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CDW will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Each of the ABL Facility and the Senior Secured Term Loan contains certain prohibitions on CDW and its Subsidiaries purchasing Notes, and also provides that the occurrence of certain change of control events with respect to Parent or CDW would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit CDW to comply with this covenant, CDW will need to either repay all outstanding Indebtedness under the ABL Facility and the Senior Secured Term Loan or other Indebtedness ranking pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If CDW does not repay such Indebtedness or obtain such consents, CDW will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the ABL Facility and the Senior Secured Term Loan.

Future Indebtedness that CDW or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require CDW to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CDW or its Subsidiaries. Finally, CDW’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Exchange Notes—We may be unable to purchase the notes upon a change of control which would result in a default in the Indentures and would adversely affect our business.”

The provisions described above that require CDW to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that CDW repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of CDW or its Subsidiaries and, thus, the removal of incumbent management. CDW has no present intention to engage in a transaction involving a Change of Control, although it is possible that CDW could decide to do so in the future. Subject to the limitations discussed below, CDW or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of CDW or its credit ratings. Restrictions on the ability of CDW and its Subsidiaries to incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CDW and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CDW to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CDW and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the Chancery Court of Delaware has raised the possibility that a “Change of Control” as a result of a failure to have “continuing directors” comprising a majority of a Board of Directors may be unenforceable on public policy grounds.

Asset Sales

CDW will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CDW (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by CDW or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CDW or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1) (i) to reduce or fulfill Obligations under Secured Indebtedness of an Issuer or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to an Issuer or another Restricted Subsidiary) or (iii) to reduce or fulfill Obligations under Senior Pari Passu Indebtedness (provided that if an Issuer or any Guarantor shall so reduce Obligations under unsecured Senior Pari Passu Indebtedness, CDW will equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the pro rata principal amount of Notes), in each case other than Indebtedness owed to an Issuer, the Parent or any Restricted Subsidiary;

(2) to an investment in Related Business Assets; and/or

(3) to an investment in (i) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in CDW or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (ii) properties or (iii) assets that, in each of (i), (ii) and (iii), replace the businesses, properties and assets that are the subject of such Asset Sale (“Replacement Assets”).

Any Net Proceeds from Asset Sales not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period CDW or a Restricted Subsidiary enter into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) above after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, CDW or the applicable Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Senior Pari Passu Indebtedness, to the holders of such Senior Pari Passu Indebtedness (a “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Pari Passu Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. CDW or the applicable Restricted Subsidiary will commence an Asset Sale Offer with respect to Excess Proceeds within thirty days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. CDW or the applicable Restricted Subsidiary may, in its sole discretion, satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365-day period (or such longer period provided above) or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Notes and such other Senior Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or other Senior Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Senior Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other Senior Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds of Asset Sales, CDW or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

For purposes of clause (2) of the first paragraph of this covenant, the amount of (i) any liabilities other than contingent liabilities (as shown on CDW’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of CDW or any Restricted Subsidiary (other than liabilities that are by their terms contractually or effectively junior to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which CDW and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by CDW or such Restricted Subsidiary from such transferee that are converted by CDW or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any Related Business Assets or Replacement Assets, and (iv) any Designated Non-cash Consideration received by CDW or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of CDW), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount equal to 2% of Total Assets of CDW on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of determining whether the 75% cash or Cash Equivalents test has been satisfied and for no other purpose.

CDW or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, CDW or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading “—Optional Redemption,” notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the Original Note will be issued in the name of the Holder of that Note upon cancellation of the Original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture, which bind CDW and its Restricted Subsidiaries. Beginning on the day of a Covenant Suspension Event and ending on a Reversion Date (such period a “Suspension Period”) with respect to the Notes, the covenants specifically listed under the following captions in this “Description of Senior Exchange Notes” will not be applicable to the Notes:

(1) “Repurchase at the Option of Holders—Asset sales”;

(2) “—Restricted Payments”;

(3) “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(7) “—Additional Guarantees”; and

(8) “—Business Activities.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” below. To the extent such Indebtedness or Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Indebtedness or Disqualified Stock or preferred stock will be deemed to have been outstanding on the Original Release Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Incurrence of Indebtedness and Issuance of Preferred

Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect since the Original Release Date but not during the Suspension Period.

Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under clause (3) of the first paragraph of “—Restricted Payments,” and items specified in (a) through (e) of clause (3) of the first paragraph of the covenant described below under the caption “—Restricted Payments” will not increase the amount available to be made thereunder. As described above, however, no Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuers or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

For purposes of the “Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

During the Suspension Period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary. There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of CDW’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by CDW payable in Equity Interests (other than Disqualified Stock) of CDW or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to CDW or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that CDW or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of CDW or any direct or indirect parent entity of CDW held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchase in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment; (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) CDW would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CDW and its Restricted Subsidiaries after December 17, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of CDW for the period (taken as one accounting period) from January 1, 2011 to the end of CDW’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities received by CDW after December 17, 2010 from the issue or sale of (x) Equity Interests of CDW (including Retired Capital Stock (as defined below) but excluding

(i) cash proceeds received from the sale of Equity Interests of CDW and, to the extent actually contributed to CDW, Equity Interests of any direct or indirect parent company of CDW to members of management, directors or consultants of CDW, any direct or indirect parent company of CDW and the Subsidiaries of CDW after December 17, 2010, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of CDW that have been converted into or exchanged for Equity Interests of CDW (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities contributed to the capital of CDW after December 17, 2010 (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and

(vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities received after December 17, 2010 by means of (A) the sale or other disposition (other than to CDW or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by CDW or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from CDW or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of CDW or its Restricted Subsidiaries or (B) the sale (other than to CDW or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into CDW or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to CDW or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of CDW in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(A) the redemption, prepayment, repurchase, retirement or other acquisition of any Equity Interests of CDW or any direct or indirect parent of CDW (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or CDW) of Equity Interests of CDW or contributions to the equity capital of CDW (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CDW or to an employee stock ownership plan or any trust established by CDW or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, prepayment, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the Notes and any related Guarantees thereof, in each case at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired and (D) the principal amount, including any accrued and unpaid interest, of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any premium (including tender premiums) and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of CDW or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of CDW, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to the Krasny Plan, any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit agreement, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by CDW or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $50.0 million (which shall increase to $70.0 million subsequent to the consummation of an underwritten Equity Offering by CDW or any direct or indirect parent company of CDW) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $70.0 million in any calendar year (which shall increase to $90.0 million subsequent to the consummation of an underwritten Equity Offering by CDW or any direct or indirect parent company of CDW); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of CDW and, to the extent contributed to CDW, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of CDW, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after December 17, 2010 plus (B) the cash proceeds of “key man” life insurance policies received by CDW or its Restricted Subsidiaries after December 17, 2010 (provided that CDW may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of CDW or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after December 17, 2010 and the declaration and payment of dividends to any direct or indirect parent company of CDW the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of CDW issued after December 17, 2010; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, CDW would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by CDW from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after December 17, 2010;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the payment of dividends on CDW’s Common Stock (or the payment of dividends to any direct or indirect parent company of CDW, as the case may be, to fund the payment by any such parent company of CDW of dividends on such entity’s Common Stock) following the first public offering of CDW’s Common Stock or the common stock of any of its direct or indirect parent companies after the Original Release Date, of up to 6% per annum of the net cash proceeds received by or contributed to CDW after the Original Release Date in any such public offering, other than public offerings of common stock of CDW (or any direct or indirect parent company of CDW) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments after December 17, 2010 in an aggregate amount not to exceed the greater of: (i) $75.0 million and (ii) 1.0% of Total Assets;

(11) distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility made in the ordinary course of business by the applicable Receivables Subsidiary;

(12) the repurchase, prepayment, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13) the declaration and payment of dividends or the payment of other distributions by CDW to, or the making of loans or advances to, any of its respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii) federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided that, in each fiscal year, the amount of such payments shall be equal to the amount that CDW and its Restricted Subsidiaries and its Unrestricted Subsidiaries (in the latter case only to the extent of amounts actually received by CDW and its Restricted Subsidiaries from its Unrestricted Subsidiaries) would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of CDW and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(iv) general corporate operating and overhead costs and expenses of any direct or indirect parent company of CDW to the extent such costs and expenses are reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(v) amounts payable to the Sponsors pursuant to the Management Agreement as in effect on the Closing Date;

(vi) fees and expenses other than to Affiliates of CDW related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described under “—Merger, Consolidation or Sale of Assets”;

(vii) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of CDW or any direct or indirect parent company of CDW;

(viii) amounts to finance Investments otherwise permitted to be made pursuant to the Indenture; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of CDW or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into CDW or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant entitled “Merger, Consolidation or Sale of Assets”) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than CDW or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by CDW shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of the covenant contained under “—Restricted Payments” and (5) such Investment shall be deemed to be made by CDW or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix) reasonable and customary fees payable to any directors of any direct or indirect parent of CDW and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of CDW in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries; and

(x) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of CDW in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of CDW; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of CDW);

(15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to CDW or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(16) cash dividends or other distributions on CDW’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates”;

(17) [Reserved];

(18) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of CDW and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including the covenant described under “—Merger, Consolidation or Sale of Assets”; and

(20)(i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the United States Internal Revenue Service in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of CDW and (ii) payments made in cash to the Circle of Service Foundation, Inc. representing the amount of the net tax benefit to CDW as a result of the implementation and continuing operation of the Krasny Plan; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), and (13)(v) and (vi) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CDW or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of CDW.

As of the date of this prospectus, all of CDW’s Subsidiaries are Restricted Subsidiaries. CDW will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by CDW and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Indebtedness and Issuance of Preferred Stock

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that CDW and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Preferred Stock if the Fixed Charge Coverage Ratio of CDW and its Restricted Subsidiaries (on a consolidated basis) for CDW’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the fifth paragraph of this covenant.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)(x) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the ABL Facility by CDW or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed the greater of (A) $900.0 million less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the second paragraph under “—Repurchase at the Option of Holders—Asset Sales,” less the aggregate principal amount of outstanding obligations under or in respect of any Receivables Subsidiary and (B) (i) 85% of the book value of accounts receivable of CDW and its Restricted Subsidiaries plus (ii) 65% of the book value of the inventory of CDW and its Restricted Subsidiaries and (y) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the Senior Secured Term Loan by CDW or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (y) and then outstanding does not exceed $2,200.0 million less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the second paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by CDW and the Guarantors of Indebtedness represented by $1,175.0 million aggregate principal amount of the Notes (including any Guarantees thereof);

(3) any Indebtedness of CDW and its Restricted Subsidiaries in existence on the Original Release Date (other than Indebtedness described in clause (1) or (2) above), including the Senior Secured Notes, the Existing Senior Notes and the Existing Senior Subordinated Notes;

(4) Indebtedness (including Capitalized Lease Obligations) incurred by CDW or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $50.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, construction, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by CDW or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of CDW or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Original Release Date) of CDW or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including Non-cash proceeds (the fair market value of such Non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by CDW and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of CDW owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by CDW or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to CDW or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (7) and (B) if CDW or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of CDW or such Guarantor with respect to the Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to CDW or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to CDW or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations and/or Cash Management Obligations of CDW or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by CDW or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of CDW or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed $150.0 million; provided that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred and outstanding for the purposes of the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant from and after the first date on which CDW or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant without reliance on this clause (11);

(12)(x) any guarantee by CDW or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary or CDW, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of CDW incurred in accordance with the terms of the Indenture;

(13) the incurrence by CDW or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clauses (14) and (19) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced, and (y) 90 days after the Stated Maturity of any Notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is Subordinated Indebtedness or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of CDW or a Guarantor or (y) Indebtedness or Preferred Stock of CDW or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(14)(i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, CDW or any Restricted Subsidiary or merged into CDW or a Restricted Subsidiary in accordance with the terms of the Indenture or

(ii) Indebtedness of CDW or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by CDW or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving pro forma effect to such incurrence of Indebtedness (x) CDW would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of CDW or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the ABL Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility that is not recourse to CDW or any of its Restricted Subsidiaries, other than a Receivables Subsidiary (except for Standard Receivables Undertakings);

(18) Indebtedness consisting of promissory notes issued by CDW or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of CDW or any of its direct or indirect parent companies permitted by the covenant described under “—Restricted Payments”;

(19) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which CDW or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this covenant without reliance on this clause (19));

(20) Indebtedness of CDW or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(21) Indebtedness of CDW or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(22) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(23) Indebtedness representing deferred compensation to employees of CDW or any Restricted Subsidiary incurred in the ordinary course of business; and

(24) Indebtedness under (x) the Existing Inventory Financing Agreements and (y) other inventory financing agreements which, when aggregated with the principal amount of all other Indebtedness outstanding and incurred pursuant to clause (x) and this clause (y), does not at any one time outstanding exceed $400.0 million.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CDW will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness (including any PIK interest incurred under the Existing Senior Note Indenture) or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant and the covenant described under “—Liens.” Notwithstanding the foregoing,

Indebtedness under the ABL Facility and the Senior Secured Term Loan outstanding on the Original Release Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and any such Indebtedness that was outstanding under the ABL Facility as of the Original Release Date may not later be reclassified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (24) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that CDW and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Notwithstanding anything to the contrary contained in the first paragraph of this covenant or in the definition of Permitted Debt, no Restricted Subsidiary of CDW that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this covenant or clause (14) of the definition of Permitted Debt (the “Limited Non-guarantor Debt Exceptions”) if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Net Tangible Assets of CDW’s Subsidiaries; provided that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-guarantor Debt Exceptions for purposes of this paragraph.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

CDW will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of CDW or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the obligation to secure the Notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to CDW or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CDW or any of its Restricted Subsidiaries;

(2) make loans or advances to CDW or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to CDW or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Existing Senior Note Indenture, the Senior Secured Note Indenture, the Existing Senior Subordinated Note Indenture, the ABL Facility, the Senior Secured Term Loan or related documents as in effect on the Original Release Date or (y) on the Original Release Date, including, without limitation, pursuant to Indebtedness in existence on the Original Release Date;

(2) the Indenture, the Notes and the Guarantees;

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by CDW or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Original Release Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of CDW subsequent to the Original Release Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the terms of such agreements are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in the Existing Senior Note Indenture, the Senior Secured Note Indenture, the Existing Senior Subordinated Note Indenture, the ABL Facility, the Senior Secured Term Loan and the Indenture, on the Original Release Date;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12) restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of CDW are necessary or advisable to effect such Receivables Facility;

(13) negative pledges and restrictions on Liens in favor of any Holder of Indebtedness permitted under the Indenture; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of CDW, not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect CDW’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the Original Release Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Original Release Date.

Merger, Consolidation or Sale of Assets

CDW may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CDW and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)(a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for CDW and its Restricted Subsidiaries immediately prior to such transaction; and

(5) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes and the Indenture.

Notwithstanding the foregoing, (i) clauses (3), (4) and (5) above will not be applicable to: (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to CDW or to another Guarantor; and (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.

The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and CDW will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)(a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under any applicable Guarantees and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, any Guarantor may (A) consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor or (B) dissolve, liquidate or windup its affairs if at that time it does not hold any material assets.

The Indenture provides that Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)(a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under each Guarantee to which such Guarantor is a party and the Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of Parent and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Parent, such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of CDW.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of CDW (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to CDW or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CDW or Restricted Subsidiary with an unrelated Person; and (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the Board of Directors of CDW (and, if any, a majority of the disinterested members of the Board of Directors of CDW with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with CDW, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because CDW or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by the Indenture;

(3) the payment to the Sponsors and any of their respective officers or Affiliates by CDW or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and related reasonable expenses pursuant to the Management Agreement and as in effect on the Original Release Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsors and (y) is not, taken as a whole, less advantageous to the Holders of the Notes in any material respect than the Management Agreement) or other agreements as in effect on the Original Release Date or any amendment thereto (so long as any such amendment is not, taken as a whole, less advantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Original Release Date);

(4) payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of CDW, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business and made in good faith by the Board of Directors of CDW or senior management thereof;

(5) payments made by CDW or any Restricted Subsidiary to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of CDW (and, if any, a majority of the disinterested members of the Board of Directors of CDW with respect to such Affiliate Transaction) in good faith;

(6) transactions in which CDW or any Restricted Subsidiary deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to CDW or such Restricted Subsidiary from a financial point of view or meets the requirements of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of CDW or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of CDW in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the Original Release Date (other than the Management Agreement (which are permitted under clause (3) of the second paragraph of this covenant) that are disclosed in Schedule I to the Indenture, including with additional parties that may be added subsequent to the Original Release Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Holders of the Notes in any material respect;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to CDW or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of CDW or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of CDW to any Permitted Holder, any director, officer, employee or consultant of CDW or its Subsidiaries or any other Affiliates of CDW (other than a Subsidiary);

(11) any transaction permitted by the covenant described under “—Merger, Consolidation or Sale of Assets”;

(12) any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(13) payments by CDW and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(14) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

Business Activities

CDW shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to CDW and its Subsidiaries taken as a whole.

Additional Guarantees

CDW shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) and (15) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within 10 Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee (including a supplemental indenture to the

Indenture providing for such guarantee), together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Restrictions on Activities of CDW Finance Corporation

CDW Finance Corporation may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that CDW Finance Corporation may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee, without cost to the Trustee, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

In addition, whether or not required by the Commission, CDW will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is a “non-accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, CDW has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors in the Notes that are “qualified institutional buyers” within the meaning of Rule 144A and certify their status as to CDW, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this covenant may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision) that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

The following are each an Event of Default under the Indenture:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) the Issuers default in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days;

(3) the Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary (other than Indebtedness owed to the Issuers or a Restricted Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $100.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary);

(6) the failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and nonappealable; or

(7) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under any Indenture or Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of any Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuers) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes under the Indenture may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in the Indenture.

The Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the third preceding paragraph, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee reasonable indemnity.

Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies, including Parent, as such, has any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

Each of the Indenture, the Notes and the Guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Issuers may, concurrently and only concurrently, at their option and at any time, elect to have all of their obligations and the obligations of the applicable Guarantors discharged with respect to any outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, premium and interest on such Notes when such payments are due solely out of the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but including such events with respect to any Significant Subsidiary) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under an Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the such Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes over the other creditors of the Issuers or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuers or any Guarantor or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the applicable Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of the Indenture and the Notes may be waived (except a default in respect of the payment of principal or interest on such Notes) with the consent of the applicable Required Holders (including, with respect to the Holders of Notes, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

Without the consent of each affected Holder of Notes, an amendment or waiver of the Indenture may not:

(1) reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment; or change the definition of “Required Holders”;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than the provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, premium or interest on the Notes issued thereunder (except a rescission of acceleration of the Notes by the Required Holder and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of any Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium on the Notes issued thereunder or impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(8) make any change to or modify the ranking of the Notes that would adversely affect either the Holders of Notes;

(9) modify the Guarantees in any manner adverse to the Holders of the Notes;

(10) amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the Notes, CDW, the Guarantors and the Trustee may amend or supplement the Indenture, any Guarantee and the Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(6) to add a Guarantee of the Notes;

(7) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

(8) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Obligations, in any property or assets, or otherwise to secure the Notes; or

(9) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Senior Exchange Notes” to the extent that such provision in this “Description of Senior Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantee or Notes.

Satisfaction and Discharge

The Indenture shall be discharged and will cease to be of further effect as to the Notes issued thereunder, when:

(1) either:

(a) all such Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge with respect to the Indenture have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of CDW, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes issued thereunder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Facility” means that certain ABL Facility, dated as of the Closing Date, among VH Merger- Sub, Inc., CDW LLC (as successor in interest to CDW Corporation), JP Morgan Chase Bank, N.A., as Administrative Agent and Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., as Co-Syndication Agents, the lenders party thereto and certain other parties specified therein, providing revolving loans and other extensions of credit, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(a) 1% of the then outstanding principal amount of the Note; and

(b) the excess, if any, of:

(1) the present value at such redemption date of (i) the redemption price at April 1, 2015 (such redemption price being set forth under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through April 1, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then outstanding principal amount of the Note.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of CDW (other than the sale of Equity Interests of CDW) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of CDW and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of CDW in a manner permitted pursuant to the covenant contained under “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “—Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under “—Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than CDW or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to CDW or by CDW or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12) any financing transaction with respect to property built or acquired by CDW or any Restricted Subsidiary after the Original Release Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under the Indenture;

(13) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(14) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of CDW or a Restricted Subsidiary are not material to the conduct of the business of CDW and its Restricted Subsidiaries taken as a whole;

(15) voluntary terminations of Hedging Obligations;

(16) any Permitted Asset Swap; and

(17) Sale and Lease-Back Transactions involving (i) real property owned on the Original Release Date, (ii) property acquired not more than 180 days prior to such Sale and Lease Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,”

“Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of CDW or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under ASC 840-40, “Sale-Leaseback Transactions,” which will ultimately be treated as operating leases or occupancy agreements upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of CDW or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U. S. dollars;

(2)(i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or (ii) in the case of CDW or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the ABL Facility or the Senior Secured Term Loan or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and (12) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means Obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent;

(3) the first day on which the majority of the Board of Directors of CDW then in office shall cease to consist of Continuing Directors; or

(4) the adoption of a plan relating to the liquidation or dissolution of CDW.

“Closing Date” means October 12, 2007.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Original Release Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other Non-cash charges (excluding any Non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) Non-cash interest expense (but excluding any Non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and postretirement employee benefit plans shall be excluded, provided that, solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “—Certain Covenants—Restricted Payments,” such losses, costs, charges or other expenses shall be excluded only to the extent they are Non-cash and will not require cash settlement in the future,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by CDW, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is CDW or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (f) below) and (B) decreased by the amount of any equity of CDW in a net loss of any such Person for such period to the extent CDW has funded such net loss in cash with respect to such period,

(f) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “—Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of CDW will be, subject to the exclusion contained in clause (e) above, increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to CDW or a Restricted Subsidiary thereof (subject to the provisions of this clause (f)) in respect of such period, to the extent not already included therein,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(i) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of Non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or as a result of the Krasny Plan shall be excluded,

(k)(i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the United States Internal Revenue Service in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of CDW shall be excluded; provided that the maximum add-back to Consolidated Net Income shall be no greater than $1.0 million in any four quarter period; and (ii) payments made in cash to the Circle of Service Foundation, Inc. in an amount not in excess of the amount of the net tax benefit to CDW as a result of the implementation and continuing operation of the Krasny Plan shall be excluded, and

(l) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by CDW and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by CDW and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by CDW and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes Secured Indebtedness or any Existing Inventory Financing Agreement to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available in each case with such pro forma adjustments to such consolidated total Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Closing Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of CDW or any Guarantor in an aggregate principal amount not greater than one times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of CDW or such Guarantor after the Closing Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of CDW or such Guarantor, as applicable, the amount of such excess shall be (a) Subordinated Indebtedness (other than Secured Indebtedness) and (b) Indebtedness with a Stated Maturity equal to or later than the Stated Maturity of the Notes, and

(2) such cash contribution amount is not applied to make Restricted Payments.

“Covenant Suspension Event” means, during any period of time following the issuance of the notes, that (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture.

“Default” means any event that is, or-with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of Non-cash consideration received by CDW or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of CDW or any direct or indirect parent company of CDW (other than Disqualified Stock of CDW), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by CDW or any of its Subsidiaries) and is so designated as

Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among CDW, its Restricted Subsidiaries and any direct or indirect parent company of CDW (so long as such tax sharing payments are attributable to the operations of CDW and its Restricted Subsidiaries); plus

(ii) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Indenture (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Notes, the Senior Secured Notes, the Existing Senior Notes, the Existing Senior Subordinated Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the ABL Facility and the Senior Secured Term Loan, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Notes, the Senior Secured Notes, the Existing Senior Notes, the Existing Senior Subordinated Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the ABL Facility and the Senior Secured Term Loan and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) any other Non-cash charges, expenses or losses including any write offs or write downs and any Non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such Non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsors pursuant to the Management Agreement (as in effect on the Closing Date) deducted (and not added back) in computing Consolidated Net Income; plus

(vii) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(viii) costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of CDW or net cash proceeds of an issuance of Equity Interest of CDW (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments”; plus

(ix) the amount of net cost savings and acquisition synergies projected by CDW in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with any acquisition or disposition by CDW or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition or disposition and (C) the aggregate amount of costs savings added pursuant to this clause

(ix) shall not exceed the greater of (x) $50.0 million and (y) 10% of CDW’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(x) any net after-tax nonrecurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xi) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xii) expenses to the extent covered by contractual indemnification or refunding provisions in favor of CDW or a Restricted Subsidiary and actually paid or refunded, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xiii) any Non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with any future acquisitions;

(b) decreased by (without duplication) Non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any Non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of CDW or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to Common Stock of CDW or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of CDW.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excess Proceeds” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by CDW and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of CDW or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3)(c) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of the Closing Date, by and among GE Commercial Distribution Finance Corporation, CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc. (f/k/a Berbee Information Networks Corporation), a Wisconsin corporation, CDW Government LLC (as successor in interest to CDW Government, Inc.), an Illinois limited liability company and CDW Direct, LLC, an Illinois limited liability company, and (ii) that certain Agreement for Inventory Financing, dated as of the Closing Date, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and CDW Technologies, Inc., a Wisconsin corporation.

“Existing Senior Note Indenture” means that certain senior exchange note indenture dated as of October 10, 2008, as supplemented by the senior exchange note supplemental indenture dated May 10, 2010, as further supplemented by the second senior exchange note supplemental indenture dated August 23, 2010, and as further supplemented by the third senior exchange note supplemental indenture dated March 7, 2011 among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Existing Senior Notes” means, collectively, the Issuers’ outstanding 11.00% senior exchange notes due 2015 and 11.50% / 12.25% senior PIK election exchange notes due 2015.

“Existing Senior Subordinated Note Indenture” means that certain senior subordinated exchange note indenture, as supplemented by the senior subordinated exchange note supplemental indenture dated May 10, 2010, and as further supplemented by the second senior subordinated exchange note supplemental indenture dated August 23, 2010 among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Existing Senior Subordinated Notes” means the Issuers’ $721,500,000 12.535% senior subordinated exchange notes due 2017.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that CDW or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if CDW or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by CDW or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CDW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of CDW and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18 month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that in each case such adjustments are set forth in an Officers’ Certificate signed by CDW’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of item (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as CDW may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Original Release Date as a result of purchase accounting)) of such Person for such period and (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Original Release Date, except for any reports required to be delivered under the covenant described under “—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Original Release Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes.

For purposes of this “Description of Senior Exchange Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of CDW under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb,

“Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Original Release Date, the Guarantors were Parent and each Domestic Subsidiary of CDW that was a Restricted Subsidiary and a guarantor under the Senior Secured Term Loan.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered, in each case on the registrar’s books.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments,

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv) Capitalized Lease Obligations,

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed,

(vi) representing any interest rate Hedging Obligations, or

(vii) all Cash Management Obligations Incurred with a lender (or its Affiliates) under a credit agreement, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 840-40, “Sale-Leaseback Transactions,” and (C) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of CDW, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the initial purchasers party to the purchase agreement related to the Original Senior Notes.

“Interest Payment Date” means April 1 and October 1 of each year to the maturity date of the Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among CDW and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If CDW or any Subsidiary of CDW sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of CDW such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of CDW, CDW will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to CDW’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of CDW at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, CDW shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) CDW’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to CDW’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of CDW; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Original Release Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of CDW in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by CDW and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means April 13, 2011, the date of initial issuance of the Original Senior Notes.

“Krasny Plan” means the MPK Coworker Incentive Plan II as in effect on the Closing Date.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Management Agreement” means the Management Services Agreement dated as of the Closing Date, by and among certain management companies associated with the Sponsors and CDW and any direct or indirect parent company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or Non-cash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by CDW and its Restricted Subsidiaries in connection therewith), and CDW’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by CDW or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (iv) in the case of any such Asset Sale by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of CDW or a Wholly Owned Restricted Subsidiary as a result thereof.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of CDW.

“Officers’ Certificate” means a certificate signed on behalf of CDW, by two Officers of CDW, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW or the Trustee.

“Original Release Date” means April 13, 2011.

“Parent” means CDW Corporation and any successor thereto.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between CDW or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by CDW and its Subsidiaries as of the Original Release Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsors, (ii) any Person who is an Officer or otherwise a member of management of CDW or any of its Subsidiaries on the Closing Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of CDW or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Closing Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities held by such “group.”

“Permitted Investments” means:

(1) any Investment by CDW in any Restricted Subsidiary or by a Restricted Subsidiary in CDW or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by CDW or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CDW or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described above under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Original Release Date or made pursuant to binding commitments in effect on the Original Release Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Original Release Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Original Release Date or (y) as otherwise permitted under the Indenture;

(6) loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15.0 million outstanding at any one time, in the aggregate;

(7) any Investment acquired by CDW or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by CDW or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by CDW or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by CDW or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 2.0% of Total Assets of CDW; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of CDW or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph under the covenant described under “—Certain Covenants—Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice, and the creation of liens on the assets of CDW or any of its Restricted Subsidiaries in compliance with the covenant described in “—Certain Covenants—Liens”;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments relating to a Receivables Subsidiary that, in the reasonable good faith determination of CDW, are necessary or advisable to effect a Receivables Facility;

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates,” except transactions permitted by clause (2), (6), (8), (10), (12) or (13);

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19) additional Investments in joint ventures in an aggregate amount not to exceed $25.0 million at any time outstanding;

(20) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under “—Certain Covenants—Transactions with Affiliates”;

(21) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by CDW or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as CDW or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23) deposits made by CDW and Foreign Subsidiaries in Cash Pooling Arrangements; and

(24) extensions of trade credit in the ordinary course of business.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(4) Liens on property at the time CDW or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into CDW or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations and/or Cash Management Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation and/or Cash Management Obligation;

(6) Liens existing on the Original Release Date;

(7) Liens in favor of CDW or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Original Release Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes taken as a whole, and are not more favorable to the Lien Holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of CDW or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility incurred pursuant to clause (17) of the definition of “Permitted Debt”;

(10) Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that CDW or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) landlords’, carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $75.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that

(x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred,

(y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and

(z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by CDW or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25) Liens to secure Indebtedness incurred pursuant to (A) clauses (1), (11), (20) and

(24) of the definition of “Permitted Debt” and (B) clause (13) of the definition of “Permitted Debt” to the extent such Liens relate to the refinancing of the Senior Secured Notes;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31) Liens on the Capital Stock of Unrestricted Subsidiaries;

(32) Liens on inventory or equipment of CDW or any of its Restricted Subsidiaries granted in the ordinary course of business to CDW’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (21) of the definition of “Permitted Debt”;

(34) Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(37) Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(38) Liens securing the Notes and related Guarantees; and

(39) Liens securing any Obligations Incurred pursuant to the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that, at the time of incurrence of such Liens and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of CDW in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to CDW or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which CDW or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means the March 15 or September 15 (whether or not on a business day) immediately preceding such Interest Payment Date.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by CDW or a Restricted Subsidiary in exchange for assets transferred by CDW or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners Inc., (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners Inc., as the case may be, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of CDW or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Replacement Assets” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Required Holders” means, as of any date of determination, Holders that hold Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes outstanding at such time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of CDW (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Reversion Date” means, during any period of time during which the Issuers and the Restricted Subsidiaries are not subject to the covenants listed in the first paragraph under “—Certain Covenants” (the “Suspended Covenants”) as a result of a Covenant Suspension Event, the date on which one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default occurs and is continuing, and after which date the Issuers and the Restricted Subsidiaries will again be subject to the Suspended Covenants with respect to events occurring after the Reversion Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGrawHill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by CDW or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by CDW or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness of CDW or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Bridge Loan Agreement” means the senior unsecured increasing rate term loan agreement dated as of October 12, 2007, as amended and restated dated as of March 12, 2008 and amended dated as of April 12, 2008, among CDW LLC (as successor in interest to CDW Corporation), Parent, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the ABL Facility, the Senior Secured Notes, the Existing Senior Notes, the Senior Secured Term Loan and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Original Release Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) and/or Cash Management Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Facility and the Senior Secured Term Loan) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation and/or Cash Management Obligation was entered into); provided that such Hedging Obligations and/or Cash Management Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Senior Secured Note Indenture” means that certain senior secured notes indenture dated as of December 17, 2010, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Senior Secured Notes” means the Issuers’ $500,000,000 8% senior secured notes due 2018.

“Senior Secured Term Loan” means that certain senior secured term loan, dated as of the Closing Date, among VH MergerSub, Inc., CDW LLC (as successor in interest to CDW Corporation), Morgan Stanley Senior Funding, Inc. (as successor to Lehman Commercial Paper Inc.), as Administrative Agent, and Morgan Stanley & Co. Incorporated (as successor to Lehman Commercial Paper Inc.), as Collateral Agent, the lenders party thereto and certain other parties specified therein, as amended by the First Amended and Restated Senior Secured Term Loan, dated as of March 12, 2008, as further amended on November 4, 2009, as further amended effective as of December 17, 2010, and as further amended March 11, 2011, providing for term loans, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Senior Subordinated Bridge Loan Agreement” means the senior subordinated unsecured increasing rate term loan agreement dated as of October 12, 2007, as amended and restated dated as of March 12, 2008 and further amended on April 12, 2008, among CDW LLC (as successor in interest to CDW Corporation), Parent, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Original Release Date.

“Sponsors” means Madison Dearborn Partners, LLC and Providence Equity Partners Inc. and each of their respective Affiliates (other than any portfolio company thereof).

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by CDW or any Subsidiary of CDW which CDW has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to CDW, any Indebtedness of CDW which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of CDW and its Restricted Subsidiaries, on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Restricted Subsidiaries as may be expressly stated.

“Total Net Tangible Assets” means total assets of CDW and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Restricted Subsidiaries as may be expressly stated.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2015; provided, however, that if the period from such redemption date to April 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of CDW that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of CDW, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of CDW may designate any Subsidiary of CDW (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, CDW or any Subsidiary of CDW (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by CDW, (b) such designation complies with the covenant contained under “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of CDW or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of CDW may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by CDW pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors of CDW shall be notified by CDW to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether CDW has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons, the “global notes.”

Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC Participants”), or persons who hold interests through DTC Participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of each global note to the accounts of the DTC Participants; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to other owners of beneficial interests in any of the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. Each settlement system controls its own operations and procedures and may change them at any time. Neither we nor the trustee are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Investors who are not DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indentures.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC Participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC Participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC Participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Except as set forth above, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indentures should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material United States federal income tax consequences relevant to the exchange of notes pursuant to this offering. The discussion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The tax consequences of purchasing, owning, and any disposition of the registered notes is not discussed herein.

Exchange Offer

For U.S. federal income tax purposes, the exchange of the outstanding notes for the exchange notes will not constitute a taxable exchange. As a result, for U.S. federal income tax purposes (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s outstanding notes; (2) the holding period of the exchange notes will include the holding period of the outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offers, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offers. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offers are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership that includes professional corporations). Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are, through various entities, investors in investment funds affiliated with Madison Dearborn. Certain matters under Wisconsin law will be passed upon by Foley & Lardner LLP.

EXPERTS

The consolidated financial statements of CDW Corporation as of December 31, 2010 and December 31, 2009 and for the years ended December 31, 2010, December 31, 2009 and December 31, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-            ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

We file reports and other information with the SEC. You can inspect and copy these reports, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-202-551-8090 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s web site. The address of this site is http://www.sec.gov.

In addition, we make available, free of charge, on or through our web site, copies of such reports and other information. We maintain a web site at http://www.cdw.com. The information contained in or connected to our web site is not part of this prospectus unless expressly provided otherwise herein.

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available upon your request, without charge, by writing or telephoning us at:

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

Attention: Investor Relations

The Indentures provides that, whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee and holders of the notes and file with the SEC the annual reports and such information, documents and other reports as are specified in Sections 13 or 15(d) and applicable to a U.S. corporation subject to such Sections. Provision of this information is subject to certain qualifications. See “Description of Senior Secured Exchange Notes—Reports” and “Description of Senior Exchange Notes—Reports.”

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and Shareholders of CDW Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of CDW Corporation and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-44 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting, appearing on page F-3. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our audits (which was an integrated audit in 2010). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, IL
March 4, 2011

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act, as amended. The Company’s internal control over financial reporting is designed to provide reasonable assurance as to the reliability of the Company’s financial reporting and the preparation of financial statements in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control - Integrated Framework.” Based on its assessment, management has concluded that, as of December 31, 2010, the Company’s internal control over financial reporting was effective based on those criteria.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$36.6	$88.0
Accounts receivable, net of allowance for doubtful accounts of $5.0 and $6.3, respectively	1,091.5	1,006.7
Merchandise inventory	292.8	257.8
Miscellaneous receivables	192.8	127.8
Deferred income taxes	52.8	40.0
Prepaid expenses and other	35.8	37.5

Total current assets	1,702.3	1,557.8
Property and equipment, net	158.1	165.8
Goodwill	2,209.1	2,207.4
Other intangible assets, net	1,791.2	1,951.4
Deferred financing costs, net	79.7	91.2
Fair value of interest rate cap agreements	1.2	—
Other assets	2.2	2.4

Total assets	$5,943.8	$5,976.0

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$565.3	$292.3
Current maturities of long-term debt and capital leases	132.6	22.6
Fair value of interest rate swap agreements	2.8	68.7
Deferred revenue	28.6	28.9
Accrued expenses:
Compensation	91.3	63.5
Interest	64.3	50.0
Sales taxes	23.2	19.9
Advertising	27.0	16.3
Income taxes	4.2	—
Other	87.6	72.3

Total current liabilities	1,026.9	634.5
Long-term liabilities:
Debt and capital leases	4,157.4	4,599.3
Deferred income taxes	730.3	694.7
Fair value of interest rate swap agreements	—	1.9
Accrued interest	32.3	45.6
Other liabilities	40.4	44.7

Total long-term liabilities	4,960.4	5,386.2

Commitments and contingencies	—	—
Shareholders’ deficit:
Class A common shares, $0.01 par value, 100,000 shares authorized, issued, and outstanding	—	—
Class B common shares, $0.01 par value, 1,900,000 shares authorized; 910,735 and 907,346 shares issued and outstanding, respectively	—	—
Paid-in capital	2,166.7	2,155.4
Accumulated deficit	(2,208.0)	(2,178.8)
Accumulated other comprehensive loss	(2.2)	(21.3)

Total shareholders’ deficit	(43.5)	(44.7)

Total liabilities and shareholders’ deficit	$5,943.8	$5,976.0

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Years Ended December 31,
	2010	2009	2008

Net sales	$8,801.2	$7,162.6	$8,071.2
Cost of sales	7,410.4	6,029.7	6,710.2

Gross profit	1,390.8	1,132.9	1,361.0

Selling and administrative expenses	932.1	821.1	894.8
Advertising expense	106.0	101.9	141.3
Goodwill impairment	—	241.8	1,712.0

Income (loss) from operations	352.7	(31.9)	(1,387.1)

Interest expense, net	(391.9)	(431.7)	(390.3)
Net gain on extinguishments of long-term debt	2.0	—	—
Other income, net	0.2	2.4	0.2

Loss before income taxes	(37.0)	(461.2)	(1,777.2)

Income tax benefit	7.8	87.8	12.1

Net loss	$(29.2)	$(373.4)	$(1,765.1)

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

(in millions)

	Total Shareholders’ (Deficit) Equity	Class A Common Shares	Class B Common Shares	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss

Balance at December 31, 2007	$2,068.9	$—	$—	$2,126.2	$(40.3)	$(17.0)

Equity-based compensation expense	17.8	—	—	17.8	—	—

Investment from CDW Holdings LLC	1.3	—	—	1.3	—	—

Forfeitures related to MPK Coworker Incentive Plan II, net of tax	(2.6)	—	—	(2.6)	—	—

Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(1.8)	—	—	(1.8)	—	—

Other	(0.1)	—	—	(0.1)	—	—

Net loss	(1,765.1)	—	—	—	(1,765.1)	—	$(1,765.1)

Change in unrealized loss on interest rate swap agreements, net of tax	(54.6)	—	—	—	—	(54.6)	(54.6)

Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net loss, net of tax	11.4	—	—	—	—	11.4	11.4

Foreign currency translation adjustment	(13.0)	—	—	—	—	(13.0)	(13.0)

Comprehensive loss							$(1,821.3)

Balance at December 31, 2008	$262.2	$—	$—	$2,140.8	$(1,805.4)	$(73.2)

(continued on next page)

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY - continued

(in millions)

	Total Shareholders’ (Deficit) Equity	Class A Common Shares	Class B Common Shares	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss

Balance at December 31, 2008	$262.2	$—	$—	$2,140.8	$(1,805.4)	$(73.2)

Equity-based compensation expense	15.9	—	—	15.9	—	—

Investment from CDW Holdings LLC	0.1	—	—	0.1	—	—

Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(1.4)	—	—	(1.4)	—	—

Net loss	(373.4)	—	—	—	(373.4)	—	$(373.4)

Change in unrealized loss on interest rate swap agreements, net of tax	(13.3)	—	—	—	—	(13.3)	(13.3)

Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net loss, net of tax	56.3	—	—	—	—	56.3	56.3

Foreign currency translation adjustment	8.9	—	—	—	—	8.9	8.9

Comprehensive loss							$(321.5)

Balance at December 31, 2009	$(44.7)	$—	$—	$2,155.4	$(2,178.8)	$(21.3)

Equity-based compensation expense	11.5	—	—	11.5	—	—

Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(0.2)	—	—	(0.2)	—	—

Net loss	(29.2)	—	—	—	(29.2)	—	$(29.2)

Change in unrealized loss on interest rate swap agreements, net of tax	(32.1)	—	—	—	—	(32.1)	(32.1)

Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net loss, net of tax	47.3	—	—	—	—	47.3	47.3

Foreign currency translation adjustment	3.9	—	—	—	—	3.9	3.9

Comprehensive loss							$(10.1)

Balance at December 31, 2010	$(43.5)	$—	$—	$2,166.7	$(2,208.0)	$(2.2)

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net loss	$(29.2)	$(373.4)	$(1,765.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	209.4	218.2	218.4
Goodwill impairment	—	241.8	1,712.0
Equity-based compensation expense	11.5	15.9	17.8
Deferred income taxes	(4.3)	(94.4)	(39.9)
Allowance for doubtful accounts	(1.3)	(0.2)	0.4
Amortization of deferred financing costs	18.0	16.2	38.6
Realized loss on interest rate swap agreements	51.5	103.2	18.6
Mark to market loss on interest rate derivatives	4.7	—	—
Net gain on extinguishments of long-term debt	(2.0)	—	—
Net loss (gain) on sale and disposals of assets	0.7	(1.7)	0.5
Other	(0.6)	—	—
Changes in assets and liabilities:
Accounts receivable	(81.5)	(131.3)	116.7
Merchandise inventory	(34.9)	(15.0)	78.6
Other assets	(61.9)	3.2	(5.8)
Accounts payable	272.5	67.4	(199.1)
Other current liabilities	77.8	3.9	(28.9)
Long-term liabilities	(3.5)	44.7	11.4

Net cash provided by operating activities	426.9	98.5	174.2

Cash flows from investing activities:
Capital expenditures	(41.5)	(15.6)	(41.1)
Cash settlements on interest rate swap agreements	(78.2)	(72.2)	(19.2)
Premium payments on interest rate cap agreements	(5.9)	—	—
Purchases of marketable securities	—	(20.0)	—
Redemptions of marketable securities	—	20.0	—
Proceeds from sale of assets and other	0.2	5.2	—

Net cash used in investing activities	(125.4)	(82.6)	(60.3)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	500.0	—	150.0
Payments to extinguish long-term debt	(518.6)	—	—
Repayments of long-term debt	(16.5)	(11.0)	(190.0)
Proceeds from borrowings under revolving credit facility	770.8	—	1,126.7
Repayments of borrowings under revolving credit facility	(1,074.1)	—	(1,072.8)
Payments of deferred financing costs	(14.3)	(11.3)	(45.5)
Principal payments under capital lease obligations	(0.6)	(0.6)	(0.5)
Investment from CDW Holdings LLC	—	0.1	1.3
Forfeitures related to MPK Coworker Incentive Plan II	—	—	(3.8)

Net cash used in financing activities	(353.3)	(22.8)	(34.6)

Effect of exchange rate changes on cash and cash equivalents	0.4	0.5	(0.5)

Net (decrease) increase in cash and cash equivalents	(51.4)	(6.4)	78.8

Cash and cash equivalents – beginning of period	88.0	94.4	15.6

Cash and cash equivalents – end of period	$36.6	$88.0	$94.4

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap agreements	$377.0	$368.8	$346.6
Taxes paid, net	$48.0	$11.7	$3.1
Non-cash investing and financing activities:
Investment in equity method investee	$—	$1.9	$—
Equipment obtained under capital lease	$—	$—	$2.3
The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

The Company is a leading provider of multi-branded information technology products and services in the U.S. and Canada. The Company provides comprehensive and integrated solutions for its customers’ technology needs through an extensive range of hardware, software and service offerings. The Company’s breadth of offerings allows its customers to streamline their procurement processes by using a complete solution provider for their technology needs.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

On October 12, 2007, CDW Corporation, an Illinois corporation, was acquired through a merger transaction by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners, Inc. (the “Acquisition”). CDW Corporation continued as the surviving corporation and same legal entity after the Acquisition, but became a wholly owned subsidiary of VH Holdings, Inc., a Delaware corporation.

On December 31, 2009, CDW Corporation merged into CDWC LLC, an Illinois limited liability company owned by VH Holdings, Inc., with CDWC LLC as the surviving entity. This change had no impact on the operations or management of the Company. On December 31, 2009, CDWC LLC was renamed CDW LLC (“CDW LLC”). On August 17, 2010, VH Holdings, Inc. was renamed CDW Corporation (“Parent”).

Parent is owned directly by CDW Holdings LLC, a company controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners, Inc. (the “equity sponsors”), certain other co-investors and certain members of CDW management.

On August 6, 2010, CDW Finance Corporation, a Delaware corporation, was formed for the sole purpose of acting as a co-issuer of the Initial Notes and Exchange Notes as described in Note 7. CDW Finance Corporation is owned by Parent and does not hold any material assets or engage in any business activities or operations.

Throughout this report, the terms “the Company” and “CDW” refer to Parent and its wholly owned subsidiaries.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Parent and its wholly owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all deposits in banks and short-term, highly liquid investments that are readily convertible to known amounts of cash and are so near maturity that there is insignificant risk of changes in value due to interest rate changes.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and typically do not bear interest. The Company provides allowances for doubtful accounts related to accounts receivable for estimated losses resulting from the inability of its customers to make required payments. The Company takes into consideration the overall quality of the receivable portfolio along with specifically identified customer risks.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Merchandise Inventory

Inventory is valued at the lower of cost or market value. Cost is determined using a weighted-average cost method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions.

Miscellaneous Receivables

Miscellaneous receivables generally consist of amounts due from vendors. The Company receives incentives from vendors related to cooperative advertising allowances, volume rebates, bid programs, price protection and other programs. These incentives generally relate to written agreements with specified performance requirements with the vendors and are recorded as adjustments to cost of sales or advertising expense, as appropriate.

Property and Equipment

Property and equipment are stated at cost. The Company calculates depreciation expense using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The following table shows estimated useful lives of property and equipment:

Classification	Estimated Useful Lives
Machinery and equipment	5 to 10 years
Building and leasehold improvements	5 to 25 years
Computer and data processing equipment	3 to 5 years
Computer software	3 to 5 years
Furniture and fixtures	5 to 10 years

The Company reviews legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operations of a long-lived asset. If it is determined that a legal obligation exists, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. All of the Company’s asset retirement obligations are associated with commitments to return property subject to operating leases to original condition upon lease termination. The asset retirement liability was accrued with a corresponding increase in the carrying value of the related leasehold improvement which is depreciated over the life of the asset. The difference between the gross expected future cash flow and its present value is accreted over the term of the related lease as an operating expense. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. The Company’s asset retirement liability was $0.5 million and $0.9 million as of December 31, 2010 and 2009, respectively.

Goodwill and Other Intangible Assets

The Company is required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The Company has changed its annual goodwill evaluation date from October 1 to December 1, effective with the fourth quarter of 2009. The Company views the December 1 date as preferable, in order to better align with the completion of its annual budgeting process. The Company’s reporting units used to assess potential goodwill impairment are the same as its business segments. Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the Company’s fair value in an orderly transaction between market participants. This required two-step approach uses significant accounting judgments, estimates and assumptions. Any changes in the judgments, estimates or assumptions used could produce significantly different results. During the year ended December 31, 2010, the Company recorded no goodwill impairment charge. The Company recorded total goodwill impairment charges of $241.8 million and $1,712.0 million during the years ended December 31, 2009 and 2008, respectively. See Note 4 for more information on the Company’s evaluations of goodwill for impairment.

Intangible assets with determinable lives are amortized on a straight-line basis over their respective estimated useful lives. The cost of computer software developed or obtained for internal use is capitalized and amortized on a straight-line basis over the estimated useful

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

life of the software. These intangible assets are reviewed for impairment when indicators are present using undiscounted cash flows. The Company uses the undiscounted cash flows, excluding interest charges, to assess the recoverability of the carrying value of such assets. To the extent carrying value exceeds the undiscounted cash flows, an impairment loss is recorded based upon the excess of the carrying value over fair value. In addition, each quarter the Company evaluates whether events and circumstances warrant a revision to the remaining estimated useful life of each of these intangible assets. If the Company were to determine that a change to the remaining estimated useful life of an intangible asset was necessary, then the remaining carrying amount of the intangible asset would be amortized prospectively over that revised remaining useful life. During the year ended December 31, 2010, no impairment existed with respect to the Company’s intangible assets with determinable lives and no significant changes to the remaining useful lives were necessary. The following table shows estimated useful lives of definite-lived intangible assets:

Classification	Estimated Useful Lives
Customer relationships	11 to 14 years
Trade name	20 years
Internally developed software	5 years
Other	1 to 10 years

Deferred Financing Costs

The Company has capitalized costs incurred in connection with establishing credit facilities as deferred financing costs. These costs are amortized to interest expense over the estimated life of the related financing using the interest method or straight-line method, as applicable.

Derivatives

The Company has entered into interest rate cap and swap agreements for the purpose of hedging its exposure to fluctuations in interest rates. These derivatives are recorded in the Company’s consolidated balance sheets at fair value.

For the Company’s interest rate swap agreements designated as cash flow hedges of interest rate risk, the effective portion of the changes in fair value of the swaps is initially recorded as a component of accumulated other comprehensive loss in the Company’s consolidated balance sheets and is subsequently reclassified into interest expense, net in the Company’s consolidated statements of operations in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the swaps is recognized directly in earnings. In the Company’s consolidated statements of cash flows, hedge activities are classified according to the nature of the derivative.

For the Company’s interest rate swap and cap agreements not designated as cash flow hedges of interest rate risk, changes in fair value of the derivatives are recorded directly to interest expense, net in the Company’s consolidated statements of operations.

Accumulated Other Comprehensive Loss

Unrealized gains or losses on derivatives and foreign currency translation adjustments are included in shareholders’ (deficit) equity under accumulated other comprehensive loss.

The components of accumulated other comprehensive loss are as follows:

(in millions)	December 31,
	2010	2009	2008
Unrealized loss on interest rate swap agreements, net of taxes of $0.9, $27.3 and $37.8, respectively	$(1.9)	$(17.1)	$(60.1)
Foreign currency translation adjustment	(0.3)	(4.2)	(13.1)

Total	$(2.2)	$(21.3)	$(73.2)

Revenue Recognition

The Company records revenue from sales transactions when both risk of loss and title to products sold pass to the customer. The Company’s shipping terms typically dictate that the passage of title occurs upon receipt of products by the customer. The majority of the Company’s revenue relates to physical products and is generally recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. At the time of sale, the Company also records an estimate for sales returns and pricing disputes based on historical experience.

Software assurance products, third party services and extended warranties that the Company sells (for which the Company is not the primary obligor) are recognized on a net basis. Accordingly, such revenue is recognized in net sales either at the time of sale or over the contract period based on the terms of the contract, at the net amount retained by the Company. Revenue from information

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

technology consulting or professional services is either recognized as incurred for services billed at an hourly rate or recognized using the percentage of completion method for services provided at a fixed fee. Revenue for data center services, including internet connectivity, web hosting, server co-location and managed services, is recognized over the period service is provided. The Company records freight billed to its customers as sales and the related freight costs as a cost of sales. Vendor rebates are recorded over the period earned as a reduction of cost of sales. Price protection is recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.

Deferred revenue includes (1) payments received from customers in advance of providing the product or performing services, and (2) amounts deferred if other conditions of revenue recognition have not been met.

Sales Taxes

Sales tax amounts collected from customers for remittance to governmental authorities are presented on a net basis in the Company’s consolidated statements of operations.

Advertising

Advertising costs are generally charged to expense in the period incurred. Cooperative reimbursements from vendors are recorded in the period the related advertising expenditure is incurred. The Company classifies vendor consideration as either a reduction of advertising expense or as a reduction of cost of sales, as appropriate. During the years ended December 31, 2010, 2009 and 2008, all vendor consideration received for cooperative advertising was recorded as a reduction of cost of sales. Advertising expense is offset by cooperative advertising funds when the reimbursement represents specific, incremental and identifiable costs.

Equity-Based Compensation

The Company measures all equity-based payments using a fair-value-based method and records compensation expense over the requisite service period in its consolidated financial statements. Forfeiture rates have been developed based upon historical experience.

Interest Expense

Interest expense is typically recognized in the period incurred at the applicable interest rate in effect. For increasing-rate debt, such as the Company’s senior loans/notes and senior subordinated loans/notes, the Company determines the periodic interest cost using the effective interest method over the estimated outstanding term of the debt. The difference between interest expense recorded and cash interest paid is reflected as short-term or long-term accrued interest in the Company’s consolidated balance sheets.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. The functional currency of the Company’s Canadian subsidiary is the local currency, the Canadian dollar. Assets and liabilities of this subsidiary are translated at the spot rate in effect at the applicable reporting date and the consolidated results of operations are translated at the average exchange rates in effect during the applicable period. The resulting foreign currency translation adjustment is recorded as accumulated other comprehensive loss, which is reflected as a separate component of shareholders’ (deficit) equity.

Income Taxes

Income taxes are determined using an asset and liability approach for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company reports a liability for unrecognized tax benefits resulting from unrecognized tax benefits taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its unrecognized tax benefits in income tax expense.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Recent Accounting Pronouncements

Subsequent Events

In February 2010, the Financial Accounting Standards Board (“FASB”) issued amendments to authoritative guidance on subsequent events. The amended guidance requires that companies that file with the SEC (“SEC filer”) evaluate subsequent events through the date that the financial statements are issued. The update also removed the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was prospectively effective upon issuance. The adoption of this guidance did not have an impact the Company’s consolidated financial position, results of operations or cash flows.

Fair Value Measurements

In January 2010, the FASB issued authoritative guidance to amend and expand the disclosure requirements for fair value measurements. The guidance requires new disclosures about transfers in and transfers out of Levels 1 and 2 fair value measurements and presentation of the activities within Level 3 fair value measurements (presented gross in a roll forward of activity). The guidance also clarifies existing disclosures about the level of disaggregation of fair value for each class of assets and liabilities and about inputs and valuation techniques used to measure fair value. Except for the disclosures in the roll forward of activity in Level 3 fair value measurements, this guidance was effective for the Company as of January 1, 2010. Because it only requires additional disclosure, the adoption of this guidance did not have an impact on the Company’s consolidated financial position, results of operations or cash flows. The disclosures in the roll forward of activity in Level 3 fair value measurements will become effective for the Company as of January 1, 2011. As this guidance also only requires additional disclosure, the adoption of this guidance will not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Revenue Arrangements

In October 2009, the FASB issued amendments to authoritative guidance on revenue arrangements. The amended guidance amends the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation and expands the disclosures related to multiple-deliverable revenue arrangements. The amended guidance also modifies the scope of authoritative guidance for revenue arrangements that include both tangible products and software elements to exclude from its requirements (1) non-software components of tangible products, and (2) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible products essential functionality. The amended guidance will become effective for the Company beginning January 1, 2011. We do not expect the adoption of this guidance will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3.	Property and Equipment

Property and equipment consisted of the following:

(in millions)	December 31,
	2010	2009
Land	$27.7	$27.7
Machinery and equipment	47.1	46.8
Building and leasehold improvements	97.3	96.2
Computer and data processing equipment	44.8	41.8
Computer software	29.3	29.0
Furniture and fixtures	17.0	16.5
Construction in progress	15.8	1.0

Total property and equipment	279.0	259.0
Less accumulated depreciation	120.9	93.2

Net property and equipment	$158.1	$165.8

During 2010, 2009 and 2008, the Company recorded disposals of $11.4 million, $3.1 million and $0.7 million, respectively, to remove assets that were no longer in use from property and equipment. The Company recorded a pre-tax loss of $0.7 million, $0.4 million and $0.5 million in 2010, 2009 and 2008, respectively, for certain assets that were not fully depreciated.

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $38.3 million, $46.0 million and $42.5 million, respectively.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Goodwill and Other Intangible Assets

As described in Note 1, the Company is required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The annual test for impairment is conducted as of December 1. The Company’s reporting units used to assess potential goodwill impairment are the same as its operating segments. The Company has two reportable segments: Corporate, which is comprised primarily of business customers, and Public, which is comprised of government entities and education and healthcare institutions. The Company also has two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the Company’s fair value in an orderly transaction between market participants. Under the income approach, the Company determined fair value based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn.

Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, gross margins, operating margins, discount rates and future market conditions, among others. Under the market approach, the Company utilized valuation multiples derived from publicly available information for guideline companies to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company. The valuation multiples were applied to the reporting units.

December 1, 2010 Evaluation

The Company performed its annual evaluation of goodwill as of December 1, 2010. All reporting units passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 16%, 17%, 55% and 64%, for the Corporate, Public, Canada and CDW Advanced Services reporting units, respectively) and, accordingly, the Company was not required to perform the second step of the goodwill evaluation.

To determine the fair value of the reporting units, the Company used a 75%/25% weighting of the income approach and market approach, respectively. Under the income approach, the Company estimated future cash flows of each reporting unit based on internally generated forecasts for the remainder of 2010 and the next six years. The Company used a 5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The estimated future cash flows for the Corporate, Public and Canada reporting units were discounted at 12.0%; cash flows for the CDW Advanced Services reporting unit were discounted at 13.0% given inherent differences in the business model and risk profile.

June 2009 Evaluation

The Company continuously monitors the operating performance of each of its reporting units in comparison to forecasted results. During the second quarter of 2009, the Company determined that, while the rate of the sales decline year over year was stabilizing, the overall decline in net sales indicated that it was more likely than not that the fair value of certain reporting units was reduced to below the respective carrying amount. The Company considered this a triggering event under GAAP and performed an interim evaluation of the carrying amount of goodwill as of June 1, 2009.

The Company’s Public reporting unit passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 10%) while the Company’s remaining three reporting units did not. The Company performed the second step of the goodwill evaluation for the Corporate, Canada and CDW Advanced Services reporting units. As a result, the Company recorded a total goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for the Corporate reporting unit and $28.0 million for the CDW Advanced Services reporting unit. The Canada reporting unit did not require a goodwill impairment charge as the implied fair value of goodwill of this reporting unit approximated the carrying value of goodwill.

To determine fair value of the reporting units, the Company used a 75%/25% weighting of the income approach and market approach, respectively. The Company believed that higher weighting to the income approach was appropriate as inherent differences exist between the Company’s highly leveraged structure and the equity-based structures of the comparable companies used in the market approach. Using the income approach, the Company estimated future cash flows of each reporting unit based on internally generated forecasts for the remainder of 2009 and the next six years. The Company used a 5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The Company’s forecasts were based on historical experience, expected market demand and other industry information available at the time the forecasts were prepared. The estimated future cash flows of each reporting unit were discounted at 11.5%.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 1, 2009 Evaluation

The Company performed its annual evaluation of goodwill as of December 1, 2009. The Public, Canada and CDW Advanced Services reporting units passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 9%, 30% and 35%, respectively) while the Corporate reporting unit did not. The Company performed the second step of the goodwill evaluation for the Corporate reporting unit which did not require a goodwill impairment charge, as the implied fair value of goodwill of this reporting unit exceeded the carrying value of goodwill by 10%.

To determine the fair value of the reporting units, the Company used a 75%/25% weighting of the income approach and market approach, respectively. The Company used a 5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The estimated future cash flows of each reporting unit were discounted at 11.5%.

October 1, 2008 and December 31, 2008 Evaluations

The Company performed its annual evaluation of goodwill as of October 1, 2008. Both the Company’s Corporate and Public reporting units failed the first step of the evaluation, and accordingly, the Company performed the second step to determine the amount of the goodwill impairment. Due to deteriorating macroeconomic conditions in the fourth quarter of 2008, the Company determined that a triggering event had occurred as of December 31, 2008 that required the Company to update its initial test. As a result, the Company recorded a total goodwill impairment charge of $1,712.0 million in the fourth quarter of 2008. This charge was comprised of $1,359.0 million for the Corporate reporting unit and $353.0 million for the Public reporting unit.

The following table presents the change in goodwill by segment for the years ended December 31, 2010 and 2009:

(in millions)	Corporate	Public	Other (1)	Consolidated

Balances as of December 31, 2008:
Goodwill	$2,789.0	$1,260.3	$104.7	$4,154.0
Accumulated impairment charges	(1,359.0)	(353.0)	—	(1,712.0)

	$1,430.0	$907.3	$104.7	$2,442.0

2009 Activity:
Impairment charges	(212.4)	(1.1)	(28.3)	(241.8)
Adjustment	5.4	1.1	0.3	6.8
Goodwill related to sale of assets (2)	—	—	(3.9)	(3.9)
Translation adjustment	—	—	4.3	4.3

	$1,223.0	$907.3	$77.1	$2,207.4

Balances as of December 31, 2009:
Goodwill	$2,794.4	$1,261.4	$105.4	$4,161.2
Accumulated impairment charges	(1,571.4)	(354.1)	(28.3)	(1,953.8)

	$1,223.0	$907.3	$77.1	$2,207.4

2010 Activity:
Translation adjustment	—	—	1.7	1.7

	$—	$—	$1.7	$1.7

Balances as of December 31, 2010:
Goodwill	$2,794.4	$1,261.4	$107.1	$4,162.9
Accumulated impairment charges	(1,571.4)	(354.1)	(28.3)	(1,953.8)

	$1,223.0	$907.3	$78.8	$2,209.1

(1)	Other is comprised of CDW Advanced Services and Canada reporting units.
(2)	See Note 15 for more information.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a summary of intangible assets at December 31, 2010 and 2009:

(in millions)
December 31, 2010	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$1,861.7	$453.4	$1,408.3
Trade name	421.0	67.8	353.2
Internally developed software	59.1	31.6	27.5
Other	3.2	1.0	2.2

Total	$2,345.0	$553.8	$1,791.2

December 31, 2009
Customer relationships	$1,861.0	$313.3	$1,547.7
Trade name	421.0	46.7	374.3
Internally developed software	48.9	21.9	27.0
Other	3.1	0.7	2.4

Total	$2,334.0	$382.6	$1,951.4

Amortization expense related to intangible assets for the years ended December 31, 2010, 2009 and 2008 was $171.1 million, $171.9 million and $175.9 million, respectively.

Estimated amortization expense related to intangible assets for the next five years is as follows:

(in millions)

Year ended December 31,
2011	$171.4
2012	169.3
2013	165.7
2014	164.1
2015	162.7

5.	Trade Financing Agreements

The Company has entered into security agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. At December 31, 2010, the agreements allowed for a maximum credit line of $74.5 million collateralized by the inventory purchases financed by the financial institutions and certain other assets. The Company does not incur any interest expense associated with these agreements, as balances are paid when they are due. At December 31, 2010 and 2009, the Company owed the financial institutions $9.6 million and $25.0 million, respectively, which is included in trade accounts payable.

6.	Lease Commitments

The Company is obligated under various operating lease agreements for office facilities that generally provide for minimum rent payments and a proportionate share of operating expenses and property taxes and include certain renewal and expansion options. For the years ended December 31, 2010, 2009 and 2008, rent expense was $23.9 million, $22.9 million and $20.8 million, respectively.

During the years ended December 31, 2010, 2009 and 2008, the Company recorded approximately $0.8 million, $0.8 million and $0.6 million, respectively, of depreciation expense for office equipment under capital leases.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments are as follows:

(in millions)	Capital	Operating
Year Ended December 31,	Leases	Leases
2011	$0.7	$17.4
2012	0.3	16.2
2013	—	16.3
2014	—	16.1
2015	—	15.4
Thereafter	—	47.6

Total future minimum lease payments	1.0	$129.0

Amounts representing interest	(0.1)

Present value of future minimum lease payments	0.9
Current maturities of capital lease obligations	(0.6)

Long-term capital lease obligations	$0.3

7.	Long-Term Debt

Long-term debt, excluding capital leases, was as follows:

(in millions)	December 31,
	2010	2009
Senior secured asset-based revolving credit facility	$188.1	$491.4
Senior secured term loan facility	1,672.5	2,189.0
Senior secured notes	500.0	—
Senior loans / notes	1,207.0	1,190.0
Senior subordinated loans / notes	721.5	750.0

Total long-term debt	4,289.1	4,620.4
Less current maturities of long-term debt	(132.0)	(22.0)

Long-term debt, excluding current maturities	$4,157.1	$4,598.4

As of December 31, 2010, the Company was in compliance with the covenants under its various credit agreements as described below.

Senior Secured Asset-Based Revolving Credit Facility (“Revolving Loan”)

At December 31, 2010, the Company had an $800.0 million Revolving Loan available for borrowings and issuance of letters of credit of which the Company had outstanding borrowings of $188.1 million (at an effective weighted-average interest rate of approximately 1.71% per annum) and $21.7 million of undrawn letters of credit. Borrowings under the Revolving Loan bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR, or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greater of (a) the prime rate and (b) the federal funds effective rate plus 50 basis points. The applicable margin varies (1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings) depending upon the Company’s average daily excess cash availability under the agreement. The Revolving Loan matures on October 12, 2012. Availability under the Revolving Loan is limited to the lesser of the revolving commitment of $800.0 million or the amount of the borrowing base. The borrowing base is based upon a formula involving certain percentages of eligible inventory and eligible accounts receivable owned by the Company. At December 31, 2010, the borrowing base was $908.5 million as supported by eligible inventory and accounts receivable balances as of November 30, 2010. One of the lenders (the “Defaulting Lender”) under the Revolving Loan has failed to fund its pro rata share of several outstanding loan advances under the Revolving Loan since 2008. As a result, actual availability under the Revolving Loan is $42.2 million less than it would otherwise be if the Defaulting Lender was honoring its commitments under the Revolving Loan agreement. Assuming non-funding by the Defaulting Lender, the Company could borrow up to an additional $548.0 million under the Revolving Loan at December 31, 2010.

CDW LLC is the borrower under the Revolving Loan. All obligations under the Revolving Loan are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. Borrowings under the Revolving Loan are collateralized by a first priority interest in inventory (excluding inventory collateralized under the trade financing agreements as described in Note 5), deposits, and accounts receivable, and a second priority interest in substantially all other assets. The Revolving Loan contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Revolving Loan also includes maintenance of a minimum average daily excess cash availability requirement. Should the Company fall below the minimum average daily excess cash availability requirement for ten consecutive business days, the Company becomes subject to a fixed charge coverage ratio until such time as the daily excess cash availability requirement is met for 30 consecutive business days.

Senior Secured Term Loan Facility (“Term Loan”)

On December 2, 2010, in connection with the issuance of the Senior Secured Notes as described below, the Company entered into an amendment of the Term Loan, which became effective on December 17, 2010. In connection with the amendment, the Company agreed to repay $500.0 million of the Term Loan from the proceeds of the Senior Secured Notes. The amendment to the Term Loan extended the final maturity of $1,146.4 million principal amount of the Term Loan to July 15, 2017 from October 10, 2014 (the “Extended Term Loan”). This extended maturity is subject to acceleration to July 14, 2015 if, as of July 14, 2015, (i) the senior secured leverage ratio is greater than or equal to 3.00 to 1.00 and (ii) the outstanding principal amount of Senior Unsecured Debt with a maturity date of October 12, 2015 is greater than or equal to $500.0 million. Further, the amendment, among other things, (1) increased the applicable margin for the interest rate with respect to the Extended Term Loan by 1.00%; and (2) permitted the issuance of the Senior Secured Notes and the grant of security interests in the collateral for the Senior Secured Notes. Term Loan lenders holding $526.1 million principal amount of the Term Loan chose not to extend the maturity of their loans (the “Non-Extended Term Loan”); the Non-Extended Term Loan continues to be subject to the original maturity date of October 10, 2014 and these lenders will not receive the increased interest rate with respect to these loans. The Company recorded a loss of $7.2 million on the extinguishment of $500.0 million of the Term Loan in the consolidated statement of operations in the fourth quarter of 2010, representing a write-off of a portion of the unamortized deferred financing costs associated with the Term Loan.

At December 31, 2010, the outstanding principal balance of the Company’s Term Loan was $1,672.5 million, with $1,146.4 million of Extended Term Loan and $526.1 million of Non-Extended Term Loan. Borrowings under the Term Loan bear interest at either (a) the ABR plus a rate spread; or (b) LIBOR plus a rate spread. The applicable rate spread varies (3.50% to 4.00% for ABR borrowings and 4.50% to 5.00% for LIBOR borrowings under the Extended Term Loan; and 2.50% to 3.00% for ABR borrowings and 3.50% to 4.00% for LIBOR borrowings under the Non-Extended Term Loan) based on the Company’s senior secured leverage ratio, as defined in the amended agreement evidencing the Term Loan.

The effective weighted-average interest rate, without giving effect to the interest rate swap agreements (see Note 8) on Term Loan principal amounts outstanding at December 31, 2010 was 5.01% per annum, with an effective weighted-average interest rate for the twelve months ended December 31, 2010 of 4.29% per annum. The effective weighted-average interest rate, including the effect of the interest rate swap agreements, on Term Loan principal amounts outstanding at December 31, 2010 was 9.53% per annum, with an effective weighted-average interest rate for the twelve months ended December 31, 2010 of 7.84% per annum.

The Term Loan requires the Company to pay quarterly installments of principal equal to $5.5 million, beginning September 2009, with the remaining unpaid principal amount due upon maturity, provided that such quarterly installments are reduced to the extent of any optional or mandatory repayments. The Term Loan also requires the Company to make certain mandatory prepayments of principal amounts under certain circumstances, including (i) a prepayment in an amount equal to 50% of the Company’s excess cash flow (as defined in the governing agreement) for the year then ended; and (ii) the net cash proceeds from the incurrence of certain additional indebtedness by the Company or its subsidiaries, including the issuance of the Senior Secured Notes. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. The Company made required prepayments of principal of the Term Loan of $11 million in 2009 and $516.5 million in 2010, including the issuance of the Senior Secured Notes. The Company estimates a mandatory prepayment of approximately $132.0 million will be due with respect to the year ended December 31, 2010 under the excess cash flow provision, and the Company expects to make that payment within ten business days of filing of this report with the SEC. Because of the prepayments the Company has made on the Term Loan, the Company will no longer be required to pay quarterly installments of principal of $5.5 million.

CDW LLC is the borrower under the Term Loan. All obligations under the Term Loan are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Term Loan is collateralized by a second priority interest in substantially all inventory (excluding inventory collateralized under the trade financing agreements as described in Note 5), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The Term Loan contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Term Loan also includes a senior secured leverage ratio requirement. The senior secured leverage ratio is required to be maintained on a quarterly basis and is defined as the ratio of senior secured debt (including amounts owed under trade financing agreements and capital leases) less cash and cash equivalents, to trailing twelve months Adjusted EBITDA. Compliance may be determined after giving effect to a designated equity contribution to the Company to be included in the calculation of Adjusted EBITDA. The senior secured leverage ratio for the four quarters ended December 31, 2010 was required to be at or below 8.00. For the four quarters ended December 31, 2010, the senior secured leverage ratio was 3.9.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is required to maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the Term Loan through maturity, subject to certain limitations. With the interest rate swap agreements currently in effect as described in Note 8 and the interest rate cap agreements as described in Note 8, the Company expects to be in compliance with this requirement through January 14, 2013.

Senior Secured Notes (“Senior Secured Notes”)

On December 17, 2010, CDW LLC and CDW Finance Corporation, as co-issuers, issued $500.0 million principal amount of 8.0% Senior Secured Notes. The Senior Secured Notes mature on December 15, 2018.

CDW LLC and CDW Finance Corporation are the co-issuers of the Senior Secured Notes and the obligations under the notes are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Senior Notes are secured on a pari passu basis with the Term Loan by a second priority interest in substantially all inventory (excluding inventory collateralized under the trade financing agreements as described in Note 5), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The Senior Secured Note Indenture contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Senior Secured Note Indenture does not contain any financial covenants.

Senior Loans/Notes (“Senior Unsecured Debt”) and Senior Subordinated Loans/Notes (“Senior Unsecured Subordinated Debt”)

At December 31, 2010, the outstanding principal balance of the Company’s Senior Unsecured Debt was $1,207.0 million comprised of senior fixed rate notes. The Senior Unsecured Debt has a maturity date of October 12, 2015. The Company is required to pay cash interest on $890.0 million outstanding principal of the Senior Unsecured Debt and can elect to pay cash or PIK Interest (as defined below) on the remaining $317.0 million of the outstanding principal amount (the “PIK Election Debt”). For PIK Election Debt, the Company may elect for the interest period from April 15, 2011 through October 14, 2011 to either (i) pay the interest on amounts outstanding in cash, (ii) defer interest payments and add to the principal balance so that the interest is paid, together with the principal, at maturity (“PIK Interest”), or (iii) pay 50% of the interest in cash and 50% as PIK Interest. Elections are due not less than 30 days prior to the start of the interest period and the method of payment for the prior period will apply if no election is filed.

The Company made a PIK election with respect to these loans for the interest period from October 15, 2009 through April 14, 2010. The principal amount on the PIK Election Debt increased by approximately $17.0 million on April 15, 2010 as a result of this election. For all other interest periods, including that from October 15, 2010 through April 14, 2011, the Company has elected to pay interest in cash on the PIK Election Debt.

At December 31, 2010, the outstanding principal balance of the Company’s Senior Unsecured Subordinated Debt was $721.5 million comprised of senior subordinated fixed rate notes. The Senior Unsecured Subordinated Debt has a maturity date of October 12, 2017. On March 10, 2010, one of the Company’s wholly owned subsidiaries purchased $28.5 million of principal amount of loans of the outstanding Senior Unsecured Subordinated Debt for a purchase price of $18.6 million. Since this transaction involved two members of the same consolidated group, the Company’s consolidated financial statements reflect the accounting for the transaction as if CDW LLC had acquired its own debt. As such, for purposes of financial reporting in the Company’s consolidated financial statements, this debt is accounted for as if extinguished, and the Company recorded a gain of $9.2 million on the extinguishment in the consolidated statement of operations in the first quarter of 2010. The gain represents the difference between the purchase price, including expenses paid to the debt holders and agent, and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs. The Company also recorded an adjustment of $0.7 million to interest expense to reduce the long-term accrued interest liability, representing the difference between interest expense previously recognized on the extinguished debt under the effective interest method and actual interest paid. In May 2010, the $28.5 million in principal amount of loans that were repurchased were exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation.

Effective July 10, 2010, the $890.0 million outstanding principal amount of Senior Unsecured Debt on which the Company is required to pay cash interest began to bear interest at an interest rate of 11.0% per annum; the $317.0 million of the outstanding principal amount of PIK Election Debt began to bear interest at an interest rate of 11.5% per annum, plus the PIK margin of 75 basis points applicable during interest periods in which an election to pay PIK interest is made; and the $721.5 million outstanding principal of Senior Unsecured Subordinated Debt began to bear interest at an interest rate of 12.535% per annum.

CDW LLC and CDW Finance Corporation are the co-issuers of the senior notes and senior subordinated notes. Obligations under the senior notes and senior subordinated notes are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries that is a guarantor under the senior credit facilities. The Senior Unsecured Debt and Senior Unsecured Subordinated Debt contain negative covenants that, among other things, place restrictions and limitations on the

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Senior Unsecured Debt and Senior Unsecured Subordinated Debt do not contain any financial covenants.

Initial Notes Issuance and Exchange Offer

As of December 31, 2010, all of the Company’s senior loans and senior subordinated loans had been converted to senior fixed rate notes and senior subordinated fixed rate notes, respectively.

Under the Senior Registration Rights Agreement and the Senior Subordinated Registration Rights Agreement, each dated as of October 10, 2008, the Company was obligated to file a registration statement with the SEC within 180 days of the issuance of the initial notes, registering the offer to exchange the initial notes for freely tradable exchange notes having substantially equivalent terms. On October 25, 2010, this registration statement was declared effective by the SEC and the exchange offer to all holders of initial notes commenced through the expiration date, December 8, 2010. The Company received exchange offers and issued $737.1 million principal amount of outstanding senior exchange notes, $285.3 million principal amount of outstanding senior PIK exchange notes and $721.5 million principal amount of outstanding senior subordinated exchange notes. The Company is not required and does not intend to conduct any other registered exchange offers for the Initial Notes, so holders who did not participate in the exchange offer will not generally be entitled to any further registration rights subject to certain exceptions for affiliates of the Company, and therefore will not be permitted to transfer their Initial Notes absent an available exemption from registration under the securities laws.

As of December 31, 2010, the maturities of long-term debt, excluding the Revolving Loan and capital leases, were as follows:

(in millions)

Year ended December 31,
2011	$132.0
2012	—
2013	—
2014	484.5
2015	1,207.0
Thereafter	2,277.5

$4,101.0

Based on the quoted market price, trades and/or composite bid prices from dealers, all of which were obtained from independent sources, the estimated fair value of the Company’s long-term debt at December 31, 2010 approximated $4,362.0 million.

Deferred Financing Costs

Deferred financing costs, such as underwriting, financial advisory, professional fees and other similar fees, are capitalized and amortized to interest expense over the estimated life of the related financing. During 2010, the Company capitalized an additional $14.3 million of costs in connection with the December 2010 issuance of the Senior Secured Notes and amendment to the Term Loan. In addition, the Company wrote off a total of $7.9 million of unamortized costs during 2010 related to the extinguishments of portions of the Term Loan and Senior Unsecured Subordinated Debt.

Deferred financing costs as of December 31, 2010 and 2009 were as follows:

(in millions)	December 31,
	2010	2009
Deferred financing costs	$127.4	$120.9
Accumulated amortization	(47.7)	(29.7)

Deferred financing costs, net	$79.7	$91.2

Weighted-average remaining life (in years)	5.7	5.5

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Derivative Instruments and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to interest rate risk associated with fluctuations in the interest rates on its floating-rate debt. In order to manage the risk associated with changes in interest rates on borrowings under the Term Loan, the Company has entered into interest rate derivative agreements to hedge a portion of the cash flows associated with the Term Loan.

Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate fluctuations. To accomplish these objectives, the Company primarily uses interest rate caps and swaps as part of its interest rate risk management strategy. Interest rate caps involve the receipt of floating-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. Interest rate swaps involve the receipt of floating-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

Interest Rate Cap Agreements

In April 2010, the Company entered into four forward-starting interest rate cap agreements with a combined $1,100.0 million notional amount. Under these agreements, the Company made premium payments totaling $5.9 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. The cap agreements are effective from January 14, 2011 through January 14, 2013.

These cap agreements have not been designated as cash flow hedges of interest rate risk for GAAP accounting purposes. Instead, the interest rate cap agreements are recorded at fair value on the Company’s consolidated balance sheet each period, with changes in fair value recorded directly to interest expense, net on the Company’s consolidated statements of operations.

Interest Rate Swap Agreements

As of December 31, 2010, the Company had two outstanding interest rate swap agreements with a combined $2,000.0 million notional amount.

On October 24, 2007, the Company entered into an interest rate swap agreement with a total notional value of $1,500.0 million to hedge a portion of the cash flows associated with the Term Loan. Under the terms of this interest rate swap agreement, a quarterly net settlement was made for the difference between the fixed rate of 4.37% per annum and the variable rate based upon the three-month LIBOR on the notional amount of the interest rate swap. On April 28, 2009, the Company and its counterparty amended this interest rate swap agreement to reduce the fixed-rate the Company pays on the notional amount to 4.155% per annum from 4.37% per annum and change the floating-rate reference on payments it receives to one-month LIBOR from three-month LIBOR. These changes were effective as of July 14, 2009. The Company elected to change the interest rate index on the corresponding portion of the Term Loan to one-month LIBOR effective July 14, 2009. The termination date of the interest rate swap agreement was January 14, 2011.

On November 27, 2007, the Company entered into a second interest rate swap agreement to hedge the then remaining cash flows associated with the Term Loan. The notional value of this agreement was $700.0 million from November 27, 2007 to January 13, 2010 and was reduced to $500.0 million from January 14, 2010 to January 14, 2011. Under the terms of this interest rate swap agreement, a monthly net settlement is made for the difference between the fixed rate of 3.9125% per annum and the variable rate based on the one-month LIBOR on the notional amount of the interest rate swap. This interest rate swap agreement terminated on January 14, 2011.

For the Company’s interest rate swaps designated as cash flow hedges of interest rate risk for GAAP accounting purposes, the effective portion of the changes in fair value of the swaps is initially recorded as a component of accumulated other comprehensive loss in the Company’s consolidated balance sheets and is subsequently reclassified into interest expense, net in the Company’s consolidated statements of operations in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the swaps is recognized directly in earnings. For the Company’s interest rate swap not designated as a cash flow hedge of interest rate risk, changes in fair value of the swap are recorded directly to interest expense, net in the Company’s consolidated statements of operations.

Both of the Company’s interest rate swaps were initially designated as cash flow hedges. However, as a result of the amendment to the $1,500.0 million interest rate swap agreement described above, the Company prospectively discontinued the hedge accounting on the original interest rate swap agreement. Simultaneously, the Company designated the amended interest rate swap agreement into a new cash flow hedging relationship. On December 17, 2010, the Company discontinued the hedge accounting on the amended $1,500.0 million interest rate swap agreement as a result of the Term Loan amendment as described in Note 7. The Company continues to report the net loss related to the discontinued cash flow hedges in accumulated other comprehensive loss, which is being reclassified into earnings during the remaining contractual term of the agreement on a straight-line basis. The amount of the loss reclassified into earnings during the year ended December 31, 2010 was $38.2 million.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Due to the off-market nature of the re-designated interest rate swap at the date of designation, the Company experienced greater volatility in interest expense due to ineffectiveness that was recognized directly in earnings during the year ended December 31, 2010.

The Company utilizes the hypothetical derivative method to measure hedge ineffectiveness each period. This method compares the cumulative change in fair value of the actual swap to the cumulative change in fair value of a hypothetical swap which has a fair value of zero at designation and has terms that identically match the critical terms of the hedged transaction. Thus, the hypothetical swap is presumed to perfectly offset the hedged cash flows. Ineffectiveness occurs when the cumulative change in fair value of the actual swap exceeds the cumulative change in fair value of the hypothetical swap. During the Company’s measurement of hedge ineffectiveness on the amended $1,500.0 million swap in 2010, the Company identified that the cumulative change in fair value of the actual swap exceeded the cumulative change in fair value of the hypothetical swap for the first time since designation of the amended interest rate swap agreement into a new cash flow hedging relationship. As a result, the Company recognized non-cash gains due to hedge ineffectiveness for the cumulative change in fair value of the swap from the date of designation through de-designation on December 17, 2010. The amount of non-cash gains recognized into earnings during the year ended December 31, 2010 was $62.2 million.

The fair values of the interest rate cap and swap agreements are estimated as described in Note 9 and reflected as assets or liabilities in the balance sheet. At December 31, 2010 and 2009, the fair value carrying amount of the Company’s interest rate derivatives was recorded as follows:

(in millions)	Balance Sheet Location	Derivative Assets		Derivative Liabilities
		December 31,		December 31,
		2010	2009	2010	2009
Derivatives not designated as hedging instruments
Interest rate cap agreements	Fair value of interest rate cap agreements	$1.2	$—	$—	$—
Interest rate swap agreements	Fair value of interest rate swap agreements	$—	$—	$2.1	$—

Derivatives designated as hedging instruments
Interest rate swap agreements	Fair value of interest rate swap agreements	$—	$—	$0.7	$70.6

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effect of derivative instruments on the consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 was as follows:

Derivatives not designated as hedging instruments

(in millions)	Amount of Loss Recognized in Interest Expense, net
	2010		2009	2008
Interest rate cap agreements	$(4.7)		$—	$—

Total	$(4.7)		$—	$—

Derivatives designated as hedging instruments

(in millions)	Amount of Loss Recognized in OCI (Effective Portion)
	2010		2009	2008
Interest rate swap agreements	$(35.7	)(1)	$(21.6)	$(89.3)

Total	$(35.7)		$(21.6)	$(89.3)

	Amount of Loss Reclassified from AOCI into Interest Expense, net (Effective Portion)
	2010		2009	2008
Interest rate swap agreements	$(77.3	)(2)	$(74.5)	$(18.6)

Total	$(77.3)		$(74.5)	$(18.6)

	Amount of Gain (Loss) Recognized in Interest Expense, net (Ineffective Portion)
	2010		2009	2008
Interest rate swap agreements	$25.8	(3)	$(28.7)	$—

Total	$25.8		$(28.7)	$—

(1)

The Company recorded changes in unrealized losses of $35.7 million in AOCI. A net amount of $32.1 million was reflected in the consolidated statement of shareholders’ (deficit) equity, primarily due to a deferred tax adjustment of $3.8 million applied to a portion of this amount.

(2)	The Company reclassified realized losses of $77.3 million from AOCI to net loss, or $47.3 million net of tax as reflected in the consolidated statement of shareholders’ (deficit) equity.
(3)

The Company recorded a net, non-cash gain of $25.8 million in earnings, primarily comprised of the $62.2 million gain representing the cumulative change in the fair value of the amended swap, partially offset by the $38.2 million of loss reclassified to earnings related to the discontinued and de-designated swaps.

Amounts reported in AOCI related to the Company’s interest rate swap agreements will be reclassified to interest expense as interest payments are made on the Company’s floating-rate debt. The Company will reclassify $2.8 million of deferred losses from AOCI to interest expense through maturity of the swaps in January 2011.

Credit-risk-related Contingent Features

Each of the two interest rate swap agreements provides that the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default under the agreement evidencing the indebtedness.

As of December 31, 2010, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, was $6.6 million. If the Company had breached the agreements described above at December 31, 2010, it could have been required to settle its obligations under the agreements at their termination value of $6.6 million.

The interest rate swap agreements are considered secured obligations under the Revolving Loan agreement and are secured by the assets that serve as collateral for the Revolving Loan (see Note 7).

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Fair Value Measurements

Fair value is defined under GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – inputs are based on unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.

Financial assets and liabilities carried at fair value as of December 31, 2010 were as follows:

(in millions)
	Level 1	Level 2	Level 3	Total
Assets:
Interest rate cap agreements	$—	$1.2	$—	$1.2

Liabilities:
Interest rate swap agreements	$—	$2.8	$—	$2.8

The fair value of the Company’s interest rate caps, as described in Note 8, is classified as Level 2 in the hierarchy. The valuation of the cap agreements is derived by using a discounted cash flow analysis on the expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. This analysis reflects the contractual terms of the cap agreements, including the period to maturity, and uses observable market-based inputs, including LIBOR curves and implied volatilities. The Company also incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. The counterparty credit spreads are based on publicly available credit information obtained from a third party credit data provider.

The fair value of the Company’s interest rate swaps, as described in Note 8, is classified as Level 2 in the hierarchy. The valuation of the swap agreements is derived by using a discounted cash flow analysis on the expected cash flows of each swap. This analysis reflects the contractual terms of the swap agreements, including the period to maturity, and uses observable market-based inputs, including LIBOR curves. The Company also incorporates credit valuation adjustments to adjust for non-performance risk for both the Company and counterparty in fair value measurements. To reflect the two-way risk exposure, the counterparty’s credit spread is applied to the Company’s exposure to the counterparty, and the Company’s own credit spread is applied to the counterparty’s exposure to the Company, and the net credit valuation adjustment is reflected in the Company’s swap agreement valuations. The counterparty credit spreads are based on publicly available credit information obtained from a third-party credit data provider. The inputs utilized for the Company’s own credit spread are based on unobservable estimates. In adjusting the fair value of the Company’s swap agreements for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. The Company believes that the observable inputs utilized in the valuation are more significant than the unobservable inputs, and as such, the Company has categorized the value of its swap agreements as Level 2 in the hierarchy.

Goodwill is measured at fair value on a non-recurring basis. The Company performed an interim evaluation of goodwill as of June 1, 2009. As a result, the Company adjusted goodwill to its implied fair value of $2,206.3 million by recording an impairment charge of $235.0 million. The fair value of goodwill as of June 1, 2009 was as follows:

(in millions)
	Level 1	Level 2	Level 3	Total
Goodwill	$—	$—	$2,206.3	$2,206.3

See Note 4 for more information on the Company’s goodwill impairment evaluation.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Income Taxes

Income (loss) before income taxes was taxed under the following jurisdictions:

(in millions)	December 31,
	2010	2009	2008
Domestic	$(48.8)	$(468.2)	$(1,783.7)
Foreign	11.8	7.0	6.5

Total	$(37.0)	$(461.2)	$(1,777.2)

Components of the income tax (benefit) expense consist of:

(in millions)	December 31,
	2010	2009	2008
Current:
Federal	$(10.6)	$(7.3)	$17.0
State	4.3	12.8	8.4
Foreign	2.8	1.1	2.4

Total current	(3.5)	6.6	27.8

Deferred:
Domestic	(3.5)	(94.0)	(39.4)
Foreign	(0.8)	(0.4)	(0.4)

Total deferred	(4.3)	(94.4)	(39.9)

Income tax benefit	$(7.8)	$(87.8)	$(12.1)

The reconciliation between the statutory tax rate expressed as a percentage of loss before income taxes and the effective tax rate is as follows:

(dollars in millions)	December 31,
	2010		2009		2008
Statutory federal income tax rate	$(13.0)	35.0%	$(161.4)	35.0%	$(622.0)	35.0%
State taxes, net of federal effect	1.8	(5.0)	(11.6)	2.5	7.1	(0.4)
Equity-based compensation	3.9	(10.4)	3.1	(0.7)	3.6	(0.2)
Goodwill impairment	—	—	84.6	(18.3)	599.2	(33.7)
Other	(0.5)	1.5	(2.5)	0.5	—	—

Effective tax rate	$(7.8)	21.1%	$(87.8)	19.0%	$(12.1)	0.7%

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effect of temporary differences that give rise to the net deferred income tax liability is presented below:

(in millions)	December 31,
	2010	2009
Deferred Tax Assets:
Deferred interest	$75.3	$165.0
Federal and State net operating loss (“NOL”) and State credit carryforwards, net	45.7	6.0
Charitable contribution carryforward	9.9	9.5
Payroll and benefits	8.8	6.1
Deferred financing costs	6.5	12.1
Equity compensation plans	6.1	6.0
Trade credits	4.9	5.7
Unrealized losses on interest rate swap agreements	3.7	27.3
Accounts receivable	3.6	3.8
Other	9.6	10.6

Total deferred tax assets	174.1	252.1

Deferred Tax Liabilities:
Software and intangibles	676.9	736.0
Deferred income	146.2	145.1
Property and equipment	18.9	19.0
Other	8.7	6.7

Total deferred tax liabilities	850.7	906.8

Deferred tax asset valuation allowance	0.9	—

Net deferred tax liability	$677.5	$654.7

The Company has federal and state income tax NOL carryforwards of $26.7 million and $13.8 million, respectively, which will expire at various dates from 2013 through 2031. The Company also has a federal tax credit of $1.1 million which has an indefinite life and state tax credit carryforwards of $4.1 million, which expire at various dates from 2012 through 2015.

A valuation allowance of $0.9 million has been recorded for certain state tax credits carryforwards for which the Company does not believe, on a more likely than not basis, will be realized.

The Company has not provided for U.S. federal income taxes or tax benefits on the undistributed earnings of its international subsidiary because such earnings are reinvested, and it is currently intended that they will continue to be reinvested indefinitely. At December 31, 2010, the Company has not provided for federal income taxes on earnings of approximately $26 million from its international subsidiary.

GAAP provides guidance regarding the recognition, measurement, presentation and disclosure in the financial statements of tax positions taken or expected to be taken on a tax return. The Company reevaluated its filing position related to certain unrecognized tax benefits, and as a result of this change, will incur additional tax liability resulting in the elimination of the liability for unrecognized tax benefits. As such, the Company has no unrecognized tax benefits at December 31, 2010.

The Company was deemed, for tax purposes, to have paid a redemption premium in connection with the December 2010 Term Loan amendment that, in addition to certain expenses, is deductible in determining taxable income. As a result, the Company incurred a net operating loss for tax purposes that is expected to result in $54 million of refunds in 2011 of previously paid income taxes. This $54 million is included in miscellaneous receivables in the Company’s balance sheet as of December 31, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2010	2009	2008
Balance as of January 1	$11.3	$4.8	$—
Additions for tax positions related to current year	—	11.3	0.2
Additions for tax positions with respect to prior years	—	0.3	4.6
Reductions for tax positions with respect to prior years	(11.3)	(3.8)	—
Reductions for tax positions as a result of:
Settlements	—	(1.3)	—
Lapse of statute of limitations	—	—	—

Balance as of December 31	$—	$11.3	$4.8

In the ordinary course, the Company is subject to review by domestic and foreign taxing authorities, including the IRS. In general, the Company is no longer subject to examination by the Internal Revenue Service (“IRS”) for tax years prior to 2008. In addition, the Company is generally no longer subject to state and local or foreign income tax examinations by taxing authorities for tax years prior to 2004. Various taxing authorities are in the process of auditing income tax returns of the Company and its subsidiaries. The Company does not anticipate that any adjustments from the audits would have a material impact on its consolidated financial position, results of operations or cash flows.

The Company accrues net interest and penalties related to unrecognized tax benefits in income tax expense in its consolidated statements of operations. For the years ended December 31, 2010 and 2009, the Company had no liability recorded for the payment of interest and penalties on unrecognized tax benefits and did not recognize any such interest and penalty expense.

11.	CDW Holdings LLC Equity

The CDW Holdings LLC’s Board of Managers adopted the CDW Holdings LLC 2007 Incentive Equity Plan (the “Plan”) for coworkers, managers, consultants and advisors of the Company and its subsidiaries. The Plan permits a committee designated by the Board of Managers of CDW Holdings LLC (the “Committee”) to grant or sell to any participant Class A Common Units or Class B Common Units of CDW Holdings LLC in such quantity, at such price, on such terms and subject to such conditions that are consistent with the Plan and as established by the Committee. The rights and obligations of CDW Holdings LLC and the holders of its Class A Common Units and Class B Common Units are generally set forth in the CDW Holdings LLC limited liability company agreement, the CDW Holdings LLC unitholders agreement, and the individual Class A Common Unit and Class B Common Unit purchase/grant agreements entered into with the respective unitholders.

On the closing date of the Acquisition (“the Closing Date”), certain eligible Management Investors purchased 44,028 Class A Common Units and acquired 8,578 Deferred Units. The remaining 2,089,295 Class A Common Units were purchased by the equity sponsors and certain other co-investors. The Class A Common Units are not subject to vesting. CDW Holdings LLC and the equity sponsors have the right, but not the obligation, to repurchase Class A Common Units from Management Investors in certain circumstances. In addition, certain Management Investors have the right to require CDW Holdings LLC to repurchase limited amounts of Class A Common Units in the event of death or disability.

Deferred Units were acquired on the Closing Date by eligible Management Investors in exchange for foregoing amounts that would have been payable under previously existing compensation plans. On the Closing Date, participants made an election to settle their Deferred Units in three or five years. Earlier settlement would occur in the event of a sale of the Company or termination of employment. Settlement is made through the issuance of CDW Holdings LLC Class A Common Units, Parent Class A Common Shares, or cash.

During the years ended December 31, 2010, 2009 and 2008, 3,481.17, 3,982.22 and 143.94 Deferred Units were converted to CDW Holdings LLC Class A Common Units, respectively.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Equity-Based Compensation

Equity-Based Compensation Plan Descriptions

CDW has established certain equity-based compensation plans for the benefit of the Company’s coworkers and senior management.

Class B Common Units

As described in Note 11, the CDW Holdings LLC’s Board of Managers adopted the Plan pursuant to which CDW makes grants of Class B Common Units to senior management. The Plan limits the number of Class B Common Units that can be sold or granted to 250,000 units. As of December 31, 2010, 191,651 Class B Common Units had been granted and were outstanding.

The Class B Common Units that were granted vest daily on a pro rata basis between the date of grant and the fifth anniversary thereof and are subject to repurchase by, with respect to vested units, or forfeiture to, with respect to unvested units, the Company upon the coworkers separation from service as set forth in each holder’s Class B Common Unit Grant Agreement.

Subject to certain limitations, immediately prior to a sale of the Company (as defined in each holder’s Class B Common Unit Grant Agreement), all unvested Class B Common Units shall immediately vest and become vested Class B Common Units, if the unit holder was continuously employed or providing services to the Company or its subsidiaries as of such date.

In the first quarter of 2010, the Board of Managers made certain changes to the CDW Holdings Limited Liability Company Agreement (“LLC Agreement”). The restated LLC Agreement was revised largely to eliminate the capital preference on the Class A Common Units in connection with the reduction of the participation threshold for certain outstanding Class B Common Units to $0.01 from $1,000. The modification of outstanding Class B Common Units was effective March 10, 2010. Under the revised Class B Common Unit agreement, the units vest daily on a pro rata basis commencing January 1, 2010 and continuing through December 31, 2014. As part of the modification, vesting was reset on those units that previously had vested, subjecting them to a new five-year vesting period. There were 140,428 Class B Common Units modified that were held by 101 coworkers. The total incremental compensation cost resulting from the modification of $8.4 million, or $60.00 per unit, will be amortized over the new vesting period. The $60.00 per unit modification cost was determined as a difference in value of the modified Class B Common Units ($120.00) and the value of the Class B Common Units immediately prior to the modification ($60.00). The Company adopted a bifurcated method of accounting for the modification whereby the compensation cost associated with the original grant of the modified units will continue to be expensed over the original vesting period.

MPK II Units

The Company agreed with Michael P. Krasny, CDW Corporation founder and former chairman and CEO, to establish the MPK Coworker Incentive Plan II (the “MPK Plan”) for the benefit of all of the coworkers of the Company other than members of senior management that received incentive equity awards under the Plan on October 15, 2007.

The MPK Plan consists of a cash award component, and in the case of coworkers hired on or prior to January 1, 2007, a long-term incentive award component. The cash award component, an expense of CDW Corporation prior to the Acquisition, entitled each participant to a one-time cash bonus payment, which was paid in December 2007. The long-term incentive award component establishes an “account” for each eligible participant which was notionally credited with a number of Class A Common Units of CDW Holdings LLC on October 15, 2007, the day the plan was established. As of December 31, 2010, there were 74,826 notional units granted and outstanding under the MPK Plan.

The notional units credited to a participants’ account are unvested and subject to forfeiture as set forth in the MPK Plan. Participants become fully vested on the earlier of (1) the date which is three months following the 10th anniversary of the effective date of the MPK Plan, and (2) the later of the date such participant attains age 62 and the date such participant has reached 10 years of service with the Company and its subsidiaries. Participants will also become fully vested upon termination of employment due to death or disability (as defined in the MPK Plan). Vesting can be accelerated upon certain events including a sale of the Company or an initial public offering, each as defined in the MPK Plan.

The Company has agreed with Mr. Krasny to contribute the fair market value of all awards that are forfeited under the MPK Plan to a charitable foundation. The Company has also agreed to contribute to the charitable foundation an amount equal to the tax benefits the Company derives in connection with settlements/payouts to participants under the MPK Plan. These contributions may be made, in the form of, at the Company’s election, cash or equity interests of CDW Holdings LLC or the Company or, in the case of the tax benefit payment, a subordinated promissory note of the Company in the event a cash payment is prohibited under a financing agreement.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Valuation and Expense Information

The Company has attributed the value of equity-based compensation awards to the various periods during which the recipient must perform services in order to vest in the award using the straight-line method.

The grant date fair value of Class B Common Unit grants is calculated using the Option-Pricing Method. This method considers Class A Common Units and Class B Common Units as call options on the total shareholders’ equity value, giving consideration to liquidation preference and conversion of the preferred units. Such Class A Common Units and Class B Common Units are modeled as call options that give their owners the right, but not the obligation, to buy the underlying shareholders’ equity value at a predetermined (or exercise) price. Class B Common Units are considered to be call options with a claim on shareholders’ equity value at an exercise price equal to the remaining value immediately after the Class A Common Units are liquidated. The Option-Pricing Method is highly sensitive to key assumptions, such as the volatility assumption. As such, the use of this method can be applied when the range of possible future outcomes is difficult to predict. This model was adopted because the Monte Carlo stock price model that was previously used was not effective and no longer appropriate given the modifications made to the Class A Common Units and Class B Common Units and the Company’s capital structure.

The following table summarizes the assumptions and resulting fair value of the Class B Common Unit grants for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
Assumptions	2010	2009
Weighted-Average Grant Date Fair Value	$130.45	$295.75
Weighted-Average Volatility	97.86%	28.13%
Weighted-Average Risk-Free Rate	2.32%	4.42%
Dividend Yield	$0.00	$0.00

The Company calculated the expected future volatility based upon the average five-year volatility and the implied volatility for the Company’s selected peer group, adjusted for the Company’s leverage.

The risk-free interest rate of return used is based on the five-year U.S. Treasury rate. The Company does not currently pay a dividend nor anticipates paying a dividend in the future; therefore, the dividend yield is 0.00%.

Notional units granted under the MPK Plan were valued at $1,000 per unit, the fair value equivalent of the Class A Common Units at the time the awards were granted.

The following table sets forth the summary of equity plan activity for the year ended December 31, 2010:

Equity Awards	Class B Common Units (1)	MPK Plan Units (1) (2)
Outstanding at January 1, 2010	146,841	80,367

Granted	53,949	—
Forfeited	(7,487)	(5,260	)(3)
Repurchased/Settled	(1,651)	(281	)(4)

Outstanding at December 31, 2010	191,651	74,826

Vested at December 31, 2010	37,338	462	(5)

(1)

The weighted-average grant date fair market value for Class B Common Units granted during the period ended December 31, 2010 is $130.45. The weighted-average grant date fair market value for outstanding Class B Common Units inclusive of the $60.00 per unit impact of the March 2010 modification is $292.88. The weighted-average grant date fair market value for outstanding MPK Plan Units is $1,000.

(2)	Represents units notionally credited to participants accounts.
(3)

The Company contributes the fair market value of awards forfeited under the plan to a charitable foundation. The contribution is generally made in the quarter following that in which the units are forfeited. As of December 31, 2010, the Company owed a contribution for 863 units.

(4)

Represents Class B Common Units that were repurchased by the Company from former participants and the settlement of vested MPK Plan Units through the issuance of Class A Common Units in exchange for the vested MPK Plan Units.

(5)	Represents MPK Plan units that have vested but not yet converted to Class A Common Units.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2010, the Company estimated there was $56.7 million of total unrecognized compensation cost related to nonvested equity-based compensation awards granted under the equity plans. That anticipated cost is expected to be recognized over the weighted-average period of 5 years.

The Company’s net loss includes $11.5 million, $15.9 million and $17.8 million of compensation cost and $0.1 million, $2.6 million and $2.8 million of income tax benefits related to the Company’s equity-based compensation arrangements for the years ended December 31, 2010, 2009 and 2008, respectively. No portion of equity-based compensation was capitalized.

For the year ended December 31, 2010:

•	There was no intrinsic value attributed to the Class B Common Units and the MPK Plan Units that were repurchased/settled.

•	There was no tax benefit realized from the settlement of MPK Plan Units.

13.	Deferred Compensation Plan

On March 10, 2010, in connection with the Company’s purchase of $28.5 million of the principal amount of its outstanding senior subordinated loans as described in Note 7, the Company established the Restricted Debt Unit Plan (the “RDU Plan”), an unfunded nonqualified deferred compensation plan. Participants in the RDU Plan were granted Restricted Debt Units (“RDUs”) that entitle the participant to a proportionate share of payments under the RDU Plan, determined by dividing the number of RDUs held by the participant by the total number of RDUs outstanding. The total number of RDUs that can be granted under the RDU Plan is 28,500. As of December 31, 2010, 24,574 RDUs had been granted to participants.

RDUs that are outstanding as of December 31, 2010 vest daily on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014. Vesting ceases upon separation from service except in certain conditions as set forth in the RDU Plan. All outstanding RDUs become vested immediately prior to a sale of the Company. Upon completion of the vesting period, December 31, 2014, or earlier in the case of a sale of the Company, any unallocated RDUs will be allocated to participants on a pro rata basis according to each participant’s total RDUs.

The total amount of compensation available to be paid under the RDU Plan is based on two components, a principal component and an interest component. The principal component credits the RDU Plan with an amount equal to the $28.5 million face value of the Company’s senior subordinated loans. Payment of the principal component of the RDU Plan will be made on October 12, 2017, unless accelerated due to a sale of the Company. By December 31, 2014, amounts accrued under the RDU Plan are expected to equal the present value of future principal payments, plus any unpaid accrued interest thereon. The interest component credits the RDU Plan with amounts equal to the interest expense on $28.5 million principal of the senior subordinated loans from March 10, 2010 through October 12, 2017. Payment of the interest component for the period from March 10, 2010 through December 31, 2011 will be made in January 2012. The interest component for periods starting on January 1, 2012 and thereafter will be paid semiannually on April 15 and October 15. Payments under the RDU Plan may be impacted if certain significant events occur or circumstances change that would impact the financial condition or structure of the Company.

Compensation expense of $7.1 million related to the RDU Plan was recognized in the year ended December 31, 2010. As of December 31, 2010, total unrecognized compensation expense of approximately $34.2 million related to the RDU Plan is expected to be recognized over the next 4.0 years.

14.	Profit Sharing and 401(k) Plan

The Company has a profit sharing plan that includes a salary reduction feature established under the Internal Revenue Code Section 401(k) covering substantially all coworkers. Company contributions to the profit sharing plan are made in cash and determined at the discretion of the Board of Directors. For the year ended December 31, 2008, the amount charged to expense for this plan totaled $11.9 million. Of this amount, $8.0 million was reversed to income during the year ended December 31, 2009, as the payout of this amount was partially based upon certain financial objectives in 2009 that were not achieved. This reversal was partially offset by $6.4 million of plan expense recorded in 2009, resulting in a net credit of $1.6 million attributed to this plan during the year ended December 31, 2009. For the year ended December 31, 2010, the amount charged to expense for this plan totaled $10.4 million.

15.	Sale of Assets

On March 31, 2009, the Company sold its Informacast software and equipment to Singlewire Software, LLC (“Singlewire”), a newly formed entity that includes as its owners former CDW senior management. The sale price was $7.1 million, composed of a cash sale price of $5.2 million and an equity interest in Singlewire valued at $1.9 million. The equity interest constituted 25% of the equity units outstanding at the time of the transaction. The investment in Singlewire is accounted for under the equity method of accounting for investments, whereby the carrying amount of the investment is increased to reflect the Company’s share of income and reduced to reflect the Company’s share of losses or the dividends received by the Company.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded a non-operating pre-tax gain on the sale of $2.1 million in its consolidated statement of operations in the first quarter of 2009. In recording the transaction, the Company removed from its consolidated balance sheet as of March 31, 2009, goodwill attributable to the Informacast business ($3.9 million) and the net book value of the Informacast software intangible asset ($1.3 million).

16.	Contingencies

The Company is party to legal proceedings that arise from time to time in the ordinary course of its business, including various pending litigation matters. The Company is also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, customers of the Company file voluntary petitions for reorganization or liquidation under the U.S. bankruptcy laws. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator.

The Company does not believe that any current audit or pending or threatened litigation will have a material adverse effect on its financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect the Company’s consolidated results of operations for a particular period.

The investment banks that were initial parties to the Company’s amended and restated senior bridge loan agreement and amended and restated senior subordinated bridge loan agreement requested, in a letter to the Company dated April 18, 2008, that the Company issue long-term debt securities to refinance the bridge loans the Company issued under those agreements. The letter further requested that if the Company did not issue these long-term debt securities, additional interest accrue under those agreements at the same rates that would have been applicable to the long-term debt securities had they been issued on that date. If the banks were to pursue these claims, the Company believes that the maximum amount at issue would be approximately $80.6 million. The Company does not believe that it was required to issue any long-term debt securities in 2008 and therefore does not believe that it owes any additional interest. Accordingly, the Company did not accrue any amount in respect thereof as of December 31, 2010 or for any prior periods.

17.	Related Party Transactions

The Company entered into a management services agreement with the equity sponsors pursuant to which they have agreed to provide it with management and consulting services and financial and other advisory services. Pursuant to such agreement, the equity sponsors receive an annual management fee of $5.0 million and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. The management services agreement includes customary indemnification and provisions in favor of the equity sponsors.

18.	Segment Information

Segment information is presented in accordance with a “management approach,” which designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s segments are organized in a manner consistent with which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

The Company has two reportable segments: Corporate, which is comprised primarily of business customers, and Public, which is comprised of government entities and education and healthcare institutions. The Company also has two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

The Company has centralized logistics and headquarters functions that provide services to the segments. The logistics function includes purchasing, distribution and fulfillment services to support both the Corporate and Public segments, and costs and intercompany charges associated with the logistics function are fully allocated to both of these segments based on a percent of sales. The centralized headquarters function provides services in areas such as accounting, information technology, marketing, legal and coworker services. Headquarters’ function costs that are not allocated to the segments are included under the heading of “Headquarters” in the tables below.

The accounting policies of the segments are the same as those described in Note 1. The Company allocates resources to and evaluates performance of its segments based on both net sales and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the reconciliation table below. Management evaluates the performance of each

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

segment on the basis of Adjusted EBITDA as the primary metric for measuring segment profitability. Management believes that EBITDA and Adjusted EBITDA, both non-GAAP financial measures, represent a useful measure for evaluating the Company’s performance because it reflects earnings trends without the impact of certain non-cash related expenses or income.

Analysts, investors and rating agencies frequently use EBITDA for performance measurement purposes, but the Company’s presentation of EBITDA is not necessarily comparable to other similarly titled measures because of potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to net income (loss) as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance calculated in conformity with GAAP. Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources between segments.

Selected Segment Financial Information

The following table presents information about the Company’s segments for the years ended December 31, 2010, 2009 and 2008:

(in millions)	Corporate	Public	Other	Headquarters	Total

2010:
Net sales	$4,833.6	$3,560.6	$407.0	$—	$8,801.2
Income (loss) from operations	256.2	193.0	14.3	(110.8)	352.7
Adjusted EBITDA	378.1	252.5	23.7	(52.5)	601.8
Amortization expense	(93.9)	(43.4)	(3.1)	(30.7)	(171.1)

2009:
Net sales	$3,818.2	$3,035.5	$308.9	$—	$7,162.6
Income (loss) from operations	(56.7)	150.7	(23.2)	(102.7)	(31.9)
Adjusted EBITDA	280.7	213.4	14.8	(43.5)	465.4
Amortization expense	(93.9)	(43.4)	(3.1)	(31.8)	(172.2)

2008:
Net sales	$4,852.2	$2,894.7	$324.3	$—	$8,071.2
Income (loss) from operations	(1,104.2)	(216.4)	10.2	(76.7)	(1,387.1)
Adjusted EBITDA	381.1	198.6	21.8	(30.9)	570.6
Amortization expense	(93.4)	(45.5)	(6.4)	(30.6)	(175.9)

The following table presents a reconciliation of total Adjusted EBITDA to total loss before income taxes for the years ended December 31, 2010, 2009 and 2008:

(in millions)	Years Ended December 31,
	2010	2009	2008
Adjusted EBITDA	$601.8	$465.4	$570.6
Adjustments to reconcile Adjusted EBITDA to loss before income taxes:
Depreciation and amortization	(209.4)	(218.2)	(218.4)
Interest expense, net	(391.9)	(431.7)	(390.3)
Goodwill impairment	—	(241.8)	(1,712.0)
Non-cash equity-based compensation	(11.5)	(15.9)	(17.8)
Sponsor fee	(5.0)	(5.0)	(5.0)
Consulting and debt-related professional fees	(15.1)	(14.1)	(4.3)
Net gain on extinguishments of long-term debt	2.0	—	—
Other adjustments (1)	(7.9)	0.1	—

Loss before income taxes	$(37.0)	$(461.2)	$(1,777.2)

(1)

Other adjustments include certain severance and retention costs, equity investment gains and losses and the gain related to the sale of Informacast software and equipment in 2009, as described in Note 15.

Major Customers, Geographic Areas, and Product Mix

No single customer other than the federal government accounted for more than 10% of total net sales in 2010 and 2009. Net sales to the federal government in 2010 and 2009 were $967.8 million, or 11.0% of total net sales, and $902.6 million, or 12.6% of total net sales, respectively. No single customer accounted for more than 10% of total net sales during 2008. During 2010, 2009 and 2008, approximately 3% of the Company’s total net sales were to customers outside of the U.S., primarily in Canada. As of December 31, 2010 and 2009, approximately 1% of the Company’s long-lived assets were located outside of the U.S.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents net sales by major category for the years ended December 31, 2010, 2009 and 2008. Categories are based upon internal classifications. Amounts for the years ended December 31, 2009 and 2008 have been reclassified for certain changes in individual product classifications.

	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales

Hardware:
NetComm Products	$1,240.0	14.1%	$953.5	13.3%	$1,081.5	13.4%
Notebook/Mobile Devices	1,142.7	13.0	831.7	11.6	970.2	12.0
Data Storage/Drives	836.2	9.5	787.8	11.0	821.4	10.2
Other Hardware	3,703.9	42.1	3,029.0	42.3	3,499.0	43.4

Total Hardware	$6,922.8	78.7%	$5,602.0	78.2%	$6,372.1	79.0%

Software	$1,608.8	18.3%	$1,295.7	18.1%	$1,396.4	17.3%

Services	$206.0	2.3%	$184.6	2.6%	$203.9	2.5%

Other (1)	$63.6	0.7%	$80.3	1.1%	$98.8	1.2%

Total net sales	$8,801.2	100.0%	$7,162.6	100.0%	$8,071.2	100.0%

(1)	Includes items such as delivery charges to customers and certain commission revenue.

19.	Supplemental Guarantor Information

The Initial Notes and Exchange Notes, and the Senior Secured Notes, as described in Note 7, are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries (the “Guarantor Subsidiaries”). All guarantees by Parent and Guarantor Subsidiaries are full and unconditional, and joint and several. CDW LLC’s Canada subsidiary (the “Non-Guarantor Subsidiary”) does not guarantee the debt obligations. CDW LLC and CDW Finance Corporation, as co-issuers, are wholly owned by Parent, and each of the Guarantor Subsidiaries and the Non-Guarantor Subsidiary is wholly owned by CDW LLC.

The following tables set forth condensed consolidating balance sheets as of December 31, 2010 and 2009, consolidating statements of operations for the years ended December 31, 2010, 2009 and 2008, and condensed consolidating statements of cash flows for the years ended December 31, 2010, 2009 and 2008, in accordance with Rule 3-10 of Regulation S-X. The consolidating financial information includes the accounts of CDW Corporation (the “Parent Guarantor”), which has no independent assets or operations, the accounts of CDW LLC (the “Subsidiary Issuer”), the combined accounts of the Guarantor Subsidiaries, the accounts of the Non-Guarantor Subsidiary, and the accounts of CDW Finance Corporation (the “Co-Issuer”) for the periods indicated. The information was prepared on the same basis as the Company’s consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

(in millions)	December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$—	$32.9	$1.1	$10.0	$—	$(7.4)	$36.6
Accounts receivable, net	—	—	1,047.5	44.0	—	—	1,091.5
Merchandise inventory	—	—	290.3	2.5	—	—	292.8
Miscellaneous receivables	—	90.2	99.1	3.5	—	—	192.8
Deferred income taxes	—	45.6	7.2	—	—	—	52.8
Prepaid expenses and other	—	10.4	25.4	—	—	—	35.8

Total current assets	—	179.1	1,470.6	60.0	—	(7.4)	1,702.3

Property and equipment, net	—	78.6	77.7	1.8	—	—	158.1
Goodwill	—	749.4	1,428.4	31.3	—	—	2,209.1
Other intangible assets, net	—	380.5	1,400.4	10.3	—	—	1,791.2
Deferred financing costs, net	—	79.7	—	—	—	—	79.7
Other assets	6.5	1.5	1.9	—	—	(6.5)	3.4
Investment in and advances to subsidiaries	(50.0)	3,193.4	—	—	—	(3,143.4)	—

Total assets	$(43.5)	$4,662.2	$4,379.0	$103.4	$—	$(3,157.3)	$5,943.8

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$—	$17.3	$543.2	$12.2	$—	$(7.4)	$565.3
Current maturities of long-term debt and capital leases	—	132.5	0.1	—	—	—	132.6
Fair value of interest rate swap agreements	—	2.8	—	—	—	—	2.8
Deferred revenue	—	—	28.6	—	—	—	28.6
Accrued expenses	—	152.4	137.0	8.2	—	—	297.6

Total current liabilities	—	305.0	708.9	20.4	—	(7.4)	1,026.9

Long-term liabilities:
Debt and capital leases	—	4,157.3	0.1	—	—	—	4,157.4
Deferred income taxes	—	183.5	551.2	2.1	—	(6.5)	730.3
Fair value of interest rate swap agreements	—	—	—	—	—	—	—
Accrued interest	—	32.3	—	—	—	—	32.3
Other liabilities	—	34.1	4.7	1.6	—	—	40.4

Total long-term liabilities	—	4,407.2	556.0	3.7	—	(6.5)	4,960.4

Total shareholders’ (deficit) equity	(43.5)	(50.0)	3,114.1	79.3	—	(3,143.4)	(43.5)

Total liabilities and shareholders (deficit) equity	$(43.5)	$4,662.2	$4,379.0	$103.4	$—	$(3,157.3)	5,943.8

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

(in millions)	December 31, 2009
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$—	$87.6	$0.5	$7.0		$(7.1)	$88.0
Accounts receivable, net	—	—	977.7	29.0		—	1,006.7
Merchandise inventory	—	—	256.0	1.8		—	257.8
Miscellaneous receivables	—	34.4	89.7	3.7		—	127.8
Deferred income taxes	—	33.4	6.6	—		—	40.0
Prepaid expenses and other	—	10.1	27.3	0.1		—	37.5

Total current assets	—	165.5	1,357.8	41.6		(7.1)	1,557.8

Property and equipment, net	—	77.0	86.6	2.2		—	165.8
Goodwill	—	749.4	1,428.4	29.6		—	2,207.4
Other intangible assets, net	—	400.8	1,539.8	10.8		—	1,951.4
Other assets	7.0	91.8	3.4	—		(8.6)	93.6
Investment in and advances to subsidiaries	(51.7)	3,459.8	—	—		(3,408.1)	—

Total assets	$(44.7)	$4,944.3	$4,416.0	$84.2		$(3,423.8)	$5,976.0

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$—	$12.5	$281.0	$5.9		$(7.1)	$292.3
Current maturities of long-term debt and capital leases	—	22.5	0.1	—		—	22.6
Fair value of interest rate swap agreements	—	68.7	—	—		—	68.7
Deferred revenue	—	—	28.9	—		—	28.9
Accrued expenses	—	109.8	107.2	5.0		—	222.0

Total current liabilities	—	213.5	417.2	10.9		(7.1)	634.5

Long-term liabilities:
Debt and capital leases	—	4,599.2	0.1	—		—	4,599.3
Deferred income taxes	—	97.7	601.1	2.9		(7.0)	694.7
Fair value of interest rate swap agreements	—	1.9	—	—		—	1.9
Accrued interest	—	45.6	—	—		—	45.6
Other liabilities	—	38.1	5.1	3.1		(1.6)	44.7

Total long-term liabilities	—	4,782.5	606.3	6.0		(8.6)	5,386.2

Total shareholders’ (deficit) equity	(44.7)	(51.7)	3,392.5	67.3		(3,408.1)	(44.7)

Total liabilities and shareholders’ (deficit) equity	$(44.7)	$4,944.3	$4,416.0	$84.2		$(3,423.8)	$5,976.0

(a)	Not applicable as of December 31, 2009. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations

(in millions)	Year Ended December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$8,504.7	$296.5	$—	$—	$8,801.2
Cost of sales	—	—	7,152.3	258.1	—	—	7,410.4

Gross profit	—	—	1,352.4	38.4	—	—	1,390.8

Selling and administrative expenses	—	110.8	798.3	23.0	—	—	932.1
Advertising expense	—	—	102.5	3.5	—	—	106.0

(Loss) income from operations	—	(110.8)	451.6	11.9	—	—	352.7

Interest (expense) income, net	—	(393.2)	1.3	—	—	—	(391.9)
(Loss) gain on extinguishments of long-term debt	—	(7.9)	9.9	—	—	—	2.0
Other income (expense), net	—	8.6	(8.2)	(0.2)	—	—	0.2

(Loss) income before income taxes	—	(503.3)	454.6	11.7	—	—	(37.0)

Income tax benefit (expense)	—	125.5	(115.7)	(2.0)	—	—	7.8

(Loss) income before equity in (loss) earnings of subsidiaries	—	(377.8)	338.9	9.7	—	—	(29.2)

Equity in (loss) earnings of subsidiaries	(29.2)	348.6	—	—	—	(319.4)	—

Net (loss) income	$(29.2)	$(29.2)	$338.9	$9.7	$—	$(319.4)	$(29.2)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations

(in millions)	Year Ended December 31, 2009
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$6,951.7	$210.9		$—	$7,162.6
Cost of sales	—	—	5,844.8	184.9		—	6,029.7

Gross profit	—	—	1,106.9	26.0		—	1,132.9

Selling and administrative expenses	—	102.8	700.9	17.4		—	821.1
Advertising expense	—	—	99.9	2.0		—	101.9
Goodwill impairment	—	—	241.8	—		—	241.8

(Loss) income from operations	—	(102.8)	64.3	6.6		—	(31.9)

Interest (expense) income, net	—	(432.2)	0.5	—		—	(431.7)
Other (expense) income, net	—	(0.1)	2.2	0.3		—	2.4

(Loss) income before income taxes	—	(535.1)	67.0	6.9		—	(461.2)

Income tax benefit (expense)	1.1	187.3	(99.9)	(0.7)		—	87.8

Income (loss) before equity in (loss) earnings of subsidiaries	1.1	(347.8)	(32.9)	6.2		—	(373.4)

Equity in (loss) earnings of subsidiaries	(374.5)	(26.7)	—	—		401.2	—

Net (loss) income	$(373.4)	$(374.5)	$(32.9)	$6.2		$401.2	$(373.4)

(a)	Not applicable for the year ended December 31, 2009. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations

(in millions)	Year Ended December 31, 2008
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$7,851.8	$219.4		$—	$8,071.2
Cost of sales	—	—	6,518.4	191.8		—	6,710.2

Gross profit	—	—	1,333.4	27.6		—	1,361.0

Selling and administrative expenses	—	76.6	800.1	18.1		—	894.8
Advertising expense	—	—	138.0	3.3		—	141.3
Goodwill impairment	—	—	1,712.0	—		—	1,712.0

(Loss) income from operations	—	(76.6)	(1,316.7)	6.2		—	(1,387.1)

Interest (expense) income, net	—	(390.7)	0.3	0.1		—	(390.3)
Other (expense) income, net	—	(0.2)	0.3	0.1		—	0.2

(Loss) income before income taxes	—	(467.5)	(1,316.1)	6.4		—	(1,777.2)

Income tax benefit (expense)	—	161.9	(147.8)	(2.0)		—	12.1

(Loss) income before equity in (loss) earnings of subsidiaries	—	(305.6)	(1,463.9)	4.4		—	(1,765.1)

Equity in (loss) earnings of subsidiaries	(1,765.1)	(1,459.5)	—	—		3,224.6	—

Net (loss) income	$(1,765.1)	$(1,765.1)	$(1,463.9)	$4.4		$3,224.6	$(1,765.1)

(a)	Not applicable for the year ended December 31, 2008. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

(in millions)	Year Ended December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net cash (used in) provided by operating activities	$—	$(245.6)	$668.4	$4.4	$—	$(0.3)	$426.9

Cash flows from investing activities:
Capital expenditures	—	(31.4)	(9.9)	(0.2)	—	—	(41.5)
Cash settlements on interest rate swap agreements	—	(78.2)	—	—	—	—	(78.2)
Premium payments on interest rate cap agreements	—	(5.9)	—	—	—	—	(5.9)
Other investing activities	—	0.2	—	—	—	—	0.2

Net cash used in investing activities	—	(115.3)	(9.9)	(0.2)	—	—	(125.4)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	500.0	—	—	—	—	500.0
Payments to extinguish long-term debt	—	(500.0)	(18.6)	—	—	—	(518.6)
Repayments of long-term debt	—	(16.5)	—	—	—	—	(16.5)
Payment of deferred financing costs	—	(14.3)	—	—	—	—	(14.3)
Proceeds from borrowings under revolving credit facility	—	770.8	—	—	—	—	770.8
Repayments of borrowings under revolving credit facility	—	(1,074.1)	—	—	—	—	(1,074.1)
Advances to/from affiliates	—	640.8	(639.2)	(1.6)	—	—	—
Other financing activities	—	(0.5)	(0.1)	—	—	—	(0.6)

Net cash provided by (used in) financing activities	—	306.2	(657.9)	(1.6)	—	—	(353.3)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.4	—	—	0.4

Net (decrease) increase in cash	—	(54.7)	0.6	3.0	—	(0.3)	(51.4)

Cash and cash equivalents – beginning of period	—	87.6	0.5	7.0	—	(7.1)	88.0

Cash and cash equivalents – end of period	$—	$32.9	$1.1	$10.0	$—	$(7.4)	$36.6

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

(in millions)	Year Ended December 31, 2009
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$1.1	$(213.1)	$313.8	$1.4		$(4.7)	$98.5

Cash flows from investing activities:
Capital expenditures	—	(10.8)	(4.8)	—		—	(15.6)
Cash settlements on interest rate swap agreements	—	(72.2)	—	—		—	(72.2)
Purchases of marketable securities	—	(20.0)	—	—		—	(20.0)
Redemption of marketable securities	—	20.0	—	—		—	20.0
Proceeds from sale of assets	—	—	5.2	—		—	5.2

Net cash (used in) provided by investing activities	—	(83.0)	0.4	—		—	(82.6)

Cash flows from financing activities:
Repayments of long-term debt	—	(11.0)	—	—		—	(11.0)
Payment of deferred financing costs	—	(11.3)	—	—		—	(11.3)
Advances to/from affiliates	(1.1)	315.0	(314.8)	0.9		—	—
Other financing activities	—	(0.3)	(0.2)	—		—	(0.5)

Net cash (used in) provided by financing activities	(1.1)	292.4	(315.0)	0.9		—	(22.8)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.5		—	0.5

Net (decrease) increase in cash	—	(3.7)	(0.8)	2.8		(4.7)	(6.4)

Cash and cash equivalents – beginning of period	—	91.3	1.3	4.2		(2.4)	94.4

Cash and cash equivalents – end of period	$—	$87.6	$0.5	$7.0		$(7.1)	$88.0

(a)	Not applicable for the year ended December 31, 2009. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

(in millions)	Year Ended December 31, 2008
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated

Net cash (used in) provided by operating activities	$—	$(204.7)	$356.3	$4.2		$18.4	$174.2

Cash flows from investing activities:
Capital expenditures	—	(26.5)	(14.2)	(0.4)		—	(41.1)
Cash settlements on interest rate swap agreements	—	(19.2)	—	—		—	(19.2)

Net cash used in investing activities	—	(45.7)	(14.2)	(0.4)		—	(60.3)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	150.0	—	—		—	150.0
Repayments of long-term debt	—	(190.0)	—	—		—	(190.0)
Proceeds from borrowings under revolving credit facility	—	1,126.7	—	—		—	1,126.7
Repayments of borrowings under revolving credit facility	—	(1,072.8)	—	—		—	(1,072.8)
Payment of deferred financing costs	—	(45.5)	—	—		—	(45.5)
Advances to/from affiliates	—	350.1	(350.9)	0.8		—	—
Other financing activities	—	(2.8)	(0.2)	—		—	(3.0)

Net cash provided by (used in) financing activities	—	315.7	(351.1)	0.8		—	(34.6)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.5)		—	(0.5)

Net increase (decrease) in cash	—	65.3	(9.0)	4.1		18.4	78.8

Cash and cash equivalents – beginning of period	—	26.0	10.3	0.1		(20.8)	15.6

Cash and cash equivalents – end of period	$—	$91.3	$1.3	$4.2		$(2.4)	$94.4

(a)	Not applicable for the year ended December 31, 2008. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.	Selected Quarterly Financial Results (unaudited)

(in millions)	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales Detail:

Corporate:
Medium/Large	$893.0	$964.6	$973.7	$1,036.0
Small Business	223.7	228.8	251.0	262.8

Total Corporate	1,116.7	1,193.4	1,224.7	1,298.8

Public:
Government	280.5	343.1	397.1	348.0
Education	227.8	338.1	392.5	242.1
Healthcare	212.0	249.7	262.1	267.5

Total Public	720.3	930.9	1,051.7	857.6

Other	97.1	99.0	98.0	112.9

Net sales	$1,934.1	$2,223.3	$2,374.4	$2,269.3

Gross profit	$305.9	$359.9	$368.4	$356.8

Income from operations	$71.3	$95.6	$104.6	$81.2

Net income (loss)	$2.2	$(7.0)	$(0.3)	$(24.2)

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales Detail:

Corporate:
Medium/Large	$692.1	$712.3	$739.5	$870.9
Small Business	194.7	196.3	196.6	215.9

Total Corporate	886.8	908.6	936.1	1,086.8

Public:
Government	206.2	276.8	415.6	372.0
Education	193.7	286.0	338.2	222.6
Healthcare	159.0	175.4	194.5	195.4

Total Public	558.9	738.2	948.3	790.0

Other	69.0	73.2	79.0	87.7

Net sales	$1,514.7	$1,720.0	$1,963.4	$1,964.5

Gross profit	$253.3	$275.7	$301.3	$302.6

Income (loss) from operations	$27.8	$(181.9)	$70.3	$51.8

Net loss	$(44.3)	$(266.8)	$(25.0)	$(37.3)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.	Subsequent Events

On February 22, 2011, the Company announced that it has commenced a cash tender offer (the “Offer”) to purchase any and all of the outstanding $1,207.0 million aggregate principal amount of Senior Unsecured Debt. In connection with the Offer, the Company is seeking from the holders of the Senior Unsecured Debt consents to certain proposed amendments to the indenture for the Senior Unsecured Debt that would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Senior Unsecured Debt.

On February 23, 2011, the Company announced that it is pursuing a proposed repricing of the $1,146.4 million principal amount of the Extended Term Loan to take advantage of lower interest rates currently available in the senior secured debt market. The proposed amendment to the Extended Term Loan is subject to lender consent and other conditions, and may not occur as described or at all.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2010, 2009 and 2008

(in millions)
	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period

Allowance for doubtful accounts:
Year Ended December 31, 2010	$6.3	$1.2	$(2.5)	$5.0
Year Ended December 31, 2009	6.4	5.1	(5.2)	6.3
Year Ended December 31, 2008	6.1	4.8	(4.5)	6.4

Inventory valuation reserve:
Year Ended December 31, 2010	$3.5	$28.9	$(28.3)	$4.1
Year Ended December 31, 2009	3.5	21.9	(21.9)	3.5
Year Ended December 31, 2008	4.5	24.6	(25.6)	3.5

Reserve for sales returns:
Year Ended December 31, 2010	$2.9	$29.4	$(29.1)	$3.2
Year Ended December 31, 2009	2.9	26.8	(26.8)	2.9
Year Ended December 31, 2008	2.8	31.0	(30.9)	2.9

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$73.7	$36.6
Accounts receivable, net of allowance for doubtful accounts of $5.0 and $5.0, respectively	1,078.7	1,091.5
Merchandise inventory	308.7	292.8
Miscellaneous receivables	173.9	192.8
Deferred income taxes	50.6	52.8
Prepaid expenses and other	44.5	35.8

Total current assets	1,730.1	1,702.3
Property and equipment, net	154.9	158.1
Goodwill	2,210.0	2,209.1
Other intangible assets, net	1,751.2	1,791.2
Deferred financing costs, net	72.6	79.7
Fair value of interest rate cap agreements	2.2	1.2
Other assets	3.6	2.2

Total assets	$5,924.6	$5,943.8

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$638.6	$565.3
Current maturities of long-term debt and capital leases	21.0	132.6
Fair value of interest rate swap agreements	—	2.8
Deferred revenue	36.9	28.6
Accrued expenses:
Compensation	76.9	91.3
Interest	125.9	64.3
Sales taxes	22.4	23.2
Advertising	29.9	27.0
Income taxes	4.9	4.2
Other	87.1	87.6

Total current liabilities	1,043.6	1,026.9
Long-term liabilities:
Debt and capital leases	4,124.7	4,157.4
Deferred income taxes	720.8	730.3
Accrued interest	30.5	32.3
Other liabilities	44.6	40.4

Total long-term liabilities	4,920.6	4,960.4

Commitments and contingencies	—	—
Shareholders’ deficit:
Class A common shares, $0.01 par value, 100,000 shares authorized, issued, and outstanding	—	—
Class B common shares, $0.01 par value, 1,900,000 shares authorized; 911,176 and 910,735 shares issued and outstanding, respectively	—	—
Paid-in capital	2,170.4	2,166.7
Accumulated deficit	(2,212.2)	(2,208.0)
Accumulated other comprehensive income (loss)	2.2	(2.2)

Total shareholders’ deficit	(39.6)	(43.5)

Total liabilities and shareholders’ deficit	$5,924.6	$5,943.8

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2011	2010

Net sales	$2,129.6	$1,934.1
Cost of sales	1,778.1	1,628.2

Gross profit	351.5	305.9

Selling and administrative expenses	230.4	214.4
Advertising expense	29.4	20.2

Income from operations	91.7	71.3

Interest expense, net	(92.1)	(77.1)
Net (loss) gain on extinguishments of long-term debt	(3.2)	9.2
Other income, net	0.5	0.1

(Loss) income before income taxes	(3.1)	3.5

Income tax expense	(1.1)	(1.3)

Net (loss) income	$(4.2)	$2.2

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

(in millions)

(unaudited)

	Total Shareholders’ Deficit	Class A Common Shares	Class B Common Shares	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income

Balance at December 31, 2010	$(43.5)	$—	$—	$2,166.7	$(2,208.0)	$(2.2)

Equity-based compensation expense	4.0	—	—	4.0	—	—

Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(0.3)	—	—	(0.3)	—	—

Net loss	(4.2)	—	—	—	(4.2)	—	$(4.2)

Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive income (loss) to net loss, net of tax	1.9	—	—	—	—	1.9	1.9

Foreign currency translation adjustment	2.5	—	—	—	—	2.5	2.5

Comprehensive income							$0.2

Balance at March 31, 2011	$(39.6)	$—	$—	$2,170.4	$(2,212.2)	$2.2

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net (loss) income	$(4.2)	$2.2
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	51.6	52.4
Equity-based compensation expense	4.0	4.3
Deferred income taxes	(8.1)	(14.6)
Allowance for doubtful accounts	—	(1.3)
Amortization of deferred financing costs	4.0	4.5
Realized loss (gain) on interest rate swap agreements	2.8	(6.3)
Mark to market loss on interest rate derivatives	0.2	—
Net loss (gain) on extinguishments of long-term debt	3.2	(9.2)
Other	(0.6)	—
Changes in assets and liabilities:
Accounts receivable	14.2	36.7
Merchandise inventory	(15.8)	(8.7)
Other assets	9.0	(5.1)
Accounts payable	72.7	173.9
Other current liabilities	61.4	75.4
Long-term liabilities	1.9	9.1

Net cash provided by operating activities	196.3	313.3

Cash flows from investing activities:
Capital expenditures	(8.4)	(4.2)
Cash settlements on interest rate swap agreements	(6.6)	(20.2)
Premium payments on interest rate cap agreements	(1.2)	—

Net cash used in investing activities	(16.2)	(24.4)

Cash flows from financing activities:
Repayments under senior secured term loan facility	(132.0)	(5.5)
Proceeds from borrowings under revolving credit facility	307.0	—
Repayments of borrowings under revolving credit facility	(318.4)	(285.3)
Payments to extinguish long-term debt	—	(18.6)
Payments of deferred financing costs	(0.1)	—
Principal payments under capital lease obligations	—	(0.1)

Net cash used in financing activities	(143.5)	(309.5)

Effect of exchange rate changes on cash and cash equivalents	0.5	0.3

Net increase (decrease) in cash and cash equivalents	37.1	(20.3)

Cash and cash equivalents – beginning of period	36.6	88.0

Cash and cash equivalents – end of period	$73.7	$67.7

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap agreements	$(27.7)	$(44.9)
Taxes refunded, net	$36.4	$0.1

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

The Company is a leading provider of multi-branded information technology products and services in the U.S. and Canada. The Company provides comprehensive and integrated solutions for its customers’ technology needs through an extensive range of hardware, software and service offerings. The Company’s breadth of offerings allows its customers to streamline their procurement processes by using a complete solution provider for their technology needs.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2010 (“December 31, 2010 financial statements”). The significant accounting policies used in preparing these unaudited interim consolidated financial statements were applied on a basis consistent with those reflected in the December 31, 2010 financial statements, except as disclosed in Note 2, “Recent Accounting Pronouncements.” In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments necessary to present fairly the Company’s financial position, results of operations, cash flows, and changes in shareholders’ deficit as of the dates and for the periods indicated. The unaudited consolidated statements of operations for such interim periods reported are not necessarily indicative of results for the full year.

CDW Corporation (“Parent”) is owned directly by CDW Holdings LLC, a company controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners, Inc., certain other co-investors and certain members of CDW management.

Throughout this report, the terms “the Company” and “CDW” refer to Parent and its wholly owned subsidiaries.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Parent and its wholly owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

The notes to consolidated financial statements contained in the December 31, 2010 financial statements include an additional discussion of the most significant accounting policies and estimates used in the preparation of the Company’s consolidated financial statements.

2.	Recent Accounting Pronouncements

Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06 to amend and expand the disclosure requirements for fair value measurements. The guidance requires new disclosures about transfers in and transfers out of Levels 1 and 2 fair value measurements and presentation of the activities within Level 3 fair value measurements (presented gross in a roll forward of activity). The guidance also clarifies existing disclosures about the level of disaggregation of fair value for each class of assets and liabilities and about inputs and valuation techniques used to measure fair value. Except for the disclosures in the roll forward of activity in Level 3 fair value measurements, ASU 2010-06 was effective for the Company as of January 1, 2010. The disclosures in the roll forward of activity in Level 3 fair value measurements became effective for the Company as of January 1, 2011. As this guidance only required additional disclosure, the adoption of ASU 2010-06 did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Revenue Arrangements

In October 2009, the FASB issued two ASUs to authoritative guidance on revenue arrangements. ASU 2009-13 modifies the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation and expands the disclosures related to multiple-deliverable revenue arrangements. From time to time, the Company sells some of its products and services as part of bundled contract arrangements containing multiple deliverables, which may include a combination of products and services. Each of the deliverables in an arrangement typically represents a separate unit of accounting and revenue is generally allocated to each deliverable based upon the estimated fair value of each element as determined by vendor specific objective evidence. The Company’s principal point of reference in making this determination is the amount of revenue realized when products and services are sold separately in stand-alone transactions. The Company adopted the amended guidance in ASU 2009-13 on a prospective basis as of January 1, 2011. This guidance did not significantly change the Company’s units of accounting or the method used by the Company to allocate revenue to various units of accounting. Therefore, the adoption of ASU 2009-13 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

ASU 2009-14 modifies the scope of authoritative guidance for revenue arrangements that include both tangible products and software elements to exclude from its requirements (1) non-software components of tangible products, and (2) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. The Company adopted the amended guidance in ASU 2009-14 on a prospective basis as of January 1, 2011. The adoption of ASU 2009-14 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3.	Trade Financing Agreements

The Company has entered into security agreements with certain financial institutions in order to facilitate the purchase of inventory from various suppliers under certain terms and conditions. At March 31, 2011, the agreements allowed for a maximum credit line of $74.5 million collateralized by the inventory purchases financed by the financial institutions and certain other assets. The Company does not incur any interest expense associated with these agreements, as balances are paid when they are due. At March 31, 2011 and December 31, 2010, the Company owed the financial institutions $50.7 million and $9.6 million, respectively, which is included in trade accounts payable.

4.	Long-Term Debt

Long-term debt, excluding capital leases, was as follows:

(in millions)
	March 31, 2011	December 31, 2010
Senior secured asset-based revolving credit facility	$176.7	$188.1
Senior secured term loan facility	1,540.5	1,672.5
Senior secured notes	500.0	500.0
Senior notes	1,207.0	1,207.0
Senior subordinated notes	721.5	721.5

Total long-term debt	4,145.7	4,289.1
Less current maturities of long-term debt	(21.0)	(132.0)

Long-term debt, excluding current maturities	$4,124.7	$4,157.1

As of March 31, 2011, the Company was in compliance with the covenants under its various credit agreements as described below.

Senior Secured Asset-Based Revolving Credit Facility (“Revolving Loan”)

At March 31, 2011, the Company had an $800.0 million Revolving Loan available for borrowings and issuance of letters of credit of which the Company had outstanding borrowings of $176.7 million (at an effective weighted-average interest rate of approximately 1.27% per annum) and $21.8 million of undrawn letters of credit. Borrowings under the Revolving Loan bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR, or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greater of (a) the prime rate and (b) the federal funds effective rate plus 50 basis points. The applicable margin varies (1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings) depending upon the Company’s average daily excess cash availability under the agreement. The Revolving Loan matures on October 12, 2012.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Availability under the Revolving Loan is limited to the lesser of the revolving commitment of $800.0 million or the amount of the borrowing base. The borrowing base is based upon a formula involving certain percentages of eligible inventory and eligible accounts receivable owned by the Company. At March 31, 2011, the borrowing base was $865.0 million as supported by eligible inventory and accounts receivable balances as of February 28, 2011. One of the lenders (the “Defaulting Lender”) under the Revolving Loan has failed to fund its pro rata share of several outstanding loan advances under the Revolving Loan since 2008. As a result, actual availability under the Revolving Loan is $47.5 million less than it would otherwise be if the Defaulting Lender was honoring its commitments under the Revolving Loan agreement. Assuming non-funding by the Defaulting Lender, the Company could borrow up to an additional $554.0 million under the Revolving Loan at March 31, 2011.

CDW LLC is the borrower under the Revolving Loan. All obligations under the Revolving Loan are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. Borrowings under the Revolving Loan are collateralized by a first priority interest in inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3), deposits, and accounts receivable, and a second priority interest in substantially all other assets. The Revolving Loan contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Revolving Loan also includes maintenance of a minimum average daily excess cash availability requirement. Should the Company fall below the minimum average daily excess cash availability requirement for ten consecutive business days, the Company becomes subject to a fixed charge coverage ratio until such time as the daily excess cash availability requirement is met for 30 consecutive business days.

Senior Secured Term Loan Facility (“Term Loan”)

At March 31, 2011, the outstanding principal balance of the Company’s Term Loan was $1,540.5 million, with $484.5 million of non-extended loans and $1,056.0 million of extended loans. The effective weighted-average interest rate on Term Loan principal amounts outstanding at March 31, 2011 was 4.40% per annum. For the three months ended March 31, 2011, the effective weighted-average interest rate without giving effect to the interest rate swap agreements (see Note 5) was 4.81% per annum. For the three months ended March 31, 2011, the effective weighted-average interest rate including the effect of the interest rate swap agreements was 5.48% per annum. The interest rate swap agreements terminated on January 14, 2011.

Borrowings under the Term Loan bear interest at either (a) the ABR plus a rate spread; or (b) LIBOR plus a rate spread. The rate spread is based on the Company’s senior secured leverage ratio as defined in the amended agreement evidencing the Term Loan. Effective with the March 2011 amendment discussed below, the rate spreads were reduced on extended loans. For ABR borrowings, the applicable rate spread varies within a range of 2.50% to 3.00% for non-extended loans and 1.75% to 2.25% for extended loans. For LIBOR borrowings, the applicable rate spread varies within a range of 3.50% to 4.00% for non-extended loans and 2.75% to 3.25% for extended loans. The non-extended loans under the Term Loan mature on October 10, 2014. The maturity on the extended loans is July 15, 2017 subject to acceleration to July 15, 2015 if, as of July 14, 2015, (i) the senior secured leverage ratio is greater than or equal to 3.00 to 1.00 and (ii) the outstanding principal amount of Senior Notes with a maturity date of October 12, 2015 is greater than or equal to $500.0 million.

On March 11, 2011, the Company entered into an amendment to the Term Loan, which became effective on March 14, 2011. This amendment, among other things: (i) reduced the spreads with respect to the interest rates on the extended loans under the Term Loan, (ii) established a LIBOR floor of 1.25% and a base rate floor of 2.25% with respect to the extended loans under the Term Loan facility, (iii) reset the general restricted payments basket to its original amount of $25.0 million and (iv) provided a 1% prepayment premium for certain repayments or repricings of any extended loans under the Term Loan for the six month period following the effective date of the amendment. In connection with this amendment, the Company recorded a loss on extinguishment of long-term debt of $3.2 million in our consolidated statement of operations for the three months ended March 31, 2011. This loss represents a write-off of a portion of the unamortized deferred financing costs related to the Term Loan.

Beginning September 2009, the Term Loan requires the Company to pay quarterly installments of principal equal to $5.5 million, with the remaining unpaid principal amount due upon maturity, provided that such quarterly installments are reduced to the extent of any optional or mandatory repayments. The Term Loan also requires the Company to make certain mandatory prepayments of principal amounts under certain circumstances, including (i) a prepayment in an amount equal to 50% of the Company’s excess cash flow (as defined in the governing agreement) for the year then ended; and (ii) the net cash proceeds from the incurrence of certain additional indebtedness by the Company or its subsidiaries, including the issuance of the Senior Secured Notes. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. The Company made required principal prepayments of $516.5 million in 2010, including the payment in connection with the issuance of the Senior Secured Notes, and $11.0 million in 2009. On March 16, 2011, the Company made a mandatory prepayment of $132.0 million with respect to the year ended December 31, 2010 under the excess cash flow provision. Because of the prepayments the Company has made on the Term Loan, the Company is no longer required to pay quarterly installments of principal of $5.5 million.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

CDW LLC is the borrower under the Term Loan. All obligations under the Term Loan are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Term Loan is collateralized by a second priority interest in substantially all inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The Term Loan contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Term Loan also includes a senior secured leverage ratio requirement. The senior secured leverage ratio is required to be maintained on a quarterly basis and is defined as the ratio of senior secured debt (including amounts owed under trade financing agreements and capital leases) less cash and cash equivalents, to trailing twelve months Adjusted EBITDA. Compliance may be determined after giving effect to a designated equity contribution to the Company to be included in the calculation of Adjusted EBITDA. The senior secured leverage ratio for the four quarters ended March 31, 2011 was required to be at or below 7.50. For the four quarters ended March 31, 2011, the senior secured leverage ratio was 3.5. The Company is required to maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the Term Loan through maturity, subject to certain limitations currently in effect. With the interest rate cap agreements as described in Note 5, the Company expects to be in compliance with this requirement through January 14, 2013.

8.0% Senior Secured Notes (“Senior Secured Notes”) due 2018

The Senior Secured Notes were issued on December 17, 2010 and will mature on December 15, 2018. At March 31, 2011, the outstanding principal balance of the Senior Secured Notes was $500.0 million.

CDW LLC and CDW Finance Corporation are the co-issuers of the Senior Secured Notes and the obligations under the notes are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Senior Notes are secured on a pari passu basis with the Term Loan by a second priority interest in substantially all inventory (excluding inventory collateralized under the trade financing agreements as described in Note 3), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The Senior Secured Note Indenture contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Senior Secured Note Indenture does not contain any financial covenants.

11.0% Senior Exchange Notes (“Senior Exchange Notes”) due 2015; 11.50% / 12.25% Senior PIK Election Exchange Notes (“PIK Election Notes” together with the Senior Exchange Notes the “Senior Notes”) and 12.535% Senior Subordinated Exchange Notes (“Senior Subordinated Notes”) due 2017

At March 31, 2011, the outstanding principal balance of the Company’s Senior Notes was $1,207.0 million. The Senior Notes have a maturity date of October 12, 2015. The Senior Notes are comprised of $890.0 million of Senior Exchange Notes and $317.0 million of PIK Election Notes. The Company is required to pay cash interest on the outstanding principal of the Senior Exchange Notes. For PIK Election Notes, the Company could elect to pay interest in cash or through an increase in the outstanding principal balance for interest periods through the six-month interest period beginning April 15, 2011, after which interest is payable only in cash. For the interest period from April 15, 2011 through October 14, 2011, the Company elected to pay interest in cash.

On February 22, 2011, the Company announced that it had commenced a cash tender offer (the “Senior Notes Tender Offer”) to purchase any and all of the outstanding $1,207.0 million aggregate principal amount of Senior Notes. On March 29, 2011, the Company amended the Senior Notes Tender Offer to convert the tender offer to a “fixed dollar” tender offer for up to $665.1 million of Senior Notes. On April 13, 2011, the Company announced that the terms and conditions of the Senior Notes Tender Offer had been met and that $519.2 million of the Senior Exchange Notes and $145.9 million of the PIK Election Notes had been accepted for purchase. The Company concurrently announced the closing of an offering of $725.0 million in aggregate principal amount of 8.5% senior notes due 2019. The proceeds from this offering, together with borrowings under the Revolving Loan, were used to fund the purchase of the aggregate $665.1 million of Senior Notes, $59.9 million in tender offer premium and $36.5 million of accrued and unpaid interest, along with transaction fees and expenses.

On April 20, 2011, the Company announced that it had commenced a follow-on cash tender offer (the “Follow-on Senior Notes Tender Offer”) to purchase up to an additional $412.8 million aggregate principal amount of Senior Notes. Concurrently, the Company announced that it had priced an offering of $450.0 million in aggregate principal amount of additional 8.5% senior notes due 2019 (the “Follow-on Senior Notes Offer”). The proceeds of the Follow-on Senior Notes Offer, together with borrowings under the Revolving Loan, will be used to fund the Follow-on Senior Notes Tender Offer, including the payment of tender offer premium, accrued and unpaid interest and transaction fees and expenses subject to various closing conditions. The Follow-on Senior Notes Tender Offer is scheduled to expire on May 19, 2011, unless extended or earlier terminated. The Follow-on Senior Notes Offer is expected to close on May 20, 2011. If the Follow-on Senior Notes Tender Offer is successful in full, the balance of the Senior Notes will be reduced to $129.1 million. As a result, the maturity of extended loans under the Term Loan would not be accelerated as described above.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

At March 31, 2011, the outstanding principal balance of the Company’s Senior Subordinated Notes was $721.5 million. The Senior Subordinated Notes have a maturity date of October 12, 2017. On March 10, 2010, one of the Company’s wholly owned subsidiaries purchased $28.5 million of principal amount of loans of the outstanding Senior Subordinated Notes for a purchase price of $18.6 million. The Company recorded a gain on the extinguishment of long-term debt of $9.2 million on the consolidated statement of operations for the three months ended March 31, 2010 related to this repurchase. In May 2010, the $28.5 million in principal amount of loans that were repurchased were exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation.

CDW LLC and CDW Finance Corporation are the co-issuers of the Senior Notes and Senior Subordinated Notes. Obligations under the Senior Notes and Senior Subordinated Notes are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries that is a guarantor under the senior credit facilities. The Senior Notes and Senior Subordinated Notes contain negative covenants that, among other things, place restrictions and limitations on the ability of Parent and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Senior Notes and Senior Subordinated Notes do not contain any financial covenants.

Based on the quoted market price, trades and/or composite bid prices from dealers, all of which were obtained from independent sources, the estimated fair value of the Company’s long-term debt at March 31, 2011 approximated $4,317.8 million.

5.	Derivative Instruments and Hedging Activities

The Company is exposed to interest rate risk associated with fluctuations in the interest rates on its floating-rate debt. In order to manage the risk associated with changes in interest rates on borrowings under the Term Loan, the Company has entered into interest rate derivative agreements to hedge a portion of the cash flows associated with the Term Loan.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate fluctuations. To accomplish these objectives, the Company primarily uses interest rate caps and swaps as part of its interest rate risk management strategy. Interest rate caps involve the receipt of floating-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. Interest rate swaps involve the receipt of floating-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

Interest Rate Cap Agreements

In April 2010, the Company entered into four interest rate cap agreements with a combined $1,100.0 million notional amount. Under these agreements, the Company made premium payments totaling $5.9 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. The cap agreements are effective from January 14, 2011 through January 14, 2013.

In March 2011, the Company entered into an interest rate cap agreement with a $125.0 million notional amount. Under the agreement, the Company made a premium payment of $1.2 million to the counterparty in exchange for the right to receive payments from the counterparty of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. This cap agreement is effective from January 14, 2013 through January 14, 2015.

These cap agreements have not been designated as cash flow hedges of interest rate risk for accounting purposes. Instead, the interest rate cap agreements are recorded at fair value on the Company’s consolidated balance sheet each period, with changes in fair value recorded directly to interest expense, net on the Company’s consolidated statements of operations.

Interest Rate Swap Agreements

On January 14, 2011, the Company’s two existing interest rate swap agreements terminated. The interest rate swaps hedged a portion of the cash flows associated with the Term Loan. On October 24, 2007, the Company entered into the first swap agreement with a notional amount of $1,500.0 million, and later amended this swap agreement effective July 14, 2009. On November 27, 2007, the Company entered into the second interest rate swap agreement with a notional amount of $700.0 million, which was reduced to $500.0 million as of January 14, 2010.

For the Company’s interest rate swaps designated as cash flow hedges of interest rate risk for accounting purposes, the effective portion of the changes in fair value of the swaps was initially recorded as a component of accumulated other comprehensive income

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(loss) in the Company’s consolidated balance sheets and subsequently reclassified into interest expense, net in the Company’s consolidated statements of operations in the period that the hedged forecasted transaction affected earnings. The ineffective portion of the change in fair value of the swaps was recognized directly in earnings. For the Company’s interest rate swap not designated as a cash flow hedge of interest rate risk, changes in fair value of the swap were recorded directly to interest expense, net in the Company’s consolidated statements of operations.

Both of the Company’s interest rate swaps were initially designated as cash flow hedges. However, as a result of the amendment to the $1,500.0 million interest rate swap agreement, the Company prospectively discontinued the hedge accounting on the original interest rate swap agreement. Simultaneously, the Company designated the amended interest rate swap agreement as a cash flow hedge. On December 17, 2010, the Company discontinued the hedge accounting on the amended $1,500.0 million interest rate swap agreement as a result of the Term Loan amendment as described in Note 4. The Company continued to report the net loss related to the discontinued cash flow hedges in accumulated other comprehensive income (loss), which was reclassified into earnings on a straight-line basis through January 14, 2011. The amount of the loss reclassified into earnings during the three months ended March 31, 2011 and 2010 was $2.1 million and $9.3 million, respectively.

The Company utilized the hypothetical derivative method to measure hedge ineffectiveness each period for interest rate swaps designated as cash flow hedges. For the three months ended March 31, 2010, the Company recognized $35.2 million of non-cash gains due to hedge ineffectiveness on the amended $1,500.0 million swap. The Company did not recognize any gains or losses due to hedge ineffectiveness during the three months ended March 31, 2011.

The fair values of the interest rate cap and swap agreements are estimated as described in Note 6 and reflected as assets or liabilities on the balance sheet. At March 31, 2011 and December 31, 2010, the fair values of the Company’s interest rate derivatives were as follows:

(in millions)	Balance Sheet Location	Derivative Assets		Derivative Liabilities
		March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010
Derivatives not designated as hedging instruments
Interest rate cap agreements	Fair value of interest rate cap agreements	$2.2	$1.2	$—	$—
Interest rate swap agreements	Fair value of interest rate swap agreements	$—	$—	$—	$2.1

Derivatives designated as hedging instruments
Interest rate swap agreements	Fair value of interest rate swap agreements	$—	$—	$—	$0.7

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The effect of derivative instruments on the consolidated statements of operations for the three months ended March 31, 2011 and 2010 was as follows:

Derivatives not designated as hedging instruments

(in millions)	Amount of Loss Recognized in Interest Expense, net
	Three Months Ended March 31,
	2011	2010
Interest rate cap agreements	$(0.2)	$—

Total	$(0.2)	$—

Derivatives designated as hedging instruments

(in millions)	Amount of Loss Recognized in OCI (Effective Portion)		Amount of Loss Reclassified from AOCI into Interest Expense, net (Effective Portion)			Amount of Gain Recognized in Interest Expense, net (Ineffective Portion)
	Three Months Ended March 31,		Three Months Ended March 31,			Three Months Ended March 31,
	2011	2010	2011		2010	2011	2010
Interest rate swap agreements	$—	$(32.3)	$(2.8	) (1)	$(19.5)	$—	$25.9

Total	$—	$(32.3)	$(2.8)		$(19.5)	$—	$25.9

(1)	The Company reclassified realized losses of $2.8 million from AOCI to net loss, or $1.9 million net of tax as reflected in the consolidated statement of shareholders’ deficit.

There was no balance remaining in AOCI related to the Company’s interest rate swap agreements as of March 31, 2011. The Company had no derivative instruments with credit-risk-related contingent features that were in a liability position as of March 31, 2011.

6.	Fair Value Measurements

Fair value is defined under GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – inputs are based on unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.

The fair value of financial assets measured on a recurring basis as of March 31, 2011 was as follows:

(in millions)
	Level 1	Level 2	Level 3	Total
Interest rate cap agreements	$—	$2.2	$—	$2.2

The fair value of the Company’s interest rate caps, as described in Note 5, is classified as Level 2 in the hierarchy. The valuation of the cap agreements is derived by using a discounted cash flow analysis on the expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. This analysis reflects the contractual terms of the cap agreements, including the period to maturity, and uses observable market-based inputs, including LIBOR curves and implied volatilities. The Company also incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. The counterparty credit spreads are based on publicly available credit information obtained from a third party credit data provider.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

7.	Income Taxes

The Company’s effective income tax rate was (35.6)% and 37.7% in the first three months of 2011 and 2010, respectively.

GAAP provides guidance regarding the recognition, measurement, presentation and disclosure in the financial statements of tax positions taken or expected to be taken on a tax return. The Company had no unrecognized tax benefits at March 31, 2011 and December 31, 2010.

In the ordinary course, the Company is subject to review by domestic and foreign taxing authorities, including the Internal Revenue Service (“IRS”). The IRS has contacted the Company and will begin an audit of 2008 during the second quarter of 2011. In general, the Company is no longer subject to examination by the IRS for tax years prior to 2008. In addition, the Company is generally no longer subject to state and local or foreign income tax examinations by taxing authorities for tax years prior to 2005. Various taxing authorities are in the process of auditing income tax returns of the Company and its subsidiaries. The Company does not anticipate that any adjustments from the audits would have a material impact on its consolidated financial position, results of operations or cash flows.

For tax purposes, the Company was deemed to have paid a redemption premium in connection with the amendment to the Term Loan in December 2010 that, in addition to certain expenses, is deductible in determining taxable income. As a result, the Company incurred a net operating loss for tax purposes that is expected to result in $54.5 million of refunds in 2011 of previously paid income taxes. As of March 31, 2011, the Company had received refunds totaling $37.5 million of this amount.

8.	Equity-Based Compensation

The Company recognized $4.0 million and $4.3 million in equity-based compensation expense for the three months ended March 31, 2011 and 2010, respectively.

The following table sets forth the summary of equity plan activity for the three months ended March 31, 2011:

Equity Awards	Class B Common Units (1)	MPK Plan Units (1) (2)
Outstanding at January 1, 2011	191,651	74,826

Granted	7,069	—
Forfeited	(1,698)	(993	) (3)
Repurchased/Settled	(53)	—	(4)

Outstanding at March 31, 2011	196,969	73,833

Vested at March 31, 2011	46,846	577	(5)

(1)

The weighted-average grant date fair market value for Class B Common Units granted during the period is $145.47. The weighted-average grant date fair market value for outstanding Class B Common Units is $288.46. The weighted-average grant date fair market value for outstanding MPK Plan Units is $1,000.

(2)	Represents units notionally credited to participants accounts.
(3)

The Company contributes the units represented by the awards forfeited under the plan (or their equivalent value) to a charitable foundation. The contribution is generally made in the quarter following that in which the units are forfeited. As of March 31, 2011, the Company owes a contribution for 1,856 units.

(4)

Represents Class B Common Units that were repurchased by the Company from former participants and the settlement of vested MPK Plan Units through the issuance of Class A Common Units in exchange for the vested MPK Plan Units.

(5)	Represents units that have vested but not yet converted to Class A Common Units.

As of March 31, 2011, there was $53.7 million of total unrecognized compensation cost related to nonvested equity-based compensation awards granted under our plans. That anticipated cost is expected to be recognized over the weighted-average period of 4.9 years.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

9.	Deferred Compensation Plan

In connection with the Company’s purchase of $28.5 million of the principal amount of loans of the outstanding Senior Subordinated Notes as described in Note 4, on March 10, 2010, the Company established the Restricted Debt Unit Plan (the “RDU Plan”), an unfunded nonqualified deferred compensation plan. Participants in the RDU Plan were granted Restricted Debt Units (“RDUs”) that entitle the participant to a proportionate share of payments under the RDU Plan, determined by dividing the number of RDUs held by the participant by the total number of RDUs outstanding. The total number of RDUs that can be granted under the RDU Plan is 28,500. As of March 31, 2011, 24,774 RDUs had been granted to participants.

RDUs that are outstanding as of March 31, 2011 vest daily on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014. Vesting ceases upon separation from service except in certain conditions as set forth in the RDU Plan. All outstanding RDUs become vested immediately prior to a sale of the Company. Upon completion of the vesting period, December 31, 2014, or earlier in the case of a sale of the Company, any unallocated RDUs will be allocated to participants on a pro rata basis according to each participant’s total RDUs.

The total amount of compensation available to be paid under the RDU Plan is based on two components, a principal component and an interest component. The principal component credits the RDU Plan with an amount equal to the $28.5 million face value of the Company’s Senior Subordinated Notes. Payment of the principal component of the RDU Plan will be made on October 12, 2017, unless accelerated due to a sale of the Company. By December 31, 2014, amounts accrued under the RDU Plan are expected to equal the present value of future principal payments, plus any unpaid accrued interest thereon. The interest component credits the RDU Plan with amounts equal to the interest expense on $28.5 million principal of loans of the outstanding Senior Subordinated Notes from March 10, 2010 through October 12, 2017. Payment of the interest component for the period from March 10, 2010 through December 31, 2011 will be made in January 2012. The interest component for periods starting on January 1, 2012 and thereafter will be paid semiannually on April 15 and October 15. Payments under the RDU Plan may be impacted if certain significant events occur or circumstances change that would impact the financial condition or structure of the Company.

Compensation expense of $2.0 million and $1.2 million related to the RDU Plan was recognized in the three months ended March 31, 2011 and 2010, respectively. As of March 31, 2011, total unrecognized compensation expense of approximately $32.2 million related to the RDU Plan is expected to be recognized over the next 3.75 years.

10.	Contingencies

The Company is party to legal proceedings that arise from time to time in the ordinary course of its business, including various pending litigation matters. The Company is also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, customers of the Company file voluntary petitions for reorganization or liquidation under the U.S. bankruptcy laws. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator.

The Company does not believe that any current audit or pending or threatened litigation will have a material adverse effect on its financial condition. Litigation and audits, however, involve uncertainties and it is possible that the eventual outcome of litigation or audits could adversely affect the Company’s consolidated results of operations for a particular period.

11.	Segment Information

Segment information is presented in accordance with a “management approach,” which designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s segments are organized in a manner consistent with which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

The Company has two reportable segments: Corporate, which is comprised primarily of business customers, and Public, which is comprised of government entities and education and healthcare institutions. The Company also has two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

The Company has centralized logistics and headquarters functions that provide services to the segments. The logistics function includes purchasing, distribution and fulfillment services to support both the Corporate and Public segments. As a result, costs and intercompany charges associated with the logistics function are fully allocated to both of these segments based on a percent of sales. The centralized headquarters function provides services in areas such as accounting, information technology, marketing, legal and coworker services. Headquarters’ function costs that are not allocated to the segments are included under the heading of “Headquarters” in the tables below.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

The Company allocates resources to and evaluates performance of its segments based on both net sales and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the reconciliation table below. Management evaluates the performance of each segment on the basis of Adjusted EBITDA as the primary metric for measuring segment profitability. Management believes that EBITDA and Adjusted EBITDA, both non-GAAP financial measures, represent a useful measure for evaluating the Company’s performance because it reflects earnings trends without the impact of certain non-cash related expenses or income.

Analysts, investors and rating agencies frequently use EBITDA for performance measurement purposes, but the Company’s presentation of EBITDA is not necessarily comparable to other similarly titled measures because of potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to net income (loss) as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance calculated in conformity with GAAP. Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources between segments.

Selected Segment Financial Information

The following table presents information about the Company’s segments for the three months ended March 31, 2011 and 2010:

(in millions)	Corporate	Public	Other	Headquarters	Total

Three Months Ended March 31, 2011:
Net sales	$1,279.3	$723.9	$126.4	$—	$2,129.6
Income (loss) from operations	78.3	37.1	3.6	(27.3)	91.7
Adjusted EBITDA	109.5	52.0	5.8	(11.8)	155.5
Amortization expense	(23.5)	(10.8)	(0.8)	(7.9)	(43.0)

Three Months Ended March 31, 2010:
Net sales	$1,116.7	$720.3	$97.1	$—	$1,934.1
Income from operations	58.9	34.1	3.1	(24.8)	71.3
Adjusted EBITDA	90.1	49.2	5.6	(11.6)	133.3
Amortization expense	(23.5)	(10.9)	(0.8)	(7.5)	(42.7)

The following table presents a reconciliation of total Adjusted EBITDA to total (loss) income before income taxes for the three months ended March 31, 2011 and 2010:

(in millions)	Three Months Ended March 31,
	2011	2010
Adjusted EBITDA	$155.5	$133.3
Adjustments to reconcile Adjusted EBITDA to (loss) income before income taxes:
Depreciation and amortization	(51.6)	(52.4)
Interest expense, net	(92.1)	(77.1)
Non-cash equity-based compensation	(4.0)	(4.3)
Sponsor fee	(1.3)	(1.3)
Consulting and debt-related professional fees	(4.0)	(2.7)
Net (loss) gain on extinguishments of long-term debt	(3.2)	9.2
Other adjustments (1)	(2.4)	(1.2)

(Loss) income before income taxes	$(3.1)	$3.5

(1)	Other adjustments include certain severance and retention costs and equity investment losses.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

12.	Supplemental Guarantor Information

As described in Note 4, the Senior Secured Notes, Senior Notes and Senior Subordinated Notes are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries (the “Guarantor Subsidiaries”). All guarantees by Parent and Guarantor Subsidiaries are full and unconditional, and joint and several. CDW LLC’s Canada subsidiary (the “Non-Guarantor Subsidiary”) does not guarantee the debt obligations. CDW LLC and CDW Finance Corporation, as co-issuers, are wholly owned by Parent, and each of the Guarantor Subsidiaries and the Non-Guarantor Subsidiary is wholly owned by CDW LLC.

The following tables set forth condensed consolidating balance sheets as of March 31, 2011 and December 31, 2010, consolidating statements of operations for the three months ended March 31, 2011 and 2010, and condensed consolidating statements of cash flows for the three months ended March 31, 2011 and 2010, in accordance with Rule 3-10 of Regulation S-X. The consolidating financial information includes the accounts of CDW Corporation (the “Parent Guarantor”), which has no independent assets or operations, the accounts of CDW LLC (the “Subsidiary Issuer”), the combined accounts of the Guarantor Subsidiaries, the accounts of the Non-Guarantor Subsidiary, and the accounts of CDW Finance Corporation (the “Co-Issuer”) for the periods indicated. The information was prepared on the same basis as the Company’s consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(in millions)	Condensed Consolidating Balance Sheet March 31, 2011
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$—	$69.9	$0.8	$16.4	$—	$(13.4)	$73.7
Accounts receivable, net	—	—	1,023.5	55.2	—	—	1,078.7
Merchandise inventory	—	—	301.4	7.3	—	—	308.7
Miscellaneous receivables	—	53.2	117.3	3.4	—	—	173.9
Deferred income taxes	—	44.2	6.4	—	—	—	50.6
Prepaid expenses and other	—	12.1	32.3	0.1	—	—	44.5

Total current assets	—	179.4	1,481.7	82.4	—	(13.4)	1,730.1

Property and equipment, net	—	78.7	74.5	1.7	—	—	154.9
Goodwill	—	749.4	1,428.4	32.2	—	—	2,210.0
Other intangible assets, net	—	375.3	1,365.6	10.3	—	—	1,751.2
Deferred financing costs, net	—	72.6	—	—	—	—	72.6
Other assets	6.3	4.0	1.9	—	—	(6.4)	5.8
Investment in and advances to subsidiaries	(45.9)	3,114.9	—	—	—	(3,069.0)	—

Total assets	$(39.6)	$4,574.3	$4,352.1	$126.6	$—	$(3,088.8)	$5,924.6

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$—	$10.3	$610.8	$30.9	$—	$(13.4)	$638.6
Current maturities of long-term debt and capital leases	—	21.0	—	—	—	—	21.0
Deferred revenue	—	—	36.9	—	—	—	36.9
Accrued expenses	—	208.0	132.2	6.9	—	—	347.1

Total current liabilities	—	239.3	779.9	37.8	—	(13.4)	1,043.6

Long-term liabilities:
Debt and capital leases	—	4,124.7	—	—	—	—	4,124.7
Deferred income taxes	—	187.1	537.8	2.2	—	(6.3)	720.8
Accrued interest	—	30.5	—	—	—	—	30.5
Other liabilities	—	38.6	4.4	1.7	—	(0.1)	44.6

Total long-term liabilities	—	4,380.9	542.2	3.9	—	(6.4)	4,920.6

Total shareholders’ (deficit) equity	(39.6)	(45.9)	3,030.0	84.9	—	(3,069.0)	(39.6)

Total liabilities and shareholders (deficit) equity	$(39.6)	$4,574.3	$4,352.1	$126.6	$—	$(3,088.8)	$5,924.6

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(in millions)	Condensed Consolidating Balance Sheet December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$—	$32.9	$1.1	$10.0	$—	$(7.4)	$36.6
Accounts receivable, net	—	—	1,047.5	44.0	—	—	1,091.5
Merchandise inventory	—	—	290.3	2.5	—	—	292.8
Miscellaneous receivables	—	90.2	99.1	3.5	—	—	192.8
Deferred income taxes	—	45.6	7.2	—	—	—	52.8
Prepaid expenses and other	—	10.4	25.4	—	—	—	35.8

Total current assets	—	179.1	1,470.6	60.0	—	(7.4)	1,702.3

Property and equipment, net	—	78.6	77.7	1.8	—	—	158.1
Goodwill	—	749.4	1,428.4	31.3	—	—	2,209.1
Other intangible assets, net	—	380.5	1,400.4	10.3	—	—	1,791.2
Deferred financing costs, net	—	79.7	—	—	—	—	79.7
Other assets	6.5	1.5	1.9	—	—	(6.5)	3.4
Investment in and advances to subsidiaries	(50.0)	3,193.4	—	—	—	(3,143.4)	—

Total assets	$(43.5)	$4,662.2	$4,379.0	$103.4	$—	$(3,157.3)	$5,943.8

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$—	$17.3	$543.2	$12.2	$—	$(7.4)	$565.3
Current maturities of long- term debt and capital leases	—	132.5	0.1	—	—	—	132.6
Fair value of interest rate swap agreements	—	2.8	—	—	—	—	2.8
Deferred revenue	—	—	28.6	—	—	—	28.6
Accrued expenses	—	152.4	137.0	8.2	—	—	297.6

Total current liabilities	—	305.0	708.9	20.4	—	(7.4)	1,026.9

Long-term liabilities:
Debt and capital leases	—	4,157.3	0.1	—	—	—	4,157.4
Deferred income taxes	—	183.5	551.2	2.1	—	(6.5)	730.3
Accrued interest	—	32.3	—	—	—	—	32.3
Other liabilities	—	34.1	4.7	1.6	—	—	40.4

Total long-term liabilities	—	4,407.2	556.0	3.7	—	(6.5)	4,960.4

Total shareholders’ (deficit) equity	(43.5)	(50.0)	3,114.1	79.3	—	(3,143.4)	(43.5)

Total liabilities and shareholders (deficit) equity	$(43.5)	$4,662.2	$4,379.0	$103.4	$—	$(3,157.3)	$5,943.8

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(in millions)	Consolidating Statement of Operations Three Months Ended March 31, 2011
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$2,031.9	$97.7	$—	$—	$2,129.6
Cost of sales	—	—	1,692.6	85.5	—	—	1,778.1

Gross profit	—	—	339.3	12.2	—	—	351.5

Selling and administrative expenses	—	27.4	196.1	6.9	—	—	230.4
Advertising expense	—	—	28.6	0.8	—	—	29.4

(Loss) income from operations	—	(27.4)	114.6	4.5	—	—	91.7

Interest expense, net	—	(92.1)	—	—	—	—	(92.1)
Net loss on extinguishment of long-term debt	—	(3.2)	—	—	—	—	(3.2)
Other income (loss), net	—	0.6	—	(0.1)	—	—	0.5

(Loss) income before income taxes	—	(122.1)	114.6	4.4	—	—	(3.1)

Income tax benefit (expense)	—	44.4	(44.0)	(1.5)	—	—	(1.1)

(Loss) income before equity in (loss) earnings of subsidiaries	—	(77.7)	70.6	2.9	—	—	(4.2)

Equity in (loss) earnings of subsidiaries	(4.2)	73.5	—	—	—	(69.3)	—

Net (loss) income	$(4.2)	$(4.2)	$70.6	$2.9	$—	$(69.3)	$(4.2)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(in millions)	Consolidating Statement of Operations Three Months Ended March 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated

Net sales	$—	$—	$1,863.0	$71.1		$—	$1,934.1
Cost of sales	—	—	1,565.3	62.9		—	1,628.2

Gross profit	—	—	297.7	8.2		—	305.9

Selling and administrative expenses	—	24.8	184.3	5.3		—	214.4
Advertising expense	—	—	19.7	0.5		—	20.2

(Loss) income from operations	—	(24.8)	93.7	2.4		—	71.3

Interest (expense) income, net	—	(77.3)	0.2	—		—	(77.1)
Net (loss) gain on extinguishments of long-term debt	—	(0.7)	9.9	—		—	9.2
Other income, net	—	—	0.1	—		—	0.1

(Loss) income before income taxes	—	(102.8)	103.9	2.4		—	3.5

Income tax benefit (expense)	—	54.6	(55.1)	(0.8)		—	(1.3)

(Loss) income before equity in (loss) earnings of subsidiaries	—	(48.2)	48.8	1.6		—	2.2

Equity in (loss) earnings of subsidiaries	2.2	50.4	—	—		(52.6)	—

Net (loss) income	$2.2	$2.2	$48.8	$1.6		$(52.6)	$2.2

(a)	Not applicable for the three months ended March 31, 2010. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(in millions)	Condensed Consolidating Statement of Cash Flows Three Months Ended March 31, 2011
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated

Net cash provided by (used in) operating activities	$—	$28.3	$168.5	$5.5	$—	$(6.0)	$196.3

Cash flows from investing activities:
Capital expenditures	—	(7.0)	(1.4)	—	—	—	(8.4)
Cash settlements on interest rate swap agreements	—	(6.6)	—	—	—	—	(6.6)
Premium payments on interest rate cap agreements	—	(1.2)	—	—	—	—	(1.2)

Net cash used in investing activities	—	(14.8)	(1.4)	—	—	—	(16.2)

Cash flows from financing activities:
Repayments of long-term debt	—	(132.0)	—	—	—	—	(132.0)
Proceeds from borrowings under revolving credit facility	—	307.0	—	—	—	—	307.0
Repayments of borrowings under revolving credit facility	—	(318.4)	—	—	—	—	(318.4)
Advances to/from affiliates	—	167.0	(167.4)	0.4	—	—	—
Other financing activities	—	(0.1)	—	—	—	—	(0.1)

Net cash provided by (used in) financing activities	—	23.5	(167.4)	0.4	—	—	(143.5)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.5	—	—	0.5

Net increase (decrease) in cash	—	37.0	(0.3)	6.4	—	(6.0)	37.1

Cash and cash equivalents – beginning of period	—	32.9	1.1	10.0	—	(7.4)	36.6

Cash and cash equivalents – end of period	$—	$69.9	$0.8	$16.4	$—	$(13.4)	$73.7

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(in millions)	Condensed Consolidating Statement of Cash Flows Three Months Ended March 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated

Net cash provided by (used in) operating activities	$—	$24.3	$290.1	$2.4		$(3.5)	$313.3

Cash flows from investing activities:
Capital expenditures	—	(2.5)	(1.7)	—		—	(4.2)
Cash settlements on interest rate swap agreements	—	(20.2)	—	—		—	(20.2)

Net cash used in investing activities	—	(22.7)	(1.7)	—		—	(24.4)

Cash flows from financing activities:
Repayments of long-term debt	—	(5.5)	—	—		—	(5.5)
Repayments of borrowings under revolving credit facility	—	(285.3)	—	—		—	(285.3)
Payments to extinguish long-term debt	—	—	(18.6)	—		—	(18.6)
Advances to/from affiliates	—	269.2	(269.4)	0.2		—	—
Other financing activities	—	—	—	(0.1)		—	(0.1)

Net cash (used in) provided by financing activities	—	(21.6)	(288.0)	0.1		—	(309.5)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.3		—	0.3

Net (decrease) increase in cash	—	(20.0)	0.4	2.8		(3.5)	(20.3)

Cash and cash equivalents – beginning of period	—	87.6	0.5	7.0		(7.1)	88.0

Cash and cash equivalents – end of period	$—	$67.6	$0.9	$9.8		$(10.6)	$67.7

(a)	Not applicable for the three months ended March 31, 2010. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

13.	Subsequent Events

As described in Note 4, the Company purchased $665.1 million aggregate principal amount of Senior Notes under the Senior Notes Tender Offer on April 13, 2011. Concurrent with this purchase, the Company issued $725.0 million aggregate principal amount of 8.5% senior notes due 2019.

Also as described in Note 4, the Company commenced the Follow-on Senior Notes Tender Offer on April 20, 2011 to purchase up to an additional $412.8 million aggregate principal amount of Senior Notes. Concurrently, the Company commenced the Follow-on Senior Notes Offer of $450.0 million aggregate principal amount of additional 8.5% senior notes due 2019. The Follow-on Senior Notes Tender Offer is scheduled to expire on May 19, 2011, unless extended or earlier terminated. The Follow-on Senior Notes Offer, subject to various closing conditions, is expected to close on May 20, 2011.

CDW LLC

CDW Finance Corporation

Offer to Exchange

Up to $500,000,000 of 8.0% Senior Secured Notes due 2018, Series B

Up to $1,175,000,000 8.5% Senior Notes due 2019, Series B

for any and all outstanding

8.0% Senior Secured Notes due 2018

8.5% Senior Notes due 2019

PROSPECTUS

                    , 2011

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware

Parent and CDW Finance Corporation are each incorporated under the laws of the State of Delaware.

Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Parent’s Fourth Amended and Restated Certificate of Incorporation and CDW Finance Corporation’s Certificate of Incorporation limit, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Parent’s Amended and Restated By-laws and CDW Finance Corporation’s By-laws provide that directors, officers and employees will be indemnified to the fullest extent authorized by the DGCL with respect to actions, suits or proceedings. Parent’s Amended and Restated By-laws and CDW Finance Corporation’s By-laws require the Parent or CDW Finance Corporation, as applicable, to pay all expenses incurred by a director, officer or employee in defending any such proceeding.

Illinois

CDW LLC, CDW Direct, LLC, CDW Government LLC and CDW Logistics, Inc. are each formed or incorporated under the laws of the State of Illinois.

Section 15-7 of the Illinois Limited Liability Company Act (“ILLCA”) authorizes a limited liability company to indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), provides for a limitation of director liability. Under Section 8.75 of the IBCA, directors and officers may be indemnified by the registrant against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as our representative, or by reason of the fact that such director or officer serves or served as a representative of another entity at our request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests.

The Limited Liability Company Agreement of each of CDW LLC, CDW Direct, LLC and CDW Government LLC provide for indemnification of all current and former managers and officers to the fullest extent of the ILLCA.

The articles of incorporation of CDW Logistics, Inc. provide for indemnification of all current and former directors and officers to the fullest extent of the IBCA.

Wisconsin

CDW Technologies, Inc. is incorporated under the laws of the State of Wisconsin.

Section 180.0851(1) of the Wisconsin Business Corporation Law (the “WBCL”) provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. Section 180.0851(2)(a) provides that in cases not included under subsection (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 provides that the indemnification provided does not preclude any additional right to indemnification that a director or officer may have under the articles of incorporation or bylaws of the corporation, a written agreement with the corporation, a resolution of the board of directors or by a majority vote of shares issued and outstanding after notice.

The articles of incorporation for CDW Technologies, Inc. provides for indemnification of all current and former directors and officers to the fullest extent of the WBCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Financial Statement Schedules.

The following financial statement schedule is included herein at page F-43 of this Registration Statement:

•	Schedule II—Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22. UNDERTAKINGS.

(a)	Each of the undersigned hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	Each of the undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(f)	Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Corporation, a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 15, 2011.

CDW CORPORATION

By:	/S/ JOHN A. EDWARDSON

Name:	John A. Edwardson
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on July 15, 2011.

Signature	Title

/S/ JOHN A. EDWARDSON	Chairman and Chief Executive Officer (principal executive officer) and Director
John A. Edwardson

/S/ ANN E. ZIEGLER	Senior Vice President and Chief Financial Officer (principal financial officer)
Ann E. Ziegler

/S/ VIRGINIA L. SEGGERMAN	Vice President and Controller (principal accounting officer)
Virginia L. Seggerman

/S/ MICHAEL J. DOMINGUEZ	Director
Michael J. Dominguez

/S/ PAUL J. FINNEGAN	Director
Paul J. Finnegan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW LLC, an Illinois limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 15, 2011.

CDW LLC

By:	/S/ JOHN A. EDWARDSON

Name:	John A. Edwardson
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on July 15, 2011.

Signature	Title

/S/ JOHN A. EDWARDSON John A. Edwardson	Chairman and Chief Executive Officer (principal executive officer) and Manager

/S/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/S/ VIRGINIA L. SEGGERMAN Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/S/ STEVEN W. ALESIO Steven W. Alesio	Manager

/S/ BARRY K. ALLEN Barry K. Allen	Manager

/S/ BENJAMIN D. CHERESKIN Benjamin D. Chereskin	Manager

/S/ GLENN M. CREAMER Glenn M. Creamer	Manager

/S/ MICHAEL J. DOMINGUEZ Michael J. Dominguez	Manager

/S/ PAUL J. FINNEGAN Paul J. Finnegan	Manager

/S/ ROBIN P. SELATI Robin P. Selati	Manager

/S/ DONNA F. ZARCONE Donna F. Zarcone	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Finance Corporation, a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 15, 2011.

CDW FINANCE CORPORATION

By:	/S/ JOHN A. EDWARDSON

Name:	John A. Edwardson
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on July 15, 2011.

Signature	Title

/S/ JOHN A. EDWARDSON John A. Edwardson	Chairman, Chief Executive Officer (principal executive officer) and Director

/S/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/S/ VIRGINIA L. SEGGERMAN Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/S/ MICHAEL J. DOMINGUEZ Michael J. Dominguez	Director

/S/ PAUL J. FINNEGAN Paul J. Finnegan	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Technologies, Inc., a Wisconsin corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 15, 2011.

CDW TECHNOLOGIES, INC.

By:	/S/ JOHN A. EDWARDSON

Name:	John A. Edwardson
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on July 15, 2011.

Signature	Title

/S/ JOHN A. EDWARDSON John A. Edwardson	Chief Executive Officer (principal executive officer) and Director

/S/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Director

/S/ VIRGINIA L. SEGGERMAN Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Direct, LLC, an Illinois limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 15, 2011.

CDW DIRECT, LLC

By:	/S/ JOHN A. EDWARDSON

Name:	John A. Edwardson
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on July 15, 2011.

Signature	Title

/S/ JOHN A. EDWARDSON John A. Edwardson	Chief Executive Officer (principal executive officer)

/S/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/S/ VIRGINIA L. SEGGERMAN Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Government LLC, an Illinois limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 15, 2011.

CDW GOVERNMENT LLC

By:	/S/ JOHN A. EDWARDSON

Name:	John A. Edwardson
Title:	Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on July 15, 2011.

Signature	Title

/S/ JOHN A. EDWARDSON John A. Edwardson	Chairman (principal executive officer) and Manager

/S/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Manager

/S/ VIRGINIA L. SEGGERMAN Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/S/ THOMAS E. RICHARDS Thomas E. Richards	Manager

/S/ CHRISTINA V. ROTHER Christina V. Rother	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Logistics, Inc., an Illinois corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 15, 2011.

CDW LOGISTICS, INC.

By:	/S/ JONATHAN J. STEVENS

Name:	Jonathan J. Stevens
Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on July 15, 2011.

Signature	Title

/S/ JONATHAN J. STEVENS Jonathan J. Stevens	President (principal executive officer) and Director

/S/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Director

/S/ VIRGINIA L. SEGGERMAN Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/S/ JOHN A. EDWARDSON John A. Edwardson	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of CDW Corporation, previously filed as Exhibit 3.1 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.2	Amended and Restated By-Laws of CDW Corporation, previously filed as Exhibit 3.2 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.3	Articles of Organization of CDW LLC, previously filed as Exhibit 3.3 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.4	Amended and Restated Limited Liability Company Agreement of CDW LLC, previously filed as Exhibit 3.4 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.5	Certificate of Incorporation of CDW Finance Corporation, previously filed as Exhibit 3.5 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.6	By-Laws of CDW Finance Corporation, previously filed as Exhibit 3.6 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.7	Amended and Restated Articles of Incorporation of CDW Technologies, Inc., previously filed as Exhibit 3.7 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.8	Amended and Restated By-Laws of CDW Technologies, Inc., previously filed as Exhibit 3.8 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.9	Articles of Organization of CDW Direct, LLC, previously filed as Exhibit 3.9 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.10	Amended and Restated Limited Liability Company Agreement of CDW Direct, LLC, previously filed as Exhibit 3.10 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.11	Articles of Organization of CDW Government LLC, previously filed as Exhibit 3.11 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.12	Amended and Restated Limited Liability Company Agreement of CDW Government LLC, previously filed as Exhibit 3.12 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.13	Articles of Incorporation of CDW Logistics, Inc., previously filed as Exhibit 3.13 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.14	By-Laws of CDW Logistics, Inc., previously filed as Exhibit 3.14 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

4.1	Senior Secured Note Indenture, dated as of December 17, 2010, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.1 with CDW Corporation’s Form 8-K filed on December 21, 2010 and incorporated herein by reference.

4.2	Senior Secured Note Supplemental Indenture, dated as of March 29, 2011, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.1 with CDW Corporation’s Form 8-K filed on March 30, 2011 and incorporated herein by reference.

4.3	Form of Senior Secured Note (included as Exhibit A to Exhibit 4.1), previously filed as Exhibit 4.2 with CDW Corporation’s Form 8-K filed on December 21, 2010 and incorporated herein by reference.

4.4	Senior Note Indenture, dated as of April 13, 2011, between CDW Escrow Corporation and U.S. Bank National Association as trustee, previously filed as Exhibit 4.1 with CDW Corporation’s Form 8-K filed on April 14, 2011 and incorporated herein by reference.

4.5	Senior Note Supplemental Indenture, dated as of April 13, 2011, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.2 with CDW Corporation’s Form 8-K filed on April 14, 2011 and incorporated herein by reference.

4.6	Second Senior Note Supplemental Indenture, dated as of May 20, 2011, by and among CDW LLC, CDW Finance Corporation, CDW Escrow Corporation, the guarantors party thereto and U.S. Bank National Association as Trustee, previously filed as Exhibit 4.1 with CDW Corporation’s Form 8-K filed on May 23, 2011 and incorporated herein by reference.

4.7	Form of Senior Note (included as Exhibit A to Exhibit 4.4), previously filed as Exhibit 4.3 with CDW Corporation’s Form 8-K filed on April 14, 2011 and incorporated herein by reference.

4.8	Senior Secured Notes Registration Rights Agreement, dated as of December 17, 2010, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and J.P. Morgan Securities LLC as representative of the initial purchasers thereto, previously filed as Exhibit 4.3 with CDW Corporation’s Form 8-K filed on December 21, 2010 and incorporated herein by reference.

4.9	Senior Notes Registration Rights Agreement, dated as of April 13, 2011, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and J.P. Morgan Securities LLC as representative of the initial purchasers thereto, previously filed as Exhibit 4.4 with CDW Corporation’s Form 8-K filed on April 14, 2011 and incorporated herein by reference.

4.10	Add-On Senior Notes Registration Rights Agreement, dated as of May 20, 2011, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and J.P. Morgan Securities LLC as initial purchaser, previously filed as Exhibit 4.4 with CDW Corporation’s Form 8-K filed on May 23, 2011 and incorporated herein by reference.

5.1	Opinion of Kirkland & Ellis LLP.

5.2	Opinion of Foley & Lardner LLP.

10.1	Revolving Loan Credit Agreement, dated as of October 12, 2007, by and among VH MergerSub, Inc., CDW Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., Lehman Brothers, Inc., J.P. Morgan Securities, Inc., Morgan Stanley Senior Funding, Inc., and Deutsche Bank Securities Inc., previously filed as Exhibit 10.1 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.2	First Amendment to Revolving Loan Credit Agreement, dated as of October 24, 2007 previously filed as Exhibit 10.2 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.3	Revolving Loan Credit Agreement, dated as of June 24, 2011, by and among CDW LLC, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, GE Commercial Distribution Finance Corporation, as floorplan funding agent, and the joint lead arrangers, joint bookrunners, co-collateral agents and other agents party thereto, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on June 30, 2011 and incorporated herein by reference.

10.4	Term Loan Agreement, dated as of October 12, 2007 and amended and restated March 12, 2008, by and among VH MergerSub, Inc., CDW Corporation, the lenders party thereto, Lehman Commercial Paper Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A. previously filed as Exhibit 10.3 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.5	Amendment No. 1 to the Term Loan Agreement, dated as of November 4, 2009 previously filed as Exhibit 10.4 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.6	Amendment No. 2 to the Term Loan Agreement, dated as of December 2, 2010, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on December 7, 2010 and incorporated herein by reference.

10.7	Amendment No. 3 to the Term Loan Agreement, dated as of March 11, 2011, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on March 11, 2011 and incorporated herein by reference.

10.8	Guarantee and Collateral Agreement, dated as of October 12, 2007, as amended and restated December 17, 2010, among CDW LLC, the Guarantors and Morgan Stanley & Co. Incorporated, in its capacity as collateral agent, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on December 21, 2010 and incorporated herein by reference.

10.9	Management Services Agreement, dated as of October 12, 2007, by and between CDW Corporation, Madison Dearborn Partners V-B, L.P. and Providence Equity Partners L.L.C., previously filed as Exhibit 10.9 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.10	Registration Agreement, dated as of October 12, 2007, by and among VH Holdings, Inc. CDW Holdings LLC, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Partners V Executive-A, L.P., Providence Equity Partners VI L.P., Providence Equity Partners VI-A L.P., and the other securityholders party thereto, previously filed as Exhibit 10.10 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.11	CDW Holdings LLC 2007 Incentive Equity Plan, adopted as of October 12, 2007, previously filed as Exhibit 10.11 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.12	Form of CDW Holdings LLC (Executive) Class A Common Unit Purchase and Exchange Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by John A. Edwardson, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Jonathan J. Stevens and Ann E. Ziegler and to be used for future investors), previously filed as Exhibit 10.12 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.13	Form of CDW Holdings LLC (Management) Class A Common Unit Purchase and Exchange Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by Christina V. Rother and Matthew A. Troka and to be used for future investors), previously filed as Exhibit 10.13 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.14	Form of CDW Holdings LLC (Executive) Class B Common Unit Grant Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by John A. Edwardson, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Thomas E. Richards, Jonathan J. Stevens and Ann E. Ziegler and to be used for future grantees), previously filed as Exhibit 10.14 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.15	Form of CDW Holdings LLC (Management) Class B Common Unit Grant Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by Christina V. Rother and Matthew A. Troka and to be used for future grantees), previously filed as Exhibit 10.15 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.16	Form of CDW Holdings LLC (Executive) Deferred Unit Purchase Agreement (executed by Dennis G. Berger, Douglas E. Eckrote and Christine A. Leahy and to be used for future investors), previously filed as Exhibit 10.16 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.17	Form of CDW Holdings LLC (Management) Deferred Unit Purchase Agreement (executed by Matthew A. Troka and to be used for future investors), previously filed as Exhibit 10.17 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.18	Form of Compensation Protection Agreement, effective as of January 1, 2010 (executed by John A. Edwardson, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Thomas E. Richards, Jonathan J. Stevens and Ann E. Ziegler and to be used for certain future executives), previously filed as Exhibit 10.18 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.19	CDW Compensation Protection Plan, adopted as of December 10, 2002 and amended and restated effective as of January 1, 2009 (applicable to Christina V. Rother and Matthew A. Troka and to be used for future plan participants, previously filed as Exhibit 10.19 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.20	Form of Noncompetition Agreement, effective as of January 1, 2010, under the Compensation Protection Agreement (executed by Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Thomas E. Richards, Jonathan J. Stevens and Ann E. Ziegler and to be used for certain future executives), previously filed as Exhibit 10.20 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.21	Form of Noncompetition Agreement, effective as of January 1, 2010, under the CDW Compensation Protection Plan (executed by Christina V. Rother and Matthew A. Troka and to be used for future plan participants), previously filed as Exhibit 10.21 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.22	CDW Restricted Debt Unit Plan, adopted as of March 10, 2010, previously filed as Exhibit 10.22 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.23	Form of CDW (Executive) Restricted Debt Unit Grant Notice and Agreement, effective as of March 10, 2010 (executed by Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Thomas E. Richards, Jonathan J. Stevens and Ann E. Ziegler and to be used for future grantees), previously filed as Exhibit 10.23 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.24	Form of CDW (Management) Restricted Debt Unit Grant Notice and Agreement, effective as of March 10, 2010 (executed by Christina V. Rother and Matthew A. Troka and to be used for future grantees), previously filed as Exhibit 10.24 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.25	Senior Management Incentive Plan, as amended and restated effective November 12, 2010, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on November 15, 2010 and incorporated herein by reference.

10.26	Employment Agreement dated as of October 12, 2007 by and between CDW Corporation and John A. Edwardson, previously filed as Exhibit 10.26 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on October 18, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.27	First Amendment to the Employment Agreement by and between CDW Corporation and John A. Edwardson dated as of January 1, 2009, previously filed as Exhibit 10.27 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on October 18, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.28	Addendum to Compensation Protection Agreement dated as of March 10, 2010 by and between CDW LLC and Thomas E. Richards, previously filed as Exhibit 10.28 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on October 18, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.29	Amended and Restated Employment Agreement, dated as of June 30, 2011, by and between CDW LLC and John A. Edwardson, previously filed as Exhibit 10.3 with CDW Corporation’s Form 8-K filed on July 1, 2011 and incorporated herein by reference.

10.30	Class B Grant Agreement Modification Letter, dated as of June 30, 2011, by and among, CDW Holdings LLC, John A. Edwardson, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P., Providence Equity Partners VI, L.P. and Providence Equity Partners VI-A, L.P., previously filed as Exhibit 10.3 with CDW Corporation’s Form 8-K filed on July 1, 2011 and incorporated herein by reference.

10.31	Amended and Restated Compensation Protection Agreement, dated as of June 30, 2011, by and between CDW LLC and Thomas E. Richards, previously filed as Exhibit 10.3 with CDW Corporation’s Form 8-K filed on July 1, 2011 and incorporated herein by reference.

12.1	Computation of ratio of earnings to fixed charges

21.1	List of subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.3	Consent of Foley & Lardner LLP (included in Exhibit 5.2)

24.1	Powers of Attorney (included on the signature pages to the registration statement)

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association

99.1	Form of Letter of Transmittal

99.2	Form of Tender Instructions

99.3	Form of Notice of Guaranteed Delivery